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As Filed With the Securities and Exchange Commission on February 5, 2003

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAIN STREET BANKS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Georgia (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	6022 (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	58-2104977 (I.R.S. EMPLOYER IDENTIFICATION NO.)

676 Chastain Road
Kennesaw, Georgia 30144
(770) 422-2888
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Edward C. Milligan
Main Street Banks, Inc.
676 Chastain Road
Kennesaw, Georgia 30144
(770) 422-2888
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE,OF AGENT FOR SERVICE)

COPY TO:

T. Kennerly Carroll, Jr., Esq. Michael P. Marshall, Jr., Esq. Miller & Martin LLP 1275 Peachtree Street, N.E. Seventh Floor Atlanta, Georgia 30309-3576 (404) 962-6100	Walter G. Moeling IV, Esq. John ReVeal, Esq. Powell Goldstein Frazer & Murphy LLP 191 Peachtree Street 16th Floor Atlanta, Georgia 30303-1764 (404) 572-6629

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be Registered	Proposed Maximum Offering Price Per unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock(1)	2,600,000(1)	N/A	$24,011,000(2)	$2,210

(1)
Based upon the maximum number of shares that may be issued upon consummation of the transaction described herein.
(2)
Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(f)(2) under the Securities Act of 1933, based on the book value of the stock of First Colony Bancshares, Inc. on September 30, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement of First Colony Bancshares, Inc. For the special meeting of shareholders	Prospectus of Main Street Banks, Inc. For 2,600,000 shares of common stock Trading Symbol: NasdaqNM:MSBK

MEETING OF SHAREHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Main Street Banks, Inc. and First Colony Bancshares, Inc. have unanimously agreed to a merger that will result in First Colony merging with and into Main Street. At the same time First Colony Bank, the subsidiary bank of First Colony, will merge with and into Main Street Bank, the subsidiary bank of Main Street. This transaction provides the resulting institution with growth and strategic opportunities that would not have been available to First Colony on a stand-alone basis.

        If the merger is completed, First Colony shareholders, option holders and debenture holders will have the right to receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash. Subject to allocation procedures designed to ensure that a total of $45,000,000 is paid to First Colony shareholders, you may elect to receive cash or Main Street stock. The number of shares of Main Street stock or the cash that you will receive for each share of First Colony stock that you own depends on the 30-day average trading price of Main Street stock immediately prior to the closing. If the average trading price is $            , which was the 30-day average prior to the date of this proxy statement, you would be entitled to receive for each share of First Colony stock that you own either $            or            shares of Main Street stock. If the 30-day average trading price is $20, you would be entitled to receive for each share of First Colony stock that you own either $185.83 or 9.2915 shares of Main Street Stock.

        The shareholders of First Colony will vote on the proposal to approve the agreement and plan of merger which is attached as Appendix A to this proxy statement/prospectus.

        First Colony is soliciting your proxy to vote in favor of the merger. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted at the meeting. If you fail to return your proxy card or do not vote in person at the First Colony shareholders' meeting, the effect will be a vote against the proposal.

        The date, time and place of the meeting is as follows:

                            , 2003
                    , local time
    First Colony Bancshares, Inc.
    300 South Main Street
    Alpharetta, Georgia 30004

        Pursuant to Article 13 of the Georgia Business Corporation Code, you are entitled to dissent from the transactions contemplated by the merger agreement. A copy of the dissenters' rights provisions under Georgia law is attached as Appendix B to this proxy statement/prospectus.

        First Colony's board of directors has unanimously approved the agreement and plan of merger. First Colony's board of directors believes that the merger is fair to, and in the best interest of, First Colony and its shareholders and strongly encourages you to vote "FOR" the proposal.

        The Carson Medlin Company, an investment banking firm, has issued its opinion to First Colony's board of directors that the consideration to be paid by Main Street pursuant to the merger agreement is fair, from a financial point of view, to First Colony and its shareholders.

T. Ken Driskell President and Chief Executive Officer First Colony Bancshares, Inc.	Edward C. Milligan Chairman and Chief Executive Officer Main Street Banks, Inc.

        See "Risk factors" beginning on page    for a discussion of certain factors that you should consider before approving the merger.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The shares of Main Street common stock are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

        The date of this proxy statement/prospectus is                        , and it is being mailed or otherwise delivered to First Colony shareholders on or about                        .

        This proxy statement/prospectus incorporates important business and financial information about Main Street that is not included in or delivered with this proxy statement/prospectus. This information is available at no charge upon written or oral request at the following address:

Main Street Banks, Inc.
676 Chastain Road
Kennesaw, Georgia 30144
Attention: Cheryl Blackwell
Telephone: (770) 422-2888

        In order to receive timely delivery of this information, you must request this information no later than five business days before the special meeting described in this document, or                        , 2003.

FIRST COLONY BANCSHARES, INC.
300 South Main Street
Alpharetta, Georgia 30004

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Colony Bancshares, Inc. will be held at 300 South Main Street, Alpharetta, Georgia 30004 at                             , local time, on                        , 2003, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the agreement and plan of merger between Main Street Banks, Inc. and First Colony Bancshares, Inc. You can find a copy of the agreement and plan of merger attached as Appendix A to this proxy statement/prospectus; and

  2.
  To transact such other business, if any, that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Only shareholders of record at the close of business on                        , 2003, are entitled to receive notice of and vote at the special meeting or any adjournment or postponement of the special meeting. Approval of the merger agreement requires the affirmative vote of at least a majority of all of the votes entitled to be cast at the shareholders meeting.

        Dissenters' rights are available under Georgia law to First Colony shareholders with respect to the merger. Please see the section entitled "The Merger—Statutory provisions for dissenting shareholders" on page    of the accompanying proxy statement/prospectus for a discussion of the availability of dissenters' rights and the procedures required to be followed to assert dissenters' rights in connection with the merger.

        We look forward to seeing you at the shareholders' meeting. Your vote is important. Please mark, sign and return your proxy card whether or not you plan to attend the shareholders' meeting.

        The board of directors of First Colony unanimously recommends that shareholders vote "FOR" approval of the merger.

                      By Order of the Board of Directors,

                      John R. Burgess, Sr.
                      Chairman of the Board of Directors

Enclosures

                        , 2003

Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. If you do attend the meeting, you may withdraw your proxy and vote in person.

Important. The prompt return of proxies will save First Colony the expense of further requests for proxies in order to insure a quorum at the shareholders' meeting. A self-addressed envelope is enclosed for your convenience.

Questions and answers about the merger	1
Summary	3
Information about Main Street (page 51) and First Colony (page 51)	3
The merger (page 15)	3
Reasons for the merger (page 16)	4
First Colony's shareholders' meeting (page 12)	4
First Colony's record date and voting (page 12)	4
First Colony's board unanimously recommends shareholder approval (page 17)	4
Main Street's dividend policy following the merger (page 46)	5
Interests of First Colony's management and board of directors in the merger (page 41)	5
Comparative rights of shareholders (page 75)	5
Federal income tax considerations (page 31)	5
Accounting treatment (page 34)	5
Fairness opinion of First Colony's financial advisor (page 17)	5
Conditions to the merger (page 28)	6
Termination of the merger agreement (page 31)	6
New Main Street shares to be listed on Nasdaq (page 30)	6
Regulatory approvals (page 29)	6
Dissenting shareholders' rights (page 34)	6
Risk factors	7
The trading volume in Main Street stock has been low	7
Changes in interest rates could have an adverse effect on Main Street's income	7
Main Street could experience difficulties in integrating its acquisitions	7
You could receive less value for your First Colony stock if the value of Main Street stock decreases	7
Stock Information and dividends	7
Main Street stock information	7
First Colony stock information	8
Selected consolidated financial information	8
Main Street selected historical consolidated financial information	9
First Colony selected historical financial information	10
Historical and pro forma comparative per share data	10
Recent Main Street financial information	11
A warning about forward-looking statements	11
First Colony shareholders' meeting	12
Date, time and place	12
Matters to be considered at the shareholders' meeting	12
Record date; shares outstanding; quorum	12
Vote required	13
Voting of proxies	13
Effect of abstentions and broker non-votes	13
Revocability of proxies	13
Solicitation of proxies	14
The merger	15
Overview	15
Background of the merger	15
Reasons for the merger	16
Main Street's reasons for the merger	16
First Colony's reasons for the merger	16

i

Recommendation of the First Colony board of directors	17
Opinion of financial advisor to First Colony	17
Valuation methodologies	20
Summary of merger and analysis	20
Industry comparative analysis	20
Comparable transaction analysis	21
Present value analysis	23
Historical stock performance analysis	24
Miscellaneous	25
Stock or cash elections for First Colony shareholders	25
Exchange of First Colony stock certificates	25
Effective time of the merger	26
Terms of the merger	26
Fractional shares	27
Representations and warranties	27
Conduct of business pending the merger	27
Conditions to the merger	28
Required regulatory approvals	29
Main Street stock option	30
Nasdaq listing	30
Waiver, amendment and termination	31
Management and operations after the merger	31
Important federal income tax consequences of the merger	31
Recognition of gain or loss	32
Adjusted tax basis in the Main Street common stock	33
Holding period for the Main Street shares	33
Cash received in lieu of fractional shares	33
Limitations on tax opinion	33
Backup withholding	34
Accounting treatment	34
Expenses and fees	34
Statutory provisions for dissenting shareholders	34
Restrictions on resales by affiliates	36
Pro forma financial information	36
Interests of certain persons in the merger	41
General	41
Consulting agreement of T. Ken Driskell	41
Employment agreements of Scott J. Garland and Constance R. Pence	42
Addition of John R. Burgess, Sr. and T. Ken Driskell to Main Street's board of directors	43
First Colony subordinated debentures	43
Supplemental executive retirement benefit agreements	43
Reacquisition of branch sites	43
Employee benefits	43
Indemnity	44
Shares owned by management and the board	44
Supervision and regulation	44
General	44
Payment of dividends	46
Financial relationship between Main Street or First Colony and their subsidiaries	47
Capital adequacy	47
Prompt corrective action	48

Community Reinvestment Act	49
Privacy	50
Fiscal and monetary policy	50
Information about Main Street	51
Information about First Colony	51
General	51
Market area and competition	51
Deposits	52
Loan portfolio	52
Investments	54
Asset/liability management	54
Correspondent banking	55
Facilities	55
Data processing	55
Employees	55
Monetary policies	55
Legal proceedings	55
First Colony security ownership	56
First Colony management's discussion and analysis of financial condition and results of operations	58
Results of operations for nine months ended September 30, 2002 and 2001	58
Financial condition	58
Liquidity	58
Regulatory capital requirements	58
Net interest income	59
Provision for loan losses	59
Other income	60
Other expenses	60
Net income	60
Results of Operations for the years ended December 31, 2001 and 2000	61
Net income	61
Net interest income	61
Provision for loan losses	63
Commitments and lines of credit	64
Other income	65
Other expenses	66
Balance sheet review	66
Securities portfolio	67
Loan portfolio	67
Types of loans	67
Maturities and sensitivities to changes in interest rates	67
Deposits	68
Liquidity	68
Regulatory capital requirements	69
Asset/liability management	69
Effects of inflation	71
Directors of First Colony	71
Board committees	71
Director Compensation	72
First Colony's executive compensation	73
First Colony Bank 401(k) profit sharing plan	73

Option grants table	73
Option exercise and fiscal year-end option value table	74
Certain transactions	74
Comparison of the rights of holders of First Colony stock and Main Street stock	75
Authorized capital stock	75
Amendment of articles of incorporation	75
Notice of meetings of shareholders	76
Special meetings	76
Record date	76
Removal of directors	77
Shareholder inspection rights; shareholder lists	77
Directors	77
Limitation of liability and indemnification of directors, officers and employees	78
Dissenters' rights	79
Antitakeover provisions; restrictions on certain business combinations	79
Amendment of bylaws	81
Dividends	81
Legal matters	82
Experts	82
Shareholder proposals and other matters	82
Where you can get more information	82
Incorporation of certain documents by reference	83
Index to First Colony Financial Statements	F-1
APPENDIX A: AGREEMENT AND PLAN OF MERGER	A-1
APPENDIX B: DISSENTERS' RIGHTS STATUTES	B-1
APPENDIX C: OPINION OF THE CARSON MEDLIN COMPANY	C-1

Questions and answers about the merger

Q:
Why are we proposing that First Colony be acquired by Main Street?

A.
We believe that the proposed acquisition of First Colony by Main Street will provide our shareholders with substantial benefits and will enable us to serve better our customers. Our products and markets generally are complementary. The combined company should be in a better position to take advantage of opportunities within our market. To review the reasons for the merger in more detail, see "The merger—Reasons for the merger" at page 16.

Q:
What do I need to do now?

A.
Carefully read this document, then indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger.

  You may attend the shareholders' meeting and vote your shares in person rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time prior to the vote at the shareholders' meeting by following the directions described under "First Colony shareholders' meeting—Revocability of proxies" at page 13.

  The board of directors of First Colony has unanimously voted to recommend that you vote in favor of the proposal.

Q:
My shares are held in my broker's name. How do I go about voting?

A:
Copies of this proxy statement/prospectus have been sent to your broker, who must forward one to you. The broker will request instructions from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions. Your broker cannot vote your shares without your instructions.

Q:
What will I receive for my First Colony stock?

A:
First Colony shareholders (including holders of shares issuable upon the conversion of debentures and the exercise of options) will receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash. You will have the right to elect to receive Main Street stock or cash for any or all of your First Colony stock. However, the total amount of cash which Main Street will pay is $45,000,000. If the total amount of cash elected from all shareholders is more or less than $45,000,000 then allocations of cash and stock will be adjusted so that a total amount of $45,000,000 is paid to First Colony shareholders. See "The merger—Stock or cash elections for First Colony shareholders" at page 25. The number of shares of Main Street stock or the cash that you will receive for each share of First Colony stock that you own depends on the 30-day average trading price of Main Street stock immediately prior to the closing. If the average trading price is $          , which was the 30-day average prior to the date of this proxy statement, you would be entitled to receive for each share of First Colony stock that you own either $            or            shares of Main Street stock. Main Street will not issue fractional shares. First Colony shareholders who would otherwise be entitled to receive a fractional share instead will receive cash based on the fractional share multiplied by $18.63.

Q:
Will Main Street pay dividends to shareholders?

A:
After the merger Main Street anticipates paying dividends at its current quarterly rate of $0.12 per share. However, the directors of Main Street will use their discretion to decide whether to declare dividends and the amount of any dividends.

Q:
What are the tax consequences to First Colony shareholders?

A:
Generally, the exchange of shares by First Colony shareholders will be tax-free for federal income tax purposes, but the receipt of cash for shares will be taxable. Please see "The merger—Important federal income tax consequences of the merger" at page 31 for a description of certain federal income tax consequences of the merger.

Q:
What will happen if I don't send in my proxy card?

A:
If you don't send in your proxy card, your shares will not be voted unless you attend the meeting and vote in person. If a significant number of shareholders do not return their proxy cards, there may not be enough shares represented at the meeting to approve the merger even if all those present are in favor of approval. In that case the merger could not take place at that time. The failure to return your proxy card or vote in person at the meeting will have the same effect as a vote against the merger.

Q:
Should I send in my stock certificates now?

A:
No. After the merger is completed we will send you written instructions for exchanging your share certificates.

Q:
If I lost my First Colony stock certificate, can I still get my new stock?

A:
Yes. However, you will have to provide a paid surety bond that will protect Main Street against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid having to pay for a surety bond you should do everything you can to find your First Colony certificate before the time comes to send it in.

Q:
When do you expect to complete the merger?

A:
We are working toward completing the merger as quickly as possible. In addition to First Colony shareholder approval we must also obtain regulatory approvals. We hope the merger will be completed approximately one week after the shareholders' meeting.

Q:
Who should I call with questions about the merger?

A:
You should call Daniel C. Chasteen at (770) 751-3100 if you have any questions.

Summary

        This summary highlights selected information from this document. It does not contain all the information that is important to you. Each item in this summary refers to a page where that subject is discussed in more detail. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where you can get more information" at page 82, and "Incorporation of certain documents by reference" at page 83. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Information about Main Street (page 51) and First Colony (page 51)

  Main Street Banks, Inc.
  676 Chastain Road
  Kennesaw, Georgia 30144
  (770) 422-2888

        Main Street is a Georgia bank holding company headquartered in Kennesaw, Georgia, and owns all of the outstanding capital stock of Main Street Bank, a Georgia bank. As of September 30, 2002, Main Street had total consolidated assets of $1,250 million.

        Main Street Bank operates 23 full service banking locations and 23 automated teller machines located in Barrow, Clarke, Cobb, DeKalb, Forsyth, Gwinnett, Newton, Rockdale and Walton counties in Georgia. Main Street Bank engages in a full range of traditional banking, mortgage banking and investment services to individual and corporate customers through its 23 locations. Main Street provides insurance services through its subsidiary, Williamson, Musselwhite and Main Street Insurance, Inc., which has three locations.

  First Colony Bancshares, Inc.
  300 South Main Street
  Alpharetta, Georgia 30004
  (770) 751-3100

        First Colony is a Georgia bank holding company headquarted in Alpharetta, Georgia, and owns all of the outstanding stock of First Colony Bank, a Georgia bank. As of September 30, 2002, First Colony had total consolidated assets of $314 million.

        First Colony Bank conducts operations through two full service banking locations located in Fulton County, Georgia, and one full service banking location in Forsyth County, Georgia. First Colony Bank is engaged in a full range of traditional and mortgage banking services to individual and corporate customers.

The merger (page 15)

        The acquisition of First Colony by Main Street is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, First Colony will merge into Main Street and at the same time First Colony Bank will merge into Main Street Bank. Main Street Bank will be the surviving bank after the merger. The merger will combine the business of First Colony Bank with that of Main Street Bank, with First Colony Bank being operated as a part of Main Street Bank.

        When the merger is complete First Colony shareholders (including holders of shares issuable upon the conversion of debentures and the exercise of options) will have the right to receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash. You will have the right to elect to receive Main Street stock or cash for any or all of your First Colony stock. However, the total amount of cash which Main Street will pay is $45,000,000. If the total amount of cash elected from all shareholders is more or less than $45,000,000 then allocation of cash and stock will be adjusted so that a total amount of $45,000,000 is paid to First Colony shareholders.

        The number of shares of Main Street stock or the cash that you will receive for each share of First Colony stock that you own depends on the 30-day average trading price of Main Street stock immediately prior to the closing. If the average trading price is $            , which was the 30-day average prior to the date of this proxy statement, you would be entitled to receive for

each share of First Colony stock that you own either $            or            shares of Main Street stock. If the 30-day average trading price of Main Street stock prior to the closing is greater than $            then you would receive for each First Colony stock more cash and less Main Street stock and if the 30-day average trading price is less than $            , you would receive less cash and more stock.

        The per share cash consideration will be equal to the per share stock consideration based on the 30-day trading average of Main Street stock so that whether you elect to receive cash or Main Street stock you should be receiving consideration which is approximately equivalent in value at the time of the closing. If you don't elect to receive Main Street stock or cash then you will be deemed to have elected to receive cash.

        All of First Colony's outstanding stock options will be assumed by Main Street. After the merger the stock options may only be exercised for Main Street stock. The number of shares subject to the options and the exercise prices will be adjusted pursuant to the exchange ratio as provided for in the merger agreement.

        Cash payments based on $18.63 per share will be made instead of issuing fractional shares. For example, if you were entitled to receive 1/2 a share of Main Street stock you will receive instead $9.32 in cash.

        Following the merger, Main Street's existing shareholders will own approximately 86.5% of the total outstanding shares of Main Street common stock and First Colony's shareholders will own approximately 13.5%.

        We encourage you to read the merger agreement which is attached as Appendix A.

Reasons for the merger (page 16)

        We believe that by becoming part of a larger organization with greater resources First Colony will be able to serve its customers and communities better and provide more competitive services. The merger provides Main Street with a natural extension of its Atlanta community bank franchise into Roswell, Alpharetta and north Fulton County, Georgia.

First Colony's shareholders' meeting (page 12)

        First Colony will hold its shareholders' meeting on                        , 2003 at      .M. local time at 300 South Main Street, Alpharetta, Georgia 30004. At the shareholders' meeting, the First Colony shareholders will be entitled to vote on the merger.

First Colony's record date and voting (page 12)

        If you owned shares of First Colony stock at the close of business on                        , 2003, the record date, you are entitled to vote on the merger agreement and any other matters considered at the meeting. On the record date, there were 477,083 shares of First Colony stock outstanding. You will have one vote at the meeting for each share of First Colony stock you owned on the record date. The affirmative vote of shareholders owning at least a majority of the outstanding First Colony stock is required to approve the merger agreement. As of the date of this proxy statement/prospectus, First Colony's directors, executive officers and their affiliates beneficially owned approximately 31.51% of the outstanding shares of First Colony's common stock entitled to vote at First Colony's shareholders' meeting. These individuals intend to vote in favor of the merger at the shareholders' meeting. Each of First Colony's seven directors have executed support agreements whereby they agree not to transfer their First Colony stock and to vote their stock in favor of the merger at the shareholders' meeting. Under the merger agreement, the trustees of the First Colony Bank 401(k) Plan, which holds 93,785 shares, will appoint an independent third-party trustee to act for the Plan. The independent trustee will forward this proxy statement/prospectus to each participant in the plan and provide a method for the participants to vote on the merger. The independent trustee will vote any unallocated shares in the plan.

First Colony's board unanimously recommends shareholder approval (page 17)

        The First Colony board of directors believes that the merger is in the best interest of First Colony and its shareholders and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

Main Street's dividend policy following the merger (page 46)

        Main Street currently pays quarterly dividends of $0.12 per share of common stock. First Colony does not pay dividends. Main Street expects that it will continue to pay the per share amount in quarterly dividends that it is currently paying, but it may change that policy based on business conditions, Main Street's financial condition or other factors.

Interests of First Colony's management and board of directors in the merger (page 41)

        When considering the recommendation of the First Colony board of directors you should be aware that some directors and officers have interests in the merger that may differ from the interests of other shareholders. Among other interests, Main Street will, upon consummation of the merger, enter into a consulting agreement with T. Ken Driskell, the President and CEO of First Colony. The First Colony board was aware of these and other interests and considered them before adopting the merger agreement.

Comparative rights of shareholders (page 75)

        Both Main Street and First Colony are incorporated under the laws of the State of Georgia and are subject to the Georgia Business Corporation Code. Upon consummation of the merger, the shareholders of First Colony will become shareholders of Main Street and the articles of incorporation and bylaws of Main Street will govern their rights. Main Street's articles of incorporation and bylaws differ somewhat from First Colony's.

Federal income tax considerations (page 31)

        The merger is designed to be a tax-free reorganization. Assuming the merger qualifies as a tax-free merger, the following federal income tax consequences should apply:

        A First Colony shareholder who exchanges all of his or her First Colony shares for shares of Main Street common stock pursuant to the merger will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Main Street common stock.

        A First Colony shareholder who exchanges First Colony shares for cash and Main Street common stock in the merger generally will recognize gain (but no loss) in an amount equal to the lesser of:

  •
  the excess (if any) of (a) the amount of cash and the fair market value of the Main Street common stock received in the exchange over (b) the shareholder's adjusted tax basis in the First Colony shares; or

  •
  the amount of cash received in the exchange.

        A First Colony shareholder who exchanges First Colony shares solely for cash in the merger generally will recognize gain (or loss) in an amount equal to the positive (or negative) difference between the amount of cash received and the shareholder's adjusted basis in the First Colony shares.

        Tax matters are complicated and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Accounting treatment (page 34)

        We expect to account for the merger using the "purchase" method of accounting. This means that Main Street will allocate the purchase price among the First Colony assets acquired and liabilities assumed based on their fair values at the time the merger is consummated and the remainder of the purchase price will be allocated to goodwill.

Fairness opinion of First Colony's financial advisor (page 17)

        The Carson Medlin Company has given an opinion to First Colony's board of directors that, as of the most recent date practicable prior to the printing of this proxy statement/prospectus, the consideration to be paid by Main Street pursuant to the merger agreement is fair from a financial point of view to First Colony's shareholders.

        This opinion is attached as Appendix C to this document. First Colony's shareholders should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Carson Medlin in providing this opinion.

Conditions to the merger (page 28)

        We will complete the merger only if several conditions are satisfied, including the following:

  •
  At least a majority of First Colony's outstanding shares are voted in favor of the merger agreement;

  •
  The representations and warranties made by Main Street and First Colony in the merger agreement are materially true and correct as of the effective date of the merger;

  •
  We receive all necessary regulatory approvals and any waiting periods required by law have passed; and

  •
  Main Street's counsel delivers an opinion concerning the tax free nature of the stock exchange of the merger;

Termination of the merger agreement (page 31)

        Notwithstanding the approval of the merger agreement by First Colony's shareholders at the shareholders' meeting, our boards of directors can jointly agree to terminate the merger agreement at any time. In addition either company can terminate the merger agreement if:

  •
  We do not complete the merger by June 30, 2003;

  •
  The other party materially breaches its representations, warranties or covenants it made or obligations it has under the merger agreement and fails to cure the breach;

  •
  The conditions to completing the merger are not satisfied; or

  •
  Any applicable regulatory agency denies approval of the merger.

New Main Street shares to be listed on Nasdaq (page 30)

        The Main Street shares of stock to be issued in the merger will be listed on the Nasdaq National Market.

Regulatory approvals (page 29)

        We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. Main Street and First Colony have filed applications with the Federal Reserve and the Georgia Department of Banking for approval of the merger. We cannot be certain when or if we will obtain the regulatory approvals. However, we do not know of any reason why we should not obtain them in a timely manner.

Dissenting shareholders' rights (page 34)

        First Colony shareholders may dissent from the merger and upon following the requirements of Georgia law receive cash in the amount of the fair value of their First Colony shares instead of the merger consideration.

        Any First Colony shareholder who wishes to exercise dissenters' rights

  •
  Must file written notice of intent to dissent prior to the vote;

  •
  Must not vote in favor of the merger agreement; and

  •
  Must strictly comply with the procedural requirements of Georgia law.

        A copy of the dissenters' rights statutes is attached as Appendix B to this document. We encourage you to read the statutes carefully and to consult with legal counsel if you desire to exercise your dissenter's rights.

Risk factors

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus we urge you to consider the following factors before deciding how to vote at the First Colony shareholders' meeting.

The trading volume in Main Street stock has been low

        The trading volume in Main Street stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or other stock exchanges. We cannot say with any certainty that a more active and liquid trading market for Main Street stock will develop. Because of this it may be more difficult for you to sell a large number of shares for the same price at which a smaller number of shares may sell.

Changes in interest rates could have an adverse effect on Main Street's income

        The combined company's profitability depends to a large extent upon its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change such that the interest the combined company has to pay on deposits and borrowings increases faster than the interest we earn on loans and investments. See "Supervision and Regulation—Fiscal and monetary policy" at page 50.

Main Street could experience difficulties in integrating its acquisitions

        Main Street has grown significantly over the last few years. Main Street may encounter unforeseen expenses as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition such rapid growth may adversely affect Main Street's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. Main Street may not achieve the anticipated benefits of its growth or expanded operations.

You could receive less value for your First Colony stock if the value of Main Street stock decreases

        First Colony shareholders (including holders of shares issuable upon the conversion of debentures and the exercise of options) will have the right to receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash. Accordingly, there is a risk that you will receive less value for your shares of First Colony common stock if Main Street's stock price decreases. The price of Main Street stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of First Colony's shareholders' meeting. Such variations in the price of Main Street common stock may result from changes in the business, operations or prospects of Main Street, regulatory considerations, general market and economic conditions and other factors. At the time of First Colony's shareholders' meeting you will not know the exact value of the consideration you will receive when the merger is completed.

Stock Information and dividends

Main Street stock information

        Shares of stock of Main Street have been traded on the Nasdaq National Market since the second quarter of 1997. They are traded under the symbol "MSBK."

        After the merger Main Street intends to pay dividends at its current rate of $0.12 per share per quarter. However, the payment of any future dividends will be subject to Main Street's earnings, capital adequacy, liquidity and other factors that the Main Street board of directors deems appropriate.

        On                        , 2003, the last day on which Main Street common stock was traded prior to the mailing of this proxy statement/prospectus, the last reported sales price of Main Street common stock as reported on the Nasdaq National Market was $            per share. On December 11, 2002, the date immediately prior to the pubic announcement of the merger with First Colony, the last sales price of Main Street common stock as reported on the Nasdaq National Market was $19.61 per share.

        Because the total number of Main Street shares that the First Colony shareholders will receive is fixed and because the closing price of Main Street common stock is subject to fluctuation, the market value of the shares of Main Street common stock that you may receive in the merger may increase or decrease prior to or following the merger. You are urged to obtain current market quotations for Main Street common stock.

First Colony stock information

        First Colony stock is not publicly traded in any organized market and is infrequently transferred or sold. The sales prices known to management of First Colony do not necessarily reflect the price that would be paid for the common stock in an active market. The price of the First Colony common stock in the last known transaction prior to the mailing of this proxy statement/prospectus on                        , 2003, was $            per share. The price of First Colony common stock in the last known transaction prior to December 12, 2002, the date the merger was publicly announced, was $60 per share and occurred on October 21, 2002. First Colony currently does not pay a dividend.

Selected consolidated financial information

        We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited consolidated financial statements for 1997 through 2001, and unaudited consolidated financial statements for the periods ended September 30, 2002 and 2001. The information has been adjusted to reflect all stock splits and stock dividends declared through the date of this proxy statement/prospectus and Main Street's financial data has been restated to reflect the 1999 merger with Georgia Bancshares, the 2000 merger between First Sterling Banks, Inc. and Main Street Banks, Inc. and the 2001 acquisition of Walton Bank & Trust Co., all of which were accounted for as pooling-of-interests. This information is only a summary and you should read it in conjunction with both of our historical financial statements and related notes included in this document for First Colony and in Main Street's annual and quarterly reports which are on file with the SEC. Interim unaudited data for the nine months ended September 30, 2002 and 2001 of Main Street and First Colony reflect, in the opinion of the respective managements of Main Street and First Colony, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results from the nine months ended September 30, 2002, are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole. See "Where you can get more information" at page 82, and "Index to First Colony Financial Statements" at page F-1.

Main Street selected historical consolidated financial information

	For the Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Dollars in thousands, except for per share amounts)
Selected income statement data:
Net interest income	$39,626	$36,409	$49,530	$48,236	$42,038	$36,969	$33,245
Provision for loan losses	2,276	1,532	2,452	2,184	1,795	1,689	2,121
Net interest income after provision for loan losses	37,350	34,877	47,078	46,052	40,243	35,280	31,124
Net income	14,992	10,973	14,347	13,925	12,093	10,673	9,144
Selected balance sheet data:
Total assets	$1,250,303	$1,076,662	$1,110,168	$1,070,575	$907,138	$764,513	$689,286
Loans, net	847,613	786,660	799,429	725,056	658,703	537,754	468,824
Deposits	1,018,752	906,963	908,181	855,910	754,254	662,055	614,147
Total Shareholders' equity	116,657	103,805	105,121	93,774	80,054	74,798	66,578
Per share data:
Net income, per share
Basic	$0.96	$0.70	$0.92	$0.90	$0.78	$0.70	$0.60
Diluted	0.93	0.68	0.89	0.88	0.77	0.68	0.59
Cash dividends declared per share	0.315	0.27	0.36	0.24	0.16	0.15	0.13
Book value per share	7.30	6.63	6.70	6.04	5.18	4.85	4.37
Selected ratios:
Net income annualized to average shareholders' equity	18.3%	15.0%	14.4%	16.7%	15.7%	15.1%	14.7%
Net income to average total assets	1.72%	1.40%	1.35%	1.42%	1.44%	1.47%	1.37%
Average shareholders' equity to average total assets	9.41%	9.36%	9.40%	8.52%	9.15%	9.69%	9.30%
Tier 1 risk-based capital	11.48%	11.90%	11.59%	11.70%	11.54%	12.16%	12.46%
Total risk-based capital	12.73%	13.15%	12.83%	12.95%	12.72%	14.10%	13.67%
Leverage	9.16%	9.51%	9.24%	8.71%	8.77%	9.49%	8.28%

First Colony selected historical financial information

	For the Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(Dollars in thousands, except for per share amounts)
Selected income statement data:
Net interest income	$8,639	$7,456	$10,011	$8.717	$7,814	$8,470	$6,572
Provision for loan losses	300	435	585	835	135	2,689	696
Net interest income after provision for loan losses	8,339	7,021	9,526	7,882	7,679	5,801	5,876
Net income	3,594	2,593	3,808	2,404	1,467	641	1,792
Selected balance sheet data:
Total assets	$313,894	$250,214	$269,092	$222,052	$187,228	$180,225	$132,173
Loans, net	264,963	223,273	227,927	190,140	152,528	126,462	104,039
Deposits	270,292	223,999	229,667	195,790	187,726	160,554	115,305
Total Shareholders' equity	24,011	18,148	19,626	13,563	10,808	9,709	8,905
Per share data:
Net income, per share
Basic	$8.11	$6.12	$8.92	$5.96	$3.68	$1.62	$4.88
Diluted	7.21	5.46	7.95	5.39	3.25	1.58	4.76
Cash dividends declared per share	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value per share	53.55	41.68	44.55	33.20	27.15	24.39	22.72
Selected ratios:
Net income annualized to average shareholders' equity	15.37%	15.08%	22.95%	19.73%	14.30%	6.89%	23.39%
Net income to average total assets	1.17%	1.06%	1.58%	1.18%	0.85%	0.41%	1.57%
Average shareholders' equity to average total assets	7.63%	7.02%	7.56%	7.43%	7.42%	6.53%	6.94%
Tier 1 risk-based capital	8.78%	8.08%	8.57%	7.04%	8.10%	6.59%	8.10%
Total risk-based capital	10.49%	9.94%	10.42%	8.99%	9.35%	8.84%	9.35%
Leverage	7.72%	7.32%	7.65%	6.36%	6.89%	4.98%	6.89%

Historical and pro forma comparative per share data

        The following table sets forth certain unaudited comparative per share data relating to income per common share, cash dividends declared per common share and book value per common share. This information is presented: (i) on a historical basis for Main Street and First Colony; (ii) on a pro forma combined basis per share of Main Street stock to reflect completion of the merger; and (iii) on an equivalent pro forma basis per share of First Colony stock to reflect completion of the merger, assuming the merger was effective for the periods presented. The following equivalent per share data of First Colony assumes an exchange ratio of 9.4019 shares of Main Street stock for each share of First Colony stock. The information listed as "equivalent pro forma" was computed by multiplying the pro forma combined amounts by an assumed exchange ratio of 9.4019. The exchange ratio of Main Street stock for First Colony stock will not be known until the time of the closing and depends on the 30-day trading average of Main Street stock immediately prior to the closing. The 30-day trading average immediately prior to the date of this proxy statement/prospectus was $            which would result in an exchange ratio of            . Assuming that this is the 30-day trading average immediately prior to the closing, you would be entitled to receive for each share of First Colony stock that you own either $            or            shares of Main Street stock. If the 30-day average trading price of Main Street stock prior to the closing is greater than $            then you would receive for each share of First Colony stock more cash and less Main Street stock and if the 30-day trading average is less than $            , you would receive less cash and more stock. This information should be read in conjunction with both of our historical financial statements and related notes. You should not rely on the pro forma information as being indicative of the historical results that would have resulted if Main Street and First Colony had been combined or the future results Main Street will experience after the merger. See "Where you can get more information" at page 82, and "Index to First Colony Financial Statements" at page F-1.

	For the Nine Months Ended September 30,
	2002	2001
Basic net income per share:
Main Street, historical	$0.960	$0.70
Main Street, pro forma combined	1.056	1.034
First Colony, historical	8.11	6.12
First Colony, equivalent pro forma	$0.863	$0.651
Diluted net income per share:
Main Street, historical	$0.930	$0.65
Main Street, pro forma combined	0.910	0.895
First Colony, historical	7.21	5.46
First Colony, equivalent pro forma	0.767	0.581
Cash dividends paid per share:
Main Street, historical	$0.315	$0.27
Main Street, pro forma combined	0.281	0.321
First Colony, historical	—	—
First Colony, equivalent pro forma	0.281	0.321
Book value per share (end of period):
Main Street, historical	$7.300	$6.62
Main Street, pro forma combined	6.20	5.56
First Colony, historical	53.55	41.68
First Colony, equivalent pro forma	173.03	175.95

Recent Main Street financial information

        On January 16, 2003, Main Street announced its earnings and certain other financial data as of and for the quarter and year ended December 31, 2002. Main Street had net income for the fourth quarter of $5.5 million, or $0.34 per diluted common share, compared to $3.4 million, or $0.21 per diluted common share, reported in the fourth quarter of 2001. For the year ended December 31, 2002, Main Street reported net income of $20.5 million, or $1.26 per diluted common share, compared to $14.3 million, or $0.89, for 2001. The results for 2001 included $4.6 million in pre-tax merger-related and one-time items. Main Street also announced that it declared a regular quarterly dividend of 12 cents per common share of common stock payable on February 5, 2003 to shareholders of record on January 22, 2003, which represented a 14.3% increase over the previous quarter's dividend of 10.5 cents per common share.

A warning about forward-looking statements

        We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. These forward-looking statements include the information concerning possible or assumed future results of operations of Main Street or First Colony or the consolidated company. When we use words such as "believes," "expects," "estimates," "projects," "anticipates," "should," or similar expressions, we are making forward-looking statements.

        You should note that many factors, some of which are discussed elsewhere in this document, could affect our future financial results and performances. These factors could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. You should consider these important factors when you vote on the merger agreement. These factors include the following:

  •
  integrating the businesses and technologies of Main Street and First Colony and retaining key personnel may be more difficult than we expect;

  •
  our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

  •
  expected cost savings from the merger may not be fully realized or may not be realized when expected;

  •
  we may lose business or customers after the merger;

  •
  competition among depository and other financial institutions may increase significantly;

  •
  changes in the interest rate environment may reduce interest margins; increases in interest rates generally may reduce loan demand and the values of our assets and assets securing loans;

  •
  general economic conditions, either nationally or where the combined company will be doing business, or conditions in securities markets, may be less favorable than we anticipate;

  •
  legislation or regulatory changes may adversely affect our business; or

  •
  technological changes may increase competitive pressures and increase our costs.

First Colony shareholders' meeting

Date, time and place

        The First Colony shareholders' meeting will be held at the main office of First Colony, at 300 South Main Street, Alpharetta, Georgia 30004, at                          local time, on                        , 2003.

Matters to be considered at the shareholders' meeting

        At the First Colony shareholders' meeting, holders of First Colony stock will be asked to consider and vote upon the approval and adoption of the merger agreement. Shareholders may also consider such other matters as may properly be brought before the meeting. Finally, First Colony shareholders may be asked to vote on a proposal to adjourn or postpone the shareholders' meeting, which could be used to allow more time for soliciting additional votes to approve the merger agreement.

The board of directors of First Colony has unanimously approved the merger agreement and recommends a vote FOR approval of the merger agreement.

Record date; shares outstanding; quorum

        Only shareholders of record of First Colony stock at the close of business on                        , 2003, will be entitled to notice of, and to vote at, the First Colony meeting. On the date of this proxy statement/prospectus, First Colony had outstanding 477,083 shares of First Colony common stock. There is no other class of First Colony stock outstanding. Each share of First Colony stock entitles the holder to one vote. The presence at the First Colony meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum. There must be a quorum present in order for the vote on the merger agreement to occur.

Vote required

        The approval of the merger agreement will require the affirmative vote of at least a majority of the outstanding shares of First Colony, or at least 238,542 shares.

        As of the First Colony record date, directors, executive officers and their affiliates of First Colony had voting power over approximately 150,347 shares of First Colony stock, or approximately 31.51% of the shares of First Colony stock outstanding on the First Colony record date. These individuals intend to vote for the proposal to approve of the merger agreement at the shareholders' meeting. Each of First Colony's seven directors has executed a support agreement whereby they agree not to transfer their First Colony common stock and to vote their stock in favor of the merger at the shareholders' meeting. The trustees of the First Colony Bank 401(k) Plan, which holds 93,785 shares, will appoint an independent trustee to act for the Plan. The independent trustee will forward this proxy statement/prospectus to each plan participant and provide a method for the participants to vote on the merger.

Voting of proxies

        All executed proxies received at or prior to the shareholders' meeting will be voted at the shareholders' meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies that do not contain voting instructions will be voted "FOR" the proposal to approve the merger agreement.

        It is not expected that any other matter will be brought before the shareholders' meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

        If a quorum is not obtained, the shareholders' meeting may be adjourned for the purpose of obtaining additional proxies. At any reconvening of the meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

Effect of abstentions and broker non-votes

        You may abstain from voting on the merger agreement. Abstentions will be considered shares present and entitled to vote at the shareholders' meeting, but will not be counted as votes cast at the meeting. Broker non-votes with respect to the merger agreement also will not be counted as votes cast at the meeting.

        Because approval of the merger agreement requires the affirmative vote of at least a majority of all shares entitled to vote at the First Colony shareholders' meeting, abstentions by First Colony shareholders and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, First Colony's board of directors urges you to complete, date and sign the accompanying form of proxy card and return it promptly in the enclosed postage-paid envelope.

Revocability of proxies

        The grant of a proxy on the enclosed First Colony form does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by:

  •
  filing with the secretary of First Colony a duly executed revocation of proxy;

  •
  submitting a duly executed proxy bearing a later date; or

  •
  appearing at the shareholders' meeting and voting in person at the meeting.

        Attendance at the shareholders' meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: First Colony Bancshares, Inc., 300 South Main Street, Alpharetta, Georgia 30004, Attention: Secretary.

Solicitation of proxies

        First Colony will bear the cost of the solicitation of proxies from its shareholders, except that Main Street will pay the costs of filing the registration statement with the Securities and Exchange Commission, of which this proxy statement is a part. In addition to solicitation by mail, the directors, officers, and employees of First Colony may solicit proxies from its shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual and reasonable expenses. First Colony will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

        First Colony shareholders should not send stock certificates with their proxy cards. As described below under the caption "The merger—Exchange of First Colony stock certificates," at page 25, each First Colony shareholder will be provided with materials for exchanging shares of First Colony as promptly as practicable after the consummation of the merger.

The merger

        The following information describes information pertaining to the merger. The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this proxy statement/prospectus are not complete and are qualified in their entirety by the more detailed Appendices to this document which are incorporated by reference, including the merger agreement in Appendix A. We urge you to read the Appendices in their entirety.

Overview

        The merger agreement provides for a transaction in which First Colony will merge with and into Main Street. Main Street will be the surviving company resulting from the merger. At the effective time of the merger, all issued and outstanding shares of First Colony stock (including shares issuable upon the exercise of options and the conversion of debentures but excluding shares held by Main Street or First Colony or any wholly-owned subsidiary of either of them) will be converted into the right to receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash.

Background of the merger

        Over the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions. The board of directors of First Colony frequently discussed the impact these developments might have on the long term value of First Colony stock. The board of directors also discussed specific concerns regarding First Colony's ability to continue successfully as an independent institution in light of the continuing need for capital to compete in the rapidly growing north Fulton County market.

        Since 1995 Main Street has been reviewing and analyzing possible acquisition opportunities in the Atlanta metropolitan area. Its strategic plan has been to enhance shareholder value by creating a larger organization in the Atlanta metropolitan area. The goal has been to provide broader and more comprehensive services to its customers, create efficiencies in the administration and service functions and provide a larger shareholder base with a more liquid security trading in a national market. Management of Main Street discusses and analyzes merger and acquisition opportunities with various community banks and bank holding companies.

        In August 2002 representatives from Main Street contacted T. Ken Driskell, Chief Executive Officer of First Colony to discuss the possibility of a strategic affiliation. Main Street has viewed First Colony as a very good strategic fit for its franchise because of its location in north Fulton and Forsyth Counties. While the board of directors of First Colony had charted a course to remain an independent institution, it recognized that Main Street represented a very good strategic fit for First Colony because of Main Street's desire for these markets.

        First Colony engaged The Carson Medlin Company to assist it in the potential negotiations with Main Street or any other potential strategic partners. In September 2002 The Carson Medlin Company delivered a package of confidential information to Main Street that included estimates of internal growth rates, potential savings and revenue enhancements that could be achieved in a merger.

        Over the next several weeks The Carson Medlin Company had discussions with Main Street and Main Street's financial advisor, The Bankers Bank, on the potential synergies that could be achieved in a merger with First Colony. The parties also discussed the potential structure of the consideration including relative cash and Main Street common stock portions. A primary goal of First Colony's board of directors was to obtain a high value for shareholders and to receive shares of stock that would enjoy greater liquidity and the possibility for dividends.

        Main Street submitted an initial indication of interest in early October which was deemed inadequate by First Colony's board of directors. Main Street subsequently submitted a revised indication of interest on October 22, 2002. The offer called for consideration of 2,600,000 shares of Main Street common stock and $45 million in cash for all of the outstanding shares of First Colony common stock and equivalents (including stock options and convertible subordinated debentures). First Colony's board determined that the revised offer was adequate enough to allow the parties to begin due diligence investigations of each other. Over the next month both Main Street and First Colony performed due diligence investigations of the other's operations. The parties also began negotiating a definitive merger agreement.

        First Colony's board of directors met on December 9, 2002 to consider the preliminary merger agreement with its financial and legal advisors. At the meeting The Carson Medlin Company provided analysis to the board and delivered its oral opinion that the consideration from Main Street was fair from a financial point of view to First Colony's shareholders. The First Colony board of directors approved the final merger agreement on December 11, 2002.

        At the December 11, 2002 board meeting for Main Street, the board of directors considered a financial analysis of the merger and a presentation of the legal aspects of the merger agreement and the proposed consulting agreement with Mr. Driskell. Main Street's board of directors thoroughly reviewed the information provided and there was a full discussion by the board and its financial advisors regarding the specific effects of the merger proposal, including the consulting agreement for Mr. Driskell. Following this discussion the board of directors of Main Street voted unanimously to approve the merger agreement. Approval by the shareholders of Main Street is not required under Georgia law or under the Nasdaq rules.

        The definitive merger agreement was executed on December 11, 2002, following the meetings of the boards of directors of First Colony and Main Street.

Reasons for the merger

  Main Street's reasons for the merger

        In deciding whether to enter into the merger agreement Main Street's board of directors considered a number of factors, including the following:

  •
  the financial condition and operating results of Main Street and First Colony;

  •
  a comparison of the terms of the proposed merger with comparable transactions, both in the Southeastern United States and elsewhere; and

  •
  the fact that the merger provides Main Street with an extension of its existing metropolitan Atlanta community bank franchise by expanding its presence to the Roswell and Alpharetta communities in north Fulton County and to Forsyth County.

        In approving the transaction, Main Street's board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

  First Colony's reasons for the merger

        First Colony's board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the Main Street stock and cash to be exchanged for the

First Colony shares, are the result of arm's-length negotiations between representatives of First Colony and Main Street. In reaching its conclusion that the merger agreement is in the best interest of First Colony and its shareholders, First Colony's board considered, without assigning any relative or specific values, a number of factors, including:

  •
  the fact that Main Street's stock is traded on the Nasdaq National Market and has enjoyed a good dividend payout ratio;

  •
  alternatives to the merger, including continuing to operate First Colony on a stand-alone basis, considering the breadth of its product line, economic conditions, the need for additional capital and the prospects for community banking and competition in the financial services area;

  •
  the amount of Main Street stock and the cash to be received by First Colony's shareholders, including the fact that First Colony shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of Main Street's stock in the merger;

  •
  a comparison of the terms of the proposed merger with comparable transactions, both in the Southeastern United States and elsewhere;

  •
  information concerning the business, financial condition, results of operations and prospects of First Colony and Main Street;

  •
  competitive factors and trends toward consolidation in the banking industry; and

  •
  the opinion rendered by The Carson Medlin Company to First Colony's board that the consideration to be received is fair, from a financial point of view, to the holders of First Colony's stock.

        First Colony's board of directors believes that by becoming part of a larger organization with greater resources, First Colony will be able to serve its customers and communities better and to provide services that will be competitive in the combined company's market and elsewhere. Similarly, a larger organization will be able to provide greater career opportunities for First Colony's employees.

        First Colony's board of directors also considered the separate agreements and benefits proposed for employees and management and concluded that those terms were reasonable. See "Interests of certain persons in the merger" on page 41.

        The foregoing discussion of the information and factors considered by First Colony's board of directors is not intended to be exhaustive. First Colony's board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. First Colony's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interest of First Colony's shareholders.

  Recommendation of the First Colony board of directors

        The board of directors of First Colony believes that the terms of the merger are in the best interest of First Colony and its shareholders and has unanimously approved the merger agreement. The board of directors of First Colony unanimously recommends that the shareholders of First Colony approve the merger agreement.

Opinion of financial advisor to First Colony

        First Colony has engaged The Carson Medlin Company to serve as its financial advisor and to render its opinion as to the fairness, from a financial point of view, of the consideration received by the shareholders of First Colony pursuant to the merger agreement. First Colony selected The Carson Medlin Company as its financial advisor on the basis of its experience in advising community banks in similar transactions. The Carson Medlin Company is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States. As part of its investment banking activities The Carson Medlin Company is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions. Neither The Carson Medlin Company nor any of its affiliates has a material relationship with First Colony or Main Street or any material financial interest in First Colony or Main Street.

        Representatives of The Carson Medlin Company provided analysis to First Colony's board of directors at a meeting held on December 9, 2002, during which the terms of the transaction were discussed. At that meeting The Carson Medlin Company delivered its verbal opinion to the effect that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of First Colony. The Carson Medlin Company delivered its written opinion to the First Colony board at a meeting held December 11, 2002 during which the terms of the merger agreement were approved. The Carson Medlin Company subsequently reconfirmed its December 11, 2002 written opinion by issuing a second written opinion dated as of            , the most recent practicable date prior to the printing of this proxy statement/prospectus and a copy of which is attached as Appendix C.

        You should consider the following when reading the discussion of The Carson Medlin Company opinion in this document:

  •
  the summary of the opinion of The Carson Medlin Company set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Carson Medlin Company in connection with its opinion.

  •
  The Carson Medlin Company's opinion does not address the merits of the merger relative to other business strategies, whether or not considered by First Colony's board, nor does it address the decision by First Colony's board to proceed with the merger.

  •
  The Carson Medlin Company's opinion to First Colony's board of directors rendered in connection with the merger does not constitute a recommendation to any First Colony shareholder as to how he or she should vote at the special meeting.

        No limitations were imposed by First Colony's board of directors or its management upon The Carson Medlin Company with respect to the investigations made or the procedures followed by The Carson Medlin Company in rendering its opinion.

        The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion The Carson Medlin Company performed a variety of financial analyses. The Carson Medlin Company believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of The Carson Medlin Company's opinion.

        In performing its analyses The Carson Medlin Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Colony and Main Street and may not be realized. Any estimates contained in The Carson Medlin Company's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

        The Carson Medlin Company has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. The Carson Medlin Company did not undertake any independent evaluation or appraisal of the assets and liabilities of First Colony or Main Street, nor was it furnished with any appraisals.

        The Carson Medlin Company is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of First Colony or Main Street; and it has assumed that the allowances of First Colony and Main Street are in the aggregate adequate to cover potential losses. The Carson Medlin Company's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

        In rendering its opinion The Carson Medlin Company made the following assumptions:

  •
  that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

  •
  that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on First Colony, Main Street or on the anticipated benefits of the merger;

  •
  that First Colony had provided The Carson Medlin Company with all of the information prepared by First Colony or its other representatives that might be material to The Carson Medlin Company in its review; and

  •
  that the financial projections The Carson Medlin Company reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of First Colony as to the future operating and financial performance of First Colony.

        In connection with its opinion dated December 11, 2002, The Carson Medlin Company reviewed:

  •
  the merger agreement dated December 11, 2002;

  •
  the audited financial statements of Main Street for the two years ended December 31, 2001;

  •
  the audited financial statements of First Colony for the five years ended December 31, 2001;

  •
  the unaudited financial statements of Main Street for the nine months ended September 30, 2002;

  •
  the unaudited financial statements of First Colony for the nine months ended September 30, 2002; and

  •
  certain financial and operating information with respect to the business, operations and prospects of Main Street and First Colony.

        In addition The Carson Medlin Company:

  •
  held discussions with members of management of Main Street and First Colony regarding the historical and current business operations, financial condition and future prospects of their respective companies;

  •
  reviewed the historical market prices and trading activity for the common stock of Main Street and compared them with those of certain publicly-traded companies which it deemed relevant;

  •
  compared the results of operations of Main Street and First Colony with those of certain financial institutions which it deemed to be relevant;

  •
  compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and

  •
  conducted such other studies, analyses, inquiries and examinations as The Carson Medlin Company deemed appropriate.

  Valuation methodologies

        The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its written opinion provided to First Colony's board of directors as of December 11, 2002. The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company.

  Summary of merger and analysis

        The Carson Medlin Company reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of Main Street common stock and the price paid to First Colony shareholders pursuant to the merger agreement. Under the terms of the merger agreement, Main Street will issue 2,600,000 shares of its stock and $45 million in cash for all of the outstanding common stock and common stock equivalents (including outstanding stock options and convertible subordinated debentures) of First Colony.

        The Carson Medlin Company calculated that the indicated consideration paid to First Colony shareholders represented:

  •
  $182.62 per share (based on Main Street's December 6, 2002 30-day average stock price of $19.37 per share);

  •
  19.7 times First Colony's earnings for the trailing 12 months ended September 30, 2002;

  •
  369.3% of First Colony's stated book value at September 30, 2002;

  •
  35.3% of First Colony's total deposits at September 30, 2002;

  •
  a 38.4% premium on First Colony's core deposits at September 30, 2002; and

  •
  30.4% of First Colony's total assets at September 30, 2002.

  Industry comparative analysis

        In connection with rendering its opinion, The Carson Medlin Company compared selected operating results of both Main Street and First Colony to those of 53 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991.

        The banks reviewed by The Carson Medlin Company range in asset size from $160 million to $2.5 billion and in shareholders' equity from approximately $13 million to $179 million. The Carson Medlin Company considers this group of financial institutions more comparable to Main Street and First Colony than larger, more widely traded regional financial institutions. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Main Street and First Colony to these financial institutions. The Carson Medlin Company noted the following performance based on results at or for the nine months ended September 30, 2002 (most recent available) and stock prices as of December 5, 2002:

	Main Street	First Colony	Average for Peer group
Return on average assets	1.72%	1.68%	1.16%
Return on average equity	18.3%	21.9%	12.6%
Net interest margin	5.07%	4.14%	4.42%
Equity to assets	9.3%	7.6%	9.3%
Efficiency ratio	54.9%	43.2%	60.6%
Non-performing assets (defined as 90 days past due,	0.65%	0.44%	1.01%
Nonaccrual loans and other real estate) to total loans, net of unearned income and other real estate
Price to book value (December 5, 2002)	264.0%	na	166.0%
Price to trailing 12 months earnings (December 5, 2002)	17.1	na	15.2

        The Carson Medlin Company noted that Main Street's financial performance was at or above the peer group for profitability, capitalization, asset quality and operating efficiency. Main Street's common stock traded at a premium to peer group average on a book value basis as well as a premium to the peer group based on trailing 12 months earnings.

        The Carson Medlin Company also noted that First Colony's financial performance was above the peer group for profitability, asset quality and operating efficiency. Its net interest margin and equity to assets ratio were lower than the peer group.

  Comparable transaction analysis

        The Carson Medlin Company reviewed certain information related to the following selected merger transactions involving commercial banks in the southeast United States announced since January 1, 2001 with assets between $250 million and $500 million:

        The Carson Medlin Company also compared selected operating results of Main Street to a peer group of banks in the high performing banks in the United States with assets between $1 billion and $10 billion (the "Main Street selected peer group"). The Main Street selected peer group consists of Alabama National BanCorporation, East West Bancorp, Inc., Sandy Spring Bancorp, Inc., The South Financial Group, Inc., Southwest Bancorporation of Texas, Inc., Sterling Bancshares, Inc., UCBH Holdings, Inc., Valley National Bancorp, and Westamerica Bancorporation. The Carson Medlin Company noted that this is the peer group that Main Street considers more comparable than the smaller, less liquid financial institutions listed in the Southeastern Independent Bank Review and to the larger, more liquid, regional holding companies. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of Main Street to these financial institutions. The Carson Medlin Company noted the following performance based on results at or for the nine months ended September 30, 2002 (or most recent available) and stock prices as of December 5, 2002:

	Main Street	Average for Peer Group
Return on average assets	1.72%	1.41%
Return on average equity	18.3%	18.3%
Net interest margin	5.07%	4.54%
Equity to assets	9.3%	7.7%
Efficiency ratio	54.9%	53.5%
Non-performing assets (defined as 90 days past due, nonaccrual loans and other real estate) to total loans, net of unearned income and other real estate	0.65%	0.35%
Price to book value (December 5, 2002)	264.0%	287.0%
Price to trailing 12 months earnings (December 5, 2002)	17.1	17.7

        The Carson Medlin Company noted that Main Street's financial performance was at or above the peer group for return on average assets, return on average equity, net interest margin, and equity to assets. Main Street's efficiency ratio and asset quality were lower than the peer group. Main Street's common stock traded at a discount to the peer group average on a book value basis as well as a discount to the peer group based on trailing twelve months' earnings.

Comparable transactions

Seller	State	Buyer	State
Manufacturers Bancshares, Inc.	FL	Colonial BancGroup, Inc.	AL
Park Meridian Financial Corp.	NC	Regions Financial Corp.	AL
Community Bankshares, Inc.	VA	SouthTrust Corp.	AL
FABP Bancshares, Inc.	FL	Synovus Financial Corp.	GA
Community First Banking Company	GA	BB&T Corp.	NC
Bank of Tidewater	VA	SouthTrust Corp.	AL
Community Financial Group, Inc.	TN	Synovus Financial Corp.	GA
Palm Beach National Holding Co.	FL	Colonial BancGroup, Inc.	AL
United Financial Holdings, Inc.	FL	Synovus Financial Corp.	GA
FNB Newton Bankshares, Inc.	GA	Synovus Financial Corp.	GA

        In evaluating these factors The Carson Medlin Company considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions. The Carson Medlin Company compared the transaction prices at the time of announcement to the stated book value, earnings, total and core deposits and total assets of the acquired institutions. These comparisons are discussed below.

Comparable transaction analysis

		Comparable transactions
Purchase price as a percentage of stated book value	First Colony Indicator
		Low	High	Average
Comparable transactions	369.3%	201.3%	391.0%	284.8%
Range of values (based on First Colony's stated book value of $49.45 per share at September 30, 2002)	$182.62	$99.54	$193.35	$140.83

        Under the terms of the merger First Colony shareholders will receive approximately $182.62 per share, or 369.3% of stated book value. This consideration is higher than the average of the range for the comparable transactions.

		Comparable transactions
Purchase price as a multiple of earnings	First Colony Indicator
		Low	High	Average
Comparable transactions	19.7	17.8	23.8	21.1
Range of values (based on First Colony's earnings per Share of $9.25 for 12 mos ended September 30, 2002)	$182.62	$164.65	$220.15	$195.18

        Under the terms of the merger First Colony shareholders will receive $182.62 per share, or 19.7 times trailing twelve months earnings. This consideration is slightly lower than the average of the range for the comparable transactions.

		Comparable transactions
Other pricing multiples	First Colony Indicator
		Low	High	Average
Purchase price % of total deposits	35.3%	23.5%	40.0%	29.4%
Core deposit premium	38.4%	17.0%	38.0%	24.1%
Purchase price % of total assets	30.4%	17.3%	34.0%	24.4%

        The price as a percentage of total deposits implied by the merger is 35.3%, which is higher than the average of the comparable transactions. The price as a percentage of core deposits implied by the merger is 38.4%, which is above the high of the comparable transactions. The purchase price as a percentage of total assets implied by the merger is 30.4%, which is higher than the average of the range for the comparable transactions.

        No company or transaction used in The Carson Medlin Company's analyses is identical to First Colony or the proposed merger. Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of First Colony and other factors that could affect the value of the companies to which they have been compared.

  Present value analysis

        The Carson Medlin Company calculated the present value of First Colony assuming that First Colony remained an independent bank. For purposes of this analysis, The Carson Medlin Company utilized certain projections of First Colony's future growth of assets, earnings and dividends and assumed a terminal price to earnings value multiple from 18.0 to 22.0 times. The Carson Medlin Company based their projections on First Colony's historic growth rates as well as expected industry trends over the period analyzed with an expected average growth rate of approximately 15%. It was estimated that no dividends would be paid over the period analyzed which is consistent with First Colony's historical dividend policy. The average return on assets (ROA) for the projections is 1.55% and is based on First Colony's historical ROA. The price to earnings multiples were based on The Carson Medlin Company's experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above. The values were then discounted to present value utilizing discount rates of 14% to 16%. These rates were selected because, in The Carson Medlin Company's experience, they represent the rates that investors in securities such as First Colony's common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments. The Carson Medlin Company also noted that these rates are frequently cited for other merger transactions in the banking industry.

Range of values—Price to earnings basis

Discount Rate	18.0	19.0	20.0	21.0	22.0
14.0%	$177.45	$187.31	$197.17	$207.03	$216.88
15.0%	$169.87	$179.31	$188.74	$198.18	$207.62
16.0%	$162.67	$171.71	$180.75	$189.78	$198.82

        On the basis of these assumptions, The Carson Medlin Company calculated that the present value of First Colony as an independent bank ranged from $162.67 per share to $216.88 per share. The consideration to be paid to First Colony shareholders at announcement was $182.62 per share which is near the middle of the range indicated under the present value analysis.

Range of values—Price to book value basis

Discount Rate	2.75	3.00	3.25	3.50	3.75
14.0%	$172.92	$188.64	$204.36	$220.08	$235.80
15.0%	$165.33	$180.58	$195.63	$210.68	$225.73
16.0%	$158.52	$172.93	$187.34	$201.75	$216.16

        The Carson Medlin Company also calculated the present value of First Colony assuming terminal price to book value multiples from 275% to 375%. The price to book value multiples were based on The Carson Medlin Company's experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above. The present value of First Colony as an independent bank ranged from $158.52 per share to $235.80 per share. The consideration to be paid to shareholders is $182.62 per share, which is slightly below the middle of the range indicated under the present value analysis.

        The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates. This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors described in this section.

  Historical stock performance analysis

        The Carson Medlin Company reviewed and analyzed the historical trading prices and volumes of First Colony and Main Street common stock over recent periods. Main Street's stock trades on the Nasdaq National Market and was trading at $19.60 per share immediately prior to the merger announcement. Main Street's stock has steadily increased since the second quarter of 2000 and traded as high as $21.57 on July 5, 2002. Main Street's stock trading volume has also steadily increased since 2000 and has averaged more than 13,000 shares per day over the last year. First Colony's common shares are not traded on the Nasdaq or any other market or exchange.

        The Carson Medlin Company compared recent trading prices of Main Street's stock to the recent market values of the Main Street selected peer group. This comparison shows that Main Street currently trades, and has traded over the three year period examined, at a slight discount based on book value multiples. Main Street currently trades at a slight discount based on earnings multiples to the selected peer group but has traded at a premium for most of the last two years. At December 5, 2002, Main Street common stock traded at 264% of book value compared to 287% for the selected peer group. On a price to trailing earnings basis, Main Street's common stock traded at 17.1 times earnings compared to the 17.7 times earnings for the selected peer group.

  Miscellaneous

        The opinion expressed by The Carson Medlin Company was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of First Colony or Main Street, could materially affect the assumptions used in preparing the opinion.

        In connection with its updated opinion, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its December 11, 2002 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith. It was The Carson Medlin Company's opinion, therefore, that the consideration to be received by First Colony's shareholders, as provided for in the merger agreement, was fair from a financial point of view.

Stock or cash elections for First Colony shareholders

        After the consummation of the merger, an election form will be mailed to each First Colony shareholder, including holders of shares issued upon the conversion of First Colony's nine outstanding subordinated debentures (see "Interests of certain persons in the merger—First Colony subordinated debentures") along with other materials discussed in the next section. Each First Colony shareholder, by returning the election form to the Main Street exchange agent within the deadline set forth on the form, may elect to receive either cash or shares of Main Street stock for any or all of the shares held by the shareholder. First Colony shareholders (including holders of 40,905 shares issuable upon the conversion of debentures and 4,000 shares issuable upon the exercise of options) will have the right to receive a total of 2,600,000 shares of Main Street stock and $45,000,000 in cash. You will have the right to elect to receive Main Street stock or cash for any or all of your First Colony stock. However, the total amount of cash which Main Street will pay is $45,000,000. If the total amount of cash elected from all shareholders is more or less than $45,000,000 then allocations of cash and stock will be adjusted so that a total amount of $45,000,000 is paid to First Colony shareholders.

        The number of shares of Main Street stock or the cash that you will receive for each share of First Colony stock that you own depends on the 30-day average trading price of Main Street stock immediately prior to the closing. If the average trading price is $            , which was the 30-day average prior to the date of this proxy statement, your would be entitled to receive for each share of First Colony stock that you own either $            or            shares of Main Street stock. If the 30-day average trading price of Main Street stock prior to the closing is greater than $            then you would receive for each First Colony stock more cash and less Main Street stock and if the 30-day average trading price is less than $    , you would receive less cash and more stock.

        The per share cash consideration will be equal to the per share stock consideration based on the 30-day trading average of Main Street stock so that whether you elect to receive cash or Main Street stock you should be receiving consideration which is approximately equivalent in value at the time of the closing. If you do not elect to receive Main Street stock or cash then you will be deemed to have elected to receive cash.

Exchange of First Colony stock certificates

        As soon as practicable after the consummation of the merger, a letter of transmittal furnishing instructions for exchanging First Colony stock certificates (and for replacing any lost, stolen or destroyed certificates) will be mailed to each First Colony shareholder of record as of the close of business on the effective date of the merger. Each First Colony shareholder will be urged to return this letter of transmittal, as soon as possible, together with his or her stock certificates, to SunTrust Bank, the exchange agent for Main Street. As soon as practicable after receipt by the exchange agent of your

First Colony stock certificates, you will be mailed the Main Street stock and/or a check for cash for your shares as determined by the procedure described in the preceding section. You will also receive a check for any fractional share interest or dividends or distributions to which you are entitled pursuant to the merger agreement.

        As of the effective date of the merger, each First Colony stock certificate will be deemed for all corporate purposes to evidence only the right to receive either cash or certificates representing shares of Main Street stock pursuant to the merger agreement. Until your First Colony stock certificate is surrendered (or suitable arrangements made for any lost, stolen or destroyed certificate) you:

  •
  will not be paid any cash or issued a certificate representing the shares of Main Street stock which you are otherwise entitled to receive;

  •
  will not have any voting rights in respect to the shares of Main Street stock which you are otherwise entitled to receive; and

  •
  will not be paid dividends or other distributions in respect of the shares of Main Street stock which you are otherwise entitled to receive and you will not be paid any interest on the cash you are otherwise entitled to receive.

        Any dividends or distributions or other cash payable to you will be retained, without interest, for your account until you surrender your stock certificate in accordance with the letter of transmittal.

        There will be no transfers of shares of First Colony stock on First Colony's stock transfer books after the effective time. First Colony stock certificates presented for transfer after the effective time will be canceled and exchanged for Main Street stock certificates and/or for cash in accordance with the procedure described in the preceding section and a check for any amount to be paid for a fractional share interest.

        Existing Main Street shareholders will keep their existing stock certificates and should not deliver any certificates for Main Street stock.

Effective time of the merger

        The merger will be consummated if it is approved by the shareholders of First Colony, and Main Street and First Colony obtain all required consents and approvals, including the approvals of the Federal Reserve and the Georgia Department of Banking and Finance, and satisfy, unless waived, the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that a certificate of merger is issued by the Secretary of State of Georgia. We presently expect that the effective date will occur in the second quarter of 2003.

Terms of the merger

        Upon completion of the merger the separate legal existence of First Colony will cease. All property, rights, powers, duties, obligations, debts and liabilities of First Colony will automatically be transferred to Main Street. The articles of incorporation of Main Street will govern the combined entity.

        Upon the merger all outstanding shares of First Colony stock will be automatically converted into, and become a right to receive either cash or shares of Main Street stock. Existing shares of Main Street held by Main Street shareholders immediately prior to the merger will not be converted and will continue to be issued and outstanding.

Fractional shares

        Main Street will not issue any fractional shares of Main Street common stock to former First Colony shareholders. Instead, you will receive cash, without interest, for any fractional share interest. The amount of cash received will be determined by multiplying the fraction by $18.63. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Representations and warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  the organization and capital structures of Main Street and First Colony;

  •
  the due authorization, execution, delivery, performance and enforceability of the merger agreement;

  •
  consents or approvals of regulatory authorities and third parties necessary to complete the merger;

  •
  certain financial statements through the period ended September 30, 2002, fairly present the financial condition and results of operation of the respective parties in conformity with generally accepted accounting principles applied on a consistent basis; and

  •
  the absence of material adverse changes, since September 30, 2002, in the consolidated assets, business, liabilities, financial condition or results of operations of Main Street (and its subsidiaries) or First Colony (and its subsidiary) or in any of its relationships with customers, employees, lessors or others.

Conduct of business pending the merger

        Pursuant to the merger agreement, Main Street and First Colony have each agreed to use reasonable efforts to maintain satisfactory relationships with its customers, suppliers, regulators and employees. In addition, Main Street and First Colony agreed to conduct their businesses and to engage in transactions only in the ordinary course of business as conducted at the date of the merger agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which either is a party.

        First Colony has agreed not to:

  •
  engage in certain activities such as selling property having a book value exceeding $200,000 or incur indebtedness exceeding $200,000 (except in the ordinary course of business), make capital contributions to affiliates, make or commit to make capital expenditures exceeding $200,000 except in the ordinary course of business, commit to any transaction requiring regulatory approval (other than the transactions contemplated by the merger agreement), or fail to maintain all of its properties in good repair, order and condition;

  •
  enter into any compensation agreements or increase salaries, employee benefits, directors' fees or bonuses, except to the extent consistent with past practices and except for the payment of performance bonuses in 2002 to T. Ken Driskell and Daniel C. Chasteen in the amounts of $1.5 million and $100,000 respectively if approved by independent directors of First Colony who were not officers or employees of First Colony;

  •
  change employee benefit plans unless required by law, regulation or judicial interpretation as adjusted by counsel;

  •
  enter into any agreements with officers, directors, immediate family members of such officers and directors, or affiliates of the banks (other than the repurchase of First Colony bank sites as described in "Interests of certain persons in the merger—Reacquisition of branch sites" at page 43);

  •
  enter into agreements that call for payment of $200,000, or more, with certain exceptions; and

  •
  fail to maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent in all material aspects with prior years.

        First Colony has agreed, among other things:

  •
  subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement;

  •
  to maintain books and records in the usual manner consistent with prior years;

  •
  to file all reports required to be filed with regulatory agencies for periods ending on or after September 30, 2002; and

  •
  to allow representatives of Main Street to attend First Colony's board of directors and loan and executive committee meetings (except during discussions of the merger).

Conditions to the merger

        The obligations of First Colony and Main Street to consummate the merger are subject to various conditions, which include the following:

  •
  the merger agreement shall have been duly approved by the First Colony shareholders;

  •
  all necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired (see "The merger—Required regulatory approvals" at page 29);

  •
  no action, suit, proceeding or claim shall have been instituted, made or threatened relating to the merger;

  •
  we shall have received an opinion of Main Street's tax counsel that, among other things except for the cash payment, the merger will be treated for federal income tax purposes as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (see "The merger—Important federal income tax consequences of the merger" at page 31);

  •
  the accuracy in all material respects as of December 11, 2002, and as of the effective date of the merger of the representations and warranties made, except as otherwise contemplated by the merger agreement;

  •
  the performance by Main Street and First Colony in all material respects of all covenants and obligations required to be performed by each at or prior to the effective date of the merger;

  •
  the registration statement registering the shares of Main Street stock to be received by First Colony shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing and all necessary approvals under federal and state securities laws relating to the issuance or trading of shares of Main Street stock issuable pursuant to the merger must have been received;

  •
  First Colony or First Colony Bank shall have reacquired from The OREO Group, LLC the bank sites which it currently leases located at 300 South Main Street, Alpharetta, Georgia and 800 Mansell Road, Roswell, Georgia. (See "First Colony's executive compensation-Certain transactions" at page 74);

  •
  T. Ken Driskell and Daniel C. Chasteen shall have fully exercised their options to purchase First Colony stock in the 2002 calendar year;

  •
  each holder of a First Colony convertible debenture shall have taken the necessary action to convert his or her debenture to First Colony stock immediately following the closing (see "Interests of certain persons in the merger-First Colony subordinated debentures" at page 43);

  •
  Main Street shall have successfully completed an offering of at least $45 million of trust preferred securities at an effective cost of funds no less favorable than market conditions as of December 11, 2002, for similar transactions for well capitalized community banking institutions (as of the date of this proxy statement, Main Street has raised $    million from its trust preferred securities offering);

  •
  the independent trustee of the First Colony 401(k) plan shall have delivered a binding commitment to receive cash for any unallocated First Colony stock held by the 401(k) plan and to use this cash to satisfy the 401(k) plan debt and to obtain a release of the First Colony guaranty of the 401(k) plan debt;

  •
  all First Colony deferred compensation plans shall have been terminated in calendar year 2002;

  •
  First Colony Bank's supplemental executive benefits agreements for T. Ken Driskell and Daniel C. Chasteen shall be cancelled at the time of the closing and the agreements for certain other executives shall be modified so that certain benefits that would otherwise vest at the time of the merger will remain unvested (see "Interests of certain persons in the merger-Supplemental executive retirement benefit agreements" at page 43);

  •
  the employment and salary continuation agreements for Scott J. Garland and Constance R. Pence shall be terminated at the closing and replaced by employment agreements (see "Interests of certain persons in the merger-Employment agreements of Scott J. Garland and Constance R. Pence" at page 42); the employment and salary continuation agreement for T. Ken Driskell shall be terminated and replaced by a consulting agreement (see "Interests of certain persons in the merger-Consulting agreement of T. Ken Driskell" at page 41); and the other employment and salary continuation agreements for other employees shall be modified at the time of the closing to provide for reasonable restrictive covenants (see section 3.13 of the merger agreement);

  •
  First Colony Bank's 401(k) stock bonus plan shall be terminated prior to the closing; and

  •
  other conditions which are customary for transactions of the type contemplated by the merger agreement. See "The merger—Representations and warranties" at page 27 and "The merger—Conduct of business pending the merger" at page 27.

Required regulatory approvals

        The merger may not proceed unless we receive the required regulatory approvals. We know of no reason why such approvals would not be obtained, but we cannot assure you that such regulatory approvals will be obtained or when we will obtain them. Applications for the approvals have been submitted to the Federal Reserve and the Georgia Department of Banking and Finance. We have also submitted an application to the Federal Deposit Insurance Corporation for approval of the merger of First Colony Bank into Main Street Bank.

        We are not aware of any other regulatory approvals or actions that are required for consummation of the merger. Should any other approval or action be required, we presently contemplate that such approval or action would be sought.

        In evaluating the merger the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the merger if:

  •
  it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  its effect in any section of the country could be to lessen substantially competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        The merger may not be consummated until the fifteenth calendar day following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

        The Georgia Department of Banking and Finance also must approve the merger. In its evaluation of the merger, the Georgia Department will take into account considerations similar to those applied by the Federal Reserve.

Main Street stock option

        In connection with the execution of the merger agreement, Main Street and First Colony entered into a stock option agreement whereby Main Street was granted an option to purchase an aggregate of 150,000 shares of First Colony common stock at an exercise price per share of $120. The option only becomes exercisable if either the First Colony shareholders receive an offer by a third party to acquire shares of First Colony that would constitute control or if the First Colony board of directors receives and accepts (or fails to reject) a bona fide acquisition proposal from a third party. The option terminates upon the earliest of:

  •
  the consummation of the merger;

  •
  the termination of the merger agreement (except for terminations that occur after (i) the option has become exercisable or (ii) First Colony has breached the merger agreement or failed to satisfy its conditions); or

  •
  18 months (or up to 24 months if a delay is caused by regulatory delays or by an injunction or similar order) following the termination of the merger agreement if the termination occurs after (i) the option has become exercisable or (ii) First Colony has breached the merger agreement or failed to satisfy its conditions.

Nasdaq listing

        Main Street shares are currently listed on the Nasdaq National Market and the shares to be issued to First Colony shareholders will also be listed on the Nasdaq National Market.

Waiver, amendment and termination

        We may agree to amend the merger agreement. However, after approval of the merger agreement by First Colony shareholders, we cannot make any amendment that modifies the provisions specifying the conversion of First Colony shares into Main Street shares and/or cash. One party may waive any breach of the merger agreement by the other party, or the failure of the other party to meet any conditions or terms of the merger agreement.

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective date, even though we have received the approval of First Colony shareholders:

  •
  by our mutual consent;
  •
  by either one of us if, without the fault of the terminating party, the closing of the merger does not occur on or before June 30, 2003;
  •
  by either of us if any regulatory approval is denied; or
  •
  by either of us if: (i) the other party materially breaches its representations, warranties or covenants under the merger agreement and the breach is not corrected for 30 days after notice; (ii) an event or circumstance arises as a result of which the other party will be unable to satisfy certain conditions of the merger agreement; or (iii) if, at the closing of the merger, any condition to the obligations of such party is not met.

        If the merger is terminated as described above, the merger agreement will have no effect, except for certain provisions of the merger agreement, including those relating to the obligations to maintain the confidentiality of certain information, and to return all documents obtained from the other party under the merger agreement. In the event of a termination, Main Street and First Colony will share equally the cost of preparing the proxy solicitation materials and each will be responsible for its other costs, expenses and fees which have been incurred in attempting to accomplish the transactions contemplated in the merger agreement, including the expenses associated with its own attorneys and consultants.

Management and operations after the merger

        After the merger, First Colony directors John R. Burgess, Sr. and T. Ken Driskell will be added to the Main Street board of directors as Class II directors with terms expiring at the Main Street annual shareholders' meeting in 2005. They will also be added to the board of directors of Main Street Bank. Except for these additions, the boards of directors and management of Main Street and Main Street Bank will remain unchanged. The members of the board of directors of Main Street and the shareholders' meeting at which their terms will expire will be as follows:

Class I with a term expiring in 2004	Robert R. Fowler III, Sam B. Hay III and C. Candler Hunt
Class II with a term expiring in 2005	Frank B. Turner, John R. Burgess, Sr. and T. Ken Driskell
Class III with a term expiring in 2003	Edward C. Milligan, P. Harris Hines and Harry L. Hudson, Jr.

Important federal income tax consequences of the merger

        The following is a summary of the material U.S. federal income tax consequences of the merger that generally are applicable to First Colony shareholders. This discussion does not address all U.S. federal income tax consequences that may be relevant to First Colony shareholders in light of their particular circumstances, such as shareholders who are corporations, dealers in securities, banks, insurance companies, tax-exempt organizations, subject to alternative minimum tax, holding their shares as part of a hedge, straddle, or other risk reduction transaction, non-U.S. persons, dissenting from the merger, or who acquired their First Colony shares through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under state, local, estate, or foreign tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase First Colony shares in anticipation of the merger. Additionally, this discussion is limited to First Colony shareholders who hold their First Colony shares as capital assets and does not consider the tax treatment of First Colony shareholders who hold First Colony shares through partnerships, limited liability companies or other pass-through entities for federal tax purposes. You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the applicable U.S. federal, state, local, estate, and foreign tax consequences to you of the merger.

        The discussion set forth in this section is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this proxy statement, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to First Colony shareholders. You should note that legislation may be proposed in Congress pending the consummation of this transaction, which if adopted, could affect the conclusions hereunder. Neither First Colony nor Main Street has requested nor will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Miller & Martin LLP, counsel to Main Street, will render its opinion, subject to certain qualifications and limitations and subject to reliance on certain customary factual assumptions, to Main Street and First Colony, that, among other things, the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

        Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger.

  Recognition of gain or loss

        Exchange of First Colony shares solely for Main Street stock. A First Colony shareholder who exchanges all of his or her First Colony shares for shares of Main Street stock pursuant to the merger will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Main Street common stock (as described below).

        Exchange of First Colony shares for cash and Main Street stock. A First Colony shareholder who exchanges First Colony shares for cash and Main Street stock in the merger generally will recognize gain (but not loss) in an amount equal to the lesser of:

  •
  the excess (if any) of (a) the amount of cash (other than cash received in lieu of fractional shares) and the fair market value of the Main Street stock (including fractional shares) received in the exchange over (b) the shareholder's adjusted tax basis in the First Colony shares; or
  •
  the amount of cash received in the exchange (other than cash received in lieu of fractional shares).

Although this gain will typically be capital gain, it is possible, depending upon the circumstances of a particular First Colony shareholder, that some or all of the cash received could be subject to ordinary income tax treatment as a dividend. You should consult your own tax advisor regarding the specific tax consequences to you of the merger in this regard.

        Exchange of First Colony shares solely for cash. A First Colony shareholder who exchanges First Colony shares solely for cash in the merger generally will recognize gain (or loss) in an amount equal to the positive (or negative) difference between the amount of cash received and the shareholder's adjusted basis in the First Colony shares.

        Except as otherwise noted, any gain recognized under the rules described above generally will be capital gain, and will be long-term capital gain with respect to any First Colony shares that have been held by the First Colony shareholder for more than one year as of the time of the exchange. A First Colony shareholder who exchanges First Colony shares for cash and Main Street stock pursuant to the merger should be aware that he will not be permitted to recognize a loss in the exchange, except with respect to cash received in lieu of fractional shares, as discussed below.

  Adjusted tax basis in the Main Street common stock

        The aggregate adjusted tax basis of the Main Street stock received by First Colony shareholders in the merger (including any fractional shares of Main Street common stock for which cash is received) will generally be equal to the aggregate tax basis of the First Colony shares exchanged for Main Street stock, decreased by the amount of cash (other than cash in lieu of fractional shares or cash subject to ordinary income taxation as a dividend as noted above) received in the exchange, and increased by the aggregate amount of gain (if any) recognized in the exchange (other than with respect to gain or loss realized as a result of cash received in lieu of fractional shares).

  Holding period for the Main Street shares

        The holding period for the Main Street stock received by a First Colony shareholder in the merger will include the holding period of the First Colony shares that were exchanged for the Main Street shares.

  Cash received in lieu of fractional shares

        A First Colony shareholder who receives cash in lieu of a fractional share of Main Street stock will be treated as if the fractional share were received pursuant to the merger and as if the fractional share were redeemed by Main Street for cash. A First Colony shareholder who receives cash in lieu of a fractional share of Main Street stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in lieu of a fractional share and (ii) the portion of the shareholder's adjusted tax basis in its First Colony shares that is allocated to the fractional share. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss with respect to any First Colony shares held by the First Colony shareholder for more than one year as of the time of the exchange.

  Limitations on tax opinion

        The opinion of Miller & Martin LLP will assume the truth and accuracy of certain factual representations made by First Colony and Main Street, all of which are customarily given in transactions of this kind. Whether the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code will depend, among other requirements, upon whether the fair market value of the Main Street common stock received by First Colony shareholders pursuant to the merger represents sufficient percentage of the total consideration received by First Colony shareholders pursuant to the merger to satisfy the requirement that First Colony shareholders as a group maintain a sufficient continuity of interest in their stock investment through their continued holding of shares in Main Street. The opinion of Miller & Martin LLP will be conditioned upon the assumption that the fair market value of the Main Street common stock will represent at least 45 percent of the total consideration in the merger. If the fair market value of the Main Street common stock received by First Colony shareholders represents less than 45 percent of the total consideration in the merger, then the opinion of Miller & Martin LLP cannot be relied upon. The First Colony shareholders should also be aware that the IRS refuses to approve in advance transactions in which less than 50 percent of the total consideration is stock of the surviving entity. In addition, the First Colony shareholders should be aware that an opinion of counsel is not binding on the IRS, and there can be no assurance that the

IRS will not successfully challenge the qualification of the merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

  Backup withholding

        Cash payments made to First Colony shareholders pursuant to the merger may, under certain circumstances, be subject to backup withholding at a rate of 30 percent. However, backup withholding will not apply to a First Colony shareholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the requisite forms that will be included as part of the letter of transmittal, or (ii) otherwise proves to Main Street and the exchange agent (if any) that the First Colony shareholder is exempt from backup withholding.

        The foregoing discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the merger, and is not intended to be a complete analysis or discussion of all potential U.S. federal income tax consequences of the merger. As described above, this discussion does not address certain categories of shareholders, nor does it address state, local, estate, or foreign tax consequences. In addition, this discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. First Colony shareholders are urged to consult their tax advisors to determine their particular U.S. federal income, state, estate, local, foreign or other tax consequences resulting from the merger, in light of their individual circumstances.

Accounting treatment

        It is anticipated that the merger will be accounted for as a purchase transaction under accounting principles generally accepted in the United States. Under this accounting method, Main Street will allocate the purchase price (the sum of the cash paid and the fair market value, at the time of the merger, of Main Street stock distributed to the First Colony shareholders) among the First Colony assets acquired and liabilities assumed based on the fair values at the time the merger is consummated. The reminder of the purchase price will be allocated to goodwill.

Expenses and fees

        Main Street and First Colony will each be responsible for its costs, expenses and fees which have been incurred in attempting to accomplish the merger, including, the expenses associated with its own attorneys and consultants, except that they will share equally the expenses of preparing the proxy solicitation materials.

Statutory provisions for dissenting shareholders

        The following discussion is not a complete description of the law relating to dissenters' rights available under Georgia law and is qualified by the full text of Article 13 of the Georgia Business Corporation Code. Article 13 is reprinted in its entirety as Appendix B to this proxy statement/prospectus. If you desire to exercise dissenters' rights, you should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

        Any holder of record of First Colony who objects to the merger and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his or her shares of First Colony stock if the proposed merger is consummated.

        A shareholder of First Colony who objects to the merger and desires to receive payment of the "fair value" of his or her First Colony stock:

          (a)  Must file a written objection to the merger with First Colony either prior to the meeting or at the First Colony meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger is approved; AND

          (b)  Must not vote his or her shares in favor of the merger agreement; AND

          (c)  Must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters' notice sent to the dissenting shareholder by First Colony following approval of the merger.

        A vote against the merger alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above. Dissenting shareholders must separately comply with all three conditions.

        Any notice required to be given to First Colony must be forwarded to First Colony Bancshares, Inc., 300 South Main Street, Alpharetta, Georgia 30004, Attention: Corporate Secretary.

        If the merger is approved, First Colony will mail, no later than ten (10) days after the approval, by certified mail to each shareholder who has complied with conditions (a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished First Colony in writing, or, if none, at the shareholder's address as it appears on the records of First Colony. First Colony will set a date by which it must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters' notice is delivered. The shareholder must make the written election to dissent and demand for payment described in condition (c) above by the payment demand date as set by First Colony.

        If all conditions in (a), (b) and (c) above are satisfied in full, First Colony is required to make a written offer within ten (10) days of receiving the payment demand, or within ten days after the consummation of the merger, whichever is later, to each dissenting shareholder to purchase all of such shareholder's shares of First Colony stock at a specific price. If First Colony and any dissenting shareholder are unable to agree on the fair value of the shares within sixty days, First Colony will commence a proceeding in superior court of the county where its main office is located, to determine the rights of the dissenting shareholders and the fair value of his or her shares. If First Colony does not commence the proceeding within the sixty-day period, it will pay each dissenter whose demand remains unsettled the amount demanded. In the event of a court proceeding, the court shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess these costs against First Colony, except that the court may assess these costs against all or some of the dissenters, in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters' provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (1) against First Colony and in favor of any or all dissenters if the court finds First Colony did not substantially comply with the dissenters' provisions; or (2) against First Colony or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters' provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against First Colony, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        Upon compliance with the statutory procedures dissenting shareholders will not have any rights as shareholders of First Colony or of Main Street, including, among other things, the right to receive dividends, and the right to vote on matters submitted for shareholder consideration.

        First Colony's shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

        Failure by a First Colony shareholder to follow the steps required by the Georgia Business Corporation Code for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly complied with, if you hold First Colony common stock and are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters' rights under the Georgia Business Corporation Code, you should consult your legal advisors.

Restrictions on resales by affiliates

        The shares of Main Street common stock to be issued in the merger will be freely transferable under the Securities Act of 1933. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of First Colony for purposes of Rule 145 under the Securities Act of 1933 as of the date of the shareholders' meeting. Affiliates may resell their Main Street stock only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. These rules also apply to Main Street stock owned by affiliates of Main Street. Affiliates generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with Main Street or First Colony and include directors, certain executive officers and principal shareholders. The restrictions on resales by an affiliate extend also to certain related parties of the affiliate, including spouses, relatives and spouse's relatives who in each case have the same home as the affiliate.

        The merger agreement requires First Colony to use all reasonable efforts to cause each of its affiliates to deliver a written agreement to the effect generally that the affiliate will not offer or otherwise dispose of any shares of Main Street stock owned by the affiliate, except in compliance with the Securities Act and the rules and regulations issued under the Securities Act.

Pro forma financial information

        The following unaudited pro forma consolidated balance sheet as of September 30, 2002 and the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2002, and for the year ended December 31, 2001, have been prepared to reflect the proposed merger of First Colony into Main Street. Main Street's proposed merger with First Colony is presented as if it had occurred on September 30, 2002, with respect to the balance sheet, as of January 1, 2002, with respect to the statement of income for the nine months ended September 30, 2002, and as of January 1, 2001, with respect to the statement of income for the year ended December 31, 2001, in each case after providing the effect of the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purposes of preparing these pro forma financial statements. Specifically, it is assumed that the proposed acquisition will involve the acquisition of 100% of the fully diluted shares of First Colony in exchange for cash equal to $45 million and 2.6 million shares of Main Street stock valued at $19.50 per share. The actual adjustments to the accounts of Main Street will be made based on the underlying historical financial data at the time of the transaction. Main Street's management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances. The pro forma information gives effect to the proposed merger of Main Street and First Colony under the purchase method of accounting. It is assumed that the carrying values of the assets and liabilities of First Colony approximate their fair values.

        These pro forma financial statements should be read in conjunction with the historical financial statements and related notes presented elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2002 is not necessarily indicative of the combined financial position had the transaction been effective at that date. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger with First Colony been effective at the beginning of the periods indicated, or of the future results of operations of Main Street.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)
SEPTEMBER 30, 2002

	Main Street	First Colony	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash and due from banks	$63,600	$6,970	$(2,160	)(1)	$68,410
Interest-bearing deposits in banks	1,271	—	—		1,271
Federal funds sold and securities purchased under resell agreements	28,346	3,358			31,704
Securities available-for-sale	216,610	31,983	—		248,593
Securities held-to-maturity	687	—	—		687
Mortgage loans held for sale	12,751	—	—		12,751
Loans, net	847,613	264,963	—		1,112,576
Premises and equipment, net	27,874	533	—		28,407
Goodwill and other intangible assets	1,757	—	65,916	(2)	67,673
Other assets	49,794	6,087	—		55,881

Total assets	$1,250,303	$313,894	$63,756		$1,627,953
Liabilities
Deposits	$1,018,752	$270,292	—		1,289,044
Federal Home Loan Bank Advances	50,000	15,000	—		65,000
Federal Funds purchased and securities sold under repurchase agreements	56,350	—			56,350
Trust preferred securities	—	—	45,000	(3)	45,000
Note payable, KSOP	—	595	(595	)(4)	—
Other borrowings	—	850	—		850
Subordinated debentures	—	1,350	(1,350	)(5)	—
Other liabilities	8,544	1,796	—		10,340

Total liabilities	$1,133,646	$289,883	$(43,055)		$1,466,584
Shareholders' equity
Common stock	$30,673	$2,242	$42,470	(6)	$75,385
Capital surplus	—	6,156	(6,156	)(7)	—
Retained earnings	85,018	15,844	(15,844	)(7)	85,018
Accumulated other comprehensive income	6,190	364	(364	)(7)	6,190
Treasury stock	(5,224)	—	—		(5,224)
Less KSOP debt guarantee	—	(595)	595	(4)	—

Total shareholders' equity	$116,657	$24,011	$20,701		$161,369

Total liabilities and shareholders' equity	$1,250,303	$313,894	$63,756		$1,627,953

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2002

	Main Street	First Colony	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$50,854	$13,109	$—		$63,963
Taxable securities	5,593	964	(36	)(8)	6,521
Nontaxable securities	1,212	52	—		1,264
Federal funds sold and other short-term investments	449	78	—		527
Deposits in banks	49	0	—		49

Total interest income	$58,157	$14,203	$(36)		$72,324
Interest expense
Deposits	$16,510	$4,887	$—		$21,397
Federal funds purchased and securities sold under repurchase agreements	873	—	—		873
Federal Home Loan Bank advances	1,091	—	—		1,091
Other interest expense	58	677	1,688	(9)	2,423

Total interest expense	$18,532	$5,564	$1,688		$25,784
Net interest income	$39,625	$8,639	$(1,724)		$46,540
Provision for loan losses	$2,276	$300	—		$2,576

Net interest income after provision for loan losses	$37,349	$8,339	$(1,724)		$43,964
Other income
Service charges, commissions and fees	$5,139	$456	$—		$5,595
Net realized gains (losses) on securities available-for-sale	0	27	—		27
Gains (losses) on sales of assets	(20)	152	—		132
Gains (losses) on sales of loans	506	—	—		506
Other operating income	8,568	1,097	—		9,665

Total other income	$14,193	$1,732	—		$15,925
Other expense
Salaries, other compensation and employee benefits	$17,106	$2,491	—		$19,597
Equipment and occupancy expenses	3,891	763	—		4,654
Other operating expenses	8,978	1,207	—		10,185

Total other expenses	$29,975	$4,461	$—		$34,436
Income before income taxes	$21,567	$5,610	$(1,724)		$25,453
Income tax expense	6,576	2,016	$(603	)(10)	7,989

Net income	$14,991	$3,594	$(1,121)		$17,464
Basic earnings per common share	$0.96	$8.11			$0.97

Diluted earnings per common share	$0.93	$7.21			$0.95

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)
YEAR ENDED DECEMBER 31, 2001

	Main Street	First Colony	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$73,560	$18,446	$—		$92,006
Taxable securities	7,517	1,131	(49	)(11)	8,599
Nontaxable securities	1,296	—	—		1,296
Federal funds sold and other short-term investments	2,236	100	—		2,336
Deposits in banks	142	—	—		142

Total interest income	$84,752	$19,677	$(49)		$104,380
Interest expense
Deposits	$32,639	$9,265	—		$41,904
Federal funds purchased and securities sold under repurchase agreements	189	—	—		189
Federal Home Loan Bank advances	2,328	—	—		2,328
Other interest expense	66	301	2,250	(12)	2,617

Total interest expense	$35,222	$9,566	$2,250		$47,038
Net interest income	$49,530	$10,111	$(2,299)		$57,342
Provision for loan losses	$2,452	585	—		$3,037

Net interest income after provision for loan losses	$47,078	$9,526	$(2,299)		$54,305
Other income
Service charges, commissions and fees	$5,993	$584	—		$6,577
Net realized gains (losses) on securities available-for-sale	22	(70)	—		(48)
Gain on sales of assets	16	544	—		560
Gain on sales of loans	1,230	—	—		1,230
Other operating income	6,850	974	—		7,824

Total other income	$14,112	$2,032	—		$16,144
Other expense
Salaries, other compensation and employee benefits	$19,630	$3,282	—		$22,912
Equipment and occupancy expenses	4,883	786	—		5,669
Other operating expenses	14,830	1,482	—		16,312

Total other expenses	$39,342	$5,550	$—		$44,892
Income before income taxes	$21,847	$6,008	(2,299)		$25,556
Income tax expense	$7,500	$2,200	$(805	)(13)	$8,895

Net income	$14,347	$3,808	$(1,543)		$16,661
Basic earnings per common share	0.92	8.92			$0.93
Diluted earnings per common share	0.89	7.95			$0.90

Notes to pro forma financial statements
($ amounts in thousands except per share figures)

(1)
Cash of $2,160 to pay for transaction costs. The $45,000 to be paid to shareholders of First Colony will come out of the proceeds of a trust preferred securities offering.

(2)
Excess of total cash and Main Street stock issued to acquire First Colony plus transaction costs of Main Street over the net book value of First Colony as follows:

	September 30, 2002
Cash	$45,000
Main Street shares (at $19.50/share)	$44,712	*
Transaction Costs	$2,160

Total	$91,872
Net book value of First Colony	$25,956	**

Goodwill	$65,916

  *
  Following the assumption that the Main Street stock is valued at $19.50 per share, the total merger consideration would be $95,700 ($45,000 in cash plus 2.6 million Main Street shares at $19.50 per share). The First Colony per share consideration is determined on a fully diluted basis and would equal $183.34 per First Colony share ($95,700 divided by 521,988 fully diluted First Colony shares). At September 30, 2002 First Colony had only 489,322 shares outstanding, which means that 245,446 First Colony shares would have been exchanged for $45,000 and 243,876 First Colony shares would be exchanged for 2,292,922 Main Street shares. At $19.50 per share, the value of the stock consideration would be $44,712.

  **
  First Colony's actual book value at September 30, 2002, $24,011, would be increased by $1,350 immediately before the consummation of the merger by virtue of the conversion of First Colony's $1,350 in subordinated debentures into First Colony common stock and by the elimination of the $595 reduction of shareholders' equity caused by the KSOP debt guarantee (see note 4). The resulting book value would be $25,956.
(3)
This adjustment reflects Main Street's issuance of $45,000 in trust preferred securities to pay the cash component of the merger consideration.

(4)
These adjustments eliminate First Colony's KSOP debt guarantee, which would be paid with cash proceeds of the merger consideration.

(5)
This adjustment eliminates the obligations evidenced by the First Colony subordinated debentures, which would be converted into First Colony common stock immediately before the consummation of the merger.

(6)
This adjustment eliminates the common stock of First Colony and adds common stock of Main Street issued in the transaction (Main Street common stock has no par value).

(7)
These adjustments eliminates the capital surplus, retained earnings and accumulated other comprehensive income of First Colony.

(8)
Represents lost interest on cash used to pay transaction costs in acquisition of First Colony for nine months ended September 30, 2002 ($2,160 at 2.25% at 9 months).

(9)
Represents interest expense on trust preferred securities ($45,000 at an assumed rate of 5% for nine months ended September 30, 2002).

(10)
Represents tax benefit from lost interest income and added interest expense (using tax rate of 35%).

(11)
Represents lost interest on cash used to pay transaction costs in acquisition of First Colony for year ended December 31, 2001 ($2,160 at 2.25% at 12 months).

(12)
Represents interest expense on trust preferred securities ($45,000 at an assumed rate of 5% for twelve months).

(13)
Represents tax benefit from lost interest income and added interest expense (using tax rate of 35%).

Interests of certain persons in the merger

General

        Some of the employees and directors of First Colony and First Colony Bank may be deemed to have interests in the merger in addition to their interests as shareholders generally. These interests include, among others, a consulting agreement with T. Ken Driskell, employment agreements with Scott J. Garland and Constance R. Pence, an agreement to add John R. Burgess, Sr. and T. Ken Driskell to Main Street's board of directors, conversion rights for subordinated debenture holders, accelerated vesting of retirement benefits, indemnity rights and employee benefits for those who become employees of Main Street Bank after the merger. The First Colony board of directors was aware of these interests and considered them in approving the merger agreement and the merger.

Consulting agreement of T. Ken Driskell

        Upon consummation of the merger, Main Street will enter into a five-year consulting agreement with T. Ken Driskell, First Colony's president and chief executive officer. Mr. Driskell will serve on Main Street's and Main Street Bank's boards of directors and will provide consulting services in regard to their operations in the Alpharetta and Roswell, Georgia areas.

        Pursuant to the consulting agreement, which replaces Mr. Driskell's employment and salary continuation agreement with First Colony Bank, Main Street will pay Mr. Driskell a consulting fee equal to $8,333.33 per month and will provide him with a car allowance of $750 per month. Mr. Driskell and his family will also be eligible to participate in Main Street's standard health insurance benefit coverage. If Main Street terminates Mr. Driskell's consulting agreement other than for cause or Mr. Driskell terminates for good reason then:

  •
  Main Street will pay to Mr. Driskell his consulting fee for the remainder of the term of the agreement as if his service had not been terminated; and

  •
  For the remainder of the term of the agreement, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Main Street will continue benefits to Mr. Driskell or his family at least equal to those which would have been provided to them in accordance with Main Street's health insurance plan if Mr. Driskell's services had not been terminated, provided, however, that if Mr. Driskell becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical benefits described herein will be secondary to those provided under such other plans during such applicable period of eligibility.

        The consulting agreement also contains restrictions on the ability of Mr. Driskell to compete with Main Street for a period equal to the greater of (i) five years from the effective date of the merger or (ii) two years from the termination of the consulting agreement. He is also restricted on the disclosure and use of Main Street's confidential information and trade secrets and in his ability to solicit Main Street's customers with whom he had material contact during the 12-month period immediately preceding the termination of his services under the agreement. In return for his agreement to abide by these restrictive covenants, Main Street will pay to Mr. Driskell a restrictive covenant fee equal to $16,666.67 per month for five years. This payment is in addition to the consulting fee described above.

Employment agreements of Scott J. Garland and Constance R. Pence

        Upon consummation of the merger, Main Street Bank will enter into employment agreements with Scott J. Garland and Constance R. Pence, First Colony Bank's president and executive vice president, respectively. Mr. Garland will be employed as an executive vice president and Ms. Pence will be employed as a senior vice president of Main Street Bank. The terms of employment will be for a period of one year and, on the first anniversary, and on each anniversary thereafter, the terms will be extended for additional one-year periods. Either party, by providing 90 days advance written notice to the other, may cause the term of employment to cease to extend automatically. Once either party provides such notice the employment relationship will terminate when the current term, including any prior extensions, ends.

        Pursuant to the employment agreements which replace their employment and salary continuation agreements with First Colony Bank, Mr. Garland's and Ms. Pence's initial annual base salaries will be $136,500 and $90,300, respectively, subject to annual increases as may be approved by senior management in its sole discretion. Additionally, Main Street will grant 10,000 incentive stock options to Mr. Garland and 6,500 incentive stock options to Ms. Pence. If Main Street Bank terminates the employment other than for cause or if Mr. Garland or Ms. Pence terminate for good reason within a period of 90 days after the occurrence of the event giving rise to good reason, then:

  •
  Main Street Bank will pay to the terminating employee a lump sum cash payment equal to the sum of the following amounts: (1) the terminating employee's base salary through the date of termination to the extent not theretofore paid; (2) any accrued vacation pay to the extent not theretofore paid; and (3) unless the terminating employee has elected a different payout date in a prior deferral election, any compensation previously deferred by the terminating employee to the extent not theretofore paid; and

  •
  Main Street Bank will continue to pay the terminating employee's base salary in effect as of the date of termination over a period of 12 months, provided that such base salary may be paid at the option of Main Street Bank in one lump sum; and

  •
  all of the terminating employee's outstanding stock options and other incentive awards from Main Street in the nature of rights that may be exercised will become fully exercisable and all restrictions on the terminating employee's outstanding awards of restricted stock will lapse; and

  •
  to the extent not theretofore paid or provided, Main Street Bank will timely pay or provide to the terminating employee any other amounts or benefits required to be paid or provided or which the terminating employee is eligible to receive under any plan, program, policy or practice under contract or agreement of Main Street Bank.

        The last three benefits and payments discussed above will be provided only if the terminating employee executes a release.

        The employment agreements also contain restrictions on the ability of Mr. Garland and Ms. Pence to compete with Main Street Bank for a period of one year following the date of termination. Mr. Garland and Ms. Pence are also restricted on the disclosure and use of Main Street Bank's confidential information and trade secrets and in their ability to solicit Main Street Bank's customers with whom they had material contact during the 12-month period immediately preceding the termination of their employment if the termination was by them for good reason or by Main Street Bank for reasons other than for cause.

Addition of John R. Burgess, Sr. and T. Ken Driskell to Main Street's board of directors

        When the merger is completed Main Street will offer John R. Burgess, Sr., the chairman of the board of directors of First Colony, and T. Ken Driskell, First Colony's president and chief executive officer director, seats on the Main Street board of directors. They will become Class II directors with terms expiring at Main Street's 2005 annual shareholder's meeting and will be entitled to compensation that is generally offered to Main Street directors.

First Colony subordinated debentures

        First Colony has nine outstanding Series A Adjustable Rate Mandatory Convertible Subordinated Debentures, one to each of the following persons: Daniel C. Chasteen, T. Ken Driskell, John R. Burgess, Sr., Scott J. Garland, Constance R. Pence, Jimmy Phillips, Dolores Rodden, Victor Smith and Floyd Falany. Each debenture has a principal amount of $150,000 and will be converted upon the consummation of the merger into 4,545.45 shares of First Colony stock. In connection with the signing of the merger agreement, each debenture holder executed a debenture holder support agreement whereby he or she agreed to convert his or her debenture into First Colony stock at the time the merger is consummated. The shares received in this conversion will be entitled to the per share merger consideration in the same manner as all other outstanding shares.

Supplemental executive retirement benefit agreements

        First Colony Bank has supplemental executive retirement benefit agreements with the following six executives: T. Ken Driskell; Daniel C. Chasteen; Rex A. Tallant; Constance R. Pence; Scott J. Garland; and Roxanne H. Densmore. These agreements generally entitle the executives to retirement benefits that will vest upon the consummation of the merger. The agreements for Messrs. Driskell and Chasteen and the rights and benefits thereunder will be cancelled at the time of the closing of the merger in consideration of cash payments of $1.1 million to Mr. Driskell and $490,000 to Mr. Chasteen. Main Street Bank will assume the other agreements with certain modifications to the agreements for Mr. Tallant, Ms. Pence and Mr. Garland that provide for a portion of the benefits that would otherwise vest at closing to remain unvested. These executives have agreed to these modifications.

Reacquisition of branch sites

        In September 2001 First Colony Bank entered into a sale and leaseback transaction whereby it sold its Alpharetta office located at 300 South Main Street and its Roswell office located at 800 Mansell Road to The OREO Group, LLC, a Georgia limited liability company which is owned by the following First Colony officers and directors: T. Ken Driskell; John R. Burgess, Jr.; Daniel C. Chasteen; Scott J. Garland; James Otwell; Constance R. Pence; Jimmy Phillips; and Victor Smith. Prior to the consummation of the merger either First Colony or First Colony Bank will reacquire these properties for a price equal to the sum of the purchase prices in the sale to The OREO Group, LLC plus costs associated with that sale and the reacquisition. See "First Colony's executive compensation—Certain transactions" at page 74.

Employee benefits

        The merger agreement provides that Main Street and Main Street Bank will waive any preexisting condition exclusion under any employee health plan to the extent the condition was covered under the relevant First Colony or First Colony Bank benefit plan on the date which immediately precedes the effective time of the merger. For purposes of calculating an employee's accrual of sick time, vacation time, eligibility for and vesting under any Main Street or Main Street Bank employee benefit plans, service with First Colony or First Colony Bank prior to the effective time of the merger will be treated as service with Main Street or Main Street Bank.

Indemnity

        Main Street has agreed to indemnify each director, officer and employee of First Colony against losses arising out of any action or omission by such director, officer or employee on or prior to the consummation of the merger in his or her capacity as such. This indemnification obligation shall last for six years and shall be limited to the extent permitted by the articles of incorporation and bylaws of First Colony as in effect on December 11, 2002.

Shares owned by management and the board

        As of the record date, the directors and executive officers of First Colony beneficially own approximately 150,347 shares or 31.51% of First Colony's stock.

Supervision and regulation

        The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information relevant to Main Street and First Colony. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of Main Street.

General

        Main Street and First Colony are bank holding companies registered with the Federal Reserve and the Georgia Department of Banking and Finance under the Bank Holding Company Act and the Georgia Bank Holding Company Act, respectively. Effective November 30, 2000, pursuant to a previously filed election with the Federal Reserve, Main Street became a financial holding company under the provisions of the Gramm-Leach-Bliley Act which amended the Bank Holding Company Act and expands the activities in which Main Street may engage. First Colony is not a financial holding company.

        Main Street and First Colony are subject to the supervision, examination and reporting requirements of these acts and the regulations of the Federal Reserve and the Georgia Department of Banking and Finance issued under these acts. Main Street's and First Colony's subsidiary banks, Main Street Bank and First Colony Bank, are Georgia chartered banks subject to supervision by the Georgia Department of Banking and Finance. The deposits of each bank are insured by the FDIC and the banks are also subject to supervision by the FDIC.

        The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

  •
  it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% percent of the voting shares of the bank;

  •
  it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

  •
  it may merge or consolidate with any other bank holding company.

        The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977 ("CRA"), both of which are discussed in more detail below.

        The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than:

  •
  banking;

  •
  managing or controlling banks or other permissible subsidiaries; and

  •
  acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks.

However, the activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act. Gramm-Leach-Bliley repealed the anti-affiliation provisions of the Glass-Steagall Act and permits the common ownership of commercial banks, investment banks and insurance companies. The BHC Act was amended to permit a financial holding company to engage in any activity and acquire and retain any company that the Federal Reserve determines to be:

  •
  financial in nature or incidental to such financial activity; or

  •
  complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity. Holding companies may continue to own companies conducting activities which had been approved by Federal order or regulation on the day before Gramm-Leach-Bliley was enacted.

        In determining whether a particular activity is financial in nature or incidental or complementary to a financial activity, the Federal Reserve must consider (1) the purpose of the Bank Holding Company and Gramm-Leach-Bliley Acts, (2) changes or reasonable expected changes in the marketplace in which financial holding companies compete and in the technology for delivering financial services, and (3) whether the activity is necessary or appropriate to allow financial holding companies to effectively compete with other financial service providers and to efficiently deliver information and services. The Act expressly lists the following activities as financial in nature:

  •
  Lending, trust and other banking activities;

  •
  Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

  •
  Providing financial, investment or advisory services;

  •
  Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

  •
  Underwriting, dealing in or making a market in securities;

  •
  Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

  •
  Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

  •
  Merchant banking through securities or insurance affiliates; and

  •
  Insurance company portfolio investments.

        In qualifying to become a financial holding company Main Street's depository institution subsidiaries were required to be well capitalized and well managed and must have had a Community Reinvestment Act rating of at least "satisfactory." Additionally, Main Street was required to file an election with the Federal Reserve to become a financial holding company.

        The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

        Main Street Bank and First Colony Bank are subject to regulation, supervision and examination by the FDIC and the Georgia Department of Banking and Finance. The FDIC and the Georgia Department of Banking and Finance regularly examine the operations of Main Street Bank and First Colony Bank. The supervisory regulators are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. They also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Payment of dividends

        Main Street and First Colony are legal entities separate and distinct from their subsidiaries. Substantially all of Main Street's and First Colony's revenues result from amounts paid as dividends to Main Street or First Colony by their subsidiary banks. Their banking subsidiaries are subject to statutory and regulatory limitations on the payment of dividends to Main Street and First Colony. Main Street and First Colony are also subject to statutory and regulatory limitations on dividend payments to their shareholders.

        If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the institution cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "—Prompt corrective action" at page 48.

        The Georgia Financial Institutions Code and the Georgia Banking Department's regulations provide:

  •
  that dividends of cash or property may be paid only out of the bank's retained earnings;

  •
  that dividends may not be paid if the banks' paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank's capital stock; and

  •
  that dividends may not be paid without prior approval of the Georgia Banking Department if:
    •
    the bank's total classified assets at its most recent examination exceed 80% of its equity capital;

    •
    the aggregate amount of dividends to be declared exceeds 50% of the bank's net profits after taxes but before dividends for the previous calendar year; or

    •
    the ratio of equity capital to total adjusted assets is less than 6%.

        Applying these dividend restrictions, and without prior approval of the Georgia Banking Department, as of September 30, 2002, Main Street Bank could pay an aggregate dividend of $19.15 million (including a special dividend allowance of $12 million granted by Main Street Bank's regulators in connection with Main Street's stock repurchase program) to Main Street and First Colony Bank could pay an aggregate dividend of $1,797,000 to First Colony. Through September 30, 2002, Main Street Bank paid $9.2 million in cash dividends to Main Street and First Colony Bank has not paid cash dividends to First Colony.

        The payment of dividends by Main Street or First Colony and its subsidiaries may also be affected or limited by other factors, such as a requirement by a regulatory agency to maintain adequate capital above regulatory guidelines.

Financial relationship between Main Street or First Colony and their subsidiaries

        There are also various legal restrictions on the extent to which Main Street or First Colony can borrow or otherwise obtain credit from its banking subsidiary. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited to ten percent of any banking subsidiary's capital stock and surplus.

        Under Federal Reserve policy, Main Street or First Colony are expected to act as a source of financial strength to their banking subsidiaries and to commit resources to support their banking subsidiaries.

        Any capital loans by a bank holding company to a subsidiary bank are usually subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This support may be required at times when a bank holding company may not be able to provide such support.

Capital adequacy

        Main Street and First Colony are required to comply with the capital adequacy standards established by the Federal Reserve. Their subsidiary banks are required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

        The risk-based capital standards are designed to:

  •
  make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies;

  •
  account for off-balance-sheet exposure; and

  •
  minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

        The minimum guideline for the ratio of total capital to risk-weighted assets is 8% percent and for Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets, is 4% percent. The remainder may consist of Tier 2 Capital, which is certain subordinated debt, other preferred stock and a limited amount of loan loss reserves. At September 30, 2002, Main Street's total risk-based capital ratio and its Tier 1 risk-based capital ratio were 12.73% and 11.48% respectively. At September 30, 2002, First Colony's total risk-based capital ratio and its Tier 1 risk-based capital ratio were 10.49% and 8.78% respectively. On a pro forma combined basis such ratios of Main Street and First Colony at September 30, 2002, would have been 12.17% and 10.93% respectively.

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. Main Street's ratio at September 30, 2002 was 9.16% and First Colony's ratio at September 30, 2002 was 7.72%. On a pro forma combined basis such ratio of Main Street and First Colony at September 30, 2002, would have been 8.53%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised Main Street to maintain any specific leverage ratio or tangible Tier 1 leverage ratio in excess of the minimum requirement applicable to it.

        Main Street's and First Colony's subsidiary banks are subject to risk-based and leverage capital requirements adopted by the FDIC which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Main Street's and First Colony's subsidiary banks were in compliance with applicable minimum capital requirements as of September 30, 2002, which are Tier 1 Capital 4%, Total Capital 8% and leverage ratio of 4%. The following chart shows relevant regulatory ratios for each bank as of September 30, 2002:

	Tier 1	Total Capital	Leverage Ratio
Main Street Bank	11.23%	12.48%	8.96%
First Colony Bank	9.54%	10.77%	8.18%

        Main Street, Main Street Bank, First Colony and First Colony Bank have not been advised by any federal banking agency to maintain any specific capital ratio in excess of the minimum requirement applicable to it.

        Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "—Prompt corrective action" at page 48.

Prompt corrective action

        The Federal Deposit Insurance Act, among other things, requires the federal regulatory agencies to take "prompt corrective action" if a depository institution does not meet minimum capital requirements. The Act establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

        The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

  •
  "well capitalized" if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

  •
  "adequately capitalized" if it has a total capital ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (three percent in certain circumstances) and is not "well capitalized";

  •
  "undercapitalized" if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (three percent in certain circumstances);

  •
  "significantly undercapitalized" if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and

  •
  "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of September 30, 2002, Main Street, Main Street Bank, First Colony and First Colony Bank each had capital levels that qualify each as being "well capitalized."

        The Act generally prohibits a FDIC-insured bank from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be "undercapitalized." "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank's capital. In addition, for a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the bank's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized."

        "Significantly undercapitalized" insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

Community Reinvestment Act

        The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution's size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

        CRA regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution's CRA performance and to review the institution's CRA public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The CRA requires public disclosure of a financial institution's written CRA evaluations. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution's community reinvestment record.

        The Gramm-Leach-Bliley Act makes various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank's primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under this Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a "satisfactory" CRA rating in its latest CRA examination.

Privacy

        Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties which market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Fiscal and monetary policy

        Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Main Street will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Main Street cannot be predicted.

        Current and future legislation and the policies established by federal and state regulatory authorities will affect Main Street's future operations. Banking legislation and regulations may limit its growth and the return to our investors by restricting certain of our activities.

        In addition, capital requirements could be changed and have the effect of restricting our activities or requiring additional capital to be maintained. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on Main Street's business.

Information about Main Street

        Financial and other information relating to Main Street, including information relating to Main Street's current directors and executive officers, are set forth in Main Street's 2002 Annual Report on Form 10-K, Main Street's proxy statement on Schedule 14A filed on April 5, 2002, and Main Street's 2002 Quarterly Reports on Form 10-Q and Main Street's 2002 Current Reports on Form 8-K, which are incorporated by reference herein, copies of which may be obtained from Main Street as indicated under "Where you can get more information" at page 82. See "Incorporation of certain documents by reference" at page 83.

        Main Street is a one-bank holding company that engages through its subsidiary, Main Street Bank, in providing full banking services to its customers. Main Street is engaged in a full range of traditional banking, mortgage banking and investment services to individual and corporate customers through its 23 banking locations. Main Street provides insurance services through its subsidiary, Williamson, Musselwhite and Main Street Insurance, Inc. which has three locations.

Information about First Colony

General

        First Colony was incorporated in Georgia in 1987 to serve as the holding company for First Colony Bank. First Colony has no material assets or liabilities except for the stock in First Colony Bank, and First Colony currently conducts no operations except through First Colony Bank.

        First Colony Bank commenced operations in 1984 as an independent, locally owned commercial bank that conducts business in Alpharetta, Georgia, with deposits insured by the FDIC. Since opening, First Colony Bank has opened additional branches in Roswell, Georgia (added in 1988) and Cumming, Georgia (added in 1996). First Colony Bank operates as a locally-owned bank that targets the banking needs of individuals and small to medium sized businesses in the North Fulton County, Forsyth County and surrounding areas by emphasizing personal service.

        First Colony Bank offers a full range of deposit and lending services and is a member of an electronic banking network, which enables its customers to use the automated teller machines of other financial institutions. In addition First Colony Bank offers commercial and business credit services, as well as various consumer credit services, including home mortgage loans, automobile loans, lines of credit, home equity loans and home improvement loans. First Colony Bank had approximately $314 million in assets as of September 30, 2002.

Market area and competition

        The primary service area of First Colony Bank is the northern part of Fulton County, Forsyth County and the cities of Alpharetta, Roswell and Cumming, Georgia. First Colony Bank encounters competition in its primary service area and in surrounding areas from several other commercial banks. These competitors offer a full range of banking services and vigorously compete for all types of services.

        The following table illustrates the June 30, 2002 deposit base and market share of the largest financial institutions located in First Colony Bank's primary service area as reported by the FDIC.

Rank	Institution	Total Deposits In Market	Total Market Share
		($000)	(%)
1	Wachovia Corp.	882,946	25.74
2	Synovus Financial Corp.	542,019	15.80
3	Bank of America Corp.	518,327	15.11
4	Regions Financial Corp.	357,135	10.41
5	SunTrust Banks Inc.	336,063	9.80
6	First Colony Bancshares, Inc.	251,655	7.34
7	SouthTrust Corp.	228,046	6.65
8	BB&T Corp.	144,217	4.20
9	Main Street Banks Inc.	85,719	2.50
10	Forsyth Bancshares Inc.	84,029	2.45

	Totals	3,430,156	100.00

        While First Colony Bank experiences competition from financial institutions headquartered in its primary service area, some competition also comes from banks outside of this area that seek to make loans in First Colony Bank's primary service area. In addition, in certain aspects of its banking business, First Colony Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds and other financial institutions which have recently entered the traditional banking markets.

        The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation that has, in several respects, deregulated financial institutions. The full impact of this legislation and subsequent laws that will continue to deregulate the financial services industry even further cannot be fully assessed or predicted. See "Supervision and Regulation" at page 44.

Deposits

        First Colony Bank offers a wide range of commercial and consumer interest bearing and non-interest bearing deposit accounts, including checking accounts, money market accounts, negotiable order of withdrawal ("NOW") accounts, individual retirement accounts, certificates of deposit and regular savings accounts. The sources of deposits are residents, businesses and employees of businesses within First Colony Bank's market area, obtained through the personal solicitation of First Colony Bank's officers and directors, direct mail solicitation and advertisements published in the local media. First Colony Bank pays competitive interest rates on time and savings deposits. In addition, First Colony Bank has implemented a service charge fee schedule competitive with other financial institutions in First Colony Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

Loan portfolio

        First Colony Bank engages in a full complement of lending activities, including commercial, consumer/installment and real estate loans.

        Lending is directed principally towards individuals and businesses whose demands for funds fall within First Colony Bank's legal lending limits and which are potential deposit customers of First Colony Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Particular emphasis is placed on small and middle market commercial loans and owner occupied commercial and residential real estate loans. First Colony Bank has no foreign loans outstanding.

        First Colony Bank may originate loans and participate with other banks with respect to loans that exceed its lending limits. First Colony Bank's management does not believe that loan participations necessarily pose any greater risk of loss than loans that First Colony Bank originates.

        No material portion of First Colony Bank's outstanding loans was concentrated within a single industry or group of related industries, with the exception of residential and commercial mortgage loans. As of September 30, 2002, 79% of First Colony Bank's outstanding loans consisted of residential and commercial mortgage loans. There are no material seasonal factors that would have an adverse impact on First Colony Bank's outstanding loans. However, because First Colony Bank derives a substantial portion of its business from mortgage loans, to the extent that fluctuations and changes occur in the housing industry, First Colony Bank's business could fluctuate as well.

        The following is a description of each of the major categories of loans in First Colony Bank's loan portfolio.

        Commercial.    These loans are customarily granted to local business customers on a fully collateralized basis to meet local credit needs. The loans can be extended for periods of between one year and five years and are usually structured to fully amortize over the term of the loan or balloon after the third year or fifth year of the loan with an amortization up to ten years. The terms and loan structure are dependent on the collateral and strength of the borrower. The loan to value ratios range from 40% to 80%. The risks of these types of loans depend on the general business conditions of the local economy and the local business borrower's ability to sell its products and services in order to generate sufficient business profits to repay First Colony Bank under the agreed upon terms and conditions. The value of the collateral held by First Colony Bank as a measure of safety against loss is most volatile in this loan category.

        Real Estate—Construction.    These loans are made for the construction of single-family residences in First Colony Bank's market area. The loans are granted to qualified individuals with down payments of at least 20% of the appraised value or contract price, whichever is less. The interest rates fluctuate at 1/2% to 2% above First Colony Bank's prime interest rate during the six-month construction period. First Colony Bank charges a fee of 1/2% to 1% in addition to the normal closing costs. These loans generally command higher rates and fees commensurate with the risk warranted in the construction lending field. The risk in construction lending is dependent upon the performance of the builder in building the project to the plans and specifications of the borrower and First Colony Bank's ability to administer and control all phases of the construction disbursements. Upon completion of the construction period, the mortgage is converted to a permanent loan and normally sold to an investor in the secondary mortgage market.

        Real Estate—Mortgage.    First Colony Bank's adjustable rate mortgages include lifetime interest rate caps. All such loans are qualified and underwritten to meet FHLMC guidelines and no negative amortized loans are offered. No loans carry a prepayment penalty clause and therefore can be paid out or refinanced at a fixed rate, thus reducing the default risk. These loans are priced according to proper index and margin, and should not lag behind funding costs. The majority of these loans are funded by investors in the secondary mortgage market at closing and therefore represent no interest rate risk to First Colony Bank.

        Installment loans.    These loans are granted to individuals for the purchase of personal goods such as automobiles, recreational vehicles and for the improvement of single family real estate in the form of second mortgages. First Colony Bank obtains a lien against the item purchased by the consumer and holds title until the loan is repaid in full. These loans are generally granted for periods ranging between one and five years at fixed rates of interest 1% to 5% above First Colony Bank's prime interest rate.

The loan to value ratios range from 40% to 80%. Loss or decline of income by the borrower due to layoffs, divorce or unexpected medical expenses represent unplanned occurrences that may represent risk of default to First Colony Bank. In the event of default, a shortfall in the value of the collateral may pose a loss to First Colony Bank in this loan category.

        First Colony Bank also offers home equity loans to qualified borrowers. The interest rate floats at 0% to 4% above the prime interest rate quoted in The Wall Street Journal and is capped at 18%. The loan to appraised value cannot exceed 80% and the maturity is limited to ten years. First Colony Bank requires a first or second mortgage position and loans are made on principal residences only.

Investments

        As of September 30, 2002, loans comprised approximately 85% of First Colony Bank's assets, investment securities comprised approximately 10% of First Colony Bank's assets, and federal funds sold comprised approximately 1% of First Colony Bank's assets. First Colony Bank invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States and obligations of agencies of the United States. In addition, First Colony Bank enters into federal funds transactions with its principal correspondent banks, and primarily acts as a net seller of such funds. The sale of federal funds amounts to a short-term loan from First Colony Bank to another bank. A national bank's lending and investment limits are separate and distinct requirements.

Asset/liability management

        It is the objective of First Colony Bank to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain of the officers of First Colony Bank are responsible for monitoring policies and procedures that are designed to ensure an acceptable composition of asset/liability mix, stability, and leverage of all source of funds while adhering to prudent banking practices. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of First Colony Bank seeks to invest the largest portion of First Colony Bank's assets in commercial, consumer and real estate loans.

        First Colony Bank regards certificates of deposits of $100,000 or more as volatile deposits. Since it's opening in 1984, First Colony Bank has maintained sufficient liquidity to repay these deposits on maturity. While First Colony Bank does not generally pursue these types of deposits, at times it is profitable to do so and this option is exercised when deemed prudent by management. This accounts for the volatility in this liability category.

        Securities sold subject to repurchase are offered as a product to attract and maintain account relationships. First Colony Bank had only $376,000 outstanding in repurchase agreements as of September 30, 2002. First Colony Bank has available three overnight federal funds purchased lines totaling $18.5 million which may be used to meet liquidity needs. As of September 30, 2002, First Colony Bank had no balances outstanding under these lines.

        First Colony Bank's asset/liability mix is monitored on a daily basis with a quarterly report reflecting interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to First Colony Bank's board of directors. The objective of this policy is to control interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on First Colony Bank's earnings.

Correspondent banking

        Correspondent banking involves the providing of services by one bank to another bank that cannot provide that service for itself from an economic or practical standpoint. First Colony Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

        First Colony Bank may sell loan participations to correspondent banks with respect to loans that exceed First Colony Bank's lending limit. As of September 30, 2002, $3,759,041 worth of loans had been sold to other banks.

Facilities

        First Colony Bank leases four locations. The First Colony Bank main office is located at 300 South Main Street, Alpharetta, Georgia. This office consists of 7,338 square feet, 5 teller stations, 5 offices, a vault, a night depository, 3 drive-in windows and a board/conference room. First Colony Bank's Roswell branch office is located at 800 Mansell Road, Roswell, Georgia. It consists of 6,405 square feet, 4 teller stations, 5 offices, a vault, a night depository, 2 drive-in windows and a board/conference room. First Colony Bank's Cumming Branch is located at 100 Colony Park Drive, Cumming, Georgia. It consists of 5,000 square feet. Finally, First Colony Bank's corporate office is located at 320 Maxwell Road, Alpharetta, Georgia. It consists of 2,900 square feet.

Data processing

        First Colony Bank has entered into a data processing servicing agreement with Fiserv. Under the agreement, First Colony Bank receives a full range of data processing services.

Employees

        First Colony Bank employs 50 persons on a full-time or part-time basis, including 14 officers. First Colony Bank hires additional persons as needed on a full-time or part-time basis, including additional tellers and customer service representatives. First Colony Bank's employees are not represented by a collective bargaining unit.

Monetary policies

        The results of operations of First Colony Bank are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of First Colony Bank.

Legal proceedings

        In the ordinary course of operations, First Colony Bank is a party to various legal proceedings. In the opinion of its management, there are no proceedings pending, or to its knowledge, threatened in which an adverse decision would have a material adverse effect on its financial condition or results of operations.

First Colony security ownership

        The following table sets forth certain information as of December 31, 2002 with respect to ownership of the outstanding common stock of First Colony by:

  •
  all persons known to First Colony to own beneficially more than 5% of the outstanding shares of common stock of First Colony;

  •
  each director of First Colony;

  •
  each person named in the Summary Compensation table presented elsewhere herein; and

  •
  all directors and executive officers of First Colony as a group.

        The amounts shown reflect the number of shares beneficially owned, directly or indirectly, by each director and named executive officer. The number of shares shown as beneficially owned and percentage ownership includes shares subject to purchase under exercisable options, warrants and Mandatory Convertible Debenture Notes. Except as otherwise indicated, the persons named in the table have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon "beneficial ownership" concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, the person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

        The calculation of the percentage ownership of each individual is based in each case on 477,083 actual outstanding shares of common stock, plus the number of shares subject to that individual's exercisable options, warrants, or Mandatory Convertible Debenture Notes.

Beneficial Owner	Position Held	Shares of Common Stock Beneficially Owned		Percent of Outstanding Shares
John R. Burgess 1760 Bates Road Alpharetta, GA 30004	Chairman of the Board	25,250	(1)	5.24
T. Ken Driskell 540 Blue Heron Way Alpharetta, GA 30004	Director/CEO	136,374	(2)	28.32
Daniel C. Chasteen 780 East Hembree Crossing Roswell, GA 30076	Executive Vice President	106,454	(3)	22.10
Scott J. Garland 2955 Champagne Court Cumming, GA 30041	President/First Colony Bank	14,995	(4)	3.09
Jimmy Phillips 102 Bob White Circle Calhoun, GA 30701	Director	9,004	(5)	1.87
James A. Otwell, III 4175 Browns Bridge Road Cumming, GA 30040	Director	16,406	(6)	3.44

Robert P. Koven 4398 Papermill Road Marietta, GA 30067	Director	4,140		0.87
Dolores Rodden 11430 Crabapple Road Roswell, GA 30075	Director	24,231	(7)	5.03
Victor Smith 10892 Crabapple Road, Suite 100 Roswell, GA 30075	Director	26,138	(8)	5.43
All directors and officers as a group (10 Persons)		273,792	(9)	53.38
First Colony Bank 401(K) Stock Bonus Plan P.O. Box 1067 Alpharetta, GA 30009-1067		93,785	(10)	19.66
Joyce Porter 170 Wendy Hill Road Alpharetta, GA 30004		46,066		9.66

(1)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note. Includes 6,075 shares owned by Mr. Burgess's business, Bur-Rog, Inc. Also includes 5,391 shares owned by Mr. Burgess's wife, as to which he disclaims voting and investment power.

(2)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note. Includes 93,785 shares held by the First Colony Bank 401(K) Stock Bonus Plan, of which Mr. Driskell is a Co-Trustee (see note 10), with this total including 5,197 shares held in his plan account. Also includes 203 shares owned by Mr. Driskell's wife, as to which he disclaims voting and investment power.

(3)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note. Includes 93,785 shares held by the First Colony Bank 401(K) Stock Bonus Plan, of which Mr. Chasteen is a Co-Trustee (see note 10), with this total including 6,048 shares held in his plan account

(4)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note. Includes 4,000 shares that are subject to exercisable options granted to Mr. Garland and 4,232 shares of 401(K) stock beneficially owned by Mr. Garland.

(5)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note.

(6)
Includes 3,176 shares owned by Mr. Otwell as custodian for his minor children, over which he has investment and voting powers. Also includes 4,740 shares owned by Mr. Otwell's wife, as to which he disclaims voting and investment power.

(7)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note. Also includes 507 shares owned by Ms. Rodden's husband, as to which she disclaims voting and investment power.

(8)
Includes 4,545 shares that are subject to a Mandatory Convertible Debenture Note.

(9)
These figures are different from the sum of the individual percentages because of rounding and because these figures include 8,817 shares of beneficially owned by another executive officer, which is not included individually in the table.

(10)
The First Colony Bank (401)K Stock Bonus Plan owns 93,785 shares of record. Mr. Driskell and Mr. Chasteen are Co-Trustees of this plan and, as such, share voting and dispositive authority regarding shares held in the plan.

First Colony management's discussion and analysis of
financial condition and results of operations

        The following is a discussion of First Colony's financial condition at September 30, 2002 and 2001 and the results of operations for the periods then-ended, as well as First Colony's financial condition at December 31, 2001 and 2000 and the results of operations for the years ended December 31, 2001 and 2000. The purpose of this discussion is to focus on information about First Colony's financial condition and results of operations which are not otherwise apparent from the audited and interim financial statements. Reference should be made to those statements and the selected financial data presented elsewhere in this proxy statement/prospectus for an understanding of the following discussion and analysis. Since First Colony conducts no activity other than holding stock in First Colony Bank, the discussion focuses on the financial condition and results of operation of First Colony Bank

Results of operations for nine months ended September 30, 2002 and 2001

        The following is management's discussion and analysis of certain significant factors that have affected the First Colony Bank's financial position and operating results for the nine-month periods ended September 30, 2002 and 2001.

  Financial condition

        Total assets increased by 25% from $250 million to $314 million as of September 30, 2002, as compared to September 30, 2001. This growth was funded primarily by increases in total deposits of $46.5 million during the same period. The increase in total assets as of September 30, 2002 compared to September 30, 2001 consisted primarily of an increase of $42.1 million in total loans. The loan to deposit ratio at September 30, 2002 was 99% compared to 100% at December 31, 2001.

        Total equity increased $3,913,000, or 18% during the nine months ended September 30, 2002. The net increase consists of net income for the period of $3,687,000 plus the recovery of unrealized losses recognized on securities available-for-sale totaling $226,000.

  Liquidity

        At September 30, 2002, First Colony Bank's liquidity was more than adequate in relation to target ratios. Liquidity is measured by the ratio of net cash, Federal funds sold and securities to net deposits and short-term liabilities. First Colony Bank has lines of credit available to meet any unforeseen liquidity needs.

  Regulatory capital requirements

        Banking regulations require First Colony Bank to maintain minimum capital levels in relation to assets. At September 30, 2002, First Colony Bank's capital ratios were considered well-capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for First Colony Bank at September 30, 2002 are as follows:

	Actual	Minimum Regulatory Requirement
Leverage Capital Ratio	8.18%	4.00%
Risk-Based Capital Ratios:
Core Capital	9.54%	4.00%
Total Capital	10.77%	8.00%

  Net interest income

        Net interest income increased by $1,147,000, or 15%, for the nine-month period ended September 30, 2002, compared to the same period in 2001. The increase in net interest income is attributable to an increase in earning assets of $63 million, or 26% at September 30, 2002 as compared to September 30, 2001. During this same period total deposits increased by $46.5 million, of which 100% was in time deposits. The increase in net interest income is based on the spread between rates earned on interest earning assets and rates paid on interest bearing liabilities.

        The net interest margin was 4.26% and 4.36% at September 30, 2002 and September 30, 2001, respectively.

  Provision for loan losses

        The provision for loan losses is based on management's evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a quarterly basis and makes provisions as necessary. A provision of $300,000 was made during the nine-month period ending September 30, 2002 based upon this evaluation process. The allowance for loan loss as a percentage of total loans was 1.20% at September 30, 2002 compared to 1.26% at December 31, 2001. Management believes the allowance for loan loss at September 30, 2002 is adequate to meet any potential losses in the loan portfolio.

        At September 30, 2002 and 2001, nonaccrual, past due and restructured loans were as follows:

	September 30,
	2002	2001
	(Dollars in thousands)
Total nonaccruing loans	$657	$249
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	271	762
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	0	0
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	0	0

        Nonaccrual loans have remained constant during the last year while past due loans greater than 90 days and still accruing have decreased by $491,000. As shown in the following table, net charge-offs decreased by $63,000 for the nine months ended September 30, 2002 as compared to September 30, 2001. Net recoveries as a percentage of average loans outstanding were .01% for the nine months ended September 30, 2002 compared to net charge-offs as a percentage of average loans outstanding of (.01)% for the same period in 2001.

        Information regarding the allowance for loan loss data through September 30, 2002 and 2001 is as follows:

	Nine Months Ended September 30,
	2002	2001
	(Dollars in thousands)
Average amount of loans outstanding	$257,486	$216,423

Balance of allowance for loan losses at beginning of period	$2,906	$2,409

Loans charged off
Commercial and financial	27	6
Real estate	0	0
Installment	95	25

	122	31

Loans recovered
Commercial and financial	4	0
Real estate	0	0
Installment	151	1

	155	1

Net (charge-offs) recoveries	33	(30)

Additions to allowance charged to operating expense during Period	300	435

Balance of allowance for loan losses at end of period	3,239	2,814

Ratio of net loan (charge-offs) recoveries during the period to average loans outstanding	.01%	(.01)%

  Other income

        Other income increased by $607,800 for the nine-month period ended September 30, 2002 as compared to the same period in 2001. This increase was primarily the result of increased service charges on deposit accounts of $90,000, mortgage origination fees of $132,000, gain on sale of buildings of $152,000 and realized cash value of life insurance of $160,000.

  Other expenses

        Other expenses increased by $503,000 for the nine-month period ended September 30, 2002 as compared to the same period in 2001. The most significant increase in 2002 was an increase of $215,000 in salaries and employee benefits for the nine-month period. The increase in salaries and employee benefits represents normal increases in salaries and the addition of two employees in 2002.

        Other operating expenses, which includes occupancy and equipment expenses, increased by $288,000 for the nine-month period ended September 30, 2002 as compared to the same period in 2001. The increase in other operating expenses is primarily the result of an increase of $201,000 in rent expense. The increase in rent was the result of the sale-lease back of two bank buildings.

  Net income

        Net income increased by $970,000 for the nine-month period ended September 30, 2002, or approximately 36% for the nine-month period. The increase in net income can be attributed to continued increases in interest-earning assets and the increase in other income discussed above.

Results of Operations for the years ended December 31, 2001 and 2000

  Net income

        2001 Compared to 2000    For the year ended December 31, 2001, First Colony Bank recorded net income of $3,951,081. The increase in net income compared to 2000 was $1,388,000, or approximately 54%. The increase in net income in 2001 as compared with 2000 was primarily because of increases in interest-earning assets and liabilities which resulted in an increase in net interest income of $1,344,000.

  Net interest income

  Table 1: Average balances, interest income, and interest expense

        The following table contains condensed average balance sheets for the years indicated. In addition the amount of First Colony Bank's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.

Analysis of Net Interest Income
For The Years Ended December 31, 2001 and 2002

	2001			2000
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Taxable investment securities	$19,269	$1,131	5.87%	$24,107	$1,488	6.17%
Federal funds sold	2,738	100	3.65%	1,131	68	6.01%
Loans (1)	212,525	18,446	8.68%	171,217	16,602	9.70%
Allowance for loan losses	(2,669)	0	0	(1,955)	0	0
Cash and due from banks	4,928	0	0	4,009	0	0
Other assets	4,948	0	0	5,216	0	0
Total Assets	241,739	0	0	203,725	0	0
Total interest-earning assets	234,532	19,677	8.39%	196,455	18,158	9.24%
Liabilities:
Noninterest-bearing demand	24,851	0	0	24,240	0	0
Interest bearing demand and savings	83,786	2,854	3.41%	77,521	4,027	5.19%
Time	109,438	6,440	5.88%	82,435	5,024	6.09%
Total deposits	218,075	0	0	184,196	0	0
Other borrowings	2,096	94	4.48%	2,349	162	6.90%
Other liabilities	2,286	0	0	2,050	0	0
Shareholders' equity	19,282			15,130
Total liabilities and shareholders' equity	241,739	0	0	203,725	0	0
Total interest-bearing liabilities	195,320	9,388	4.81%	162,305	9,213	5.68%

Net interest income		10,289			8,945
Net interest margin (2)	4.39%			4.55%
Net interest spread (3)	3.58%			3.56%

(1)
Interest income from loans includes total fee income of approximately $757,000 and $714,000 for the years ended December 31, 2001 and 2000, respectively.

(2)
Net interest margin is net interest income divided by average interest-earning assets.

(3)
Interest rate spread is the weighted average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

  Table 2: Rate and volume analysis

        The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected First Colony Bank's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by previous year volume); and a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

Analysis of Changes In Net Interest Income
For The Years Ended December 31, 2001 and 2000
(In Thousands)

	2001 Compared to 2000 Increase (decrease) due to change in
	Rate	Volume	Change
Income from interest-earning assets:
Interest and fees on loans	$(1,869)	$3,713	$1,844
Interest on taxable securities	(70)	(287)	(357)
Interest on Federal funds sold	(35)	67	32

Total interest income	(1,974)	3,493	1,519
Expense from interest-bearing liabilities:
Interest on interest-bearing deposits	(1,477)	304	(1,173)
Interest on time deposits	(178)	1,594	1,416
Interest on Borrowings	(52)	(16)	(68)

Total interest expense	(1,707)	1,882	175
Net interest income	(267)	1,611	1,344

        2001 Compared to 2000.    Net interest income increased by $1,344,000 for the year ended December 31, 2001, or 15%. The increase in net interest income is due to an increase of $38 million in interest-earning assets, or an increase of 19%. During the same period, the increase in interest-bearing liabilities was $33 million, an increase of 20%. The net interest margin decreased slightly during the year from 4.55% to 4.39%. The decrease in the net interest margin reflects the volume of interest-earning assets that were originated in years prior to 2001. Interest-earning assets typically reprice faster than interest-bearing liabilities, therefore in the current situation, the net interest margin reflects past interest rate environments as well as the current rate environment. As the liabilities reprice, the net interest margin should gradually increase in a stable interest rate environment. Additionally, competition for loans and deposits has a direct effect on the net interest margin. The overall yield on interest-earning assets decreased by 85 basis points to 8.39% in 2001, and the rate paid on interest-bearing liabilities decreased 87 basis points to 4.81%, resulting in a slight increase in the interest rate spread of 2 basis points to 3.58%.

        The most significant increase in average interest-earning assets consisted of an increase of $41,308,000 in total loans for the year ended December 31, 2001 compared to December 31, 2000. The average rates earned on interest-earning assets has decreased in 2001, as discussed previously. The most significant change was a 102 basis point decrease in the yield on loans in 2001 compared to 2000.

        Average interest-bearing demand and savings deposits grew $6.2 million and average time deposits grew by $27 million for the year ended December 31, 2001 compared to 2000. The average rate paid on these deposits in 2001 was 3.41% and 5.88%, down from 5.19% and 6.09%, respectively, in 2000.

  Provision for loan losses

        For the year ended December 31, 2001, the provision for loan losses decreased by $250,000 compared to the prior year. The decrease in 2001 was based on management's evaluation of the overall allowance for loan losses.

        The provision for loan losses is based on management's evaluation of economic conditions, volume and composition of the loan portfolio, the historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. Management performs such reviews quarterly and adjusts the level of the allowance for loan losses. At December 31, 2001, the allowance for loan losses was adequate to provide for potential losses in the loan portfolio. The allowance for loan loss as a percentage of total loans was 1.26% at December 31, 2001 compared to 1.25% at December 31, 2000.

        The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as First Colony Bank's loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses. An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by the loan committee on a quarterly basis.

        First Colony Bank's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks regulatory agencies may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.

        While it is First Colony Bank's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

        The following table presents at the dates indicated the aggregate nonperforming loans for the following categories:

	December 31,
	2001	2000
	(Dollars in Thousands)
Loans accounted for on a nonaccrual basis	$435	$220
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	846	216
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	0	0
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms.	0	0

        The reduction in interest income associated with nonaccrual loans as of December 31, 2001 is as follows:

Interest income that would have been recorded on nonaccrual loans under original terms	$29
Interest income that was recorded on nonaccrual loans	0

Reduction in interest income	$29

        In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower these loans have collateral pledged which would prevent the recognition of substantial losses. Any loans classified by regulatory authorities as loss have been charged off.

  Commitments and lines of credit

        In the ordinary course of business, First Colony Bank has granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the loan committee. These commitments are recorded in the financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon the total commitment amounts do not necessarily represent future cash requirements.

        Following is a summary of the commitments outstanding at December 31, 2001 and 2000.

	2001	2000
	(Dollars in Thousands)
Commitments to extend credit	$34,368	$32,611
Standby letters of credit	$1,318	$1,007

        Commitments to extend credit include unused commitments for open-end lines secured by 1-4 family residential properties, commitments to fund loans secured by commercial real estate, construction loans, land development loans and other unused commitments. Commitments to fund commercial real estate, construction and land development loans increased by $1,766,000 at December 31, 2001 compared to 2000. This increase is due to the growth and development in First Colony Bank's market area. A significant portion of the increase in outstanding commitments is in 1-4 family residential construction and development.

        The following table summarizes the allowance for loan losses for each year.

	December 31,
	2001	2000
	(Dollars in Thousands)
Average balance of loans outstanding	$212,525	$171,217

Balance of allowance for loan losses at beginning of year	2,409	1,671
Charge-offs:
Real estate—mortgage	0	0
Real estate—construction	0	0
Consumer	69	41
Commercial	22	119

Total	91	160

Recoveries:
Real estate—mortgage	0	0
Real estate—construction	0	0
Consumer	3	49
Commercial	0	14

Total	3	63

Net charge-offs	88	97

Additions to allowance charged to operations	585	835

Balance of allowance charged to operations	2,906	2,409

Ratio of net loan charge-offs during the year to average loans outstanding during the year	0.04%	0.06%

        The following table summarizes the allocation of the allowance for loan losses to types of loans as of the indicated dates.

	Year Ended December 31,
	2001		2000
	Amount	Percent of Loans in each Category To Total Loans	Amount	Percent of Loans in Each Category To Total Loans
	(Dollars in Thousands)
Commercial	$39,258	17.01%	$31,095	16.15%
Real estate	11,900	5.15%	138,819	72.10%
Consumer	179,675	77.84%	22,635	11.75%

	$230,833		$192,549

  Other income

        2001 Compared to 2000.    Other income increased by $1,111,000 in 2001, or 111%, compared to 2000. The initial gain on the sale and lease-back of two bank offices of $516,000 was booked in October, 2001. Included in other income is mortgage loan origination fee income which increased for the year ended December 31, 2001 by $431,000, to $866,000. This increase is directly related to the increase in mortgage lending activity that fluctuates with the rise and fall of mortgage rates.

  Other expenses

        2001 Compared to 2000.    Other expenses increased during 2001 by $527,000 compared to the same period in 2000. Salaries and employee benefits increased by $336,000 for the year. The increase in salaries and employee benefits includes normal increases in salaries, group insurance, payroll taxes, profit sharing and employee incentives. The number of full-time equivalent employees increased by 3 to 47 as of December 31, 2001. Equipment and occupancy expenses combined increased by $61,000. The increase in equipment and occupancy expenses is not directly related to any one significant increase or change in operations. Other operating expenses remained constant for 2001.

  Balance sheet review

        2001 Compared to 2000.    Total assets increased in 2001 by $46 million, or 20.6%. The most significant increase in assets came in the growth of the loan portfolio, which grew $39.1 million, or 20.5%. Total interest-earning assets increased by $47.1million, or 22.1% in 2001 as compared to 2000.

        Fixed assets decreased $1.1 million in 2001 as compared to 2000 resulting from the sale-lease back of two bank buildings. During 2001, First Colony Bank sold two of its office facilities, including the land to The OREO Group, LLC, a related party, for $2.2 million, realizing a gain of $1.1 million. Simultaneously with the sale, First Colony Bank entered into an agreement to lease back the land and buildings for an initial term of three years. A special independent committee determined that, in its opinion, the sale-lease-back transaction was consummated on terms no less favorable than could be obtained from an unaffiliated third party and First Colony Bank is under no guarantee related to the lease relationship or any renewal of the lease. The portion of the gain equal to the present value of the minimum lease payments was initially deferred and is being amortized over the initial lease term. The lease is being accounted for as an operating lease by the bank. Included in other liabilities in the consolidated balance sheets is the unamortized balance of the deferred gain on the sale in the amount of $575,000 at December 31, 2001.

        Total deposits increased by $35.1 million, or 17.9%, which funded for the most part the asset growth. Non-interest-bearing demand deposits increased by $5.6 million, or 24.4%, interest-bearing demand and savings decreased by $12 million, or 15.6%, and time deposits increased by $17.6 million, or 18.2%. An initial advance of $15 million was obtained from the Federal Home Loan Bank of Atlanta.

        Stockholders' equity increased by $4.6 million. This increase reflected net earnings of $4.0 million. Accumulated other comprehensive income represents the net unrealized gains on securities available-for-sale which increased during 2001 by $269,000 to $138,000 net of taxes. First Colony also injected $350,000 into the First Colony Bank's capital in 2001.

        The following table summarizes the December 31, 2001 and December 31, 2000 return on average assets and return on average equity.

	For the Years Ending December 31,
	2001	2000
Return on Average Assets	1.63%	1.26%
Return on Average Equity	20.49%	16.94%
Average Equity as a Percentage of Average Assets	7.98%	7.43%

Securities portfolio

        The carrying amounts of securities at the dates indicated are summarized as follows:

	December 31,
	2001	2000
	(Dollars in Thousands)
U.S. Treasury and government agencies and corporations	$3,397	$8,229
State and municipal securities	1,266	0
Mortgage-backed securities	16,581	13,248
Equity securities	0	413

	$21,244	$21,890

        The carrying amounts of securities in each category as of December 31, 2001 are shown in the following table according to maturity classifications.

	U.S. Treasury and Government Agencies And Corporations, including Mortgage-backed securities		State and Municipal Securities
	Carrying Amount	Yield	Carrying Amount	Yield
	(Dollars in Thousands)
After one year through five years	$2,085	6.42%	$0	0%
After five years through ten years	1,312	5.85%	1,266	4.95%
After ten years	6,581	5.60%	0	0%

	$19,978		$1,266

Loan portfolio

  Types of loans

        The amount of loans outstanding at the indicated dates is shown in the following table according to the type of loan.

	At December 31,
	2001	2000
	(Dollars in Thousands)
Commercial, financial, agricultural	$37,831	$29,659
Real estate—construction	50,230	40,791
Real estate—mortgage	129,445	98,028
Consumer and other	13,327	24,071

	$230,833	$192,549
Less allowance for loan losses	2,906	2,409

Loans, net	$227,927	$190,140

  Maturities and sensitivities to changes in interest rates

        Total loans as of December 31, 2001 are shown in the following table according to repricing date and maturity classifications (1) one year or less, (2) after one year through two years, and (3) after two years. The disclosure of loans by the above categories, and by maturity of one year to five years and over five years, is not available and to obtain this information would cause undue time and expense to be incurred by First Colony Bank.

(Dollars in Thousands)
Maturity:
One year or less	$112,008
After one year through two years	24,421
After two years	94,404

$230,833

        Total loans as of December 31, 2001 with a maturity after one year which have (1) predetermined interest rates and (2) floating or adjustable interest rates, are presented below:

(Dollars in Thousands)
Predetermined rates	$117,856
Floating or adjustable rates	969

$118,825

Deposits

        The average amount of deposits and average rates paid thereon, classified as to no interest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

	Year Ended December 31,
	2001		2000
	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Non-interest bearing demand deposits	$24,851	0	$24,240	0
Interest-bearing demand and savings deposits	83,786	3.41%	77,521	5.20%
Time deposits	109,438	5.88%	82,435	6.09%

	$218,075		$184,196

        The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2001 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through 12 months and (4) over 12 months.

(Dollars in Thousands)
Three months or less	$16,118
Over three months through 12 months	17,019
Over 12 months	18,926

$52,063

Liquidity

        Liquidity represents the ability to meet the needs of customers to withdraw funds from deposit accounts, to borrow funds and to meet their credit needs. First Colony Bank manages its liquidity needs in such a way that the needs of depositors and borrowers are met on a timely basis so that the operations of First Colony Bank are not interrupted. Sources of liquidity available to meet these needs include cash on deposit, federal funds, securities available for sale, maturities of securities and principal payments on loans. Growth in First Colony Bank's deposit base provides an additional source as does access to funds through relationships with correspondent banks. Liquidity needs at First Colony Bank can also be met through loan participations sold to other financial institutions.

        At December 31, 2001 the liquidity position of First Colony Bank was considered adequate and within guidelines set forth in First Colony Bank's liquidity policy.

Regulatory capital requirements

        First Colony Bank is subject to minimum capital standards as set forth by federal bank regulatory agencies.

        First Colony Bank's capital for regulatory purposes differs from First Colony Bank's equity as determined under generally accepted accounting principles. Generally, "Tier 1" regulatory capital will equal capital as determined under generally accepted accounting principles less any unrealized gains or losses on securities available for sale while "Tier 2" capital includes the allowance for loan losses up to certain limitations. Total risk based capital is the sum of Tier 1 and Tier 2 capital. First Colony Bank's capital ratios and required minimums at December 31, 2001 are shown below:

	Minimum Regulatory Requirement	Actual
Tier 1 capital to risk adjusted assets	4.00%	9.35%
Total capital to risk adjusted assets	8.00%	10.60%
Tier 1 leverage ratio (to average quarterly assets)	4.00%	8.39%

Total capital at First Colony Bank also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized are subject to higher rates for FDIC insurance.

Asset/liability management

        It is First Colony Bank's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers within First Colony Bank are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.

        First Colony Bank's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the board of directors and management's asset/liability committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income.

If First Colony Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

        A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, First Colony Bank also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

Analysis of Interest Sensitivity
As of December 31, 2001
(Dollars in Thousands)

	0-3 Months	3-12 Months	Over 1 Year	Total
Interest-earning assets:
Federal funds sold	$10,382	$0	$0	$10,382
Securities	8,465	1,586	11,193	21,244
Loans (1)	82,649	59,285	88,899	230,833

Total interest-earning assets	$101,496	$60,871	$100,092	$262,459

Interest-bearing liabilities:
Interest-bearing demand deposits	$15,192	$0	$0	$15,192
Savings and money markets	21,042	21,042	31,633	73,717
Time deposits	36,009	46,029	31,963	114,001
Federal Home Loan Bank borrowings	0	0	15,000	15,000

Total interest-bearing liabilities	72,243	67,071	78,596	217,910

Interest rate sensitivity gap	$29,253	$(6,200)	$21,496	$44,549

Cumulative interest rate sensitivity gap	$29,253	$23,052	$44,549

Interest rate sensitivity gap ratio	140.49%	90.75%	127.35%

Cumulative interest rate sensitivity gap ratio	140.49%	116.55%	120.44%

(1)
Includes nonaccrual loans.

        The above table summarizes interest-sensitive assets and liabilities for First Colony Bank as of December 31, 2001. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit are presented according to contractual maturity.

        At December 31, 2001 First Colony Bank's cumulative one-year interest rate sensitivity gap ratio was 116.55%. First Colony Bank's targeted ratio is 80% to 120%. This indicates that the interest-earning assets will reprice during this period at a rate faster than the interest-bearing liabilities. First Colony Bank's experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. First Colony Bank has a base of core deposits consisting of interest bearing checking accounts and savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.

Effects of inflation

        First Colony Bank's consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and operating results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.

        Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear viable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. In addition inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce First Colony Bank's volume of such activities and the income from the sale of residential mortgage loans in the secondary market.

Directors of First Colony

Board committees

        The business and affairs of First Colony are under the direction of its board of directors. First Colony's board of directors has four standing committees, consisting of the audit committee, the executive committee, the asset/liability management committee and the loan committee. The board of directors of First Colony serves as the nominating committee for the purpose of nominating persons to serve on the board of directors.

        Audit committee.    The audit committee recommends to the board of directors of First Colony Bank the independent public accountants to be selected to audit First Colony Bank's annual financial statements and will approve any special assignments given to the independent public accountants. The committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of First Colony Bank's internal accounting staff. Additionally, the committee provides oversight to First Colony Bank's compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The committee further reviews management organization and development. The committee is chaired by Jimmy Phillips and also includes John R. Burgess, Sr. and Robert P. Koven.

        Executive committee.    The executive committee is authorized, between meetings of First Colony's board of directors, to perform all duties and exercise all authority of the board of directors, except for those duties and authorities specifically granted to other committees or which are exclusively reserved to the full board of directors. Additionally, the committee makes recommendations to First Colony's board of directors regarding matters relating to the overall management of First Colony. The committee is chaired by John R. Burgess, Sr. and also includes Robert P. Koven, Jimmy Phillips and T. Ken Driskell.

        Asset/Liability management committee.    The asset/liability management committee provides guidance to First Colony Bank in balancing the yields and maturities in First Colony Bank's loans and investments to its deposits and borrowings. The committee is chaired by John R. Burgess, Sr. and also includes Jimmy Phillips, Robert P. Koven and T. Ken Driskell.

        Loan committee.    First Colony Bank's loan committee reviews any loan request made by a potential borrower over an established credit threshold for compliance with First Colony Bank's lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee decides whether to extend credit to the potential borrower. The committee is chaired by Victor Smith, and also includes Dolores Rodden, James A. Otwell, III and T. Ken Driskell.

        Upon consummation of the merger, Scott J. Garland, First Colony Bank's President, will become an Executive Vice President of Main Street Bank and Connie Pence, First Colony Bank's Executive Vice President, will become a Senior Vice President of Main Street Bank. John R. Burgess, Sr. and T. Ken Driskell, both directors of First Colony, will be elected as directors of Main Street.

        The table below sets forth: (a) the year that each was first elected as a director of First Colony; (b) their respective ages at September 30, 2002; and (c) their respective positions with First Colony and First Colony Bank and other business experience for the past five years.

Name, Year First Elected to Board of First Colony		Age	Position with First Colony and/or First Colony Bank and Principal Occupation During the Past Five Years
John R. Burgess	1984	59	Chairman, First Colony; Owner, Alpharetta Bargain Store
T. Ken Driskell	1984	50	President and CEO, First Colony; Chairman and CEO, First Colony Bank
Robert P. Koven	2001	53	Owner, Koven Financial Management, Inc.
James A. Otwell, III	1984	49	Owner, Andean Motor Company
Jimmy Phillips	1984	54	Chairman, Gordon County Chamber of Commerce
Dolores Rodden	1990	54	Owner, Wood and Fullerton, Inc.
Victor Smith	1990	58	Partner, Waddell, Smith, Magoon & Freeman, LLC

Director Compensation

        The directors of First Colony receive a fee of $500 per month for each meeting attended. The directors of First Colony Bank receive a fee of $1,500 for each board meeting attended. In addition, the directors of First Colony Bank also receive a fee of $150 for each board committee meeting attended.

First Colony's executive compensation

        The following table sets forth a summary of compensation paid to or accrued on behalf of the chief executive officer and the president of First Colony Bank for services rendered in all capacities during the 2002, 2001 and 2000 fiscal years.

Long Term Compensation Awards
Annual Compensation
Securities Underlying Options (#)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		All Other Compensation* ($)
T. Ken Driskell, Chairman and CEO	2002 2001 2000	216,173 180,400 164,000	1,597,089 84,231 67,749	30,600 24,600 23,360	2,641 1,598 526	$21,340 19,602 17,711
Scott J. Garland; First Colony Bank President	2002 2001 2000	127,500 105,000 90,000	57,067 47,332 37,005	17,100 14,400 14,060	0 0 0	$11,000 10,500 9,706

*
The amounts included in All Other Compensation represent First Colony Bank's contributions to the First Colony Bank 401(k) Profit Sharing Plan. See "First Colony Bank 401(k) Profit Sharing Plan" discussed below.

First Colony Bank 401(k) profit sharing plan

        All employees of First Colony Bank who meet age, hours and employment tenure requirements are eligible to participate in the First Colony Bank 401(k) profit sharing plan. First Colony Bank can contribute to the plan such amount as may be determined by the its board of directors. Participants may make voluntary contributions through payroll deductions. First Colony Bank matches voluntary contributions made by participants up to 8% of the participant's total compensation.

Option grants table

        The following table sets forth certain information regarding the grant of stock options in the 2002 fiscal year to the persons named in the summary compensation table above.

Option Grants in Last Fiscal Year

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options Granted (1)
% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
T. Ken Driskell	63 333 2,045 200	2.4 12.6 77.4 7.6	14.21 14.21 14.21 14.21	01/17/18 01/17/18 01/17/18 01/17/18	$1,051 5,304 31,353 3,066	$3,187 15,822 92,329 9,030
Scott J. Garland	0	0	N/A	N/A	N/A	N/A

(1)
Represents automatic increases in the number of shares subject to options under the terms of Mr. Driskell's option agreement.

Option exercise and fiscal year-end option value table

        The following table sets forth certain information regarding the exercise of stock options in the 2002 fiscal year by the persons named in the summary compensation table above and the value of options held by such persons at the end of such fiscal year.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002 ($)(1) Exercisable/Unexercisable
T. Ken Driskell	24,666	$1,616,610	0/0	0/0
Scott J. Garland	0	0	4,000/0	$319,000/0

(1)
Dollar values calculated by management of First Colony by determining the difference between the estimated fair market value of the First Colony common stock at September 30, 2002 ($79.75) and the exercise price of such options. Because no organized trading market exists for the First Colony common stock, the fair market value was computed by reference to recent sales of the First Colony common stock. There were no sales of the First Colony common stock for the period October 1, 2002 to December 31, 2002. Therefore, the estimated fair market value at December 31, 2002 is $79.75.

Certain transactions

        First Colony's directors and certain business organizations and individuals associated with them are customers and have banking transactions with First Colony Bank in the ordinary course of business. Such transactions include loans, commitments, lines of credit and letters of credit. All of these transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present any other unfavorable features.

        In September 2001 First Colony Bank engaged in sale-leaseback transactions involving its bank sites located at 300 South Main Street, Alpharetta, Georgia and 800 Mansell Road, Roswell, Georgia. The OREO Group, LLC, a Georgia limited liability company, is the purchaser and subsequent lessor of the two sites. The members of The OREO Group are certain directors and officers of First Colony and First Colony Bank including Scott J. Garland, the president of First Colony Bank, John R. Burgess, Sr., chairman of First Colony and T. Ken Driskell, president and chief executive officer of First Colony. Mr. Driskell is the manager of The OREO Group. The transactions were approved by a special independent committee of the board of directors of First Colony Bank whose members have no interest in The OREO Group. The special committee, with the guidance of legal counsel, received two appraisals as to the market value of the two sites and the market value of the lease transactions. The special committee believes that the sale-leaseback transactions are on terms no less favorable than could be obtained from an independent third party.

        The OREO Group purchased the two sites for a total price of $2,230,000. It then leased the sites back to First Colony Bank pursuant to lease agreements having terms of three years commencing September 25, 2001, with an option by First Colony Bank to renew each lease for one renewal terms of 17 years.

        The combined monthly base rentals for the two sites are: $22,371 for the first year; $23,043 for the second year; and $23,734 for the third year. During the renewal period the base rental shall increase at the rate of six percent per year. First Colony Bank is responsible under the lease agreements for all ad valorem taxes, fire and extended coverage insurance, utilities and the repair and maintenance of the sites. The merger agreement provides that a condition to the merger is that First Colony Bank or First Colony reacquire the two bank sites form The OREO Group prior to the closing. The purchase price for the reacquisition will be the sum of the purchase prices for the sites at the time they were sold to The OREO Group plus the cost The OREO Group incurred in the sale-leaseback transactions and its costs to consummate the reacquisition of the sites.

        Mr. T. Ken Driskell also leases to First Colony Bank storage space located at 625 Hembree Parkway, Roswell, Georgia. The lease is for a one-year term expiring on February 28, 2003 and is automatically renewed for additional one-year terms unless either party terminates the lease by written notice at least 30 days prior to the end of the term. Rent is $2,472 per year payable in advance.

Comparison of the rights of holders of First Colony stock and Main Street stock

        Upon consummation of the merger, shareholders of First Colony who receive Main Street stock in the merger will become shareholders of Main Street. Certain legal distinctions exist between owning Main Street stock and First Colony stock. The shareholders of Main Street will be governed by and subject to the articles of incorporation and bylaws of Main Street rather than the articles of incorporation and bylaws of First Colony.

        Main Street and First Colony are both Georgia corporations organized and existing under the Georgia Business Corporation Code. The following is a summary of the material differences in the rights of holders of Main Street and First Colony stock. The summary is necessarily general and it is not intended to be a complete statement of all differences affecting the rights of shareholders and respective entities, and is qualified in its entirety by reference to the Georgia Business Corporation Code as well as the articles of incorporation and bylaws of each corporation. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed merger.

Authorized capital stock

  Main Street

        Main Street's articles of incorporation authorize the issuance of up to 50,000,000 shares of no par value common stock, of which there were 16,706,580 shares outstanding as of January 17, 2003. In the merger, 2,600,000 shares of Main Street stock will be issued to First Colony shareholders. Because of this exchange, Main Street will have approximately 19,306,580 shares outstanding after consummation of the merger.

  First Colony

        First Colony's articles of incorporation authorize the issuance of up to 1,000,000 shares of common stock, par value $10.00 per share, of which there are currently 477,083 shares outstanding.

Amendment of articles of incorporation

  Main Street

        With respect to amending or repealing (1) the class structure and number of persons constituting the board, (2) indemnification of directors, (3) the change of control super-majority voting requirements, and (4) the factors the board of directors are to consider for change of control proposals, the affirmative vote of two-thirds of Main Street's directors is necessary. If two-thirds of the directors approve such an amendment then the amendment will only need the approval of a majority of the shareholder votes entitled to be cast on the amendment. However, if two-thirds of the directors do not vote for such an amendment, the amendment may still pass if two-thirds of the outstanding shares of Main Street vote to approve such amendment.

        As to the remaining provisions of Main Street's articles of incorporation, under Georgia law, the Main Street board of directors may amend its articles of incorporation without shareholder action if the amendment relates to certain procedural matters as set forth in Section 14-2-1002 of the Georgia Business Corporation Code. For all other amendments, Main Street's board of directors must propose amendments to the articles of incorporation for submission to the shareholders. The amendment must then be submitted to a vote and be approved by a majority of the shareholders entitled to vote on the amendment.

  First Colony

        Only the general provisions of Georgia law, as discussed in the preceding paragraph, apply to amendment of the First Colony articles of incorporation.

Notice of meetings of shareholders

  Main Street

        The Main Street bylaws provide that Main Street must notify the shareholders between 10 and 60 days before any annual or special shareholders' meeting of the date, time and place of the meeting.

  First Colony

        The First Colony bylaws provide that First Colony must notify the shareholders between 20 and 50 days before any annual or special shareholders' meeting of the date, time and place of the meeting.

Special meetings

  Main Street

        A special meeting of the shareholders may be called by the board of directors, the president, or by written request of at least two-thirds of the shareholders of Main Street.

  First Colony

        A special meeting of the shareholders of First Colony may be called by the president, chairman of the board of directors, the board of directors, or upon the written request of the holders of 25% or more of the shares of capital stock of First Colony entitled to vote in the election of directors.

Record date

  Main Street

        The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends and voting rights. This record date must not be more than 70 days and not less than 10 days before a meeting or action requiring a determination of shareholders.

  First Colony

        The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or notice and voting rights. This record date must be not more than 50 days and not less than 20 days prior to the date of the shareholders' meeting or action requiring a determination of shareholders.

Removal of directors

  Main Street

        A director of Main Street may be removed, at a meeting with respect to which notice of such purpose has been given, without cause upon a two-thirds vote of the outstanding shares of Main Street. A director may be removed, at a meeting with respect to which notice of such purpose has been given, with cause, by the affirmative vote of a majority of outstanding shares, or upon the affirmative vote of a majority of the directors then in office.

  First Colony

        A director of First Colony may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. A director may be removed by a majority vote of the board of directors if he is adjudicated an incompetent by a court, convicted of a felony or fails to attend three consecutive meetings without having been excused by the board of directors.

Shareholder inspection rights; shareholder lists

  Main Street

        Qualified shareholders have the right to inspect and copy Main Street's books and records of account, minutes and record of shareholders if their demand is in good faith and for a proper purpose. The shareholder must give Main Street at least five business days written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. Additionally, the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months or hold at least five percent (5%) of the outstanding shares of Main Street.

        The Main Street bylaws provide that Main Street must prepare an alphabetical list of all shareholders showing the addresses and share holdings of each shareholder and must make such list available continuously throughout each shareholder meeting.

  First Colony

        The Georgia Business Corporation Code provides First Colony's shareholders with inspection rights substantially similar to those of Main Street's shareholders, but does not, however, restrict these rights to shareholders who have been shareholders for at least six months or who hold at least five percent of the outstanding shares of a class of stock. Further, the Georgia Business Corporation Code provides that after fixing a record date for a meeting, First Colony must prepare a list of all shareholders entitled to vote at a shareholders' meeting and make the list available for inspection by any shareholder, his agent or his attorney at the time and place of meeting.

Directors

  Main Street

        The bylaws of Main Street provide that the board of directors of Main Street will have from five to 25 members, and the board of directors of Main Street currently has seven members. Pursuant to the articles of incorporation, Main Street's directors are divided into three classes, each consisting of approximately one-third of the total directors. Each year, one class of the directors comes up for election, resulting in director terms of three years. Directors are elected by a majority of the votes entitled to be cast in the election at a meeting at which a quorum is present. The board of directors of Main Street may fill vacancies arising in its directorship.

        The number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders by the affirmative vote of two-thirds of the issued and outstanding shares of Main Street entitled to vote in such election, or by the board upon the affirmative vote of two-thirds of all directors then in office.

  First Colony

        The bylaws of First Colony provide that the board of directors of First Colony will have from three to 25 members. The board of directors of First Colony currently has eight members. First Colony does not have a staggered board of directors. First Colony's articles of incorporation do not address the required votes to elect a director. Where articles of incorporation do not address the required votes to elect a director, the Georgia Business Corporation Code provides that it takes a plurality of the votes cast by the shares entitled to vote in the election at a meeting in which a quorum is present. First Colony's directors are elected annually for a term of one year.

Limitation of liability and indemnification of directors, officers and employees

  Main Street

        The Georgia Business Corporation Code requires that a director discharge his or her duties as a director subject to several general standards of care. Each director must act in a manner he or she believes in good faith to be in the best interest of the corporation. Additionally, a director must exercise the care of an ordinarily prudent person in a like position and in similar circumstances.

        Main Street's articles of incorporation provide that, to the extent permitted by law, no director will be liable to Main Street or its shareholders for monetary damages for breach of his or her duty of care or other duty as a director, except for liability for:

  •
  any appropriation, in violation of his or her duties, of any business opportunity of Main Street;

  •
  acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

  •
  the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

  •
  any transaction from which the director derived an improper material tangible personal benefit.

        Main Street's bylaws provide that Main Street will indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director, officer, employee or agent of Main Street. Main Street will indemnify these individuals for reasonable expenses, judgments, fines, penalties and amounts paid in settlement that are incurred in connection with the proceeding if the individual acted in a manner that he or she believed in good faith to be in or not opposed to the best interests of Main Street and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent of Main Street has been successful, on the merits or otherwise, in defending any proceeding to which he or she was a party, or in defending any claim, issue or matter in the proceeding, because he or she is or was a director, officer, employee or agent of Main Street, Main Street will indemnify the director, officer, employee or agent against reasonable expenses he or she incurred in connection with the proceeding.

        While Main Street's bylaws authorize indemnification under certain circumstances, federal law prohibits Main Street from paying any indemnification with respect to any liability or legal expenses incurred by a director, officer, employee or agent as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Main Street pursuant to the foregoing provisions, Main Street has been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  First Colony

        First Colony's articles of incorporation do not limit the liability of a director for damages for breach of his or her duty of care as do Main Street's articles as discussed above. First Colony's bylaws provide for indemnification of a person for reasonable expenses actually incurred in a proceeding in which he or she is made a party by reason of the fact that he or she was a director, officer, employee or agent of First Colony. However, its bylaws provide that there will be no indemnity if he or she is adjudged to have been guilty of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the corporation. There will also be no indemnity if any such proceeding is the subject of a compromise and settlement except with the approval of the court, a majority of the shareholders or a majority of the board of directors excluding parties who are parties to the proceedings or one that is substantially the same.

        First Colony is subject to the federal securities law restrictions on the indemnification of directors to the same extent as Main Street.

Dissenters' rights

  Main Street

        Georgia law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets, certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors entitle shareholders to dissent. However, Georgia law does not provide dissenters' rights for Georgia corporations which have over 2,000 record holders or whose voting stock is listed on a national securities exchange. Because Main Street's stock is listed on a national securities exchange, the shareholders of Main Street do not have dissenters' rights.

  First Colony

        First Colony does not have 2,000 shareholders and its stock is not listed on a national securities exchange. Therefore, holders of First Colony's stock do have dissenters' rights. See "The merger-Statutory provisions for dissenting shareholders" on page 34.

Antitakeover provisions; restrictions on certain business combinations

  Main Street

        Main Street's articles of incorporation and bylaws have restrictions which discourage attempts to acquire control of Main Street in non-negotiated transactions. The following is a description of the antitakeover provisions included in Main Street's articles of incorporation and bylaws. First Colony's articles of incorporation and bylaws do not contain similar provisions.

        Classification of the board of directors.    Article 7 of Main Street's Articles of Incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

        Change in number of directors.    Article 3.2 of Main Street's bylaws provides that a change in the number of directors of Main Street requires the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Main Street stock. Article 8 of the articles of incorporation of Main Street provides that any amendment to this bylaw will require the affirmative vote of at least two-thirds of the outstanding shares of Main Street stock. The total number of directors for Main Street is currently set at eight. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as Article 8, the number of directors may be increased or decreased from time to time as provided in the bylaws unless the number of directors is otherwise fixed by the shareholders.

        Removal of directors.    Article 9 of the articles of incorporation of Main Street provides that directors of Main Street may be removed during their terms for "cause" by the affirmative vote of the holders of a majority of the outstanding shares of Main Street stock or by the affirmative vote of a majority of the directors then in office. They may be removed without cause only by the affirmative vote of the holders of at least two-thirds of the outstanding shares. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over Main Street, adjudication as an incompetent by a court, determination by at least two-thirds of the incumbent directors of Main Street that the conduct of the director to be removed has been inimical to the best interest of Main Street, or the director was an employee or officer of Main Street or any of its subsidiaries and was discharged or resigned at the request of the board of directors of Main Street or any subsidiary of Main Street for reasons relating to the performance of his or her duties.

        In the absence of a provision dealing with the removal of directors, such as Article 9, the Georgia Business Corporation Code provides that if the directors have staggered terms, then the shareholders may remove directors only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

        Supermajority voting on certain transactions.    Article 13 of the articles of incorporation of Main Street, provides, with certain exceptions, that any merger or share exchange involving Main Street or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Main Street stock. However, an exception to this rule exists where the board of directors of Main Street has approved the particular transaction by the affirmative vote of two-thirds of the entire board. In cases where this exception applies, the applicable provisions of the Georgia Business Corporation Code govern, and shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.

        Evaluation of an acquisition proposal.    Article 14 of Main Street's articles of incorporation provides that the response of Main Street to any acquisition proposal made by another party will be based on the board's evaluation of the best interests of Main Street and its shareholders. As used herein, the terms "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of Main Street, (b) to merge or consolidate Main Street with another corporation or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by Main Street. Article 14 charges the board, in evaluating an acquisition proposal, to consider all relevant factors, including: (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of Main Street; (b) the expected social and economic effects on the communities within which Main Street operates; and (c) the consideration being offered by the other corporation in relation (i) to the then current value of Main Street as determined by a freely negotiated transaction and (ii) to the board of directors' then estimate of Main Street's future value as an independent entity. The enumerated factors are not exclusive, and the board may consider other relevant factors.

        Amendment of antitakeover provisions.    Any amendment of Articles 7, 8, 9, 13 and 14 of Main Street's articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Main Street stock, unless two-thirds of the entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the applicable provisions of the Georgia Business Corporation Code would govern, and the amendment would be approved by a majority of the shares entitled to be cast on the amendment.

  First Colony

        The articles of incorporation and bylaws of First Colony do not contain any antitakeover provisions.

Amendment of bylaws

  Main Street

        Main Street's bylaws may be altered or amended by either the shareholders or the board of directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of the meeting. Main Street's shareholders may also provide that any bylaws altered or amended by the shareholders may not be altered or amended by the board of directors. Generally, any action with respect to Main Street's bylaws will require either an affirmative vote of a majority of all shares entitled to elect directors or an affirmative vote of a majority of all directors then holding office. However, any amendment of the bylaws changing the number of directors requires the affirmative vote of either two-thirds of the issued and outstanding shares entitled to vote in any election of directors or by the board of directors by the affirmative vote of two-thirds of all directors then in office.

  First Colony

        First Colony's bylaws may be altered or amended by the board of directors subject to the approval of the shareholders at the next annual meeting. Any bylaws adopted by the board of directors may be altered, amended, or repealed, and new bylaws adopted, by the shareholders. The shareholders may adopt new bylaws and may prescribe that any bylaws adopted by them may not be altered, amended or repealed by the board of directors.

Dividends

  Main Street

        Neither the Main Street articles of incorporation nor the bylaws set forth any restriction on the ability of Main Street to issue dividends to its shareholders. The Georgia Business Corporation Code, though, forbids any distribution which, after being given effect, would leave Main Street unable to pay its debts when they become due in the usual course of business. Additionally, the Georgia Business Corporation Code provides that no distribution can be made if, after giving it effect, the corporation's total assets would, based upon the financial statements or a valuation, as determined by Main Street, be less than the sum of its total liabilities plus the amount that would be needed to satisfy any preferential dissolution rights.

  First Colony

        In addition to the restrictions on dividends imposed by Georgia law as discussed in the preceding paragraph, First Colony's bylaws allow the payment of dividends only out of unreserved and unrestricted earned surplus or out of unreserved and unrestricted net earnings of the current fiscal year or the next preceding fiscal year.

        First Colony's bylaws also restrict the ability of the board of directors to declare dividends that are paid in the authorized but unissued shares of the company out of its retained earnings. Such dividends may be issued only if they are issued at not less than the par value of the stock and there will be transferred to capital stock at the time such dividend is paid an amount of retained earnings at least equal to the aggregate par value of the shares to be issued as a dividend.

Legal matters

        Certain federal income tax consequences of the merger and the legality of the authorization and issuance under Georgia law of the Main Street stock to be issued in the merger will be passed upon by counsel to Main Street, Miller & Martin LLP, 1275 Peachtree Street, N.E., Seventh Floor, Atlanta, Georgia 30309.

        Powell Goldstein Frazer & Murphy LLP, 191 Peachtree Street, 16th Floor, Atlanta, Georgia 30303, have acted as counsel to First Colony in connection with certain legal matters relating to the merger.

Experts

        Ernst & Young LLP, independent auditors, have audited Main Street's consolidated financial statements included in Main Street's Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. Main Street's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as an expert in accounting and auditing.

        Mauldin & Jenkins LLC have audited First Colony's financial statements as of December 31, 2001 and 2000, and for the years then ended as set forth in their report. First Colony has included the financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

Shareholder proposals and other matters

        If the merger is not consummated, First Colony will inform its shareholders of the date and time of the 2003 annual meeting of shareholders of First Colony.

        Any shareholder proposal intended for inclusion in Main Street's proxy statement for this year's annual meeting of shareholders would have to have been received at the principal offices of Main Street no later than December 25, 2002.

Where you can get more information

        Main Street files annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by Main Street with the SEC can be inspected and copied at the offices of the SEC Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Main Street's stock is quoted on the Nasdaq National Market. The reports, proxy statements and other information concerning Main Street can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        Main Street has filed a registration statement on Form S-4 to register with the SEC the Main Street stock to be issued to shareholders of First Colony in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Main Street in addition to being a proxy statement of First Colony for its shareholders' meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Copies of the registration statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the SEC web site.

Incorporation of certain documents by reference

        The SEC allows Main Street to incorporate by reference information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Main Street has previously filed with the SEC:

          Annual Report on Form 10-K for the year ended December 31, 2001 for Main Street;

          Proxy Statement on Schedule 14A filed April 5, 2002;

          Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

          Current Reports on Form 8-K filed by Main Street on April 10, 2002, July 18, 2002, December 12, 2002 and January 17, 2003; and

        The description of Main Street common stock contained in Main Street's Registration Statement on Form 8-A, as filed on November 7, 1994, and any amendment or report filed for the purpose of updating such description.

        All documents filed by Main Street with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the shareholders' meeting will be deemed to be incorporated by reference into this proxy statement/prospectus from the date of filing of such documents.

Documents incorporated by reference are available from Main Street without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. First Colony shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Ms. Cheryl Blackwell, Main Street Banks, Inc., P. O. Box 2147, Marietta, Georgia 30061, (770-422-2888). If you would like to request documents, please do so by                        , 2003 to receive them before the shareholders' meeting.

        All information concerning Main Street and its subsidiaries has been furnished by Main Street, and all information concerning First Colony has been furnished by First Colony.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                        , 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Main Street stock in the merger will create any implication to the contrary. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder will, under any circumstances, create an implication that there has been no change in the affairs of Main Street or First Colony since the date hereof or that the information herein is correct as of any time subsequent to its date.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001
(Unaudited)

	2002	2001
	(Dollars in Thousands)
Assets
Cash and due from banks	$6,970	$6,148
Federal funds sold	3,358	—
Securities available-for-sale, at fair value	31,983	16,624
Loans	268,202	226,087
Less allowance for loan losses	(3,239)	(2,814)

Loans, net	264,963	223,273

Premises and equipment	533	1,729
Other assets	6,087	2,440

Total assets	$313,894	$250,214

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$27,511	$25,912
Interest-bearing	242,781	198,087

Total deposits	270,292	223,999
Federal funds purchased	—	3,702
Note payable, KSOP	595	688
Other borrowings	15,850	1,355
Subordinated debentures	1,350	1,350
Other liabilities	1,796	972

Total liabilities	289,883	232,066

Commitments and contingencies
Stockholders' equity
Common stock, par value $5, 1,000,000 shares authorized, 448,417 and 435,382 shares issued and outstanding	2,242	2,177
Capital surplus	6,156	5,466
Retained earnings	15,844	11,035
Accumulated other comprehensive income	364	158

	24,606	18,836
Less KSOP debt guarantee	595	688

Total stockholders' equity	24,011	18,148

Total liabilities and stockholders' equity	$313,894	$250,214

See Notes to Consolidated Financial Statements

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(Unaudited)

	Nine Months Ended September 30,
	2002	2001
	(Dollars in Thousands Except Per Share Amounts)
Interest income
Loans	$13,109	$14,054
Taxable securities	964	873
Nontaxable securities	52	—
Federal funds sold	78	74

Total interest income	14,203	15,001

Interest expense
Deposits	4,887	7,320
Other	677	225

Total interest expense	5,564	7,545

Net interest income	8,639	7,456
Provision for loan losses	300	435

Net interest income after provision for loan losses	8,339	7,021

Other income
Service charges on deposit accounts	456	367
Loss on sales of securities available-for-sale	27	—
Net gain on sale of premises and equipment	152	—
Mortgage origination fees	732	601
Other operating income	365	157

Total other income	1,732	1,125

Other expenses
Salaries and employee benefits	2,491	2,302
Equipment and occupancy expenses	763	536
Other operating expenses	1,207	1,120

Total other expenses	4,461	3,958

Income before income taxes	5,610	4,188
Income tax expense	2,016	1,595

Net income	3,594	2,593
Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale arising during period, net of gain on sale of 17 for the nine months ended September 30, 2002, net of tax	226	290

Comprehensive income	$3,820	$2,883

Basic earnings per share	$8.11	6.12

Diluted earnings per share	$7.21	$5.46

Cash dividends per share	$—	$—

See Notes to Consolidated Financial Statements

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2002
(Unaudited)
(Dollars in Thousands Except Per Share Amounts)

	Common Stock
			Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	KSOP Debt Guarantee	Total Stockholders' Equity
	Shares	Par Value
Balance, December 31, 2001	440,500	$2,203	$5,701	$12,250	$138	$(666)	$19,626
Net income	—	—	—	3,594	—	—	3,594
Issuance of common stock	7,917	39	455	—	—	—	494
Repayment of KSOP note payable	—	—	—	—	—	71	71
Other comprehensive income	—	—	—	—	226	—	226

Balance, September 30, 2002	448,417	$2,242	$6,156	$15,844	$364	$(595)	$24,011

See Notes to Consolidated Financial Statements

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
(Unaudited)
(Dollars in Thousands)

	2002	2001
OPERATING ACTIVITIES
Net income	$3,594	$2,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	165	166
Provision for loan losses	300	435
Gain on sale of securities available-for-sale	(27)	—
Deferred gain on sale of premises	(152)	—
(Increase) decrease in interest receivable	(102)	117
Decrease in interest payable	(40)	(204)
Increase (decrease) in income taxes payable	(172)	407
Increase in accrued bonuses	195	192
Net other operating activities	100	(78)

Net cash provided by operating activities	3,861	3,628

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(19,405)	(3,989)
Proceeds from sales of securities available-for-sale	2,386	2,118
Proceeds from maturities of securities available-for-sale	6,671	7,598
Net decrease in federal funds sold	7,024	640
Net increase in loans	(37,603)	(33,621)
Purchase of premises and equipment	(136)	(283)
Proceeds from sale of other real estate owned	—	489
Purchase of life insurance policies, net	(2,132)	—

Net cash used in investing activities	(43,195)	(27,048)

FINANCING ACTIVITIES
Net increase in deposits	40,625	28,209
Proceeds from sale of common stock	495	1,645
Increase (decrease) in repurchase agreements	376	(4,298)
Repayment of other borrowings	(505)	(194)

Net cash provided by financing activities	40,991	25,362

Net increase in cash and due from banks	1,657	1,942
Cash and due from banks at beginning of period	5,313	4,206

Cash and due from banks at end of period	$6,970	$6,148

See Notes to Consolidated Financial Statements

FIRST COLONY BANCSHARES, INC.

Notes to Consolidated Financial Statements

(Unaudited)

(1) Organization and Basis of Presentation

        First Colony Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Colony Bank (the "Bank"). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and its surrounding counties.

        The interim financial statements included herein are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim period presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended September 30, 2002 are not necessarily indicative of the results of a full year's operations.

        The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles (GAAP) and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determinations of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with deferred tax assets, the recognition of which are based on future taxable income.

(2) Plan of Merger

        On December 11, 2002, the Board of Directors approved a Plan of Merger with Main Street Banks, Inc. (MSBK). Under the plan the Company would be merged with MSBK and the Bank would be merged into Main Street Bank, MSBK's banking subsidiary, and the Company's shareholders would receive a combination of MSB stock and cash. Management expects that the merger will close during the second quarter of 2003.

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Colony Bancshares, Inc.
Alpharetta, Georgia

        We have audited the accompanying consolidated balance sheets of First Colony Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Colony Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
April 26, 2002

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000

	2001	2000
Assets
Cash and due from banks	$5,313,215	$4,205,690
Federal funds sold	10,382,000	640,000
Securities available-for-sale	21,244,171	21,890,137
Loans	230,832,460	192,549,188
Less allowance for loan losses	2,905,538	2,408,929

Loans, net	227,926,922	190,140,259

Premises and equipment	561,913	1,611,883
Other assets	3,664,050	3,564,283

Total assets	$269,092,271	$222,052,252

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$28,339,636	$22,724,556
Interest-bearing	201,327,486	173,065,275

Total deposits	229,667,122	195,789,831
Note payable, KSOP	665,719	746,164
Securities sold under repurchase agreements	—	8,000,000
Other borrowings	16,355,000	1,548,781
Subordinated debentures	1,350,000	1,350,000
Other liabilities	1,428,242	1,054,722

Total liabilities	249,466,083	208,489,498

Commitments and contingencies
Stockholders' equity
Common stock, par value $5, 1,000,000 shares authorized, 440,500 and 408,546 shares issued and outstanding	2,202,500	2,042,730
Capital surplus	5,701,044	3,955,259
Retained earnings	12,250,338	8,442,089
Accumulated other comprehensive income (loss)	138,025	(131,160)

	20,291,907	14,308,918
Less KSOP debt guarantee	665,719	746,164

Total stockholders' equity	19,626,188	13,562,754

Total liabilities and stockholders' equity	$269,092,271	$222,052,252

See Notes to Consolidated Financial Statements.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
Interest income
Loans	$18,446,170	$16,601,945	$13,183,641
Taxable securities	1,130,624	1,487,513	1,583,242
Nontaxable securities	—	—	5,600
Federal funds sold	100,033	68,440	209,427

Total interest income	19,676,827	18,157,898	14,981,910

Interest expense
Deposits	9,264,874	9,034,718	6,684,720
Other	300,766	406,060	482,961

Total interest expense	9,565,640	9,440,778	7,167,681

Net interest income	10,111,187	8,717,120	7,814,229
Provision for loan losses	585,000	835,000	134,950

Net interest income after provision for loan losses	9,526,187	7,882,120	7,679,279

Other income
Service charges on deposit accounts	514,811	358,713	309,784
Other service charges, commissions, and fees	68,808	86,490	256,558
Net realized gains (losses) on sales of securities available-for-sale	(69,673)	—	19,765
Net gain on sales of premises and equipment	543,989	25,500	—
Mortgage loan origination fees	866,454	435,364	316,843
Other operating income	107,937	112,888	166,044

Total other income	2,032,326	1,018,955	1,068,994

Other expenses
Salaries and employee benefits	3,281,791	2,946,065	3,264,864
Equipment expenses	357,134	339,337	436,591
Occupancy expenses	429,276	385,851	459,957
Net loss on sale of subsidiary	—	—	577,602
Other operating expenses	1,482,063	1,424,408	1,784,504

Total other expenses	5,550,264	5,095,661	6,523,518

Income before income taxes	6,008,249	3,805,414	2,224,755
Income tax expense	2,200,000	1,401,800	758,186

Net income	$3,808,249	$2,403,614	$1,466,569

Basic earnings per share	$8.92	$5.96	$3.68

Diluted earnings per share	$7.95	$5.39	$3.41

See Notes to Consolidated Financial Statements.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
Net income	$3,808,249	$2,403,614	$1,466,569

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during period, net of tax (benefits) of $85,263, $166,956 and $(229,188), respectively	225,802	289,520	(404,517)
Reclassification adjustment for (gains) losses realized in net income, net of tax of $26,290, $—, and $7,511, respectively	43,383	—	(12,254)

Other comprehensive income (loss)	269,185	289,520	(416,771)

Comprehensive income	$4,077,434	$2,693,134	$1,049,798

See Notes to Consolidated Financial Statements.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Stock
			Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	KSOP Debt Guarantee	Total Stockholders' Equity
	Shares	Par Value
Balance, December 31, 1998	398,020	$1,990,100	$3,607,901	$4,571,900	$(3,909)	$(457,000)	$9,708,998
Net income	—	—	—	1,466,569	—	—	1,466,569
Repayment of KSOP note payable	—	—	—	—	—	49,000	49,000
Other comprehensive loss	—	—	—	—	(416,771)	—	(416,771)

Balance, December 31, 1999	398,020	$1,990,100	$3,607,901	$6,038,475	$(420,680)	$(408,000)	$10,807,796
Net income	—	—	—	2,403,614	—	—	2,403,614
Issuance of common stock	10,526	52,630	347,358	—	—	—	399,988
Advance on KSOP note payable	—	—	—	—	—	(399,988)	(399,988)
Repayment of KSOP note payable	—	—	—	—	—	61,824	61,824
Other comprehensive income	—	—	—	—	289,520	—	289,520

Balance, December 31, 2000	408,546	2,042,730	3,955,259	8,442,089	(131,160)	(746,164)	13,562,754
Net income	—	—	—	3,808,249	—	—	3,808,249
Issuance of common stock	31,954	159,770	1,745,785	—	—	—	1,905,555
Repayment of KSOP note payable	—	—	—	—	—	80,445	80,445
Other comprehensive income	—	—	—	—	269,185	—	269,185

Balance, December 31, 2001	440,500	$2,202,500	$5,701,044	$12,250,338	$138,025	$(665,719)	$19,626,188

See Notes to Consolidated Financial Statements.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	2001	2000	1999
OPERATING ACTIVITIES
Net income	$3,808,249	$2,403,614	$1,466,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	227,657	214,706	304,158
Amortization of goodwill	—	—	24,843
Provision for loan losses	585,000	835,000	134,950
Deferred income taxes	(572,303)	(296,272)	26,726
Net realized (gains) losses on sales of securities available-for-sale	69,673	—	(19,765)
Net gain on sales of premises and equipment	(543,989)	(25,500)	—
Net loss on sale of subsidiary	—	—	577,602
Deferred gains on sale of premises	(574,559)	—	—
Increase (decrease) in income taxes payable	43,301	(128,650)	646,063
(Increase) decrease in interest receivable	327,053	(381,004)	(99,128)
Increase (decrease) in interest payable	(233,237)	324,675	(242,485)
Net other operating activities	160,928	17,756	(17,531)

Net cash provided by operating activities	3,297,773	2,964,325	2,802,002

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(9,900,469)	(1,226,480)	(7,558,611)
Proceeds from sales of securities available-for-sale	2,936,641	—	1,509,945
Proceeds from maturities of securities available-for-sale	7,920,859	5,292,559	7,668,698
Net (increase) decrease in federal funds sold	(9,742,000)	(640,000)	17,300,000
Net increase in loans	(38,424,401)	(38,936,692)	(31,120,530)
Proceeds from sale of subsidiary	—	—	5,315,212
Proceeds from sale of premises and equipment	2,227,770	25,500	82,383
Purchase of premises and equipment	(286,909)	(108,976)	(141,425)
Proceeds from sale of other real estate	489,196	—	—

Net cash used in investing activities	(44,779,313)	(35,594,089)	(6,944,328)

FINANCING ACTIVITIES
Net increase in deposits	33,877,291	28,064,103	7,171,335
Net increase (decrease) in federal funds purchased	—	(4,610,000)	4,610,000
Increase (decrease) in securities sold under repurchase agreements	(8,000,000)	8,000,000	—
Net increase (decrease) in other borrowings	14,806,219	—	(4,910,139)
Repayment of subordinated debentures	—	—	(800,000)
Proceeds from issuance of common stock	1,905,555	399,988	—

Net cash provided by financing activities	42,589,065	31,854,091	6,071,196

Net increase (decrease) in cash and due from banks	1,107,525	(775,673)	1,928,870
Cash and due from banks at beginning of year	4,205,690	4,981,363	3,052,493

Cash and due from banks at end of year	$5,313,215	$4,205,690	$4,981,363

See Notes to Consolidated Financial Statements.

	2001	2000	1999
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$9,798,877	$9,116,103	$7,410,166
Income taxes	$2,729,002	$1,826,722	$85,397
NONCASH TRANSACTION
Principal balances of loans transferred to other real estate owned	$52,738	$489,196	$—
DISPOSAL OF CONSUMER FINANCE SUBSIDIARY
Net cash received	$—	$—	$5,315,212

Loans, net	$—	$—	$4,919,828
Premises and equipment, net	—	—	226,734
Other assets	—	—	36,329
Goodwill	—	—	709,923
Net loss on sale of subsidiary	—	—	(577,602)

	$—	$—	$5,315,212

See Notes to Consolidated Financial Statements.

FIRST COLONY BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        First Colony Bancshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, First Colony Bank (the "Bank"). The Bank is a commercial bank located in Alpharetta, Fulton County, Georgia. The Bank provides a full range of banking services in its primary market area of Fulton County and surrounding counties.

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances are eliminated in consolidation.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

Cash, Due from Banks and Cash Flows

        For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, federal funds sold, deposits, securities sold under repurchase agreements and other borrowings are reported net.

        The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Securities

        Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as other assets and recorded at cost.

        Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Loans

        Loans are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid balance.

        Certain direct loan origination costs are deferred and the amount is recognized into income over the life of the loans as a yield adjustment. All other loan origination fees and direct costs of origination are recognized at the time the loan is recorded. Because these net fees and costs are not significant, the results on operations are not material.

        The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

        The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

        A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

Other Real Estate Owned

        Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2001 and 2000 was $52,738 and $489,196, respectively.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Securities Sold Under Repurchase Agreements

        Securities sold under repurchase agreements, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income Taxes

        Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Stock Compensation Plan

        Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25.

Earnings Per Share

        Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options and mandatory convertible subordinated debentures.

Comprehensive Income

        Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTE 2. SECURITIES

        The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available-for-Sale
December 31, 2001:
U. S. Government and agency securities	$3,222,702	$174,491	$—	$3,397,193
State and municipal securities	1,265,773	—	—	1,265,773
Mortgage-backed securities	16,533,076	129,254	(81,125)	16,581,205

	$21,021,551	$303,745	$(81,125)	$21,244,171

December 31, 2000:
U. S. Government and agency securities	$8,206,974	$51,286	$(28,688)	$8,229,572
Mortgage-backed securities	13,341,281	45,221	(138,761)	13,247,741
Equity securities	500,000	—	(87,176)	412,824

	$22,048,255	$96,507	$(254,625)	$21,890,137

        The amortized cost and fair value of debt securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid with or without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
Due from one to five years	$1,997,317	$2,085,000
Due from five to ten years	2,491,158	2,577,966
Mortgage-backed securities	16,533,076	16,581,205

	$21,021,551	$21,244,171

        Securities with a carrying value of $4,280,500 and $12,249,495 at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

        Gains and losses on sales of securities available-for-sale consist of the following:

	Years Ended December 31,
	2001	2000	1999
Gross gains	$11,053	$—	$19,953
Gross losses	(80,726)	—	(188)

Net realized losses	$(69,673)	$—	$19,765

NOTE 3. LOANS

        The composition of loans is summarized as follows:

	December 31,
	2001	2000
Commercial	$37,831,000	$29,659,000
Real estate—construction	50,230,000	40,791,000
Real estate—mortgage	129,445,000	98,028,000
Consumer and other	13,326,460	24,071,188

	230,832,460	192,549,188
Allowance for loan losses	(2,905,538)	(2,408,929)

Loans, net	$227,926,922	$190,140,259

        Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2001	2000	1999
Balance, beginning of year	$2,408,929	$1,671,153	$2,205,130
Provision for loan losses	585,000	835,000	134,950
Loans charged off	(91,225)	(160,498)	(594,123)
Recoveries of loans previously charged off	2,834	63,274	183,999
Change due to sale of subsidiary	—	—	(258,803)

Balance, end of year	$2,905,538	$2,408,929	$1,671,153

        The following is a summary of information pertaining to impaired loans:

	As of and For the Years Ended December 31,
	2001	2000	1999
Impaired loans without a valuation allowance	$435,301	$219,542	$302,841
Impaired loans with a valuation allowance	—	—	—

Total impaired loans	$435,301	$219,542	302,841

Valuation allowance related to impaired loans	$—	$—	—

Average investment in impaired loans	$325,711	$313,328	$368,918

        There were no significant amounts of interest income recognized on impaired loans for the years ended December 31, 2001, 2000 and 1999.

        In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2001 are as follows:

Balance, beginning of year	$2,040,795
Advances	1,701,409
Repayments	(611,017)

Balance, end of year	$3,131,187

NOTE 4. PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:

	December 31,
	2001	2000
Land and improvements	$—	$183,883
Buildings and leasehold improvements	9,787	1,619,343
Furniture and equipment	1,407,379	1,486,651

	1,417,166	3,289,877
Accumulated depreciation	(855,253)	(1,677,994)

	$561,913	$1,611,833

Lease Commitments

        During 2001, the Company sold two of its office facilities, including the land to The OREO Group, LLC, a related party, for $2,227,770, realizing a gain of $1,124,597. Simultaneously with the sale, the Company entered into an agreement to lease back the land and buildings for an initial term of three years. The sale-lease back transaction was consummated on terms no less favorable than could be obtained from an unaffiliated third party and the Company is under no guarantee related to the lease relationship or any renewal of the lease. The portion of the gain equal to the present value of the minimum lease payments was initially deferred and is being amortized over the initial lease term. The lease is being accounted for as an operating lease by the Company. Included in other liabilities in the consolidated balance sheets is the unamortized balance of the deferred gain on the sale in the amount of $574,559 at December 31, 2001.

        The Company has leased other properties under various noncancelable agreements which require various minimum annual rentals, payment of property taxes, normal maintenance, and insurance.

        The total minimum rental commitment at December 31, 2001 is due as follows:

During the year ending December 31
2002	$376,836
2003	334,896
2004	297,772
2005	101,352
2006	101,352
Due thereafter	84,460

$1,296,668

        The total rental expense for the years ended December 31, 2001, 2000 and 1999 is $272,540, $218,034, and $243,815, respectively.

NOTE 5. DEPOSITS

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $52,063,480 and $38,209,815, including brokered deposits of $22,394,109 and $9,081,063, respectively. The scheduled maturities of time deposits at December 31, 2001 are as follows:

2002	$82,048,394
2003	19,054,206
2004	6,003,613
2005	5,426,812
2006	1,468,425

$114,001,450

NOTE 6. OTHER BORROWINGS

        Other borrowings consist of the following:

	December 31,
	2001	2000
An advance on a $4,500,000 line of credit from a commercial bank with interest payable quarterly at the 90-day LIBOR plus 2%, collateralized by 100% of the common shares of First Colony Bank. The line of credit is due on June 30, 2002.	$1,355,000	$1,548,781
An advance from the Federal Home Loan Bank with interest payable quarterly at 4.80%, principal due December 19, 2011.	10,000,000	—
An advance from the Federal Home Loan Bank with interest payable quarterly at 4.69%, principal due December 19, 2011.	5,000,000	—

	$16,355,000	$1,548,781

        The Company's advance from the commercial bank is subject to certain restrictive covenants related to the Company's financial condition and operational performance. At December 31, 2001, the Company was in compliance with these covenants.

NOTE 7. SUBORDINATED DEBENTURES

        The Company has $1,350,000 outstanding in mandatory convertible subordinated debentures that are due on January 1, 2009 and are convertible into 40,909 shares of the Company's common stock at a conversion price of $33.00. These debentures are unsecured and bear interest at 8.25%, payable quarterly, for five years. On December 28, 2003, the interest rate will adjust to a rate equal to prime plus .50% and will remain at that rate until maturity. The debentures are subordinated to the claims of depositors and certain other creditors of the Company.

NOTE 8. EMPLOYEE BENEFIT PLANS

        The Company has an Employee Stock Bonus Plan with 401(k) profit-sharing plan provisions covering all employees, subject to certain minimum age and service requirements. The Company's matching contribution is based upon 100% of the participant's contribution up to 8% of eligible compensation. Contributions to the Plan charged to expense were $210,894, $176,392 and $190,280 for the years ended December 31, 2001, 2000 and 1999, respectively.

        The Plan owned 86,616 and 79,664 shares of Company stock at December 31, 2001 and 2000, respectively, of which 50,098 shares were initially acquired by use of proceeds from two notes obtained from a commercial lender. Cash contributions to the plan by the Company are sufficient to satisfy the debt service requirements. The outstanding balance of the notes at December 31, 2001 and 2000 was $665,719 and $746,164, respectively. Payments on the notes are due in monthly installments of principal and interest until the outstanding balances are paid. The notes are collateralized by the Company's common stock held by the Plan. As the debt is repaid, shares are released from collateral and allocated to active participants. Dividends paid on allocated shares are credited to the participants' accounts. Dividends paid on unallocated shares are held as cash by the Plan for debt service and future acquisitions of the Company's stock. The notes are guaranteed by the Company and, accordingly, the debt has been recorded in the accompanying consolidated financial statements.

        The shares of Company stock owned by the Plan have a fair value of $5,196,960 and $4,062,864 at December 31, 2001 and 2000, respectively. If at the time of distribution, shares distributed from the Plan are not readily tradable, the shares will be subject to a put option in the hands of the holder by which the holder may sell all or any part of the shares distributed to him to the Company. The put option is subject to certain conditions outlined in the Plan document.

        The Company also has deferred compensation agreements with certain officers which provides for the purchase of life insurance policies on the life of each officer. The amount of death benefits payable under the terms of the agreements increases each year based on the number of years of service the officer has rendered to the Company. The officers are the owners of the life insurance policies subject only to the Company's interest. The Company pays the premiums on the policies and reserves an interest in the cash values and death benefits of the policies. The carrying value of these policies at December 31, 2001 and 2000 was $208,409 and $175,718, respectively, and is included in other assets. Deferred compensation charged to expense totaled $8,570, $15,113 and $17,578 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 9. STOCK COMPENSATION PLANS

        The Company has an Employee Stock Option Plan which grants key employees options to purchase shares of common stock of the Company. Option prices and terms are determined by a committee appointed by the Board of Directors. As amended on March 17, 1998, the Plan allows 7.04% of the outstanding shares, or 31,011 as of December 31, 2001, to be available for grant. Other pertinent information related to the options is as follows:

	Years Ended December 31,
	2001		2000		1999
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option, beginning of year	28,427	$18.09	27,901	$18.16	27,901	$18.16
Granted	1,598	14.21	526	14.21	—	—

Under option, end of year	30,025	17.88	28,427	18.09	27,901	18.16

Exercisable, end of year	28,425	17.31	25,227	16.83	23,101	16.12

Weighted-average fair value of options granted during year		$54.33		$46.21		$—

	Number	Price	Weighted-Average Remaining Contractual Life in Years
Under option, end of year	22,025	$14.21	16 years
	8,000	28.00	18 years

	30,025

Options exercisable, end of year	22,025	$14.21	16 years
	6,400	28.00	18 years

	28,425

        The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 2001, 2000 or 1999. Had compensation cost for stock options been determined based on the fair value of the awards at the grant dates consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been adjusted to the proforma amounts indicated below.

		Years Ended December 31,
		2001	2000	1999
Net income	As reported	$3,808,249	$2,403,614	$1,466,569
	Pro forma	$3,734,925	$2,369,051	$1,447,075
Basic earnings per share	As reported	$8.92	$5.96	$3.68
	Pro forma	$8.75	$5.87	$3.64
Diluted earnings per share	As reported	$7.95	$5.39	$3.41
	Pro forma	$7.66	$5.16	$3.21

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2001	2000	1999
Dividend yield	—%	—%	—
Expected life	10 years	10 years	—
Expected volatility	—%	—%	—
Risk-free interest rate	5.59%	6.24%	—

NOTE 10. INCOME TAXES

        Income tax expense consists of the following:

	Years Ended December 31,
	2001	2000	1999
Current	$2,772,303	$1,698,072	$731,460
Deferred	(572,303)	(296,272)	26,726

Income tax expense	$2,200,000	$1,401,800	$758,186

        The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent
Income taxes at statutory rate	$2,042,805	34%	$1,293,840	34%	$756,417	34%
Tax-exempt interest	—	—	—	—	(1,904)	—
State income tax	179,597	3	103,681	3	40,884	2
Other items, net	(22,402)	—	4,279	—	(37,211)	(2)

Income tax expense	$2,200,000	37%	$1,401,800	37%	$758,186	34%

        The components of deferred income taxes are as follows:

	December 31,
	2001	2000
Deferred tax assets:
Loan loss reserves	$1,024,225	$803,470
Deferred compensation	149,492	146,329
Securities available-for-sale	—	26,958
Deferred gain	216,815	—
Other	6,570	3,314

	1,397,102	980,071

Deferred tax liabilities:
Depreciation	31,582	133,422
Securities available-for-sale	84,595	—
Other	1,653	28,127

	117,830	161,549

Net deferred tax assets	$1,279,272	$818,522

NOTE 11. EARNINGS PER SHARE

        The following is a reconciliation of net income and weighted-average shares outstanding used in determining basic and diluted earnings per share (EPS):

	Year Ended December 31, 2001
	Net Income	Weighted- Average Shares	Per Share Amount
Basic EPS	$3,808,249	426,785	$8.92

Effect of Dilutive Securities
Stock options	—	19,856
Mandatory convertible subordinated debentures	69,342	40,909

Diluted EPS	$3,877,591	487,550	$7.95

	Year Ended December 31, 2000
	Net Income	Weighted- Average Shares	Per Share Amount
Basic EPS	$2,403,614	403,283	$5.96

Effect of Dilutive Securities
Stock options	—	14,894
Mandatory convertible subordinated debentures	69,342	40,909

Diluted EPS	$2,472,956	459,086	$5.39

	Year Ended December 31, 1999
	Net Income	Weighted- Average Shares	Per Share Amount
Basic EPS	$1,466,569	398,020	$3.68

Effect of Dilutive Securities
Stock options	—	11,812
Mandatory convertible subordinated debentures	69,342	40,909

Diluted EPS	$1,535,911	450,741	$3.41

NOTE 12. COMMITMENTS AND CONTINGENCIES

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

	December 31,
	2001	2000
Commitments to extend credit	$34,368,439	$32,611,000
Standby letters of credit	1,317,882	1,006,570

	$35,686,321	$33,617,570

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

        In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 13. CONCENTRATIONS OF CREDIT

        The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County and the metro Atlanta area. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the metro Atlanta area.

        Seventy-eight percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

        The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $4,200,000.

NOTE 14. REGULATORY MATTERS

        The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2001, approximately $1,976,000 of retained earnings were available for dividend declaration without regulatory approval.

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective provisions are not applicable to bank holding companies.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001 and 2000, the Company and the Bank met all capital adequacy requirements to which they are subject.

        As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The Company and Bank's actual capital amounts and ratios are presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2001:
Total Capital to Risk Weighted Assets:
Consolidated	$23,680	10.42%	$18,182	8.00%	N/A	N/A
Bank	$24,211	10.60%	$18,276	8.00%	$22,845	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$19,488	8.57%	$9,091	4.00%	N/A	N/A
Bank	$21,369	9.35%	$9,138	4.00%	$13,707	6.00%
Tier I Capital to Average Assets:
Consolidated	$19,488	7.65%	$10,186	4.00%	N/A	N/A
Bank	$21,369	8.39%	$10,186	4.00%	$12,732	5.00%
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2000:
Total Capital to Risk Weighted Assets:
Consolidated	$17,366	8.99%	$15,456	8.00%	N/A	N/A
Bank	$19,390	10.03%	$15,468	8.00%	$19,335	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$13,607	7.04%	$7,728	4.00%	N/A	N/A
Bank	$16,981	8.78%	$7,734	4.00%	$11,601	6.00%
Tier I Capital to Average Assets:
Consolidated	$13,607	6.36%	$8,562	4.00%	N/A	N/A
Bank	$16,981	7.93%	$8,562	4.00%	$10,703	5.00%

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107, Disclosures About Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks and Federal Funds Sold:

        The carrying amounts of cash, due from banks, and federal funds sold approximate fair value.

Securities:

        Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities with no readily determinable fair value approximate fair values.

Loans:

        For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits:

        The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Repurchase Agreements, Other Borrowings and Subordinated Debentures:

        The carrying amounts of securities sold under repurchase agreements, other borrowings and subordinated debentures approximate their fair values.

Accrued Interest:

        The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments:

        Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

        The estimated fair values and related carrying amounts of the Company's financial instruments are as follows:

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and federal funds sold	$15,695,215	$15,695,215	$4,845,690	$4,845,690
Securities available-for-sale	21,244,171	21,244,171	21,890,137	21,890,137
Restricted equity securities	775,000	775,000	548,400	548,400
Loans	227,926,922	234,302,602	190,140,259	191,298,673
Accrued interest receivable	1,136,991	1,136,991	1,464,044	1,464,044
Financial liabilities:
Deposits	229,667,122	232,993,745	195,789,831	195,596,331
Securities sold under repurchase agreements	—	—	8,000,000	8,000,000
Other borrowings	16,355,000	16,355,000	1,548,781	1,548,781
Subordinated debentures	1,350,000	1,350,000	1,350,000	1,350,000
Accrued interest payable	643,457	643,457	876,694	876,694

NOTE 16. SUPPLEMENTAL FINANCIAL DATA

        Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2001	2000	1999
Data processing expenses	$383,410	$368,306	$340,654

NOTE 17. PARENT COMPANY FINANCIAL INFORMATION

        The following information presents the condensed balance sheets of First Colony Bancshares, Inc. as of December 31, 2001 and 2000 and the statements of income and cash flows for each of the three years in the period ended December 31, 2001.

CONDENSED BALANCE SHEETS

	2001	2000
Assets
Cash	$1,489,597	$270,655
Investment in subsidiary	21,507,310	16,937,044

Total assets	$22,996,907	$17,207,699

Liabilities and Stockholders' Equity
Liabilities
Note payable, KSOP	$665,719	$746,164
Other borrowings	1,355,000	1,548,781
Subordinated debentures	1,350,000	1,350,000

	3,370,719	3,644,945

Stockholders' equity	19,626,188	13,562,754

Total liabilities and stockholders' equity	$22,996,907	$17,207,699

CONDENSED STATEMENTS OF INCOME

	2001	2000	1999
Income
Interest on loans	$—	$—	$112,842
Interest on deposits	29,688	16,304	—
Other	—	17,000	—

	29,688	33,304	112,842

Expense
Interest	206,852	244,042	297,698
Other expense	55,668	46,977	37,655

Total expense	262,520	291,019	335,353

Loss before income tax benefits and equity in undistributed income of subsidiary	(232,832)	(257,715)	(222,511)

Income tax benefits	(90,000)	(98,200)	(98,000)

Loss before equity in undistributed income of subsidiary	(142,832)	(159,515)	(124,511)
Equity in undistributed income of subsidiary	3,951,081	2,563,129	1,591,080

Net income	$3,808,249	$2,403,614	$1,466,569

CONDENSED STATEMENTS OF CASH FLOWS

	2001	2000	1999
OPERATING ACTIVITIES
Net income	$3,808,249	$2,403,614	$1,466,569
Adjustments to reconcile net income to net cash used in operating activities:
Undistributed income of subsidiary	(3,951,081)	(2,563,129)	(1,591,080)
Net other operating activities	—	(39,607)	45,607

Net cash used in operating activities	(142,832)	(199,122)	(78,904)

INVESTING ACTIVITIES
Investment in subsidiary	(350,000)	(300,000)	(1,130,551)
Net decrease in loans to subsidiaries	—	—	3,200,000

Net cash provided by (used in) investing activities	(350,000)	(300,000)	2,069,449

FINANCING ACTIVITIES
Repayment of other borrowings	(193,781)	—	(1,651,219)
Proceeds from issuance of common stock	1,905,555	399,988	—

Net cash provided by (used in) financing activities	1,711,774	399,988	(1,651,219)

Net increase (decrease) in cash	1,218,942	(99,134)	339,326
Cash at beginning of year	270,655	369,789	30,463

Cash at end of year	$1,489,597	$270,655	$369,789

NOTE 18. CONSUMER FINANCE SUBSIDIARY

        During 1999, the Company sold Action Finance, Inc., its consumer finance subsidiary, by selling the assets of each individual office under separate contracts with various purchasers. All assets of the eleven consumer finance offices were sold for $5,315,212, resulting in a net loss of $577,602 which was recorded in Action Finance, Inc. The results of its operations, which amounted to net losses of $592,109 through December 31, 1999, have been included in the consolidated statements of income.

APPENDIX A

         AGREEMENT AND PLAN OF MERGER

between

MAIN STREET BANKS, INC.

and

FIRST COLONY BANCSHARES, INC.

dated

December 11, 2003

i

	4.10.	SEC FILINGS	A-14
	4.11.	LITIGATION	A-15
	4.12.	REGULATORY FILINGS	A-15
	4.13.	GENERAL LEGAL COMPLIANCE	A-15
	4.14.	BROKER	A-15
	4.15.	ABSENCE OF CHANGES	A-16
5.	REPRESENTATIONS AND WARRANTIES OF FCBI		A-16
	5.1.	FCBI DISCLOSURE MEMORANDUM	A-16
	5.2.	CORPORATE ORGANIZATION	A-16
	5.3.	AUTHORIZED CAPITAL STOCK; SUBSIDIARIES	A-16
	5.4.	QUALIFICATIONS AS A FOREIGN CORPORATION NOT REQUIRED	A-17
	5.5.	AUTHORIZATION	A-17
	5.6.	NON-CONTRAVENTION	A-17
	5.7.	FINANCIAL STATEMENTS	A-17
	5.8.	NOTES AND OBLIGATION	A-18
	5.9.	ABSENCE OF UNDISCLOSED LIABILITIES	A-18
	5.10.	INVESTMENTS	A-18
	5.11.	TAXES	A-18
	5.12.	LITIGATION	A-19
	5.13.	REGULATORY FILINGS	A-19
	5.14.	GENERAL LEGAL COMPLIANCE	A-19
	5.15	PROPERTIES; ENVIRONMENTAL	A-19
	5.16.	INSURANCE	A-21
	5.17.	BROKER	A-21
	5.18.	TRADEMARKS	A-21
	5.19.	SOLE AGREEMENT TO MERGE OR SELL	A-22
	5.20.	INSIDER CONTRACTS	A-22
	5.21.	EMPLOYEE BENEFIT PLANS	A-22
	5.22.	ARTICLES AND BYLAWS	A-25
	5.23.	BOOKS AND RECORDS	A-25
	5.24.	ALLOWANCE FOR POSSIBLE LOAN LOSSES	A-25
	5.25.	LABOR RELATIONS	A-25
	5.26.	MATERIAL CONTRACTS	A-25
	5.27.	STATEMENTS TRUE AND CORRECT	A-26
	5.28.	ACCOUNTING, TAX AND REGULATORY MATTERS	A-26
	5.29.	CHARTER PROVISIONS	A-26
	5.30.	STATE ANTI-TAKEOVER LAWS	A-26
	5.31.	ABSENCE OF CHANGES	A-26
	5.32	COMPLIANCE WITH SECURITIES LAWS	A-28
6.	COVENANTS OF FCBI		A-28
	6.1.	CONDUCT OF BUSINESS	A-28
	6.2.	CAPITAL STOCK, ARTICLES AND BYLAWS	A-29
	6.3.	APPROVAL OF FCBI SHAREHOLDERS	A-29
	6.4.	APPROVAL OF HERITAGE SHAREHOLDER	A-29
	6.5.	PROXY MATERIALS	A-29
	6.6.	NOTICE OF BREACH	A-29
	6.7.	SOLE AGREEMENT TO MERGE OR SELL	A-30
	6.8.	REPORTS	A-30
	6.9.	AFFILIATES	A-30

ii

7.	COVENANTS OF MSBI		A-30
	7.1.	CONDUCT OF BUSINESS	A-30
	7.2.	APPROVAL OF MSB SHAREHOLDER	A-30
	7.3.	NOTICE OF BREACH	A-31
	7.4.	SOLE AGREEMENT TO MERGE OR SELL	A-31
	7.5.	REPORTS	A-31
	7.6.	INDEMNITY	A-31
	7.7.	EMPLOYEE BENEFITS	A-31
	7.8.	SEVERANCE PAY FOR FCB EMPLOYEES	A-32
8.	CONDITIONS TO OBLIGATIONS OF MSBi		A-32
	8.1.	REPRESENTATIONS AND COVENANTS COMPLIANCE	A-32
	8.2.	NO CHANGE IN CONDITION	A-32
	8.3.	CLOSING CERTIFICATE AND OTHER DOCUMENTS	A-32
	8.4.	LEGAL OPINION	A-32
	8.5.	NO LEGAL ACTION	A-32
	8.6.	ADDITIONAL CONDITIONS	A-32
9.	CONDITIONS TO OBLIGATIONS OF FCBI		A-33
	9.1.	REPRESENTATIONS AND COVENANTS COMPLIANCE	A-33
	9.2.	NO CHANGE IN CONDITION	A-33
	9.3.	CLOSING CERTIFICATE AND OTHER DOCUMENTS	A-33
	9.4.	LEGAL OPINION	A-33
	9.5.	NO LEGAL ACTION	A-33
	9.6.	FAIRNESS OPINION	A-33
	9.7	VALUE OF STOCK CONSIDERATION	A-34
10.	CONDITIONS TO OBLIGATIONS OF BOTH PARTIES		A-34
	10.1.	GOVERNMENT APPROVAL	A-34
	10.2.	SHAREHOLDER APPROVAL	A-34
	10.3.	REGISTRATION STATEMENT	A-34
	10.4.	TAX MATTERS	A-34
11.	ACQUISITION OF DISSENTERS' STOCK		A-34
	11.1.	DISSENTING SHAREHOLDERS	A-34
	11.2.	NOTICE OF DISSENT	A-35
	11.3.	PURCHASER OF DISSENTERS' STOCK	A-35
12.	CLOSING		A-35
	12.1.	CLOSING	A-35
	12.2.	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	A-35
13.	TERMINATION		A-35
	13.1.	TERMINATION	A-35
	13.2.	PROCEDURE AND EFFECT OF TERMINATION; EXPENSES	A-35
14.	MISCELLANEOUS		A-36
	14.1.	AMENDMENT	A-36
	14.2.	WAIVER	A-36
	14.3.	ENTIRE AGREEMENT	A-36
	14.4.	NOTICES	A-37
	14.5.	ASSIGNMENT	A-37
	14.6.	SEVERABLIITY	A-37
	14.7.	COUNTERPARTS	A-37
	14.8.	HEADINGS	A-37
	14.9.	GOVERNING LAW	A-37

iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into effective as of the 11th day of December, 2002, by and between MAIN STREET BANKS, INC. ("MSBI"), a corporation organized under the laws of the State of Georgia, and FIRST COLONY BANCSHARES, INC. ("FCBI"), a corporation organized under the laws of the State of Georgia (MSBI and FCBI are sometimes collectively referred to as the "Parties" and individually referred to as "Party").

WITNESSETH:

        WHEREAS, the authorized capital stock of MSBI consists of 50,000,000 shares of common stock, no par value (the "MSBI Stock"), of which 16,019,874 shares are issued and outstanding;

        WHEREAS, Main Street Bank ("MSB"), a banking corporation organized under the laws of the State of Georgia, is a wholly-owned subsidiary of MSBI;

        WHEREAS, the authorized capital stock of FCBI consists of 1,000,000 shares of common stock, $10.00 par value (the "FCBI Stock"), of which 448,417 shares are issued and outstanding;

        WHEREAS, First Colony Bank ("FCB"), a banking corporation organized under the laws of the State of Georgia, is a wholly-owned subsidiary of FCBI;

        WHEREAS, the Boards of Directors of the Parties deem it advisable and in the best interests of each Party and its respective shareholders that FCBI be merged with and into MSBI on the basis set forth in this Agreement (the "Merger"), with MSBI being the surviving and resulting corporation arising from such merger (MSBI, as the resulting corporation, is occasionally referred to herein as the "Resulting Corporation");

        WHEREAS, the Boards of Directors of MSBI and FCBI have approved and adopted this Agreement and FCBI has directed that it be submitted to its shareholders for approval;

        WHEREAS, it is the intention of the Parties to this Agreement that the Merger of FCBI with and into MSBI for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, it is contemplated that in connection with the consummation of the Agreement and pursuant to the terms of a certain subsidiary merger agreement (the "Subsidiary Merger Agreement") attached hereto as Exhibit A, FCB will be merged with and into MSB (the "Subsidiary Merger");

        WHEREAS, simultaneously with the execution and delivery of this Agreement, as a condition and inducement to MSBI's willingness to enter into this Agreement, each of the directors of FCBI, other than T. Ken Driskell and Daniel C. Chasteen, is executing and delivering to MSBI a support agreement in substantially the form of Exhibit B to this Agreement and T. Ken Driskell and Daniel C. Chasteen are each executing a support agreement in the form of Exhibit C-1 and C-2 respectively;

        WHEREAS, simultaneously with the execution and delivery of this Agreement as a condition and inducement to MSBI's willingness to enter into this Agreement, each holder ("Debenture Holder") of a FCBI Series A Adjustable Rate Mandatory Convertible Subordinated Debenture Due January 1, 2009 (the "Debentures") is executing and delivering to MSBI an agreement, the form of which is attached hereto as Exhibit D, by which each Debenture Holder agrees to convert all of the principal amount of his or her Debenture to FCBI Stock upon the Closing and be subject to the manner and basis of converting such FCBI Stock to MSBI Stock and cash as set forth in Section 2 hereof.

        WHEREAS, as an inducement to and condition of MSBI's willingness to enter into this Agreement, FCBI will grant to MSBI an option pursuant to a stock option agreement (the "MSBI

Option") the form of which is attached hereto as Exhibit E which shall be entered into immediately following the execution and delivery hereof;

        WHEREAS, simultaneously with the execution and delivery of this Agreement as a condition and inducement to MSBI's willingness to enter into this Agreement, each of Scott J. Garland, Connie R. Pence, Rex A. Tallant and William Poitevint is each executing an agreement to the actions to be taken under Sections 3.13, 3.15 and 3.16 hereof as applicable, the form of which agreement is attached hereto as Exhibit F.

        NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of FCBI Stock into MSBI Stock and cash, hereinafter provided, and such other provisions relating to the Merger as the Parties deem necessary or desirable, the Parties hereto agree as follows:

        1.    MERGER.

          1.1.    FCBI MERGER INTO MSBI. Pursuant to the applicable provisions of the Georgia Business Corporation Code (the "Corporation Code"), other provisions of law and on the terms and conditions set forth herein, FCBI shall be merged with and into MSBI. MSBI shall be the survivor of this Merger continuing under the MSBI Articles of Incorporation and the MSBI Bylaws. The name of the Resulting Corporation shall be "Main Street Banks, Inc".

          1.2    EFFECTIVE DATE OF THE MERGER. Subject to compliance with the various conditions and requirements of this Agreement, the Merger shall be effective as of the effective date (the "Effective Date") as set forth in the Articles of Merger to be filed with the Georgia Secretary of State in accordance with the applicable provisions of the Corporation Code.

          1.3    BOARD OF DIRECTORS OF THE RESULTING CORPORATION. On the Effective Date after the closing of the Merger, the Board of Directors of the Resulting Corporation shall consist of (a) the directors of MSBI at the time of the Merger, who shall be in the same classes and have the same terms as before the Merger, and (b) two (2) additional directors from the FCBI Board of Directors who shall be John R. Burgess, Sr. and T. Ken Driskell and who should be Class II directors with terms expiring at the MSBI annual shareholder's meeting in 2005.

          1.4  BANK MERGER.

            1.4.1.    SUBSIDIARY MERGER AGREEMENT. In connection with the consummation of this Agreement, FCB shall be merged with and into MSB with MSB being the resulting bank (the "Resulting Bank") pursuant to the terms of the Subsidiary Merger Agreement (the "Bank Merger"). MSB shall be the survivor of the Bank Merger continuing under the MSB Articles of Incorporation and Bylaws. The name of the Resulting Bank shall be "Main Street Bank".

            1.4.2.    MANAGEMENT OF THE RESULTING BANK. The Board of Directors of the Resulting Bank shall consist of (a) the directors of MSB at the time of the Bank Merger and (b) John R. Burgess, Sr. and T. Ken Driskell from the FCB Board of Directors. Constance R. Pence and Scott J. Garland will have employment agreements on terms as set forth in Exhibits G-1 and G-2 respectively. T. Ken Driskell shall be a consultant to the Resulting Bank pursuant to the terms of the consulting agreement which is attached hereto as Exhibit H.

        2.    MANNER AND BASIS OF CONVERTING SHARES OF STOCK.

          2.1.    CONVERSION OF SHARES. Subject to the provisions of Section 2, at the time of the consummation of the Merger (the "Effective Time"), by virtue of the Merger and without any action on the part of MSBI or FCBI or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

            2.1.1.    Each share of capital stock of MSBI issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

            2.1.2.    Subject to the allocation provisions of Section 2.2.2, at the Effective Time, the holders of FCBI Stock outstanding at the Effective Time (including unexercised shares of FCBI Stock subject to the Garland Option as defined below ("Unexercised FCBI Stock") and FCBI Stock deemed to be held by the Debenture Holders upon the conversion of the Debentures as the time of the Closing ("FCBI Debenture Stock") and excluding shares held by FCBI or MSBI, or any wholly-owned subsidiary of FCBI or MSBI, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights under the applicable provisions of the Corporation Code (the "Dissenters' Provisions") as provided in Section 11) shall be entitled to receive, and MSBI shall pay, reserve or issue and deliver, in the aggregate, 2,600,000 shares of MSBI Stock (the MSBI Stock shall be valued at the "Notional Value," which is the average of the closing price of MSBI Stock for the thirty (30)-day trading period ending on the trading day prior to Closing) and $45,000,000 in cash (the "Merger Consideration"). The value of the Merger Consideration divided by the sum of the aggregate number of shares of FCBI Stock issued and outstanding immediately prior to the Effective Time plus the Unexercised FCBI Stock and the FCBI Debenture Stock shall be the "Per Share Merger Consideration." Subject to the allocation provisions of Section 2.2.2, each share of FCBI Stock shall be converted into the right to receive either (a) a number of shares of MSBI Stock based on a ratio (the "Exchange Ratio") the numerator of which is the value of the Per Share Merger Consideration and the denominator of which is the Notional Value (the "Per Share Stock Consideration"), or (b) an amount of cash equal to the value of the Per Share Merger Consideration (the "Per Share Cash Consideration").

            2.1.3.    Subject to the allocation provisions of Section 2.2.2 below, each holder of a share of FCBI Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of FCBI Stock; provided, however, that the amount of cash with respect to which the Per Share Cash Consideration shall be paid as part of the Merger Consideration shall be $45,000,000 less any amount that is paid by MSBI to FCBI pursuant to Section 11.3 (or is reasonably expected to be paid) to purchase shares of FCBI Stock formally held by any Dissenting Shareholder. The total amount of the MSBI Stock paid as Merger Consideration (valued at the Closing Date) shall be referred to in this Agreement as the "Total Stock Merger Consideration," and the total amount of cash paid as Merger Consideration shall be referred to as the "Total Cash Merger Consideration."

          2.2.    ELECTION AND ALLOCATION PROCEDURES.

            2.2.1.    ELECTION.

              2.2.1.1.    An election form ("Election Form"), together with the other transmittal materials described in Section 2.8, shall be mailed as soon as reasonably practicable after the Effective Time to each holder of FCBI Stock of record at the Effective Time and to each Debenture Holder (for purposes of this Section, a Debenture Holder shall be deemed to be a holder of FCBI Stock with the number of shares to which he or she is entitled as a result of the conversion). Such date of mailing shall be referred to hereinafter as the "Mailing Date." Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of FCBI Stock to elect to receive either the Per Share Cash Consideration with respect to all or any of such holder's FCBI Stock (shares as to which this election is made, and No

      Election Shares as defined below, are referred to as "Cash Election Shares") or the Per Share Stock Consideration with respect to all or any of such holder's FCBI Stock (shares as to which this election is made, "Stock Election Shares"). The "Cash Election Amount" shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. The "Stock Election Amount" shall be equal to the Per Share Stock Consideration multiplied by the total number of Stock Election Shares.

              2.2.1.2.    Any share of FCBI Stock with respect to which the holder (or the beneficial owners, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 30 days after the Mailing Date (such deadlines, the "Election Deadline"), shall be deemed to be Cash Election Shares and shall be converted, subject to Section 2.2.2., into either the Per Share Stock Consideration or the Per Share Cash Consideration, (such shares are referred to as the "No Election Shares").

              2.2.1.3.    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all FCBI Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. As to Debenture Holders, the Election Form should be accompanied by the original Debenture duly endorsed with a properly executed conversion notice. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of FCBI Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither MSBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

            2.2.2.    ALLOCATION. As soon as reasonably practicable after the Effective Time, MSBI shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of FCBI Stock, which shall be effected by the Exchange Agent as follows:

              2.2.2.1    If the Total Cash Merger Consideration is greater than the Cash Election Amount, then:

                (a)  each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

                (b)  the Exchange Agent will select, on a pro rata basis, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration, and each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

                (c)  each remaining unconverted share of FCBI Stock (after application of subsection (a) and (b) above) shall be converted into the right to receive the Per Share Stock Consideration.

              2.2.2.2.    If the Total Cash Merger Consideration is less than the Cash Election Amount then:

                (a)  each Stock Election Share shall be converted into the right to receive the Per Share Stock Consideration;

                (b)  the Exchange Agent will select, on a pro rata basis first from among the holders of No Election Shares and then, if necessary, from among the holders of Cash Election Shares (in either such selection process the Exchange Agent shall not select from holders of No Election Shares holding less than 100 shares of FCBI Stock and from any unallocated FCBI Stock in the First Colony Bank 401(k) Stock Bonus Plan (the "Unallocated 401(k) Shares") as to which the trustee of such plan has filed a cash election), a sufficient number of such shares (the "Stock Designee Shares") such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration and the Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                (c)  each remaining unconverted share of FCBI Stock (after application of subsections (a) and (b) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

              2.2.2.3    In the event that, as of the Closing Date, the value of the Total Stock Merger Consideration as determined after the allocations in Sections 2.2.2.1. and 2.2.2.2. above is less than 45% of the value of the Merger Consideration then, to satisfy the condition set forth in Section 9.7 below, MSBI at its option may lower the cash consideration to be paid (the "Reduced Total Cash Merger Consideration") and substitute in lieu thereof additional MSBI Stock based on its value at the Closing Date in such amounts that such condition is satisfied. The allocation of the Reduced Total Cash Merger Consideration and the Total Stock Merger Consideration among the holders of FCBI Stock shall be as described in Sections 2.2.2.1 and 2.2.2.2 above, provided that the Reduced Total Cash Merger Consideration shall be substituted for the Total Cash Merger Consideration. For purposes of this Section 2.2.2.3., the value of the Total Stock Merger Consideration and the Merger Consideration shall be determined by using the last price at which shares of MSBI Stock sold as reported on the Nasdaq National Market immediately prior to the Effective Time.

              2.2.2.4.    In the event that the Exchange Agent is required pursuant to this Section 2.2.2. to designate from among all Stock Election Shares the Cash Designee Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Cash Designee Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

              2.2.2.5.    In the event the Exchange Agent is required pursuant to this Section 2.2.2. to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of FCBI Stock and the Trustee of the FCBI 401(k) Stock Bonus Plan as to the Unallocated 401(k) Shares) shall be allocated a pro rata portion of the total Stock Designee Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

          2.3.    ANTI-DILUTION PROVISIONS. In the event MSBI changes the number of shares of MSBI Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar re-capitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar re-capitalization for which a record date is not established) is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          2.4.    MSBI STOCK OPTIONS. Properly authorized and issued options to acquire shares of MSBI Stock shall remain issued and outstanding, unaffected by the Merger, and shall remain subject to the agreements and plans under which they were issued.

          2.5.    FCBI STOCK OPTIONS AND RELATED MATTERS.

            2.5.1.    As of the Effective Time, all rights with respect to the 4,000 shares of FCBI Stock issuable pursuant to the exercise of a stock option granted by FCBI under a stock option plan of FCBI (the "FCBI Stock Option Plan") to Scott J. Garland (the "Garland Option"), which are outstanding at the Effective Time, whether or not such Garland Option is then exercisable, shall, subject to this section, be assumed by MSBI in accordance with the terms of the particular FCBI Stock Option Plan under which such Garland Option was issued and the agreement by which the option is evidenced. From and after the Effective Time, (a) the Garland Option assumed by MSBI hereunder may be exercised solely for MSBI Stock, (b) the number of shares of MSBI Stock subject to the Garland Option shall be equal to the number of shares of FCBI Stock subject to the Garland Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (c) the per share exercise price under each the Garland Option shall be adjusted by dividing the per share exercise price under the Garland Option by the Exchange Ratio and rounding up to the nearest cent.

            2.5.2.    At all times after the Effective Time, MSBI shall reserve for issuance such number of shares of MSBI Stock as shall be necessary to permit the exercise of the Garland Option in the manner contemplated by this Agreement. At the election of MSBI, within a reasonable time (not to exceed 30 days) after the Effective Time, MSBI shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form, with respect to the MSBI Stock subject to the Garland Option and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Garland Option remains outstanding. MSBI shall make any filing required under any applicable state securities laws to qualify the MSBI Stock subject to the Garland Option for resale thereunder.

            2.5.3.    The number of shares of MSBI Stock subject to the Garland Option to be assumed by MSBI hereunder and the exercise price thereof shall, from and after the Effective Time be subject to appropriate adjustments in the event of the occurrence of any transaction described in Section 2.3 hereof if the record date with respect to such transaction is on or after the Effective Time.

            2.5.4.    All restrictions or limitations on transfer with respect to FCBI Stock awarded under a FCBI Stock Option Plan (the "Restricted Stock"), to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to the MSBI Stock into which such Restricted Stock is converted pursuant to this Agreement, unless such restrictions arise under the Securities Act of 1933 (the "1933 Act") and are eliminated by virtue of the Registration Statement described in Section 3.4 below. Except as otherwise provided herein, (a) the provisions of the FCBI Stock Option Plan that provide for the issuance or grant of any other interest in respect of the capital stock of FCBI shall be deleted as of the Effective Time and (b) FCBI shall take all reasonable steps to ensure that following the Effective Time the holder of the Garland Option shall have no right thereunder to acquire any equity securities of FCBI.

            2.5.5.    The Parties expect that, during the 2002 calendar year, T. Ken Driskell and Daniel C. Chasteen shall fully exercise their options to purchase, respectively, 24,666 and 4,000 shares of FCBI Stock.

            2.5.6.    FCBI shall use its best efforts to procure from the holder of the Garland Option, and shall deliver to MSBI at the Closing, an executed acknowledgment of the treatment and disposition of the Garland Option, as provided for under Section 2.5 of this Agreement.

          2.6.    SHARES HELD BY FCBI OR MSBI. Each of the shares of FCBI Stock held by FCBI or MSBI, any wholly-owned subsidiary of either of them, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          2.7.    FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FCBI Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MSBI Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MSBI Stock multiplied by $18.63. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares that would otherwise be issued pursuant to the Merger.

          2.8.    SURRENDER OF STOCK CERTIFICATE.

            2.8.1.    LETTER OF TRANSMITTAL. As soon as practicable after the Effective Date, a letter of transmittal shall be mailed by MSBI, as Exchange Agent (or some other Exchange Agent reasonably acceptable to MSBI and FCBI (in either event, the "Exchange Agent")), to each shareholder of FCBI and to each Debenture Holder as of the close of business on the Effective Date. Upon receipt of the letter of transmittal, each holder of a certificate or certificates or Debenture theretofore representing shares of FCBI Stock shall surrender such certificates or Debentures to the Exchange Agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor cash and/or certificates representing shares of MSBI Stock, subject to the restrictions and conditions of this Agreement.

            Replacements for stock certificates which have been destroyed, stolen or lost may be obtained according to the usual procedures of FCBI, as applicable, in order to permit the surrender of such replacement certificates.

            2.8.2.    RIGHTS OF FORMER SHAREHOLDERS. As of the Effective Date, each certificate theretofore representing one or more outstanding shares of FCBI Stock shall be deemed for all corporate purposes to evidence only the right to receive cash and/or certificates representing shares of MSBI Stock as provided in accordance with this Agreement.

            2.8.3.    FAILURE TO SURRENDER STOCK CERTIFICATES. Until a former FCBI shareholder surrenders his or her stock certificate or certificates to the Exchange Agent: (a) the shareholder shall not be paid cash nor issued certificates representing the shares of MSBI Stock which such FCBI Stock certificate may otherwise entitle him or her to receive; (b) the shareholder shall not have any voting rights in respect of the shares of MSBI Stock which such FCBI Stock certificate may otherwise entitle him or her to receive; (c) the shareholder shall not be paid dividends nor other distributions in respect of the shares of MSBI Stock which such FCBI Stock certificate may otherwise entitle him or her to receive; and (d) any dividends or distributions payable on MSBI Stock shall be retained, without interest, for his or her account until surrender of such FCBI Stock certificate. Nothing contained herein shall affect the rights of holders of FCBI to dividends and distributions with respect to shares of FCBI Stock prior to the Effective Time.

          2.9.    NO INTEREST. Except as otherwise provided by the Dissenters' Provisions, any cash payment which is to be made pursuant to this Agreement to any holder of a certificate formerly representing shares of FCBI Stock shall bear no interest whatsoever regardless of when such certificate is surrendered to the Exchange Agent.

        3.    OTHER ACKNOWLEDGEMENTS, AGREEMENTS, ETC.

          3.1.    MATERIAL. "Material" shall be determined in light of the facts and circumstances of the matter in question in the context of the size, historical performance and market location of the Party or its subsidiary bank.

          3.2.    MATERIAL ADVERSE EFFECT OR CHANGE. "Material adverse" effect or change shall mean any event, change or occurrence, which individually or together with any other event, change or occurrence, has a material adverse impact on (a) the financial position, business or results of operations of the Party and its subsidiaries, taken as a whole, or (b) the ability of Party or its shareholders to perform their respective obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that a material adverse effect or change shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (iii) actions and omissions of either MSBI or FCBI (or any of their respective subsidiaries) or the shareholders taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby, and (iv) the direct effects of compliance with this Agreement on the operating performance of either MSBI or FCBI, including expenses incurred by them in consummating the transactions contemplated by this Agreement. With the exception of the foregoing exclusions, the following shall constitute material adverse effects or changes for the purposes of this Agreement:

            3.2.1.    UNDISCLOSED LIABILITIES. (a) The existence of any liability that (i) was required to be disclosed pursuant to this Agreement and was not so disclosed and (ii) together with all other such undisclosed liabilities exceeds, or may reasonably be expected to exceed, $500,000 in the aggregate for MSBI or $200,000 in the aggregate for FCBI; or (b) the creation or incurrence of any liability of the Party or its subsidiary bank (other than liabilities incurred in the ordinary course of business permitted under Sections 4.7 and 5.9 of this Agreement), that together with all other such liabilities exceeds, or may reasonably be expected to exceed, $500,000 in the aggregate for MSBI or $200,000 in the aggregate for FCBI; or

            3.2.2.    SUPERVISORY ACTION. (a) Any cease and desist order, consent order or similar order or proceeding being filed or issued against, a Party or its subsidiary bank by the Securities and Exchange Commission ("SEC"), the Federal Deposit Insurance Corporation ("FDIC"), the Georgia Department of Banking and Finance ("Georgia Department ") or the Board of Governors of the Federal Reserve ("Federal Reserve"), or (b) the entering into of any memorandum of understanding or supervisory agreement between or among the Party or its subsidiary bank by the FDIC, Georgia Department or Federal Reserve (the circumstances described in the preceding clauses (a) and (b) referred to herein collectively as a "Supervisory

    Action"), if such Party or its subsidiary bank, as applicable, is unable to have lifted or otherwise resolve any such Supervisory Action prior to the Closing; or

            3.2.3.    OTHER. Any other event, action, condition or state of facts, which, if such event, condition or state of facts were being considered during the course of an audit of the books and records of the Party or its subsidiary bank in accordance with generally accepted accounting principles ("GAAP"), and the standard of materiality for qualifying such audit were $500,000 for MSBI or $200,000 for FCBI, would result in such audit being qualified or would require any disclosure to be made in the report accompanying such audit with respect to the business, properties or financial condition of the Party.

        3.3.    ACCESS, INFORMATION AND DOCUMENTS.

            3.3.1.    ACCESS. The Parties hereto shall permit each other's authorized representatives reasonable access during normal business hours from and after the date hereof and prior to the Effective Date to all of their respective properties, books, contracts, commitments and records and shall promptly furnish each other with such information concerning their respective affairs as each may reasonably request.

            3.3.2.    ASSISTANCE. The personnel of each of the Parties hereto shall assist the other in making its investigation, and each shall cause its respective counsel, accountants, employees and other representatives to be reasonably available for such purposes. During such investigation, the Parties and their respective authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as they may deem advisable. No investigation made theretofore or hereafter by any Party hereto shall affect the representations and warranties made by the other Party hereunder. Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a material adverse effect on the other Party.

        3.4.    REGISTRATION STATEMENT; SHAREHOLDERS' MEETINGS. As soon as practicable after execution of this Agreement, MSBI shall file a registration statement with the SEC covering the MSBI Stock to be issued upon consummation of the Merger (the "Registration Statement"), and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of MSBI Stock upon consummation of the Merger. FCBI shall furnish all information concerning it and the holders of its capital stock as MSBI may reasonably request in connection with such action. FCBI shall call a shareholders' meeting (the "FCBI Shareholders' Meeting") to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with such shareholders' meeting, (a) FCBI shall prepare and file a proxy statement (the "Proxy Statement") (which shall be included in the Registration Statement) with the SEC and mail it to each of FCBI's shareholders, (b) MSBI shall furnish to FCBI all information concerning it that FCBI may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of FCBI shall recommend (subject to compliance with its fiduciary duties, following consultation with its legal advisers) to its shareholders the approval of this Agreement, and (d) the Board of Directors and officers of FCBI shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties, following consultation with their legal advisers).

        3.5.    CONFIDENTIAL INFORMATION. In addition to the Parties' respective obligations under the confidentiality agreements, which each party has executed and which are hereby reaffirmed and re-adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If the transactions contemplated herein are not consummated, each Party and its representatives shall treat all information obtained from the other, and not already in the public domain, as confidential, and each Party (upon written request) shall return to the other Party all such confidential information received from the other, as well as all copies and work papers containing such confidential information, or shall certify the destruction thereof. In the event of any inconsistency between the terms of the foregoing confidentiality agreements and the terms of this Section 3.5, the terms of this Section 3.5 shall control.

        3.6.    FULL COOPERATION. The Parties shall cooperate fully with each other and with their respective counsel, accountants and other agents in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement, including cooperation in the filing of all applications with respect to the transactions contemplated hereby.

        3.7.    APPLICATIONS. MSBI shall promptly prepare and file, and FCBI shall cooperate in the preparation and, where appropriate, filing of, applications with all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite consents necessary to consummate the transactions contemplated by this Agreement.

        3.8.    PUBLIC ANNOUNCEMENTS AND DISCLOSURES. The Parties hereto agree that, from the date hereof until the Effective Date, none of the Parties to this Agreement shall make any public announcements or disclosures, other than public announcements and disclosures required to be made by law, relating to this Agreement or to the transactions contemplated hereby without the prior approval of the other Party.

        3.9.    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Whenever any financial report, determination, adjustment, warranty, representation or covenant relates to any financial matter hereunder, it shall, unless stated to the contrary, be deemed to refer to such item as determined in accordance with GAAP as set forth in Sections 4.6 and 5.7.

        3.10.    AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its subsidiaries to use, reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end, including, without limitation, using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Sections 8, 9 and 10 of this Agreement. Each Party shall use, and shall cause each of its subsidiaries to use, its reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated by this Agreement.

        3.11.    TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.

        3.12.    KNOWLEDGE. As used in this Agreement, references "to the knowledge of" or "known by" a Party shall mean the Board of Directors, Chairman, President or any officer of the Party (or any person holding such position in its bank subsidiary).

          3.13.    FCB EMPLOYMENT AND SALARY CONTINUATION AGREEMENTS. The Employment and Salary Continuation Agreements for Scott J. Garland, dated September 1, 1994, and Constance R. Pence dated July 9, 1993, shall be terminated at the time of the Closing and replaced by the employment agreements described in Section 1.4.2 above. The Employment and Salary Continuation Agreement with T. Ken Driskell dated July 9, 1993, shall be terminated at the time of the Closing and replaced by the Consulting Agreement described in Section 1.4.2. above. MSB shall assume the Employment and Salary Continuation Agreement of Daniel C. Chasteen, dated July 9, 1993; provided, however, that Agreement Not to Compete paragraphs of such plan shall be modified at the time of the Closing to provide for reasonable restrictions as to territory and duties as set forth in Exhibit I attached hereto. MSB also shall assume the employment and salary agreement between FCBI and William Poitevint, which, among other things, provides for six months' severance pay, and which is described in Section 3.13 of the FCBI Disclosure Memorandum and which shall be reduced to writing and executed by FCB and Poitevint prior to the Closing subject to MSBI's approval which shall not be unreasonably withheld.

          3.14.    MSBI OPTION TO PURCHASE FCBI STOCK. Contemporaneously with the execution of this Agreement, FCBI has granted to MSBI an option to purchase 150,000 shares of FCBI Stock at an exercise price of $120 per share (the "MSBI Option"). The MSBI Option shall be exercisable either (x) upon delivery to the shareholders of FCBI of an offer by a third party to acquire shares of FCBI Stock which would constitute control of FCBI or (y) if (a) the Board of Directors of FCBI receives a bona fide proposal from a third party to acquire control of FCBI or FCB or substantially all of the assets of either entity (an "FCBI/FCB Acquisition Proposal") and (b) the Board of Directors of FCBI or FCB, as applicable, accepts such FCBI/FCB Acquisition Proposal or fails to reject such proposal in writing within ten (10) days after the receipt of such proposal by FCBI or FCB as applicable. In the event that the MSBI Option is exercisable as provided in the preceding sentence, then it shall be exercisable upon the earlier of: (i) the delivery to the shareholders of the offer described in (x) above; (ii) the acceptance of the FCBI/FCB Acquisition Proposal by the Board of Directors of FCBI or FCB, as applicable; (iii) ten (10) days after FCBI or FCB received the FCBI/FCB Acquisition Proposal if the Board of Directors of FCBI or FCB, as applicable, has not rejected such proposal by such date; or (iv) the business day immediately prior to the consummation of the transactions contemplated by the FCBI/FCB Acquisition Proposal. A copy of the form of the MSBI Option is attached hereto as Exhibit E.

          3.15.    FCB SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS AGREEMENT. FCB has Supplemental Executive Retirement Benefits Agreements ("SERB Agreements") dated May 22, 2002, with the following Executives: T. Ken Driskell; Daniel C. Chasteen; Rex A. Tallant; Constance R. Pence; Scott J. Garland; and Roxanne H. Densmore. Copies of these Agreements are included as Schedule 3.15 to the FCBI Disclosure Memorandum. The SERB Agreements and rights and benefits thereunder of T. Ken Driskell and Daniel C. Chasteen shall be cancelled at the time of the Closing in consideration for cash payments of $1.1 million to Driskell and $490,000 to Chasteen. MSBI shall cause MSB to assume the other described SERB Agreements with the modifications described on Exhibit J which shall be made by signed agreements with the named executives at the time of the Closing.

          3.16.    EMPLOYMENT AGREEMENTS AND STOCK OPTIONS. At the Closing, MSB shall enter into Employment Agreements with Constance R. Pence and Scott J. Garland on terms as set forth in Exhibits G-1 and G-2 respectively. Upon the execution of such Employment Agreements at the Closing, MSBI shall grant to each of Garland and Pence tax qualified incentive options to purchase 10,000 shares and 6,500 shares respectively with an option exercise price equal to the closing price of MSBI Stock on the date of the grant. The options shall be in the form of the option agreements attached hereto as Exhibits K-1 and K-2.

          3.17.    FCB 401(K) STOCK BONUS PLAN. FCBI maintains the First Colony Bank 401(k) Stock Bonus Plan (the "KSOP"). FCBI shall terminate the KSOP prior to the Closing. It is expected that the KSOP shall elect to receive cash for a portion of the Unallocated 401(k) Shares and shall use the cash to pay in full all debt of the KSOP, including a promissory note from First Tennessee Bank dated July 21, 1990 in the original principal amount of $500,000 (the "KSOP Debt"). FCBI shall obtain a release of its guaranty of the KSOP debt to First Tennessee Bank (the "KSOP Guaranty"). The Trustees shall appoint an independent third-party trustee (the "Independent Trustee") who shall act for the KSOP in connection with the Merger. The Independent Trustee of the KSOP shall, immediately upon receipt thereof, forward to each KSOP participant a copy of the Proxy Statement and shall provide a method for the participants to vote on the Merger. The Independent Trustee shall vote the shares allocated to a participant's account in accordance with the vote of the participant.

          3.18.    FCBI REACQUISITION OF BRANCH SITES. On September 25, 2001, FCB engaged in a sale and lease back transaction with OREO Group, LLC ("OREO") whereby it sold and leased back a branch site at 800 Mansell Road, Roswell, Georgia 30076, and its main office site at 300 South Main Street, Alpharetta, Georgia 30004 (the "FCB Properties"). OREO is owned by a group of FCB directors. Prior to the Closing, FCB or FCBI shall reacquire the FCB Properties and shall cancel the leases. The purchase prices for the FCB Properties shall be the sum of the purchase price for each such FCB Property at the time it was sold to OREO plus OREO's cost of the original sale and lease back transaction and OREO's out-of-pocket costs to consummate the reacquisition of the FCB Properties by FCBI or FCB. At the time of the Closing, FCB or FCBI shall own good and marketable title to the FCB Properties free and clear of all liens and encumbrances.

          3.19.    FCB LOAN RESERVE. Prior to Closing, FCBI shall cause FCB to evaluate its provision for loan losses and conform such reserve so that it is consistent with the practices and procedures used by MSB in calculating its loan loss reserve.

          3.20     TERMINATION OF FCBI DEFERRED COMPENSATION PLAN. All FCBI Deferred Compensation Plans including its Directors Deferred Compensation Plan shall be terminated in calendar year 2002.

        4.    REPRESENTATIONS AND WARRANTIES OF MSBI.

          As an inducement to FCBI to enter into this Agreement, MSBI hereby represents and warrants to FCBI as follows:

          4.1    MSBI DISCLOSURE MEMORANDUM. Prior to the date hereof, MSBI has delivered to FCBI a Disclosure Memorandum (the "MSBI Disclosure Memorandum") containing certain information regarding MSBI as indicated at various places in this Agreement. All information set forth in the MSBI Disclosure Memorandum or in documents incorporated by reference in the MSBI Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of MSBI. The information contained in the MSBI Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Section, provided, however, that in order to be part of or modify a representation or warranty, the MSBI Disclosure Memorandum must reference the particular warranty or representation by section. MSBI shall promptly provide FCBI with written notification of any event, occurrence or other information that would be required to be included on the MSBI Disclosure Memorandum if the MSBI Disclosure Memorandum were to be prepared as of the date of such event, occurrence or information.

          4.2.    CORPORATE ORGANIZATION. MSBI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, and MSB is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each has all requisite corporate power and authority and possesses all licenses, permits and authorizations necessary for it to own its properties and conduct its business as presently conducted.

          4.3.  AUTHORIZED CAPITAL STOCK.

            4.3.1.    The authorized capital stock of MSBI consists of 50,000,000 shares of common stock, no par value, of which shares 16,019,874 are issued and outstanding. All of the outstanding shares of MSBI Stock are validly issued, fully paid and non-assessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized capital stock of MSBI.

            4.3.2.    The authorized capital stock of MSB consists of 370,000 shares of common stock, $10.00 par value (previously defined as the "MSB Stock"), of which 339,800 shares are issued and outstanding. All of the outstanding shares of MSB Stock are validly issued, fully paid, and non-assessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized stock of MSB.

            4.3.3.    Except as described in the MSBI Disclosure Memorandum: (i) MSBI has no subsidiaries other than MSB and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity securities in any partnership or corporation; (ii) MSBI or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of the subsidiaries of MSBI; and (iii) all of such shares are held free and clear of any lien.

          4.4.    QUALIFICATION AS A FOREIGN CORPORATION NOT REQUIRED. Neither MSBI nor MSB owns any property or conducts any business outside of the State of Georgia which would require it to be qualified as a foreign corporation in any jurisdiction.

          4.5.    AUTHORIZATION. This Agreement and its execution by the Chairman and Secretary of MSBI or other persons designated by the Board of Directors of MSBI have been duty authorized, approved and ratified by the Board of Directors of MSBI at a meeting duly called and held at which a quorum was present and acting throughout, and is valid and binding on MSBI. This Agreement represents a legal, valid and binding obligation of MSBI, enforceable against MSBI in accordance with its terms.

          4.6.    NON-CONTRAVENTION. The execution and delivery of this Agreement by MSBI and the carrying out of the transactions contemplated hereby will not (a) violate any provisions of its Articles of Incorporation or Bylaws, (b) result in any breach or violation of the terms or conditions of, require any consent or cause or create a lien on any assets of MSBI or MSB or right to any acceleration, under any agreement to which it is a party or any judgment, decree or order of any court or administrative agency having jurisdiction over it, or (c) violate or result in a violation of any federal or state law, statute, ordinance, rule or regulations applicable to it, subject to securing the approvals required by Section 10 hereof. Other than in connection with applicable securities laws, state corporate laws and the rules of Nasdaq, and other than consents required from any regulatory authorities, and other than notices or filings with the Internal Revenue Service ("IRS") or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a material adverse effect on MSBI or MSB, no notice to, filing with, or consent of any public body or authority is necessary for the consummation by MSBI of the Merger and the other transactions contemplated by this Agreement.

          4.7.    FINANCIAL STATEMENTS. The audited consolidated statements of financial condition of MSBI at December 31, 2001, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, and the notes thereto, and the unaudited consolidated statement of condition at September 30, 2002, and the related unaudited consolidated statement of income for the periods then ended and the notes thereto (the audited consolidated financial statements at December 31, 2001, 2000 and 1999, and for the years then ended and the notes thereto are referred to as the "Annual MSBI Financials," and the unaudited consolidated financial statements at September 30, 2002, and for the period then ended and the notes thereto being referred to as the "Interim MSBI Financials") are complete and correct in all material respects, maintained in accordance with good business practices, and fairly present assets, liabilities, financial condition and results of consolidated operations of MSBI as of the dates mentioned and for the periods then ended in conformity GAAP applied on a consistent basis (subject to any exceptions as to consistency as specified in such reports and, in the case of interim consolidated financial statements, to normal recurring year-end adjustments).

          4.8.    NOTES AND OBLIGATIONS. Except as described in Section 4.8 of the MSBI Disclosure Memorandum, all notes receivable or other obligations owned by MSBI or MSB or due to them shown in the Annual and Interim MSBI Financials and any such notes receivable and obligations on the date hereof and on the Effective Date are and will be genuine, legal and valid obligations of the respective makers thereof and are not and insofar as MSBI is aware will not be subject to any defense, offset or counterclaim. All such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to FCBI for examination prior to the Effective Date. All such notes and obligations were entered into by MSBI or MSB in the ordinary course of their businesses and in compliance with all applicable laws and regulations, except as to any noncompliance which has not and will not have a material adverse effect on the business, properties or earnings of MSBI or MSB.

          4.9.    ABSENCE OF UNDISCLOSED LIABILITIES. MSBI and its subsidiaries do not have any liabilities that are reasonably likely to have, individually or in the aggregate, a material adverse effect with respect to MSBI or its subsidiaries except (a) those accrued or reserved against on the Annual and Interim MSBI Financials or reflected in the notes thereto; (b) such liabilities incurred or paid in the ordinary course of business since September 30, 2002, consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on MSBI; and (c) as set forth in Section 4.9 of the MSBI Disclosure Memorandum, neither MSBI nor MSB has incurred or paid any liability since September 30, 2002, except for such liabilities incurred or paid in the ordinary course of business consistent with past business practice which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on MSBI or MSB.

          4.10.  SEC FILINGS.

            4.10.1.    MSBI has filed all forms, reports and documents required to be filed by MSBI with the SEC since January 1, 1998 (collectively, the "MSBI SEC Reports"). The MSBI SEC Reports (a) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934 (the "Exchange Act"), as the case maybe, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of material fact or omit to state a material fact required to be stated in such MSBI SEC Reports or necessary in order to make the statements in such MSBI SEC Reports, in light of the circumstances under which they were made, not misleading.

            4.10.2    Each of the MSBI consolidated financial statements (including, in each case, any related note) contained in the MSBI SEC Reports, including any MSBI SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited consolidated statements, as permitted by Form 10-Q or Form 10-QSB of the SEC) fairly presented or will fairly present the consolidated financial position of MSBI and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          4.11.    LITIGATION. Except to the extent specifically reserved against in the Annual and Interim MSBI Financials on the notes thereto and except as disclosed in Section 4.11 of the MSBI Disclosure Memorandum, there are no causes of action pending or (to the knowledge of MSBI) threatened against MSBI or any of its subsidiaries or regulatory orders, memoranda of understanding or similar documents involving MSBI or any of its subsidiaries that are reasonably likely to have, individually or in the aggregate, a material adverse effect on MSBI or its subsidiaries.

          4.12.    REGULATORY FILINGS. Since January 1, 1998, MSBI and its subsidiaries have filed all reports they were required to file with the FDIC, the Georgia Department and the Federal Reserve. As of their respective dates, all such reports complied in all material respects with all rules, regulations and instructions promulgated by such agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.13.    GENERAL LEGAL COMPLIANCE. To the best knowledge of MSBI with respect to the conduct of its business, MSBI and its subsidiaries are in compliance in all material respects with all applicable federal, state or local laws, regulations, ordinances, decrees or orders of any governmental entity, the noncompliance with which could have a material adverse effect on their business, prospects, financial condition or results of operations. MSBI is not aware of the existence of any facts which would support the assessment of civil money penalties against MSBI or any of its subsidiaries, their directors, officers or employees. To the knowledge of MSBI, MSBI and MSB have in effect all permits, governmental approvals, authorizations, certificates and licenses (the "MSBI Permits") to own, lease or operate its assets and to carry on its business as now conducted, and to the knowledge of MSBI, there has occurred no default under any such MSBI Permit. MSBI has received no notification or communication from any agency or department or federal, state or local government or any other regulatory authority: (a) asserting that MSBI or MSB is not in compliance with any law or order of such governmental or regulatory authority; (b) threatening to revoke any permits; or (c) requiring MSBI or MSB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or to adopt any Board resolution or similar understanding which materially restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

          4.14.    BROKER. Except with respect to a fee to be paid to BankersBanc Capital Corporation, MSBI is not in any way obligated for the payment of fees or expenses to any investment banker, broker or finder in connection with the origination, negotiation, execution or fairness of this Agreement or the transactions contemplated hereby.

          4.15.    ABSENCE OF CHANGES. Since September 30, 2002, except as disclosed in the Annual and Interim MSBI Financials, there have been no events, changes or occurrences which have had or are reasonably likely to, individually or in the aggregate, a material adverse effect on MSBI.

        5.    REPRESENTATIONS AND WARRANTIES OF FCBI.

          As an inducement to MSBI to enter into this Agreement, FCBI hereby represents and warrants to MSBI as follows:

          5.1    FCBI DISCLOSURE MEMORANDUM. Prior to the date hereof, FCBI has delivered to MSBI a Disclosure Memorandum (the "FCBI Disclosure Memorandum") containing certain information regarding FCBI as indicated at various places in this Agreement. All information set forth in the FCBI Disclosure Memorandum or in documents incorporated by reference in the FCBI Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of FCBI. The information contained in the FCBI Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Section, provided, however, that in order to be part of or modify a representation or warranty, the FCBI Disclosure Memorandum must reference the particular warranty or representation by section. FCBI shall promptly provide MSBI with written notification of any event, occurrence or other information that would be required to be included on the FCBI Disclosure Memorandum if the FCBI Disclosure Memorandum were to be prepared as of the date of such event, occurrence or information.

          5.2.    CORPORATE ORGANIZATION. FCBI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia and is a duly registered bank holding company under the Bank Holding Act of 1956, as amended, and FCB is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each has all requisite corporate power and authority and possesses all licenses, permits and authorizations necessary for it to own its properties and conduct its business as presently conducted.

          5.3.  AUTHORIZED CAPITAL STOCK; SUBSIDIARIES; DEBENTURES.

            5.3.1.    The authorized capital stock of FCBI consists of 1,000,000 shares of common stock, $10.00 par value, of which 448,417 shares are issued and outstanding. All of the outstanding shares of FCBI Stock are validly issued, fully paid and non-assessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized capital stock of FCBI.

            5.3.2.    The authorized capital stock of FCB consists of common stock, $10.00 par value ("FCB Stock"), of which 125,000 shares are issued and outstanding. All of the outstanding shares of FCB Stock are validly issued, fully paid and non-assessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized capital stock of FCB.

            5.3.3.    Except as set forth in Section 5.3.3 of the FCBI Disclosure Memorandum, there are no outstanding options, agreements, contracts, calls or commitments of any character that would require the issuance by FCBI or FCB of any shares of its common stock or securities convertible into such stock. There are no agreements relating to the rights of FCBI or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of FCBI.

            5.3.4.    Except as set forth in Sections 5.3.4 of the FCBI Disclosure Memorandum, FCBI has no subsidiaries other than FCB and does not own, for its own account, any stocks,

    options, calls, warrants or rights to acquire stock or other equity securities in any partnership or corporation. Except as disclosed in Section 5.3.4 of the FCBI Disclosure Memorandum, FCBI or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of the subsidiaries of FCBI. All of such shares are held free and clear of any lien except as disclosed in Section 5.3.4 of the FCBI Disclosure Memorandum.

            5.3.5    FCBI has issued nine (9) Adjustable Rate Mandatory Convertible Subordinated Debentures dated December 28, 1998, each in the principal amount of $150,000; each Debenture is convertible to 4,545.45 shares of FCBI Stock at the option of the Debenture holder; and the Debentures are issued to the following persons who are holders of Debentures as of the date hereof: T. Ken Driskell, John R. Burgess, Jr., Daniel C. Chasteen, Scott J. Garland, Connie R. Pence, J. W. Phillips, Dolores Rodden, Victor Smith and Floyd Falany.

          5.4.    QUALIFICATIONS AS A FOREIGN CORPORATION NOT REQUIRED. Neither FCBI nor FCB owns any property or conducts any business outside of the State of Georgia which would require it to be qualified as a foreign corporation in any jurisdiction.

          5.5.    AUTHORIZATION. This Agreement and its execution by the Chairman and Secretary of FCBI or other persons designed by the Board of Directors of FCBI have been duly authorized, approved and ratified by the Board of Directors of FCBI at a meeting duly called and held at which a quorum was present and acting throughout, and, subject to approval by its shareholders as required by law, this Agreement is valid and binding on FCBI. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of FCBI, enforceable against FCBI in accordance with its terms.

          5.6.    NON-CONTRAVENTION. Except as described in Section 5.6 of the FCBI Disclosure Memorandum, the execution and delivery of this Agreement by FCBI and the carrying out of the transactions contemplated hereby will not (a) violate any provisions of its Articles of Incorporation or Bylaws, (b) subject to the requisite approvals and consents referred to in Section 5.6 of the FCBI Disclosure Memorandum, result in any breach or violation of the terms or conditions of, require any consent or cause or create a lien on any assets of FCBI or FCB or right to any acceleration, under any agreement to which it is a party or any judgment, decree or order of any court or administrative agency having jurisdiction over it, or (c) violate or result in a violation of any federal or state law, statute, ordinance, rule or regulations applicable to it, subject to securing the approvals required by Section 10 hereof. Other than in connection with applicable securities laws, state corporate laws and the rules of Nasdaq, and other than consents required from any regulatory authorities, and other than notices or filings with the Internal Revenue Service ("IRS") or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a material adverse effect on FCBI or FCB, no notice to, filing with, or consent of any public body or authority is necessary for the consummation by FCBI of the Merger and the other transactions contemplated by this Agreement.

          5.7.    FINANCIAL STATEMENTS. The audited consolidated statements of financial condition of FCBI at December 31, 2001, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, and the notes thereto, and the unaudited consolidated statement of condition at September 30, 2002, and the related unaudited consolidated statement of income for the period then ended and the notes thereto (the audited consolidated financial statements at December 31, 2001, 2000 and 1999,and for years then ended and the notes thereto being referred to as the "Annual FCBI Financials," and the unaudited financial statements at September 30, 2002, and for the period then ended and the notes thereto being referred to as the "Interim FCBI Financials") are complete and correct in all material respects, maintained in accordance with good business practices, and fairly present assets, liabilities, financial condition and results of operations of FCBI as of the dates mentioned and for the periods then ended in conformity with GAAP applied on a consistent basis (subject to any exceptions as to consistency as specified in such reports and, in the case of interim financial statements, to normal recurring year-end adjustments).

          5.8.    NOTES AND OBLIGATIONS. Except as described in Section 5.8 of the FCBI Disclosure Memorandum, all notes receivable or other obligations owned by FCBI or FCB or due to them shown in the Annual and Interim FCBI Financials and any such notes receivable and obligations on the date hereof and on the Effective Date are and will be genuine, legal and valid obligations of the respective makers thereof and are not and insofar as FCBI is aware will not be subject to any defense, offset or counterclaim. All such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to MSBI for examination prior to the Effective Date. All such notes and obligations were entered into by FCBI or FCB in the ordinary course of their businesses and in compliance with all applicable laws and regulations, except as to any noncompliance which has not and will not have a material adverse effect on the business, properties or earnings of FCBI or FCB.

          5.9.    ABSENCE OF UNDISCLOSED LIABILITIES. FCBI and FCB have no debt, liability or obligation of any kind that are reasonably likely to have individually or in the aggregate a material adverse effect with respect to FCBI except (a) those reflected on the Annual and Interim FCBI Financials, (b) liabilities incurred or paid in the ordinary course of business since September 30, 2002, consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on FCBI or FCB and (c) as set forth in Section 5.9 of the FCBI Disclosure Memorandum. Neither FCBI nor FCB has incurred or paid any liability since September 30, 2002, except for such liabilities incurred or paid in the ordinary course of business consistent with past business practice which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on FCBI or FCB.

          5.10.    INVESTMENTS. Except for pledges to secure public and trust deposits or as set forth in Section 5.10 of the FCBI Disclosure Memorandum, none of the investments reflected in the Annual FCBI Financials and none of the investments made since the date of the Annual FCBI Financials is subject to any restriction, contractual, statutory or otherwise, which materially would impair the ability of the holder of such investment freely to dispose of such investment at any time. The FCBI books and records accurately reflect the nature, terms and characteristics of such investments. No such investments are derivative investments except as described on the FCBI Disclosure Memorandum.

          5.11.    TAXES. FCBI and FCB have filed all federal, state, county and other tax returns and reports required by applicable law and have paid in full or have made adequate provision for the payment of all taxes shown on said returns or claimed to be due by federal, state, county or other taxing authorities. All such payments of taxes were timely made. FCBI does not know of any circumstances or facts, which exist or have heretofore existed which would constitute grounds for the assessment of any further material tax liability for any period covered by any of such filed returns. To the knowledge of FCBI, there are no tax examinations or proceedings pending or threatened for any period and FCBI does not know of any circumstances or facts, which would cause any such examinations or proceedings. All taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid. There are no federal, state or local tax liens upon any property or assets of FCBI or FCB, except for liens for state and local property taxes which are not yet due. Except as disclosed on Section 5.11 of the FCBI Disclosure Memorandum, federal income tax returns of FCBI have not been examined by the IRS for any period, and FCBI has not consented to the extension of any statute of limitations with respect to any period. Adequate provision for any taxes due or to become due for FCBI or FCB for the period or periods through and including the date of the Annual and Interim FCBI Financials has been made and is reflected on the Annual and Interim FCBI Financials. Deferred taxes of FCBI and FCB have been provided for in accordance with GAAP. To the knowledge of the FCBI, FCBI and FCB are in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with all applicable information and tax withholding requirements under federal, state and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

          5.12.    LITIGATION. Except as set forth in Section 5.12(a) of the FCBI Disclosure Memorandum, there are no regulatory orders, memoranda of understanding or similar documents involving FCBI or FCB. Except as set forth in Section 5.12(b) of the FCBI Disclosure Memorandum, there are no causes of action pending against FCBI or FCB with respect to the transactions contemplated by this Agreement and there are no suits, claims, demands or proceedings pending or, to the knowledge of FCBI, threatened against FCBI or FCB which, if adversely decided, could have a reasonable probability of a material adverse effect, either individually or in the aggregate, on the business, prospects, financial condition or results of operations of FCBI or FCB.

          5.13.    REGULATORY FILINGS. FCBI and FCB have filed all reports and statements they were required to file with the Federal Reserve, the FDIC and Georgia Department. As of their respective dates, all such reports complied in all material respects with all rules, regulations and instructions promulgated by such agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.14.    GENERAL LEGAL COMPLIANCE. Except as set forth in Section 5.14 of the FCBI Disclosure Memorandum, to the best knowledge of FCBI with respect to the conduct of its business or employees conducting its business, FCBI and FCB are in compliance in all material respects with all applicable federal, state or local laws, regulations, ordinances, decrees or orders of any governmental entity, the noncompliance with which could have a material adverse effect on their business, prospects, financial condition or results of operations of FCBI or FCB. FCBI is not aware of the existence of any facts, which would support the assessment of civil money penalties against FCBI or FCB, their directors, officers or employees. To the knowledge of FCBI, FCBI and FCB have in effect all permits, governmental approvals, authorizations, certificates and licenses (the "FCBI Permits") to own, lease or operate its assets and to carry on its business as now conducted, and to the knowledge of FCBI, there has occurred no default under any such FCBI Permit. Except as disclosed in Section 5.14 of the FCBI Disclosure Memorandum, FCBI has received no notification or communication from any agency or department or federal, state or local government or any other regulatory authority: (a) asserting that FCBI or FCB is not in compliance with any law or order of such governmental or regulatory authority; (b) threatening to revoke any permits; or (c) requiring FCBI or FCB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or to adopt any Board resolution or similar understanding which materially restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

          5.15     PROPERTIES; ENVIRONMENTAL.

            5.15.1.    Except as set forth in Section 5.15.1 of the FCBI Disclosure Memorandum, FCBI and FCB own, and as to the FCB Properties shall own prior to the Closing, good title to or hold a valid leasehold estate in all of their properties and assets reflected in the Annual and Interim FCBI Financials and described with particularity in Section 5.15.1 of the FCBI Disclosure Memorandum, free and clear of all liens, encumbrances, security interests and mortgages, except for the liens of state and local property taxes which are not due and payable, easements or other claims, none of which materially interfere with the operation of the business of FCBI or FCB or the marketability of their properties. All material tangible properties used in the business of FCBI and FCB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCBI's and FCB's past business practices. All assets which are material to the business of FCBI and FCB and held under leases or subleases by FCBI or FCB are held under valid contracts enforceable in accordance with their respective terms, and each such contract is in full force and effect. The assets and properties of FCBI and FCB listed in Section 5.15.1 of the FCBI Disclosure Memorandum include all assets and properties required to operate the business of FCBI and FCB as presently conducted.

            5.15.2.    Except as disclosed in Section 5.15.2 of the FCBI Disclosure Memorandum and to the best knowledge of FCBI, FCBI and FCB are in compliance with all Environmental Laws. FCBI and FCB have not been notified nor are otherwise aware that they are liable, potentially liable, or a considered potentially liable, under any Environmental Laws. There are no actions, regulatory investigations, requests for information or other proceedings pending or, to the knowledge of FCBI, threatened against FCBI or FCB relating to environmental protection, nor does FCBI have any reason to believe any such action suits, investigations, requests or proceedings may be brought against it or FCB. To the best knowledge of FCBI, no disposal, release, storage or discharge of any Hazardous Materials has occurred on, in, at or about any of the facilities or properties of FCBI or FCB, or on any properties held as collateral for any loans held by FCB. To the knowledge of FCBI, neither FCBI nor FCB may be named as a defendant or a potentially responsible party: (a) for alleged noncompliance with any Environmental Law; or (b) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by FCBI or FCB.

              All above-ground and underground storage tanks located on any of the facilities or properties of FCBI or any of its subsidiaries have been identified in Section 5.15.2 of the FCBI Disclosure Memorandum, together with a description of the materials stored therein and a statement as to whether such tanks and separators are currently used by FCBI or any of its subsidiaries. Except as disclosed in Section 5.15.2 of the FCBI Disclosure Memorandum and to the best knowledge of FCBI, none of such tanks and separators, and no aboveground and underground storage tanks located on any properties held as collateral for any loans held by FCBI or any of its subsidiaries, is leaking or has leaked. Except as identified in Section 5.15.2 of the FCBI Disclosure Memorandum, none of the facilities or properties of FCBI or any of its subsidiaries contain any asbestos-containing materials, and to the best knowledge of MSBI, none of such materials, and no asbestos-containing materials at any properties held as collateral for any loans held by FCBI or any of its subsidiaries, require removal, remediation, or encapsulation. To the knowledge of FCBI, there has been no release of Hazardous Material in, on, under or affecting any property of FCBI or FCB. Except as identified in Section 5.15.2 of the FCBI Disclosure Memorandum, no environmental audit or other investigation has been conducted at the facilities or properties of FCBI or any of its subsidiaries.

              For purposes of this Agreement, the terms "Environmental Law" or "Environmental Laws" shall mean any and all statutes, codes, laws (including, without limitation, common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (a) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq.("CERCLA"); (b) the Solid Waste Disposal Act, as amended by the Resource Conservations and Recovery Act, 42 U.S.C. §§6901 et seq. ("RCRA"); (c) the Emergency Planning and Community Right to

      Know Act (42 U.S.C. §§11001 et seq.); (d) the Clean Air Act (42 U.S.C. §§7401 et seq.); (e) the Clean Water Act (33 U.S.C. I 1251 et seq.); (f) any state, county, municipal or local statutes, laws or ordinance similar or analogous to the federal statutes listed in parts (a)–(e) of this subparagraph; (g) any amendments to the statutes, laws or ordinance listed in parts (a)–(f) of this subparagraph; (h) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (a)–(g) of this subparagraph; and (i) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like relating to environmental protection or to employee health and safety.

              For purposes of this Agreement, the terms "Hazardous Material" or "Hazardous Materials" shall mean any and all chemicals, substances, wastes, materials, pollutants, contaminants, equipment or fixtures defined as or deemed hazardous or toxics or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos-containing materials, and polychlorinated biphenyls ("PCBs").

          5.16.    INSURANCE.

            5.16.1.    FCBI and FCB are not in default with respect to any provisions of any fire, fidelity bond, directors' and officers' liability, other liability, title or other forms of insurance held by them where the loss of such insurance and the occurrence of any event intended to be thereby insured against could have a material adverse effect, either individually or in the aggregate, on the business, prospects, financial condition or results of operations of FCBI or FCB; nor has FCBI or FCB failed to give any notice or present any claim thereunder in a due and timely fashion.

            5.16.2.    Section 5.16.2 of the FCBI Disclosure Memorandum describes each of FCBI's and FCB insurance policies, including carrier, amount of coverage and annual premium. The policies listed in Section 5.16.2 of the FCBI Disclosure Memorandum maintained with respect to the assets and properties listed in Section 5.15.1 of the FCBI Disclosure Memorandum provide adequate coverage under current industry practice against loss or liability and the fidelity and blanket bonds in effect as to which FCBI or FCB is a named beneficiary are reasonably sufficient.

          5.17.    BROKER. Except with respect to a fee to be paid to The Carson Medlin Company, FCBI is not in any way obligated for the payment of fees or expenses to any investment banker, broker or finder in connection with the origination, negotiation, execution or fairness of this Agreement or the transactions contemplated hereby.

          5.18.    TRADEMARKS.

            5.18.1.    Section 5.18.1 of the FCBI Disclosure Memorandum is a true and complete list of all trademarks, service marks, copyrights, trade names and patents owned by FCBI or FCB.

            5.18.2.    Except as set forth in Section 5.18.2 of the FCBI Disclosure Memorandum, FCBI or FCB own or have license agreements to use all trademark, service marks, copyrights, trade names or patents used by them in the conduct of their businesses. FCBI and FCB are not infringing upon, or otherwise violating the rights of any third party with respect to, any trademark, service mark, copyright, trade name patent, to the best of FCBI's knowledge. No proceedings have been instituted, or to the knowledge of FCBI threatened, nor has any claim been made, against FCBI or FCB alleging any such infringement or violation.

          5.19.    SOLE AGREEMENT TO MERGE OR SELL. Neither FCBI or FCB is a party to any other acquisition agreement, merger agreement, plan of reorganization, letter of intent, agreement of sale, or other agreement which would result in the sale or other disposition directly or indirectly, of all or substantially all of its stock or assets, except for the Subsidiary Merger Agreement.

          5.20.    INSIDER CONTRACTS. Except as set forth in Section 5.20 in the FCBI Disclosure Memorandum, (a) FCBI and FCB are not parties to or otherwise obligated under any management agreement, employment contract, consulting agreement, personal service agreement or other contract or agreement for the provision of similar services, (b) FCBI or FCB are not parties to any written or oral agreement or understanding with any officer or director of FCBI, its affiliates or the immediate family members of any such officers and directors (collectively, the "Insiders") which calls for the payment of money by FCBI or FCB and (c) the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any act or event, or with the lapse of time or both) result in any payment (severance or other) becoming due from FCBI or FCB or the successor thereof to any Insider under any written or oral agreement or understanding.

          5.21.    EMPLOYEE BENEFIT PLANS. As of the date hereof as well as the Effective Date:

            5.21.1.    Section 5.21.1 of the FCBI Disclosure Memorandum contains a true and complete list of all the following types of agreements or plans established, maintained or contributed to by FCBI and FCB and each other employer, which together with FCBI are treated as a single employer within the meaning of Section 414 of the Code (hereinafter collectively referred to as the "FCBI Group"), that are presently in effect or any past agreement or plan under which FCBI or any member of the FCBI Group has any material continuing liability:

              (a)  "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(l), 3(2) and 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA"); and

              (b)  any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, change of control, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the FCBI Group maintains or to which any member of the FCBI Group has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) as established, adopted or maintained by any member of the FCBI Group are herein collectively referred to as the "FCBI Plans").

              For each FCBI Plan, FCBI will deliver to MSBI true and complete copies of all documents as they may have been amended to the date hereof which establish the FCBI Plan, the most recent summary plan description, the annual reports filed for the three most recent plan years, the most recent actuarial report prepared, if any, the most recent IRS determination letters, and any current insurance contract relating to such FCBI Plan and such other documents and information as MSBI may reasonably request. No member of the FCBI Group is or has ever been part of a group of corporations and/or other business entities treated as a single employer within the meaning of Section 414 of the Code other than the FCBI Group itself.

            5.21.2.    Each of the FCBI Plans maintained, or previously maintained, by any member of the FCBI Group has at all times been operated in material compliance with ERISA, the Code, any other applicable laws and the terms of the Plan itself. Each FCBI Plan (i) which is intended to satisfy the requirements of Code Section 401 (a), and the trust for which is intended to be exempt from taxation under Code Section 501 (a), or (ii) which is intended to be exempt from taxation under Code Section 501(c)(9) (collectively, the "FCBI Qualified Plans") has received a favorable determination letter to that effect from the Internal Revenue Service, and such favorable determination letter remains in effect and, except as set forth in Section 5.21.2 of the FCBI Disclosure Memorandum, no such FCBI Qualified Plan has been amended since the issuance of the most recent favorable determination letter. To the knowledge of FCBI, there are no circumstances likely to result in revocation of any such favorable determination letter. The FCBI Qualified Plans currently comply in form with the requirements under the Code, and each such plan has been or, by the time of the Closing, shall be amended to comply with all applicable statutes, regulations and rulings. To the knowledge of FCBI, neither FCBI nor FCB has engaged in a transaction with respect to any FCBI Plan, that assuming the taxable period of such transaction expired as of the date hereof, would subject FCBI or FCB to a tax penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a material adverse effect on FCBI or FCB.

            5.21.3.    No member of the FCBI Group has any past, present or future obligation or liability to contribute to any "multi-employer plan," as defined in ERISA Section 3(37), or any single-employer plan having two or more contributing sponsors at least two of whom are not under common control, as described in ERISA Section 4063.

            5.21.4.    Except as set forth in the FCBI Disclosure Memorandum, no member of the FCBI Group currently maintains an "employee pension benefit plan" as defined in ERISA Section 3(2). No assets of the FCBI Group are, and FCBI does not reasonably expect them to become, subject to a lien imposed under ERISA Section 4068 or Code Section 412 and no assets of the FCBI Group have been provided as security to any FCBI Plan pursuant to Code Section 401 (a)(29).

            5.21.5.    Except as set forth in the FCBI Disclosure Memorandum, no termination or partial termination of any FCBI Qualified Plan has occurred nor has a notice of intent to terminate any FCBI Qualified Plan been issued by a member of the FCBI Group.

            5.21.6.    To the knowledge of FCBI, no member of the FCBI Group nor any other "disqualified person" or "party in interest," as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in Code Section 4975 or ERISA Section 406. To the knowledge of FCBI, all "fiduciaries," as defined in ERISA Section 3(21), each member of the FCBI Group and their respective officers and employees, with respect to the FCBI Plans, have complied in all material respects with the requirements of ERISA Section 404.

            5.21.7.    To the knowledge of FCBI, each member of the FCBI Group has complied in all material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause FCBI or FCB to incur any liability that is reasonably likely to have a material adverse effect on FCBI or FCB.

            5.21.8.    Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the FCBI Plans or any fiduciary of any of the FCBI Plans or against the assets of any of the FCBI Plans.

            5.21.9.    Except as provided in Section 5.21.9 of the FCBI Disclosure Memorandum, each member of the FCBI Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each FCBI Plan to be paid by the FCBI Group.

            5.21.10.    Except as provided in Section 5.21.10 of the FCBI Disclosure Memorandum, no member of the FCBI Group has an obligation to any retired or former employee, or any current employee upon retirement, under any FCBI Plan, and any FCBI Plan can be terminated without resulting in any liability to FCBI for any additional penalties, premiums, fees, or any other charges.

            5.21.11.    Except as provided in Section 5.21.11 of the FCBI Disclosure Memorandum, no member of the FCBI Group has any outstanding, present or future obligation to make payments to an insurer for premiums, reserves or other liability relating to a FCBI Plan under any arrangement with an insurer.

            5.21.12.    No member of the FCBI Group is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment" as defined in Code Section 280G(b), determined without regard to Code Section 280G(b)(2)(A)(i).

            5.21.13.    No member of the FCBI Group is liable for any unpaid wages, bonuses or commissions, or taxes, penalties, assessments or forfeitures arising from any employment matter other than (i) liabilities accrued on the Annual and Interim FCBI Financials and (ii) wages owed for services rendered since the payroll date immediately preceding the Effective Date.

            5.21.14.    Until the Effective Date, no member of the FCBI Group shall amend any FCBI Plan, except to the extent necessary to maintain compliance with the Code or ERISA or, except to the extent provided to the contrary herein, increase any benefits or rights under any FCBI Plan, or adopt any new plan, program, policy, or arrangement which, if it existed as of the Effective Date, would constitute a FCBI Plan.

            5.21.15.    Except as provided in Section 5.21.15 of the FCBI Disclosure Memorandum, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any FCBI Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

            5.21.16.    Except as provided in Section 5.21.16 of the FCBI Disclosure Memorandum, there are no restrictions on the right of FCBI to terminate or amend any FCBI Plan without incurring any liability to a participant or beneficiary of such plan or any other party, other than the liability to satisfy claims for benefits incurred or accrued prior to such termination.

            5.21.17.    To the knowledge of FCBI, no representative or employee of FCBI has made any representation to any individual regarding his or her eligibility for a FCBI Plan, or the benefits provided under a FCBI Plan, that is not consistent with the terms of such Plan.

            5.21.18.    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement or employment agreement) of employees or former employees of FCBI or FCB and their respective beneficiaries have been fully reflected in the Annual and Interim FCBI Financials to the extent required by and in accordance with GAAP.

            5.21.19.    FCBI maintains the First Colony Bank 401(k) Stock Bonus Plan (the "KSOP"). The KSOP has an outstanding loan from First Tennessee Bank in the original principal amount of $500,000 dated July 21, 1998, with an outstanding principal balance of estimated to be $570,000 on December 31, 2002. FCBI has guaranteed this KSOP debt to First Tennessee Bank. This loan is not in default and is currently in good standing. The KSOP has no other debts or obligations. There are estimated to be 22,000 unallocated shares of FCBI Stock in the KSOP trust on December 31, 2002. No shares of FCBI Stock held by the KSOP trust were acquired in a transaction described in Section 1042 of the Code.

          5.22.    ARTICLES AND BYLAWS. FCBI has previously delivered to MSBI true and correct copies of the Articles of Incorporation and Bylaws of FCBI and FCB.

          5.23.    BOOKS AND RECORDS. The books of account and other financial records of FCBI and FCB are, in all material respects, complete and correct, maintained in accordance with good business practice, and are fairly reflected in the Annual and Interim FCBI Financials. The minute books of FCBI and FCB accurately reflect all material corporate action of the shareholders and the Board of Directors (including any Executive Committee thereof) of FCBI and FCB.

          5.24.    ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of FCB included in the Annual or Interim FCBI Financials was and will be adequate to the knowledge of FCBI (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of FCB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FCB as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a material adverse effect on FCBI or FCB.

          5.25.    LABOR RELATIONS. Neither FCBI nor FCB is the subject of any litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving FCBI or FCB, pending or, to the knowledge of FCBI, threatened, nor, to the knowledge of FCBI, is there any activity involving any employees of FCBI or FCB seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.26.    MATERIAL CONTRACTS. Except as disclosed in Section 5.26 of the FCBI Disclosure Memorandum or otherwise reflected in the Annual or Interim FCBI Financials, neither FCBI nor FCB is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any contract relating to the borrowing of money by FCBI or FCB or the guarantee by FCBI or FCB of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any labor contract or agreement with any labor union; (d) any contract covenants which limit the ability of FCBI, FCB or any of their respective subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which FCBI, FCB or any of their respective subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities), or (e) any contracts or agreements with annual payments aggregating $25,000 or more. Neither FCBI nor FCB is in default under any contract, other than defaults which are not reasonably likely to have, individually or in the aggregate, a material adverse effect on FCBI or FCB. All of the indebtedness of FCBI or FCB for money borrowed is prepayable at any time by FCBI or FCB without penalty or premium except as disclosed in Section 5.26 of the FCBI Disclosure Memorandum.

          5.27.    STATEMENTS TRUE AND CORRECT. To the knowledge of FCBI, no statement, certificate, instrument or other writing furnished or to be furnished by FCBI or FCB, pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. To the knowledge of FCBI, none of the information supplied or to be supplied by FCBI or FCB for inclusion in the Registration Statement to be filed by MSBI with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. To the knowledge of FCBI, none of the information supplied or to be supplied by FCBI or FCB for inclusion in the Proxy Statement to be mailed to FCBI's shareholders in connection with the FCBI Shareholders' Meeting, and any other documents to be filed by FCBI with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FCBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the FCBI Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy of the FCBI Shareholders' Meeting. All documents that FCBI is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

          5.28.    ACCOUNTING, TAX AND REGULATORY MATTERS. Neither FCBI nor FCB, to the knowledge of FCBI, has taken any action, or agreed to take any action, or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 10 of this Agreement. To the knowledge of FCBI, there exists no fact, circumstance, or reason why the requisite consents referred to in Section 10 of this Agreement cannot be received in a timely manner.

          5.29.    CHARTER PROVISIONS. FCBI and FCB have taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the Articles of Incorporation, Bylaws or other governing instruments of FCBI or FCB or restrict or impair the ability of MSBI to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of FCBI or FCB that may be acquired or controlled by it.

          5.30.    STATE ANTI-TAKEOVER LAWS. FCBI and FCB have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the Corporation Code.

          5.31.    ABSENCE OF CHANGES. Except as specifically provided for in this Agreement or specifically set forth in the FCBI Disclosure Memorandum, since September 30, 2002:

            5.31.1.    There has been no change in the business, assets, liabilities, results of operations or financial condition of FCBI and FCB, or in any of their relationships with customers, employees, lessors and others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or which management of FCBI and FCB believe may have a material adverse effect on such business or properties;

            5.31.2.    There has been no damage, destruction or loss to the assets, properties or business of FCBI and FCB, whether or not covered by insurance, which has had or which management of FCBI and FCB believe may have, either individually or in the aggregate, a material adverse effect thereon;

            5.31.3.    The businesses of FCBI and FCB have been operated in the ordinary course and not otherwise;

            5.31.4.    The properties and assets of FCBI and FCB used in their businesses have been maintained in good order, repair and condition, ordinary wear and tear excepted;

            5.31.5.    The books, accounts and records of FCBI and FCB have been maintained in the usual, regular and ordinary manner;

            5.31.6.    There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of FCBI;

            5.31.7.    Except as set forth in Section 5.31.7 of the FCBI Disclosure Memorandum, there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by FCBI and FCB to any director or executive officer, or any employee earning $50,000 or more per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee; provided that FCBI may pay T. Ken Driskell a $1.5 million performance bonus in the calendar year 2002, and may pay Daniel C. Chasteen a $100,000 performance bonus in the calendar year 2002, provided in each case that such payment is approved by a committee of the Board of Directors of FCBI composed of independent directors who are not officers or employees of FCBI;

            5.31.8.    There has been no change in the Articles of Incorporation or Bylaws of FCBI and FCB;

            5.31.9.    There has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of management of FCBI, any organizational effort by any union, or institution or (to the knowledge of FCBI) threatened institution, of any organizational effort, complaint or other proceeding in connection therewith, involving FCBI or FCB or affecting their operations;

            5.31.10.    Except as set forth in Section 5.31.10 of the FCBI Disclosure Memorandum, there has been no issuance, sale, repurchase, acquisition, or redemption by FCBI of any of its authorized capital stock, bonds, notes, debt or other securities or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof,

            5.31.11.    There has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation any deposit for security consisting of) any asset or assets of FCBI or FCB or assumed by them with respect to any asset or assets;

            5.31.12.    There has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by or claim asserted against FCBI or FCB whether or not it would be required to be reflected on a balance sheet of FCBI or FCB prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

            5.31.13.    No obligation or liability of FCBI or FCB has been discharged or satisfied, other than in the ordinary course of business or consistent with past practice;

            5.31.14.    Except as set forth in Section 5.31.14 of the FCBI Disclosure Memorandum, there has been no sale, transfer or other disposition of any asset or assets of FCBI or FCB, other than sales in the ordinary course of business;

            5.31.15.    There has been no amendment, termination or waiver of any right of FCBI or FCB under any contract or agreement or governmental license, permit or permission which has had or may have, individually or in the aggregate, a material adverse effect on its business or properties; and

            5.31.16.    Except as disclosed in Section 5.32.16 of the FCBI Disclosure Memorandum, neither FCBI nor FCB has taken or failed to take any action, which action or failure to act, would represent or result in a material breach or violation of any of the covenants and agreements of FCBI and FCB and which would likely have a material adverse effect on FCBI or FCB.

          5.32     COMPLIANCE WITH SECURITIES LAWS. FCBI has complied with all federal and state securities laws in connection with any buying or selling of FCBI Stock or any offer to buy or sell FCBI Stock.

        6.    COVENANTS OF FCBI.

          6.1.    CONDUCT OF BUSINESS. Except with the prior written approval of MSBI, FCBI agrees that from the date of this Agreement until the Effective Date or until this Agreement is terminated by the Parties as herein provided each of FCBI and FCB:

            6.1.1.    Will conduct its business only in the ordinary course as conducted at the date of this Agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which it is a party;

            6.1.2.    Will use all reasonable efforts to maintain satisfactory relationships with its customers, suppliers, regulators and employees;

            6.1.3.    Will permit a representative of MSBI to attend (a) all meetings of the Board of Directors of FCBI and FCB and (b) all meetings of their loan and executive committees (but only to the extent of expressing their opinion on any matter before the Board and not otherwise to influence the Board's decision and not to vote) with such representative to be excused during deliberations relating to the transactions contemplated by this Agreement;

            6.1.4.    Will not dispose of any property having a book value exceeding $200,000, or incur any indebtedness exceeding $200,000 except in the ordinary course of business; will not make any capital contribution to any affiliate or non-affiliate; will not mortgage, pledge or otherwise encumber any of its properties except in the ordinary course of business; will not make or commit to make any capital expenditure exceeding $200,000 except in the ordinary course of business; will not commit to any transaction requiring regulatory approval (other than the transactions contemplated by this Agreement); and will not fail to maintain all of its properties in good repair, order and condition;

            6.1.5.    Will not increase salaries, employee benefits, directors' fees or bonuses, except to the extent consistent with past practices, and will not enter into any compensation agreements with anyone, except as set forth in the FCBI Disclosure Memorandum;

            6.1.6.    Will make no changes to any of the FCBI Plans unless required by law, regulation or judicial intermediation as advised by counsel;

            6.1.7.    Except as disclosed in the FCBI Disclosure Memorandum, will not enter into any agreement, including, without limitation, any agreement for the purchase, sale or lease of any property or for the furnishing of services, with any FCBI Insider;

            6.1.8.    Will not make any commitments or enter into any contracts which, individually or in the aggregate, call for the payment of $200,000 or more by FCBI or FCB, (a) except for agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and not in excess of FCBI's or FCB's then current requirements, (b) except for the acceptance of deposits and the making and selling of loans in the ordinary course of business as a lending institution, and (c) except as set forth in the FCBI Disclosure Memorandum; and

            6.1.9.    Will not fail to maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent in all material respects with prior years.

          6.2.    CAPITAL STOCK, ARTICLES AND BYLAWS. Except with the prior written approval of MSBI, FCBI will not (a) issue or agree to issue any shares of capital stock or any rights or options with respect thereto, or issue or agree to issue any shares of capital stock with respect to any of its subsidiaries or rights or options with respect thereto, except as set forth in the FCBI Disclosure Memorandum (which Disclosure Memorandum shall only permit the issuance of shares pursuant to the exercise of properly issued options outstanding on the date hereof, and shall set forth the number of shares subject to such options, the holder and the exercise price thereof); (b) declare, set aside or pay any dividends or make any other distributions with respect to its capital stock, except that FCBI may continue paying its regular, normal dividends in accordance with its past practices; (c) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock; (d) effect a stock split or reclassification of its stock or create any new class of capital stock or issue any capital debt; or (e) amend its Articles of Incorporation or Bylaws.

          6.3.    APPROVAL OF FCBI SHAREHOLDERS. FCBI shall cause a meeting of its shareholders to be held on such date as shall be agreed upon with MSBI for the purpose of considering the approval of the Merger and adoption of this Agreement. FCBI shall deliver to MSBI promptly at the conclusion of the FCBI Shareholders' Meeting, a certificate stating (a) the number of shares present in person or by proxy at the meeting, (b) the number of shares which were voted for the Merger, (c) the number of shares which were voted against the Merger, and (d) the number of shares dissenting to the Merger. Such certificate shall include the names and mailing addresses of the shareholders who voted against the Merger and of the holders of shares dissenting to the Merger.

          6.4.    APPROVAL OF FCB SHAREHOLDER. FCBI as the sole shareholder of FCB shall execute a written consent approving the Subsidiary Merger.

          6.5.    PROXY MATERIALS. To the best knowledge of FCBI, neither the proxy materials nor any other materials (or amendments thereof or supplements thereto) to be furnished by FCBI to its shareholders in connection with the transactions contemplated by this Agreement will, at the times such documents are distributed to FCBI shareholders through the Effective Date, contain with respect to FCBI or FCB any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made with respect to FCBI and FCB, not misleading.

          6.6.    NOTICE OF BREACH. FCBI shall promptly give written notice to MSBI upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by it in this Agreement and shall use its best efforts to prevent or promptly remedy the same.

          6.7.    SOLE AGREEMENT TO MERGE OR SELL. During the term of this Agreement, FCBI will not directly or indirectly (through, if applicable, its respective directors, officers, employees, representatives or otherwise) make, solicit, initiate or encourage proposals or offers from any party other than MSBI relating to any recapitalization, merger, consolidation, acquisition or purchase of all or substantially all of the assets of, or any equity interest in, FCBI or FCB. FCBI shall immediately cease and cause to be terminated all such contacts or negotiations with third parties, if any. FCBI will not, directly or indirectly (as aforesaid) participate in any negotiations regarding, furnish to any other person any information with respect to, assist or participate in any effort or attempt by any other person to do or seek any of the foregoing, except where the failure to furnish such information or to participate in such negotiations or discussions would constitute a breach of the fiduciary duties of the Board of Directors of FCBI (as determined in good faith after consultation with counsel to FCBI). FCBI shall promptly notify MSBI of any unsolicited proposal or offer FCBI receives with respect to the foregoing.

          6.8.    REPORTS. FCBI shall file, and shall promptly provide MSBI with a copy of, all of the reports required to be filed by it or FCB with regulatory agencies for periods ending on and after September 30, 2002 and each shall, to the extent permitted by law, promptly provide to MSBI copies of all correspondence submitted to or received by it from any regulatory agency.

          6.9.    AFFILIATES. At least thirty (30) days prior to the Effective Date of the Merger, FCBI shall deliver to MSBI a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of FCBI, "affiliates" of FCBI for purposes of Rule 145 under the 1933 Act. FCBI shall use all reasonable efforts to cause each person who is identified as an "Affiliate" in the letter referred to above to deliver to MSBI not later than thirty (30) days prior to the Effective Date of the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the FCBI Stock held by such person except as contemplated by such written agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the MSBI Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act, and the rules and regulations thereunder. MSBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FCBI Stock by such persons.

        7.    COVENANTS OF MSBI.

          7.1.    CONDUCT OF BUSINESS. MSBI agrees that from the date of this Agreement until the Effective Date or until this Agreement is terminated by the Parties as herein provided, each of MSBI and MSB:

            7.1.1.    Will not, without the prior approval of FCBI, amend its Articles of Incorporation or Bylaws, in each case in a manner which is adverse to and discriminates against the holders of FCBI Stock;

            7.1.2.    Will conduct its business only in the ordinary course as conducted at the date of this Agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which it is a party; and

            7.1.3.    Will use all reasonable efforts to maintain satisfactory relationships with its customers, suppliers, regulators and employees.

          7.2.    APPROVAL OF MSB SHAREHOLDER. MSBI as the sole shareholder of MSB shall execute a written consent approving the Subsidiary Merger.

          7.3.    NOTICE OF BREACH. MSBI shall promptly give written notice to FCBI upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenant made by it in this Agreement and shall use its best efforts to prevent or promptly remedy the same.

          7.4.    SOLE AGREEMENT TO MERGE OR SELL. During the terms of this Agreement, MSBI will not directly or indirectly (through, if applicable, its respective directors, officers, employees, representatives or otherwise) make, solicit, initiate or encourage proposals or offers from any party other than FCBI relating to any recapitalization, merger, consolidation, acquisition or purchase of all or substantially all of the assets of, or any equity interest in, MSBI or any of its subsidiaries if the effect of such proposed transaction would be to impair or delay the ability of MSBI to consummate the transactions contemplated by this Agreement. MSBI shall immediately cease and cause to be terminated all such contacts or negotiations with third parties, if any. MSBI will not, directly or indirectly (as aforesaid), participate in any negotiations regarding, furnish to any other person any information with respect to, assist or participate in any effort or attempt by any other person to do or seek any of foregoing, except where the failure to furnish such information or to participate in such negotiations or discussions would constitute a breach of the fiduciary duties of the Board of Directors of MSBI (as determined in good faith after consultation with counsel to MSBI). MSBI shall promptly notify FCBI of any unsolicited proposal or offer MSBI received with respect to the foregoing.

          7.5.    REPORTS. MSBI shall file, and shall promptly provide FCBI with a copy of, all of the reports required to be filed by it or any of its subsidiaries with any regulatory agencies (including without limitation, the SEC, the FDIC, the Georgia Department and the Federal Reserve) for periods ending on and after September 30, 2002, and shall, to the extent permitted by law, promptly provide to FCBI copies of all correspondence submitted to or received by it or any of its subsidiaries from any regulatory agency.

          7.6.    INDEMNITY.

            7.6.1.    With respect to any claim made or action commenced within six years after the Effective Date, MSBI shall indemnify and hold harmless to the extent permitted by the provisions of the Articles of Incorporation and Bylaws of FCBI, each as in effect as of the date hereof, each director, officer and employee of FCBI against any costs or expenses (including attorneys' fees), judgment, fines, losses, threatened or completed action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to any action or omission by such director, officer or employee on or prior to the consummation of the Merger in his or her capacity as such, and such indemnification shall be to the fullest extent permitted by applicable Georgia law.

            7.6.2.    MSBI shall use its reasonable efforts to maintain FCBI's existing directors' and officers' liability insurance policy (or a policy, including existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of six years after the Effective Date on terms no less favorable than those in effect on the date hereof.

            7.6.3.    If MSBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person or entity, then and in each case, proper provision shall be made so that the surviving or acquiring entity shall assume the obligations set forth in Section 7.6.

          7.7.    EMPLOYEE BENEFITS. For purposes of calculating an employee's accrual of sick time, vacation time, eligibility for and vesting under any MSBI or MSB employee benefit plan, but not for purposes of calculating benefit accrual under any MSBI or MSB employee benefit plan that is also a defined benefit plan within the meaning of Section 3(35) of ERISA, each employee of FCBI or FCB shall be credited with his or her period of employment with FCBI or FCB or any predecessor of FCBI or FCB. The amount of such accruals, however, shall be based on the terms of such MSBI employee benefit plan or other benefit program, without regard to the accrual schedules under any corresponding FCBI or FCB employee benefit plan.

          MSBI and MSB shall waive, under its medical plan, any pre-existing condition exclusion for any FCBI or FCB employee who continues in employment after the Effective Date and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable FCBI or FCB employee benefit plan and the individual with the pre-existing condition was covered under such plan.

          7.8.    SEVERANCE PAY FOR FCB EMPLOYEES. Any full-time employee of FCB at the time of the Closing who is terminated by MSB within thirty (30) days following the Closing shall receive severance compensation equivalent to such employee's salary at the time of the termination computed on a weekly basis times the number of full years of the employee's employment with FCB.

        8.    CONDITIONS TO OBLIGATIONS OF MSBI. The obligations of MSBI hereunder are, at the option of MSBI, subject to the following conditions:

          8.1.    REPRESENTATIONS AND COVENANTS COMPLIANCE. The representations and warranties of FCBI contained in Section 5, shall be true and correct as of the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except for changes contemplated by this Agreement. Notwithstanding the foregoing sentence, a breach by FCBI of a representation or warranty made by it in this Agreement shall not relieve MSBI of its obligations hereunder if such breach of representation or warranty is due to facts or circumstances that, individually or in the aggregate with other facts or circumstances which are inconsistent with FCBI's representations or warranties hereunder, do not have a material adverse effect on FCBI or FCB. FCBI shall have performed and complied in all material respects with its covenants made in Sections 3 and 6

          8.2.    NO CHANGE IN CONDITION. There shall have occurred no material adverse change in the financial condition of FCBI from that presented in the Interim FCBI Financials.

          8.3.    CLOSING CERTIFICATE AND OTHER DOCUMENTS. MSBI shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of FCBI, dated the Effective Date, to the effect that the requirements of Sections 8.1 and 8.2 above have been satisfied and that the other conditions set forth in this Section 8 have been complied with and satisfied as of the Effective Date. MSBI shall have received all such other documents and materials from FCBI as it deems necessary or appropriate.

          8.4.    LEGAL OPINION. MSBI shall have received a favorable legal opinion from counsel to FCBI in form and substance reasonably satisfactory to MSBI's counsel.

          8.5.    NO LEGAL ACTION. No action, suit, proceeding or claim shall have been instituted, made or threatened relating to the Merger.

          8.6.    ADDITIONAL CONDITIONS.

            8.6.1.    T. Ken Driskell and Daniel C. Chasteen shall have fully exercised in the 2002 calendar year their options to purchase FCBI Stock in the amount of 24,666 shares and 4,000 shares, respectively.

            8.6.2.    At least ten (10) days prior to the Closing Date, each Debenture Holder shall have delivered to FCBI the notice required by the Debentures to convert the Debentures to FCBI Stock immediately following the Closing.

            8.6.3.    The conditions and covenants stated in Sections 3.13, 3.15, 3.16 and 3.19 hereof shall have been performed and complied with.

            8.6.4.    FCBI or FCB shall have reacquired the FCB Properties in accordance with Section 3.18 hereof.

            8.6.5    MSBI shall have successfully completed an offering of at least $45 million of trust preferred securities at an effective cost of funds no less favorable than the market conditions as of the date hereof for similar transactions for well-capitalized community banking institutions.

            8.6.6.    The Independent Trustee shall have performed and complied with the covenants and conditions described in Section 3.17. The Independent Trustee of the KSOP shall have delivered a binding commitment to elect to receive cash for the Unallocated 401(k) Shares and to use such funds to satisfy the KSOP Debt and to obtain the release of the KSOP Guaranty.

            8.6.7    All FCBI Deferred Compensation Plans shall have been terminated in calendar year 2002.

        9.    CONDITIONS TO OBLIGATIONS OF FCBI.

            The obligations of FCBI hereunder are, at the option of FCBI, subject to the following conditions:

          9.1.    REPRESENTATIONS AND COVENANTS COMPLIANCE. The representations and warranties of MSBI contained in Section 4, shall be true and correct as of the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except for changes contemplated by this Agreement.

  Notwithstanding the foregoing sentence, a breach by MSBI of a representation or warranty made by it in this Agreement shall not relieve FCBI of its obligations hereunder if such breach of representation or warranty is due to facts or circumstances that, individually or in the aggregate with other facts or circumstances which are inconsistent with MSBI's representations or warranties hereunder, do not have a material adverse effect on MSBI or MSB. MSBI shall have performed and complied in all material respects with its covenants made in Sections 3 and 7.

          9.2.    NO CHANGE IN CONDITION. There shall have occurred no material adverse change in the financial condition of MSBI from that presented in the Interim MSBI Financials.

          9.3.    CLOSING CERTIFICATE AND OTHER DOCUMENTS. FCBI shall have received certificates signed by the Chief Executive Officer and Chief Financial Officer of MSBI, dated the Effective Date, to the effect that requirements of Sections 9.1 and 9.2 above have been satisfied and that the other conditions set forth in this Section 9 have been complied with and satisfied as of the Effective Date.

          9.4.    LEGAL OPINION. FCBI shall have received a favorable legal opinion from counsel to MSBI in form and substance reasonably satisfaction to MSBI's counsel.

          9.5.    NO LEGAL ACTION. No action, suit, proceeding or claim shall have been instituted, made or threatened relating to the Merger.

          9.6.    FAIRNESS OPINION. FCBI shall have received from the Carson Medlin Company, or such other firm as may be selected by it, a letter, dated not more than five (5) business days prior to the date of the Proxy Statement, reconfirming the fairness opinion received by FCBI at or prior to the execution of this Agreement, to the effect that, in the opinion of such firm, the consideration to be received by FCBI shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

          9.7    VALUE OF STOCK CONSIDERATION. At the Effective Time, the value of the Total Stock Merger Consideration shall not be less than 45% of the Merger Consideration. For purposes of this Section 9.7, the value of the Total Stock Merger Consideration and the Merger Consideration shall be determined using the last price at which shares of MSBI Stock sold as reported on the Nasdaq National Market immediately prior to the Effective Time.

        10.  CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.

            The respective obligations of the Parties hereto are subject to the following conditions:

          10.1   GOVERNMENT APPROVAL. The Federal Reserve, the FDIC and the Georgia Department, as applicable, shall have approved the Merger and the Subsidiary Merger and all other required regulatory approvals shall have been received and any applicable waiting periods shall have expired. There shall be no action pending concerning the Merger brought by the United States Attorney General under the antitrust laws.

          10.2   SHAREHOLDER APPROVAL. The holders of the legally required number of the outstanding shares of FCBI Stock at the FCBI's Shareholders' Meeting duly called and held with proper notice thereof, shall have approved the Merger.

          10.3.  REGISTRATION STATEMENT. At the time of mailing the Proxy Statement of FCBI and prospectus of MSBI to FCBI's shareholders in connection with the FCBI Shareholders' Meeting and thereafter through the Effective Date, the Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the Exchange Act relating to the issuance or trading of the shares of MSBI Stock issuable pursuant to the Merger shall have been received.

          10.4.  TAX MATTERS. FCBI and MSBI shall have received a written opinion of counsel for MSBI in form reasonably satisfactory to FCBI and MSBI (the "Tax Opinion"), to the effect that for federal income tax purposes (a) subject to the provisions of Section 2.2.2.3 above, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Merger of FCBI Stock for MSBI Stock will not give rise to gain or loss to the stockholders of FCBI with respect to such exchange (except to the extent of any cash received), (c) neither FCBI nor MSBI will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code and (d) the assumption in the Merger of the Garland Option for similar rights with respect to MSBI Stock will not give rise to gain or loss to the holders of the FCBI Options with respect to such assumption. In rendering such Tax Opinion, counsel for MSBI shall be entitled to rely upon representations of officers of FCBI and MSBI reasonably satisfactory in form and substance to such counsel.

        11.  ACQUISITION OF DISSENTERS' STOCK.

          11.1   DISSENTING SHAREHOLDERS. Any shareholder of FCBI who fully complies with the applicable Dissenters' Provisions shall be entitled to dissent from the Merger (a "Dissenting Shareholder") and seek appraisal remedies under the Dissenters' Provisions, provided that such shareholder has not voted, either in person or by proxy, in favor of such Merger.

          11.2   NOTICE OF DISSENT. FCBI shall give prompt notice to MSBI of any demand received by it from a Dissenting Shareholder, and both Parties shall have the right to participate in any negotiations and proceedings with respect to such dissent. Each Party agrees that it will not, except with the prior consent of the other, purport to make any determination of fair value, make any payment with respect to, or settle or offer to settle any matter arising out of such dissent.

          11.3   PURCHASER OF DISSENTERS' STOCK. Each Dissenting Shareholder who becomes entitled to receive the fair value of his or her shares shall receive such value from FCBI but only after the value shall have been agreed upon or finally determined pursuant to the applicable Dissenters' Provisions. Immediately upon the purchase by FCBI of any shares of FCBI Stock from the Dissenting Shareholder pursuant to the Dissenters' Provisions, MSBI shall purchase such shares from FCBI for the same price as shall have been paid by FCBI to the Dissenting Shareholder. The shares of FCBI Stock so purchased by MSBI shall be cancelled.

        12.  CLOSING.

          12.1   CLOSING. The closing (the "Closing") of the Merger and the Subsidiary Merger shall take place on the fifth (5th) business day after the latest to occur of (a) approval of the Merger by the holders of the outstanding shares of FCBI Stock and, (b) approval by the applicable regulatory authorities and (c) expiration of any required waiting periods associated with such regulatory approvals, or on such other date mutually agreeable to the Parties hereto. The Closing shall take place at such time and place mutually agreeable to the Parties hereto. At the Closing, the Parties hereto shall execute and deliver such instruments and certificates as are required by this Agreement and the Subsidiary Merger Agreement and as are necessary or appropriate to close the transactions contemplated herein and therein.

          12.2.  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Closing except this Section 12.2, Sections 1 and 2, and Section 7.6.

        13.  TERMINATION.

          13.1.  TERMINATION. This Agreement maybe terminated at any time prior to the Effective Date:

            13.1.1.    By mutual written consent of the Parties hereto; or

            13.1.2.    By either Party hereto if, without fault of such terminating party, the Closing shall not have occurred on or before June 30, 2003, unless the Parties hereto shall have agreed in writing to extend this Agreement to a later date; or

            13.1.3.    By either Party hereto if any application contemplated by this Agreement is deemed withdrawn or affirmatively denied by the applicable regulatory agency; or

            13.1.4.    By a Party if the other Party (a) breaches its representations, warranties or covenants hereunder in any material respect, such breach remains uncured for a period of thirty days after notice of such breach is given to such Party, and such breach (individually or in the aggregate with other breaches) would have a material adverse effect on such Party, (b) an event or circumstance arises which, in the reasonable opinion of the Board of Directors of the Party, the other Party will be unable to satisfy the conditions set forth in Sections 8 or 9, as appropriate, or (c) if, at the Closing, any condition to the obligations of such Party is not met.

          13.2.  PROCEDURE AND EFFECT OF TERMINATION; EXPENSES. In the event of termination and abandonment of this Agreement by the Parties hereto pursuant to Section 13.1, written notice thereof shall promptly be given to the others, and this Agreement shall terminate and the transaction contemplated hereby shall be abandoned without further action by the Parties hereto. In the event of such termination and abandonment, each Party shall be responsible for the costs, expenses and fees which have been incurred by such Party in attempting to accomplish the transactions contemplated herein, including the expenses associated with its fairness opinion and any attorneys and consultants retained by such Party; provided, however. that the Parties hereto agree to share on equal terms the costs incurred by either Party in preparation of proxy solicitation materials for the transactions contemplated by this Agreement. No Party hereto (or any of their respective directors or officers) shall have any liability or further obligation to the other Party to this Agreement, except for the obligations set forth in Section 3.5 and this Section 13 (including, without limitation, the obligation to share proxy expenses as described in the immediately preceding sentence hereto), and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement or any warranty, representation or covenant contained herein.

        14.  MISCELLANEOUS.

          14.1.  AMENDMENT. At any time before or after approval and adoption hereof by the shareholders of FCBI, this Agreement may be amended by agreement between the Parties hereto; provided, however, that after the approval and adoption of this Agreement by the FCBI shareholders, no amendment changing Section 2.1 shall be valid without having been approved by the shareholders of FCBI in the manner required for approval of this Agreement.

          14.2.  WAIVER. A waiver by either Party hereto of any breach of a term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver of such term or condition nor be deemed to be a waiver or release of any other right, in law or at equity, or claim which a Party may have against the other Party for anything arising out of, connected with or based upon this Agreement. A waiver shall be effective only if evidenced by a writing signed by the Party who is entitled to the benefit of the term or condition of this Agreement which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

          14.3.  ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements with respect hereto, and no representations or agreement not included or incorporated herein shall survive the execution hereof.

          14.4.  NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, and shall be mailed postage prepaid, send by courier, hand delivered or faxed, as follows:

If to FCBI:	Mr. T. Ken Driskell CEO First Colony Bancshares, Inc. 300 South Main Street Alpharetta, Georgia 30004 FAX: (770) 751-3691
with a copy to:	Walter G. Moeling IV, Esq. Powell Goldstein Frazer & Murphy, LLP 191 Peachtree Street, 16th Floor Atlanta, Georgia 30303-1764 FAX: (404) 572-6999
If to MSBI:	Mr. Edward C. Milligan, Chairman and CEO Main Street Banks, Inc. 676 Chastain Road Kennesaw, Georgia 30144 FAX: (770) 422-9855
with a copy to:	T. Kennerly Carroll, Jr., Esq. Miller & Martin LLP 1275 Peachtree Street, N.E. Seventh Floor Atlanta, Georgia 30309-3576 FAX: (404) 962-6300

          14.5.  ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          14.6.    SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          14.7.  COUNTERPARTS. This Agreement maybe executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          14.8.  HEADINGS. The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

          14.9.  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers and their corporate seals to be affixed hereto, as of the month, date and year first above written.

FIRST COLONY BANCSHARES, INC.
{SEAL}	By:	/s/ T. KEN DRISKELL
T. Ken Driskell President and CEO
Attest:
By:	/s/ SALLY B. ASHWORTH Sally B. Ashworth, Secretary
MAIN STREET BANKS, INC.
{SEAL}	By:	/s/ EDWARD C. MILLIGAN Edward C. Milligan Chairman and CEO
Attest:
By:	/s/ HEYWARD HORTON Heyward Horton, Secretary

Exhibit A

SUBSIDIARY
AGREEMENT AND PLAN OF MERGER

        THIS SUBSIDIARY AGREEMENT AND PLAN OF MERGER, dated as of                        , 2003, by and between FIRST COLONY BANK, a Georgia banking corporation having its principal office in Fulton County, Georgia ("First Colony") and MAIN STREET BANK, a Georgia banking corporation having its principal office in Newton County, Georgia ("MSB").

W I T N E S S E T H:

        WHEREAS, First Colony is a direct wholly-owned subsidiary of First Colony Bancshares, Inc., a Georgia corporation ("FCBI"), and MSB is a direct wholly-owned subsidiary of Main Street Banks, Inc., a Georgia corporation ("MSBI");

        WHEREAS, FCBI and MSBI have entered into an Agreement and Plan of Merger dated                        , 2002 (the "FCBI/MSBI Merger Agreement") whereby FCBI will merge with and into MSBI, which will thereafter be the sole shareholder of both First Colony and MSB;

        WHEREAS, Section 1.4 of the FCBI/MSBI Merger Agreement calls for the parties hereto to execute this Agreement and Plan of Merger to provide for the merger of First Colony with and into MSB simultaneously with the consummation of the transactions contemplated by the FCBI/MSBI Merger Agreement;

        NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other for consideration the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto have entered into this Agreement and Plan of Merger, which constitutes their plan of merger under § 7-1-531 of the Financial Institutions Code of Georgia.

        1.    Merger.    On the Effective Date, as hereinafter defined, First Colony shall be merged with and into the Main Street Bank (the "Merger"), and First Colony will cease to exist as separate banking corporations. MSB and First Colony shall thereupon become a single banking corporation which shall continue its existence as a Georgia banking corporation under the charter of MSB. MSB, as the surviving banking corporation, shall possess, without further act or deed, all of the rights, privileges, immunities, franchises, trusts and properties of MSB and First Colony. All property, real, personal and mixed, including all choses in action, all debts due on whatever account and all and every other interest or right belonging to or due to First Colony, including all liens, mortgages, security interests and properties held as collateral for debts owed to either such party, shall be deemed to be vested in MSB as the surviving corporation without further act or deed, and the title to all real property or interests therein owned by First Colony shall not revert or be in any way impaired by reason of the merger, and MSB, as the surviving banking corporation, shall thenceforth be responsible and liable for all of the liabilities and obligations of First Colony, and any claim, cause of action or proceeding pending by or against First Colony may be prosecuted as if the merger had not taken place, or MSB, as the surviving banking corporation, may be substituted as a party. Neither the rights of creditors nor any liens upon the property of First Colony shall be impaired by the merger.

        2.    Name.    The name of the surviving banking corporation shall be:

"MAIN STREET BANK"

        3.    Articles of Incorporation; Bylaws.    The Articles of Incorporation and Bylaws of MSB as in effect immediately prior to the Merger shall remain in effect thereafter until amended by MSB in accordance with applicable law.

        4.    Board of Directors.    On the Effective Date the Board of Directors of MSB shall consist of eleven directors, each to hold office for a time expiring at the next annual meeting of the shareholders of MSB and until their successors have been elected and qualified. The members of the MSB Board of Directors on the Effective Date shall be as follows:

Robert R. Fowler, III
Samuel B. Hay III
P. Harris Hines
Harry L. Hudson, Jr.
C. Chandler Hunt
Edward C. Milligan
Frank B. Turner
Hugh B. Williamson, III
Max S. Crowe
John R. Burgess, Sr.
T. Ken Driskell

        5.    Manner of Converting Shares.    At the time the Merger is consummated (the "Effective Time"), each share of MSB stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Merger. Each share of issued and outstanding stock of First Colony shall be canceled at the Effective Time without payment of any consideration therefor.

        6.    Amendments.    This Agreement may be amended at any time prior to the Effective Time by written agreement between the parties approved by their respective Board of Directors and shareholder.

        7.    Articles of Merger.    Upon adoption of this plan of merger by the Boards of Directors and the shareholders of the parties hereto, the parties hereto shall execute and file Articles of Merger pursuant to § 7-1-532 of the Financial Institutions Code of Georgia.

        8.    Conditions Precedent.    Consummation of the Merger is conditioned upon (i) the receipt of all approvals, consents, waivers, and other clearances of all federal and state regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and Plan of Merger, (ii) the expiration of any required waiting periods, and (iii) the prior consummation of the transactions contemplated by the FCBI/MSBI Merger Agreement.

        9.    Effective Date.    Subject to the compliance with the various conditions and requirements of this Agreement and Plan of Merger, the Merger shall be effective as of the effective date (the "Effective Date") as set forth in the Articles of Merger to be filed with the Georgia Secretary of State in accordance with the applicable provisions of the Financial Institutions Code of Georgia.

        10.  Miscellaneous.    This agreement is made under and shall be controlled by the applicable laws of the State of Georgia.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their officers thereunto duly authorized effective as of the date first above written.

FIRST COLONY BANK
{SEAL}	By:
T. Ken Driskell President and CEO
Attest:
Secretary
MAIN STREET BANKS, INC.
{SEAL}	By:	Samuel B. Hay III Chairman and CEO
Attest:
Secretary

3

Exhibit B

SUPPORT AGREEMENT
FOR DIRECTORS OF
FIRST COLONY BANCSHARES, INC.
(OTHER THAN T. KEN DRISKELL AND DANIEL C. CHASTEEN)

        THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the            day of December, 2002, by and between the undersigned and Main Street Banks, Inc. ("MSBI"), a corporation organized and existing under the laws of the State of Georgia.

        MSBI and First Colony Bancshares, Inc. ("FCBI"), a corporation organized and existing under the laws of the State of Georgia, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Merger Agreement"). The Merger Agreement generally provides for the merger of FCBI with and into MSBI (the "Merger") and the conversion of the issued and outstanding shares of the $10.00 par value common stock of FCBI ("FCBI Stock") into the Merger Consideration (as defined in the Merger Agreement). The Merger Agreement is subject to the affirmative vote of the shareholders of FCBI, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

        The undersigned is a member of the Board of Directors of FCBI and is the owner of                        shares of FCBI Stock and has rights by option or otherwise to acquire                         additional shares of FCBI Stock ("FCBI Options") (the shares owned by the undersigned, including shares acquired through the exercise of FCBI Options, are collectively referred to as the "Shares"). In order to induce MSBI to enter into the Merger Agreement, the undersigned is entering into this Agreement with MSBI to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of FCBI with respect to the Shares until consummation of the Merger.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    Without the prior written consent of MSBI, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing to be bound by the provisions of this Agreement as fully as the undersigned, or (iii) to MSBI pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any party other than MSBI as a result of a consolidation, merger, share exchange, or acquisition.

          2.    The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of FCBI called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval is sought with respect to the Merger Agreement or the Merger. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to MSBI upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

          3.    Except as otherwise provided in this Agreement, at any meeting of shareholders of FCBI or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by FCBI or (ii) any amendment of FCBI's Articles of Incorporation or Bylaws or other proposal or transaction involving FCBI, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

          4.    The undersigned acknowledges and agrees that MSBI could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that MSBI, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          5.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          6.    The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2002, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 13 thereof.

2

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name
(Please print or type)
MAIN STREET BANKS, INC.
By:	Edward C. Milligan, Chairman and Chief Executive Officer

3

Exhibit C-1

SUPPORT AGREEMENT
FOR
T. KEN DRISKELL

        THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the            day of December, 2002, by and between the undersigned and Main Street Banks, Inc. ("MSBI"), a corporation organized and existing under the laws of the State of Georgia.

        MSBI and First Colony Bancshares, Inc. ("FCBI"), a corporation organized and existing under the laws of the State of Georgia, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Merger Agreement"). The Merger Agreement generally provides for the merger of FCBI with and into MSBI (the "Merger") and the conversion of the issued and outstanding shares of the $10.00 par value common stock of FCBI ("FCBI Stock") into the Merger Consideration (as defined in the Merger Agreement). The Merger Agreement is subject to the affirmative vote of the shareholders of FCBI, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

        The undersigned is a member of the Board of Directors of FCBI and is the owner of                        shares of FCBI Stock and has rights by option or otherwise to acquire                         additional shares of FCBI Stock ("FCBI Options") (the shares owned by the undersigned, including shares acquired through the exercise of FCBI Options, are collectively referred to as the "Shares"). In order to induce MSBI to enter into the Merger Agreement, the undersigned is entering into this Agreement with MSBI to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of FCBI with respect to the Shares until consummation of the Merger.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    The undersigned intends to, and will, exercise all of his FCBI Options during the 2002 calendar year. At the Closing (as defined in the Merger Agreement) the undersigned shall agree to the termination of his Supplemental Executive Retirement Benefit Agreement dated May 22, 2002 upon the payment of the consideration described in Section 3.15 of the Merger Agreement. At the Closing the undersigned shall agree to the termination of his Employment and Salary Continuation Agreement dated July 9, 1993 and shall enter into the Consulting Agreement described in Section 3.13 of the Merger Agreement.

          2.    Without the prior written consent of MSBI, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing to be bound by the provisions of this Agreement as fully as the undersigned, or (iii) to MSBI pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any party other than MSBI as a result of a consolidation, merger, share exchange, or acquisition.

          3.    The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of FCBI called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval is sought with respect to the Merger Agreement or the Merger. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to MSBI upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

          4.    Except as otherwise provided in this Agreement, at any meeting of shareholders of FCBI or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by FCBI or (ii) any amendment of FCBI's Articles of Incorporation or Bylaws or other proposal or transaction involving FCBI, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

          5.    The undersigned acknowledges and agrees that MSBI could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that MSBI, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          6.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          7.    The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2002, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 13 thereof.

2

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

T. Ken Driskell
MAIN STREET BANKS, INC.
By:	Edward C. Milligan, Chairman and Chief Executive Officer

3

Exhibit C-2

SUPPORT AGREEMENT
FOR
DANIEL C. CHASTEEN

        THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the            day of December, 2002, by and between the undersigned and Main Street Banks, Inc. ("MSBI"), a corporation organized and existing under the laws of the State of Georgia.

        MSBI and First Colony Bancshares, Inc. ("FCBI"), a corporation organized and existing under the laws of the State of Georgia, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Merger Agreement"). The Merger Agreement generally provides for the merger of FCBI with and into MSBI (the "Merger") and the conversion of the issued and outstanding shares of the $10.00 par value common stock of FCBI ("FCBI Stock") into the Merger Consideration (as defined in the Merger Agreement). The Merger Agreement is subject to the affirmative vote of the shareholders of FCBI, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

        The undersigned is a member of the Board of Directors of FCBI and is the owner of                        shares of FCBI Stock and has rights by option or otherwise to acquire                         additional shares of FCBI Stock ("FCBI Options") (the shares owned by the undersigned, including shares acquired through the exercise of FCBI Options, are collectively referred to as the "Shares"). In order to induce MSBI to enter into the Merger Agreement, the undersigned is entering into this Agreement with MSBI to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a shareholder of FCBI with respect to the Shares until consummation of the Merger.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    The undersigned intends to, and will, exercise all of his FCBI Options during the 2002 calendar year. At the Closing (as defined in the Merger Agreement) the undersigned shall agree to the termination of his Supplemental Executive Retirement Benefit Agreement dated May 22, 2002 upon the payment of the consideration described in Section 3.15 of the Merger Agreement.

          2.    Without the prior written consent of MSBI, which consent shall not be unreasonably withheld, the undersigned shall not transfer, sell, assign, convey, or encumber any of the Shares during the term of this Agreement except for transfers (i) by operation of law, by will, or pursuant to the laws of descent and distribution, (ii) in which the transferee shall agree in writing to be bound by the provisions of this Agreement as fully as the undersigned, or (iii) to MSBI pursuant to the terms of the Merger Agreement. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein. Further, except with respect to the Merger, the undersigned shall not during the term of this Agreement approve or ratify any agreement or contract pursuant to which the Shares would be transferred to any party other than MSBI as a result of a consolidation, merger, share exchange, or acquisition.

          3.    The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of shareholders of FCBI called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval is sought with respect to the Merger Agreement or the Merger. Further, the undersigned intends to, and will, surrender the certificate or certificates representing the Shares over which the undersigned has dispositive authority to MSBI upon consummation of the Merger as described in the Merger Agreement and hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

          4.    Except as otherwise provided in this Agreement, at any meeting of shareholders of FCBI or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, merger, recapitalization, dissolution, liquidation, or winding-up of or by FCBI or (ii) any amendment of FCBI's Articles of Incorporation or Bylaws or other proposal or transaction involving FCBI, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby.

          5.    The undersigned acknowledges and agrees that MSBI could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that MSBI, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          6.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          7.    The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2002, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 13 thereof.

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Daniel C. Chasteen
MAIN STREET BANKS, INC.
By:	Edward C. Milligan, Chairman and Chief Executive Officer

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Exhibit D

DEBENTURE HOLDER SUPPORT AGREEMENT

        THIS DEBENTURE HOLDER SUPPORT AGREEMENT ("Agreement") is made and entered into as of the            day of December, 2002, by and between the undersigned and Main Street Banks, Inc. ("MSBI"), a corporation organized and existing under the laws of the State of Georgia.

        MSBI and First Colony Bancshares, Inc. ("FCBI"), a corporation organized and existing under the laws of the State of Georgia, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Merger Agreement"). The Merger Agreement generally provides for the merger of FCBI with and into MSBI (the "Merger") and the conversion of the issued and outstanding shares of the $10.00 par value common stock of FCBI ("FCBI Stock") into the Merger Consideration (as defined in the Merger Agreement). The Merger Agreement is subject to the affirmative vote of the shareholders of FCBI, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

        The undersigned is the holder of one (1) FCBI Series A Adjustable Rate Mandatory Convertible Subordinated Debenture Due January 1, 2009 (the "Debenture"). In order to induce MSBI to enter into the Merger Agreement, the undersigned is entering into this Agreement with MSBI to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his capacity as a Debenture holder until and upon the consummation of the Merger.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    The undersigned intends to, and will, at least ten (10) days prior to the Closing Date, deliver to FCBI the notice required by the Debenture to convert the Debenture to FCBI Stock immediately following the Closing. For purposes of this Agreement the terms "Closing Date and "Closing" shall have the meanings assigned in the Merger Agreement.

          2.    The undersigned intends to, and will, according to the terms of the notice delivered pursuant to Section 1 hereof, convert all of the principal amount of his or her Debenture to FCBI Stock upon the Closing and be subject to the manner and basis of converting such FCBI Stock to MSBI common stock and cash as set forth in Section 2 of the Merger Agreement.

          3.    The undersigned acknowledges and agrees that MSBI could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that MSBI, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          4.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          5.    The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2002, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 13 thereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name
(Please print or type)
MAIN STREET BANKS, INC.
By:	Edward C. Milligan, Chairman and Chief Executive Officer

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Exhibit E

STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT is made and entered into effective as of the    day of December, 2002 (this "Agreement") by and between MAIN STREET BANKS, INC., a Georgia corporation ("Grantee"), and FIRST COLONY BANCSHARES, INC., a Georgia corporation ("Issuer").

W I T N E S S E T H:

        WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger, dated December    , 2002 (the "Merger Agreement"), which agreement was executed and delivered immediately prior to the execution and delivery of this Stock Option Agreement, pursuant to which Issuer is to merge with and into Grantee (the "Merger"); and

        WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1.    Grant of Option.    Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 150,000 shares of the fully paid and nonassessable shares of the common stock, par value $10.00 per share, of Issuer ("Common Stock") at a price per share equal to $120.00 (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          2.    Exercise.

            (a)  The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, a Triggering Event (as defined in (b) below) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (c) of this Section 2) within six (6) months following such Triggering Event. An Exercise Termination Event shall be the earliest to occur of the following: (1) the Effective Time (as defined in the Merger Agreement) of the Merger; (2) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event except a termination by Grantee pursuant to Section 13.1.4 (a "Listed Termination"); or (3) the passage of eighteen (18) months (or such longer period as provided in Section 6) after termination of the Merger Agreement if such termination follows the occurrence of a Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 13.1.4 thereof.

            (b)  The term "Triggering Event" shall mean either (x) the delivery to the shareholders of Issuer of an offer by a third party to acquire shares of Common Stock which would constitute control of Issuer or (y) if (a) the Board of Directors of Issuer receives a bona fide proposal from a third party to acquire control of Issuer or First Colony Bank (Issuer's banking subsidiary, hereinafter referred to as "FCB") or substantially all of the assets of either entity (an "Issuer Acquisition Proposal") and (b) the Board of Directors of Issuer or FCB, as applicable, accepts such Issuer Acquisition Proposal or fails to reject such proposal in writing within ten (10) days after the receipt of such proposal by Issuer or FCB, as applicable. In the event that the Option is exercisable as provided in the preceding sentence, then it shall be exercisable upon the earlier of: (i) the delivery to the shareholders of the offer described in (x) above; (ii) the acceptance of the Issuer Acquisition Proposal by the Board of Directors of Issuer or FCB, as applicable; (iii) ten (10) days after Issuer or FCB received the Issuer Acquisition Proposal if the Board of Directors of Issuer or FCB, as applicable, has not rejected such proposal by such date; or (iv) the business day immediately prior to the consummation of the transactions contemplated by the Issuer Acquisition Proposal.

            (c)  In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (1) the total number of shares it will purchase pursuant to such exercise and (2) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

            (d)  At the Closing referred to in subsection (c) of this Section 2, the Holder shall (1) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option by wire transfer to a bank account designated by Issuer, cashier's check, cash, securities or other tangible personal or real property having a value determined to equal the purchase price and (2) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option. The value of common stock of the Holder that is traded on a national securities exchange shall be the average of the closing prices of such stock for the 5 trading days preceding the Closing. The value of any other securities or other property shall be determined by an investment banking firm selected by the Holder and reasonably acceptable to the Issuer.

            (e)  At such Closing, simultaneously with the delivery of immediately available funds, securities or other property as provided in subsection (d) of this Section 2, (1) Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder and (2) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such shares of Common Stock in violation of applicable federal and state securities laws or the provisions of this Agreement.

            (f)    Certificates for Common Stock delivered at a Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

      "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefore."

    It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of

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    substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (2) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and (3) the legend shall be removed in its entirety if the conditions in the preceding clauses (1) and (2) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

            (g)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (c) of this Section 2 and the tender of the applicable purchase price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3.    Covenants of Issuer.    Issuer agrees: (1) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (2) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (3) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

          4.    Certain Adjustments.    The number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 4. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

          5.    Merger, Consolidation, etc. of Issuer.    After any merger, consolidation or reorganization of any form involving the Issuer as a party thereto involving any exchange, conversion, adjustment or

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  other modification of the outstanding shares of the Issuer's Common Stock, the Holder at the time of such reorganization shall, at no additional cost, be entitled, upon any exercise of the Option, to receive, in lieu of the number of shares as to which such option shall then be so exercised, the number and class of shares of stock or other securities or such other property to which the Holder would have been entitled pursuant to the terms of the agreement of merger or consolidation, if at the time of such merger or consolidation, the Holder had been a holder of record of a number of shares of the Common Stock of the Issuer equal to the number of shares as to which the Option shall then be so exercised. Comparable rights shall accrue to the Holder in the event of successive mergers or consolidations of the character described above.

          6.    Extension of Periods Under Certain Circumstances.    The periods for exercise of certain rights under Section 2 shall be extended for up to a maximum of six months in any given case: (1) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; or (2) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

          7.    Representations and Warranties.    (a) Issuer hereby represents and warrants to Grantee as follows:

              (1)  Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer's Board of Directors prior to the date hereof and no other corporate proceedings on the part of Issuer is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

              (2)  Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

            (b)  Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

            (c)  This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

          8.    Assignment.    Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without he express

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  written consent of the other party, except that this Agreement may be assigned to a successor in interest.

          9.    Filings, Etc.    Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder.

          10.  Specific Performance.    The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

          11.  Severability.    If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in Section 1 hereof (as adjusted pursuant to Section 4 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          12.  Notices.    All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          13.  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed entirely in that State.

          14.  Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          15.  Expenses.    Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          16.  Entire Agreement; Third-Party Rights.    Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          17.  Capitalized Terms.    Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

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        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

FIRST COLONY BANCSHARES, INC.
By:
	Name:	T. Ken Driskell
	Title:	Chairman and Chief Executive Officer
MAIN STREET BANKS, INC.
By:
	Name:	Edward C. Milligan
	Title:	Chairman and Chief Executive Officer

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Exhibit F

[Support Agreements for Garland, Pence, Tallant and Pointvint]

SUPPORT AGREEMENT
FOR CERTAIN EXECUTIVES

        THIS SUPPORT AGREEMENT ("Agreement") is made and entered into as of the            day of December, 2002, by and between the undersigned and Main Street Banks, Inc. ("MSBI"), a corporation organized and existing under the laws of the State of Georgia.

        MSBI and First Colony Bancshares, Inc. ("FCBI"), a corporation organized and existing under the laws of the State of Georgia, have entered into an Agreement and Plan of Merger, dated as of even date herewith (the "Merger Agreement"). The Merger Agreement generally provides for the merger of FCBI with and into MSBI (the "Merger") and the conversion of the issued and outstanding shares of the $10.00 par value common stock of FCBI ("FCBI Stock") into the Merger Consideration (as defined in the Merger Agreement). The Merger Agreement is subject to the affirmative vote of the shareholders of FCBI, the receipt of certain regulatory approvals, and the satisfaction of other conditions.

        To induce MSBI to enter into the Merger Agreement, the undersigned is entering into this Agreement to take the actions and execute the documents as described below.

        NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

          1.    Sections 3.13, 3.15 and 3.16 of the Merger Agreement contain certain covenants and conditions concerning FCBI Employment and Salary Continuation Agreements and Supplemental Executive Retirement Benefits Agreements and new employment agreements for certain FCBI executives with MSBI. The undersigned consents and agrees with the provisions of such sections as it pertains to him or her and covenants that he or she will take such actions and execute such documents as necessary at the Closing (as defined in the Merger Agreement) in accordance with the provisions of such sections.

          2.    The undersigned acknowledges and agrees that MSBI could not be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that MSBI, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or in any state having appropriate jurisdiction.

          3.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          4.    The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect on the earlier of: (i) June 30, 2002, or such date to which the Merger Agreement is extended; or (ii) the date on which the Merger Agreement is terminated under Section 13 thereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name
(Please print or type)
MAIN STREET BANKS, INC.
By:	Edward C. Milligan, Chairman and Chief Executive Officer

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Exhibit G-1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this            day of                        , 2003, by and between Main Street Bank, a Georgia bank (the "Bank"), and Constance R. Pence (hereinafter, "Employee"), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

        Employee currently serves as Executive Vice President of First Colony Bank ("FCB"). Main Street Banks, Inc., the Bank's holding company ("MSBI"), and First Colony Bancshares, Inc., FCB's holding company ("FCBI"), have entered into that certain Agreement and Plan of Merger, dated as of                        (the "Merger Agreement"), pursuant to which FCBI shall merge into MSBI and FCB shall merge into the Bank (the "Merger"). The Bank desires to employ Employee as Senior Vice President of the Bank. Employee is willing to serve as such in accordance with the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Effective Date.    The effective date of this Agreement (the "Effective Date") will be the date on which the effective time of the Merger occurs.

          2.    Employment.    Employee is hereby employed on the Effective Date as Senior Vice President of the Bank. In such capacity, Employee shall have such responsibilities commensurate with such position as shall be assigned to her by the President and Chief Operating Officer, the Chief Executive Officer or the Board of Directors of the Bank. Employee will report directly to Scott J. Garland or such other officer as shall be designated by senior management of the Bank.

          3.    Employment Period.    Unless earlier terminated herein in accordance with Section 6 hereof, Employee's employment shall be for a one year term (the "Employment Period"), beginning on the Effective Date. Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date, the Employment Period shall, without further action by Employee or the Bank, be extended by an additional one-year period; provided, however, that either Employee or the Bank may, by 90 days advance notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

          4.    Extent of Service.    During the Employment Period, and excluding any periods of vacation to which Employee is entitled, Employee agrees to devote her business time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder; provided, however, that it shall not be a violation of this Agreement for Employee to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Bank, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Employee's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee's responsibilities hereunder.

          5.    Compensation and Benefits.

            (a)  Base Salary.    During each year of the Employment Period, the Bank will pay to Employee annual base salary in the amount equal to U.S. $90,300 ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank's payroll practices from time to time. Senior management of the Bank shall review Employee's Base Salary annually and in its sole discretion, may increase Employee's Base Salary from year to year; provided, however, Base Salary shall be increased on each anniversary of the first day of the Employment Period by a percentage of Base Salary which percentage shall be determined by the increase over the preceding twelve months in the Consumer Price Index for All Urban Consumers, Atlanta, Georgia, All Items (or any successor to such Index), as published by the United States Bureau of Labor Statistics. The annual review of Employee's salary will consider, among other things, Employee's own performance and the performance of the Bank.

            (b)  Stock Options.    At the Effective Time, Employee will be awarded options to purchase 6,500 shares of MSBI common stock. It is the intent of the parties that the options shall qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The per share option exercise price shall be the closing price of MSBI on the Effective Date. These options shall be the subject of a separate Option Grant Agreement between Employee and MSBI dated of even date herewith (the "Option Agreement"). To the extent that there is an inconsistency between this Agreement and the Option Agreement the provisions of the Option Agreement shall control. Employee shall participate in MSBI's Omnibus Stock Ownership and Long Term Incentive Plan.

            (c)  Incentive, Savings and Retirement Plans.    During the Employment Period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to Senior Vice Presidents of the Bank ("Peer Employees"), and on the same basis as such Peer Employees, with full credit given for Employee's total accumulated years of employment at FCB for purposes of determining vesting and eligibility. Without limiting the foregoing, during the Employment Period, Employee will be eligible for an annual bonus based on performance criteria established from year to year by senior management of the Bank.

            (d)  Welfare Benefit Plans.    During the Employment Period, Employee and Employee's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Peer Employees, with full credit given for Employee's total accumulated years of employment at FCB for purposes of determining vesting and eligibility.

            (e)  Expenses.    During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Employees.

            (f)    Fringe Benefits.    During the Employment Period, Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank in effect for Peer Employees.

            (g)  Past Service Credit.    Employee shall be given full credit for Employee's years of employment with FCB and its predecessors, including the FCB organizing group, for all purposes under the plans, programs, policies, agreements and practices covering Employee pursuant to this Section 5. The Bank shall cause the Welfare Plans to (i) waive, with respect to Employee, any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) credit Employee with any deductible, co-payment, co-insurance, or maximum out-of-pocket payments made by Employee under the welfare plans of FCB so as to

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    reduce the amount of any deductible, co-payment, co-insurance or maximum out-of-pocket payments payable by Employee under the Welfare Plans of the Bank.

          6.    Termination of Agreement.

            (a)  Death, Retirement or Disability.    Employee's employment shall terminate automatically upon Employee's death or Retirement during the Employment Period. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Bank's then-current retirement plan, or if there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with ten years of service. If the Bank determines in good faith that the Disability of Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the later of the 30th day after receipt of such written notice by Employee or the date on which Employee is eligible to receive disability payments under the Bank's disability insurance plan (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee's duties. For purposes of this Agreement, "Disability" shall mean the inability of Employee, as determined by the Board, to substantially perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Employee or her personal representative, the Board's determination that the Disability of Employee has occurred shall be certified by two physicians mutually agreed upon by Employee, or her personal representative, and the Bank. Failing such independent certification (if so requested by Employee), Employee's termination shall be deemed a termination by the Bank without Cause and not a termination by reason of her Disability.

            (b)  Termination by the Bank.    The Bank may terminate Employee's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

              (i)    the failure of Employee to perform substantially Employee's duties with the Bank as described in Sections 2 and 4 above (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of the Bank which specifically identifies the manner in which such officer or the Board believes that Employee has not substantially performed Employee's duties, or

              (ii)  the engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank.

            (c)  Termination by Employee.    Employee's employment may be terminated by Employee for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                (i)  without the written consent of Employee, a reduction in Employee's job duties after the Effective Date (other than a change in title or position solely relating to the Merger) which substantially decreases Employee's responsibilities; provided that Good Reason under this subparagraph (i) excludes an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Employee;

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              (ii)  a reduction, without the written consent of Employee, in Employee's Base Salary as in effect on the Effective Date or as the same may be increased from time to time of ten percent (10%) or more; or

              (iii)  a move or reassignment to a location more than a forty (40) air mile radius of the main office of FCB at 300 South Main Street, Alpharetta, Georgia 30004.

            Good Reason shall not include Employee's death or Disability. The Bank shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Employee. The Bank shall notify Employee of the claimed cure of any claimed event of Good Reason and the manner in which such claimed cure was effected, and, if accepted by Employee, any Notice of Termination delivered by Employee based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

            (d)  Notice of Termination.    Any termination by the Bank for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specifies the termination date. If a dispute exists concerning the provisions of this Agreement that applies to Employee's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence.

            (e)  Date of Termination.    "Date of Termination" means (i) if Employee's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Employee's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

          7.    Obligations of the Bank upon Termination.

            (a)  Termination by Employee for Good Reason; Termination by the Bank Other Than for Cause.    If, during the Employment Period, the Bank shall terminate Employee's employment other than for Cause, or Employee shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described in clauses (ii) through (vi) below, only if Employee executes a Release in substantially the form of Exhibit A hereto (the "Release"):

                (i)  the Bank shall pay to Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts: the sum of (1) Employee's Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued vacation pay to the extent not theretofore paid, and (3) unless Employee has elected a different payout date in a prior deferral election, any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

              (ii)  the Bank shall continue to pay Employee's Base Salary in effect at the Date of Termination over a period of twelve (12) months in equal monthly or more frequent installments as customary under the Bank's payroll practices from time to time; provided that such Base Salary may be paid at the option of the Bank in one lump sum;

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              (iii)  all of Employee's outstanding stock options and other incentive awards from the Bank or MSBI in the nature of rights that may be exercised shall become fully exercisable and all restrictions on Employee's outstanding awards of restricted stock shall lapse; and

              (iv)  to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b)  Death; Disability or Retirement.    If Employee's employment is terminated by reason of Employee's death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Employee or her legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Employee's estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Employee on the Date of Termination.

            (c)  Termination for Cause or Voluntary Termination without Good Reason.    If Employee's employment shall be terminated for Cause during the Employment Period, or if Employee voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

          8.    Non-exclusivity of Rights; Full Settlement.    Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Employee may qualify, nor, subject to Section 14(d), shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Bank. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          9.    Representations and Warranties.    Employee hereby represents and warrants to the Bank that Employee is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Employee's execution of this Agreement and performance of her obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Employee and any other person or entity.

          10.  Restrictions on Conduct of Employee.

            (a)  General.    Prior to the Effective Date, FCB has been engaged in the business of banking and the provision of banking products and services. Employee has been actively involved in such business activities on behalf of FCB, and therefore has acquired intimate knowledge of, and experience related to, such business, which if exploited by Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of the Bank to derive the benefit or value from its acquisition of FCB. This Agreement is a material inducement to the Bank to enter into the Merger, Employee will derive substantial benefit and value from the Merger, and the Bank would be unwilling to enter into the Merger

5

    if Employee did not enter into this Agreement. Employee and the Bank understand and agree that the purpose of the provisions of this Section 10 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to impair or infringe upon Employee's right to work, earn a living, or acquire and possess property from the fruits of her labor. Employee hereby acknowledges that the post-employment restrictions set forth in this Section 10 are reasonable and that they do not, and will not, unduly impair her ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 10.

            (b)  Definitions.    The following capitalized terms used in this Section 10 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

              "Competitive Position" means any employment with a Competitor in which Employee will use or is likely to use any Confidential Information or Trade Secrets, or in which Employee has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Employee for the Bank;

              "Competitive Services" means the provision of banking products and services similar in scope to those provided by Employee as of the Effective Date. The definition of Competitive Services shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect the Bank's actual banking business activities engaged in by Employee on behalf of the Bank as they may change over the course of the Employment Period.

              "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

              "Confidential Information" means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

              "Determination Date" means the date of termination of Employee's employment with the Bank for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Employee.

              "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

              "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

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              "Protected Customers" means any Person to whom the Bank has sold its products or services or actively and directly solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

              "Protected Employees" means employees of the Bank who were employed by the Bank at any time within six (6) months prior to the Determination Date.

              "Restricted Period" means the Employment Period and a period extending one (1) year from the Date of Termination.

              "Restricted Territory" means the areas within a 25-mile radius of the main office of FCB located at 300 South Main Street, Alpharetta, Georgia 30004 or its branch located at 800 Mansell Road, Roswell, Georgia 30076. The definition of Restricted Territory shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect the territory in which Employee conducts Competitive Services on behalf of the Bank over the course of the Employment Period.

              "Restrictive Covenants" means the restrictive covenants contained in Section 10(c) hereof.

              "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

            (c)  Restrictive Covenants.

                (i)  Restriction on Disclosure and Use of Confidential Information and Trade Secrets.    Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for herself or for others, without the prior written consent of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank's rights or Employee's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

            Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is

7

    required by law, Employee shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Employee.

              (ii)  Nonsolicitation of Protected Employees.    Employee understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not directly or indirectly on Employee's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate her or her employment relationship with the Bank or to enter into employment with any other Person.

              (iii)  Restriction on Relationships with Protected Customers.    Employee understands and agrees that the relationship between the Bank and each of its Protected Customers constitutes a valuable asset of the Bank and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that, during the Restricted Period, and only in the event that Employee's termination of employment hereunder is a termination covered by the provisions of Section 7(a) above then Employee shall not, without the prior written consent of the Bank, directly or indirectly, on Employee's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Bank's behalf during the twelve (12) months immediately preceding the termination of her employment hereunder. For purposes of this Agreement, Employee had "Material Contact" with a Protected Customer if (a) she had business dealings with the Protected Customer on the Bank's behalf; (b) she was responsible for supervising or coordinating the dealings between the Bank and the Protected Customer; or (c) she obtained Trade Secrets or Confidential Information about the customer as a result of her association with the Bank.

              (iv)  Noncompetition with the Bank.    The parties acknowledge: (A) that Employee's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Employee will have substantial contacts with customers of the Bank; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and she will have access to a substantial amount of Confidential Information and Trade Secrets and that the Bank is placing her in such position and giving her access to such information in reliance upon her agreement not to compete with the Bank during the Restricted Period; (C) that due to her management duties, Employee will be the repository of a substantial portion of the goodwill of the Bank and would have an unfair advantage in competing with the Bank; (D) that Employee is capable of competing with the Bank; and (E) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Bank to Employee hereunder, Employee hereby agrees that, during the Restricted Period, Employee will not, without prior written consent of the Bank, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of any securities of the Bank or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

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            (d)  Enforcement of Restrictive Covenants.

                (i)  Rights and Remedies Upon Breach.    In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

              (ii)  Severability of Covenants.    Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

              (iii)  Reformation.    The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

          11.  Arbitration.    Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

          12.  Assignment and Successors.

            (a)  This Agreement is personal to Employee and without the prior written consent of the Bank shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

            (b)  This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

            (c)  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the

9

    same extent that the Bank would be required to perform it if no such succession had taken place.

          13.  Effect of Actions of Governmental Agencies.    It is the intention of the parties to this Agreement that any payment made pursuant to this Agreement not be a "golden parachute" within the meaning of the Federal Deposit Insurance Corporation Code Regulation 359.1. Therefore, Employee will not be entitled to any salary continuation payment hereunder, and, if any payments are received, they shall promptly be remitted back to the Bank, on or after any of the following events: (i) the insolvency of the Bank; or, (ii) the appointment of any conservator or receiver for the Bank; or, (iii) a determination by the Federal Deposit Insurance Corporation or the Georgia State Banking Commission that the Bank is in a "troubled" condition, as defined in the applicable regulations; or, (iv) the Bank is assigned a composite rating of 4 or 5 by the Federal Deposit Insurance Corporation under the Uniform Financial Institutions Rating Systems of the Federal Financial Institutions Examination Council; or, (v) the Federal Deposit Insurance Corporation initiates a proceeding against the Bank to terminate or suspend its deposit insurance.

          14.  Miscellaneous.

            (a)  Waiver.    Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

            (b)  Severability.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

            (c)  Other Agents.    Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

            (d)  Entire Agreement.    Except as provided herein, this Agreement contains the entire agreement between the Bank and Employee with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation Employee's Employment and Salary Continuation Agreement with FCB dated July 9, 1993, which shall be terminated and replaced with the terms hereof.

            (e)  Governing Law.    Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

            (f)    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Bank:	Main Street Bank Samuel B. Hay III, CEO 1134 Clark Street, N.W. Covington, Georgia 30014
To Employee:	Constance R. Pence

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    Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other parties in the same manner provided herein.

            (g)  Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

            (h)  Construction.    Each party and her or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any party.

            (i)    Costs of Enforcement.    In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Employee shall be entitled to be paid any and all costs and expenses incurred by her in enforcing or establishing her rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

MAIN STREET BANK
By:	Samuel B. Hay III Chief Executive Officer
EMPLOYEE:
Constance R. Pence

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Exhibit A

Form of Release

THIS RELEASE ("Release") is granted effective as of the            day of                        ,            , by                        ("Employee") in favor of Main Street Bank (the "Bank"). This is the Release referred to in that certain Employment Agreement dated as of                        , 2003 by and between the Bank and Employee (the "Employment Agreement"). Employee gives this Release in consideration of the Bank's promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

        1.    Release of the Bank.    Employee, for herself, her successors, assigns, attorneys, and all those entitled to assert her rights, now and forever hereby releases and discharges the Bank and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys ("the Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Bank or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney's fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Bank of its obligations to Employee under the Employment Agreement, the Merger Agreement or any other contractual obligations between the Bank or its affiliates and Employee, or any indemnification obligations to Employee under the Bank's bylaws, articles of incorporation, Georgia law or otherwise.

        2.    Release of Claims Under Age Discrimination in Employment Act.    Without limiting the generality of the foregoing, Employee agrees that by executing this Release, she has released and waived any and all claims she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Employee is advised to consult with an attorney prior to executing this Release; that she in fact has consulted a knowledgeable, competent attorney regarding this Release; that she may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration she receives for this Release is in addition to amounts to which she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

        Employee agrees that she has carefully read this Release and is signing it voluntarily. Employee acknowledges that she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving her right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by her. However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to her under the Employment Agreement and she shall return to the Bank any such payment received prior to that date.

        EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HER CHOOSING CONCERNING HER EXECUTION OF THIS RELEASE AND THAT SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Date:

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Exhibit G-2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this            day of                        , 2003, by and between Main Street Bank, a Georgia bank (the "Bank"), and Scott J. Garland (hereinafter, "Employee"), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

        Employee currently serves as President of First Colony Bank ("FCB"). Main Street Banks, Inc., the Bank's holding company ("MSBI"), and First Colony Bancshares, Inc., FCB's holding company ("FCBI"), have entered into that certain Agreement and Plan of Merger, dated as of                        (the "Merger Agreement"), pursuant to which FCBI shall merge into MSBI and FCB shall merge into the Bank (the "Merger"). The Bank desires to employ Employee as Executive Vice President of the Bank. Employee is willing to serve as such in accordance with the terms and conditions of this Agreement.

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Effective Date.    The effective date of this Agreement (the "Effective Date") will be the date on which the effective time of the Merger occurs.

          2.    Employment.    Employee is hereby employed on the Effective Date as Executive Vice President of the Bank. In such capacity, Employee shall have such responsibilities commensurate with such position as shall be assigned to him by the President and Chief Operating Officer, the Chief Executive Officer or the Board of Directors of the Bank. Employee will report directly to the Chief Operating Officer.

          3.    Employment Period.    Unless earlier terminated herein in accordance with Section 6 hereof, Employee's employment shall be for a one year term (the "Employment Period"), beginning on the Effective Date. Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date, the Employment Period shall, without further action by Employee or the Bank, be extended by an additional one-year period; provided, however, that either Employee or the Bank may, by 90 days advance notice to the other, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

          4.    Extent of Service.    During the Employment Period, and excluding any periods of vacation to which Employee is entitled, Employee agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Employee to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Bank, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Employee's responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee's responsibilities hereunder.

          5.    Compensation and Benefits.

            (a)  Base Salary.    During each year of the Employment Period, the Bank will pay to Employee annual base salary in the amount equal to U.S. $136,500 ("Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Bank's payroll practices from time to time. Senior management of the Bank shall review Employee's Base Salary annually and in its sole discretion, may increase Employee's Base Salary from year to year; provided, however, Base Salary shall be increased on each anniversary of the first day of the Employment Period by a percentage of Base Salary which percentage shall be determined by the increase over the preceding twelve months in the Consumer Price Index for All Urban Consumers, Atlanta, Georgia, All Items (or any successor to such Index), as published by the United States Bureau of Labor Statistics.. The annual review of Employee's salary will consider, among other things, Employee's own performance and the performance of the Bank.

            (b)  Stock Options.    At the Effective Time, Employee will be awarded options to purchase 10,000 shares of MSBI common stock. It is the intent of the parties that the options shall qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The per share option exercise price shall be the closing price of MSBI on the Effective Date. These options shall be the subject of a separate Option Grant Agreement between Employee and MSBI dated of even date herewith (the "Option Agreement"). To the extent that there is an inconsistency between this Agreement and the Option Agreement the provisions of the Option Agreement shall control. Employee shall participate in MSBI's Omnibus Stock Ownership and Long Term Incentive Plan.

            (c)  Incentive, Savings and Retirement Plans.    During the Employment Period, Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to Executive Vice Presidents of the Bank ("Peer Employees"), and on the same basis as such Peer Employees, with full credit given for Employee's total accumulated years of employment at FCB for purposes of determining vesting and eligibility. Without limiting the foregoing, during the Employment Period, Employee will be eligible for an annual bonus based on performance criteria established from year to year by senior management of the Bank.

            (d)  Welfare Benefit Plans.    During the Employment Period, Employee and Employee's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans") to the extent applicable generally to Peer Employees, with full credit given for Employee's total accumulated years of employment at FCB for purposes of determining vesting and eligibility.

            (e)  Expenses.    During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to Peer Employees.

            (f)    Fringe Benefits.    During the Employment Period, Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank in effect for Peer Employees. Without limiting the foregoing, during the Employment Period, Employee shall be provided a Bank-owned car of a model appropriate to his position, as determined by senior management of the Bank, along with the payment of all insurance, maintenance, repair, taxes and operating expenses of the same (or an allowance for the foregoing).

            (g)  Past Service Credit.    Employee shall be given full credit for Employee's years of employment with FCB and its predecessors, including the FCB organizing group, for all purposes under the plans, programs, policies, agreements and practices covering Employee pursuant to this Section 5. The Bank shall cause the Welfare Plans to (i) waive, with respect to Employee, any waiting period and restrictions and limitations for preexisting conditions or insurability, and (ii) credit Employee with any deductible, co-payment, co-insurance, or

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    maximum out-of-pocket payments made by Employee under the welfare plans of FCB so as to reduce the amount of any deductible, co-payment, co-insurance or maximum out-of-pocket payments payable by Employee under the Welfare Plans of the Bank.

          6.    Termination of Agreement.

            (a)  Death, Retirement or Disability.    Employee's employment shall terminate automatically upon Employee's death or Retirement during the Employment Period. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Bank's then-current retirement plan, or if there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with ten years of service. If the Bank determines in good faith that the Disability of Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee's employment. In such event, Employee's employment shall terminate effective on the later of the 30th day after receipt of such written notice by Employee or the date on which Employee is eligible to receive disability payments under the Bank's disability insurance plan (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee's duties. For purposes of this Agreement, "Disability" shall mean the inability of Employee, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Employee or his personal representative, the Board's determination that the Disability of Employee has occurred shall be certified by two physicians mutually agreed upon by Employee, or his personal representative, and the Bank. Failing such independent certification (if so requested by Employee), Employee's termination shall be deemed a termination by the Bank without Cause and not a termination by reason of his Disability.

            (b)  Termination by the Bank.    The Bank may terminate Employee's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                (i)  the failure of Employee to perform substantially Employee's duties with the Bank as described in Sections 2 and 4 above (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of the Bank which specifically identifies the manner in which such officer or the Board believes that Employee has not substantially performed Employee's duties, or

              (ii)  the engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Bank.

            (c)  Termination by Employee.    Employee's employment may be terminated by Employee for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                (i)  without the written consent of Employee, a reduction in Employee's job duties after the Effective Date (other than a change in title or position solely relating to the Merger) which substantially decreases Employee's responsibilities; provided that Good Reason under this subparagraph (i) excludes an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by Employee;

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              (ii)  a reduction, without the written consent of Employee, in Employee's Base Salary as in effect on the Effective Date or as the same may be increased from time to time of ten percent (10%) or more; or

              (iii)  a move or reassignment to a location more than a forty (40) air mile radius of the main office of FCB at 300 South Main Street, Alpharetta, Georgia 30004.

            Good Reason shall not include Employee's death or Disability. The Bank shall have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Employee. The Bank shall notify Employee of the claimed cure of any claimed event of Good Reason and the manner in which such claimed cure was effected, and, if accepted by Employee, any Notice of Termination delivered by Employee based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement. Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

            (d)  Notice of Termination.    Any termination by the Bank for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated and (iii) specifies the termination date. If a dispute exists concerning the provisions of this Agreement that applies to Employee's termination of employment, the parties shall pursue the resolution of such dispute with reasonable diligence.

            (e)  Date of Termination.    "Date of Termination" means (i) if Employee's employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Employee's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability Effective Date, as the case may be.

          7.    Obligations of the Bank upon Termination.

            (a)  Termination by Employee for Good Reason; Termination by the Bank Other Than for Cause.    If, during the Employment Period, the Bank shall terminate Employee's employment other than for Cause, or Employee shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then and, with respect to the payments and benefits described in clauses (ii) through (vi) below, only if Employee executes a Release in substantially the form of Exhibit A hereto (the "Release"):

                (i)  the Bank shall pay to Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts: the sum of (1) Employee's Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued vacation pay to the extent not theretofore paid, and (3) unless Employee has elected a different payout date in a prior deferral election, any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

              (ii)  the Bank shall continue to pay Employee's Base Salary in effect at the Date of Termination over a period of twelve (12) months in equal monthly or more frequent installments as customary under the Bank's payroll practices from time to time; provided that such Base Salary may be paid at the option of the Bank in one lump sum;

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              (iii)  all of Employee's outstanding stock options and other incentive awards from the Bank or MSBI in the nature of rights that may be exercised shall become fully exercisable and all restrictions on Employee's outstanding awards of restricted stock shall lapse; and

              (iv)  to the extent not theretofore paid or provided, the Bank shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

            (b)  Death; Disability or Retirement.    If Employee's employment is terminated by reason of Employee's death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 7(b) shall include, without limitation, and Employee's estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Employee on the Date of Termination.

            (c)  Termination for Cause or Voluntary Termination without Good Reason.    If Employee's employment shall be terminated for Cause during the Employment Period, or if Employee voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

          8.    Non-exclusivity of Rights; Full Settlement.    Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by the Bank and for which Employee may qualify, nor, subject to Section 14(d), shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Bank. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          9.    Representations and Warranties.    Employee hereby represents and warrants to the Bank that Employee is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Employee's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Employee and any other person or entity.

          10.  Restrictions on Conduct of Employee.

            (a)  General.    Prior to the Effective Date, FCB has been engaged in the business of banking and the provision of banking products and services. Employee has been actively involved in such business activities on behalf of FCB, and therefore has acquired intimate knowledge of, and experience related to, such business, which if exploited by Employee in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of the Bank to derive the benefit or value from its acquisition of FCB. This Agreement is a material inducement to the Bank to enter into the Merger, Employee will derive substantial benefit and value from the Merger, and the Bank would be unwilling to enter into the Merger

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    if Employee did not enter into this Agreement. Employee and the Bank understand and agree that the purpose of the provisions of this Section 10 is to protect legitimate business interests of the Bank, as more fully described below, and is not intended to impair or infringe upon Employee's right to work, earn a living, or acquire and possess property from the fruits of his labor. Employee hereby acknowledges that the post-employment restrictions set forth in this Section 10 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 10.

            (b)  Definitions.    The following capitalized terms used in this Section 10 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

              "Competitive Position" means any employment with a Competitor in which Employee will use or is likely to use any Confidential Information or Trade Secrets, or in which Employee has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Employee for the Bank;

              "Competitive Services" means the provision of banking products and services similar in scope to those provided by Employee as of the Effective Date. The definition of Competitive Services shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect the Bank's actual banking business activities engaged in by Employee on behalf of the Bank as they may change over the course of the Employment Period.

              "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

              "Confidential Information" means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

              "Determination Date" means the date of termination of Employee's employment with the Bank for any reason whatsoever or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Employee.

              "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

              "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

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              "Protected Customers" means any Person to whom the Bank has sold its products or services or actively and directly solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

              "Protected Employees" means employees of the Bank who were employed by the Bank at any time within six (6) months prior to the Determination Date.

              "Restricted Period" means the Employment Period and a period extending one (1) year from the Date of Termination.

              "Restricted Territory" means the areas within a 25-mile radius of the main office of FCB located at 300 South Main Street, Alpharetta, Georgia 30004 or its branch located at 800 Mansell Road, Roswell, Georgia 30076. The definition of Restricted Territory shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect the territory in which Employee conducts Competitive Services on behalf of the Bank over the course of the Employment Period.

              "Restrictive Covenants" means the restrictive covenants contained in Section 10(c) hereof.

              "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

            (c)  Restrictive Covenants.

                (i)  Restriction on Disclosure and Use of Confidential Information and Trade Secrets.    Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and its affiliated entities, and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Bank. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank's rights or Employee's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

            Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is

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    required by law, Employee shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Employee.

              (ii)  Nonsolicitation of Protected Employees.    Employee understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not directly or indirectly on Employee's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Bank or to enter into employment with any other Person.

              (iii)  Restriction on Relationships with Protected Customers.    Employee understands and agrees that the relationship between the Bank and each of its Protected Customers constitutes a valuable asset of the Bank and may not be converted to Employee's own use. Accordingly, Employee hereby agrees that, during the Restricted Period, and only in the event that Employee's termination of employment hereunder is a termination covered by the provisions of Section 7(a) above then Employee shall not, without the prior written consent of the Bank, directly or indirectly, on Employee's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Bank's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Employee had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Bank's behalf; (b) he was responsible for supervising or coordinating the dealings between the Bank and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Bank.

              (iv)  Noncompetition with the Bank.    The parties acknowledge: (A) that Employee's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Employee will have substantial contacts with customers of the Bank; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Bank is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Bank during the Restricted Period; (C) that due to his management duties, Employee will be the repository of a substantial portion of the goodwill of the Bank and would have an unfair advantage in competing with the Bank; (D) that Employee is capable of competing with the Bank; and (E) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Bank to Employee hereunder, Employee hereby agrees that, during the Restricted Period, Employee will not, without prior written consent of the Bank, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of any securities of the Bank or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

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            (d)  Enforcement of Restrictive Covenants.

                (i)  Rights and Remedies Upon Breach.    In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the right and remedy to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

              (ii)  Severability of Covenants.    Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

              (iii)  Reformation.    The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

          11.  Arbitration.    Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

          12.  Assignment and Successors.

            (a)  This Agreement is personal to Employee and without the prior written consent of the Bank shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

            (b)  This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

            (c)  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the

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    same extent that the Bank would be required to perform it if no such succession had taken place.

          13.  Effect of Actions of Governmental Agencies.    It is the intention of the parties to this Agreement that any payment made pursuant to this Agreement not be a "golden parachute" within the meaning of the Federal Deposit Insurance Corporation Code Regulation 359.1. Therefore, Employee will not be entitled to any salary continuation payment hereunder, and, if any payments are received, they shall promptly be remitted back to the Bank, on or after any of the following events: (i) the insolvency of the Bank; or, (ii) the appointment of any conservator or receiver for the Bank; or, (iii) a determination by the Federal Deposit Insurance Corporation or the Georgia State Banking Commission that the Bank is in a "troubled" condition, as defined in the applicable regulations; or, (iv) the Bank is assigned a composite rating of 4 or 5 by the Federal Deposit Insurance Corporation under the Uniform Financial Institutions Rating Systems of the Federal Financial Institutions Examination Council; or, (v) the Federal Deposit Insurance Corporation initiates a proceeding against the Bank to terminate or suspend its deposit insurance.

          14.  Miscellaneous.

            (a)  Waiver.    Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

            (b)  Severability.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

            (c)  Other Agents.    Nothing in this Agreement is to be interpreted as limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

            (d)  Entire Agreement.    Except as provided herein, this Agreement contains the entire agreement between the Bank and Employee with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation Employee's Employment and Salary Continuation Agreement with FCB dated September 1, 1994, which shall be terminated and replaced with the terms hereof.

            (e)  Governing Law.    Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

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            (f)    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Bank:	Main Street Bank Samuel B. Hay III, CEO 1134 Clark Street, N.W. Covington, Georgia 30014
To Employee:	Scott J. Garland

    Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other parties in the same manner provided herein.

            (g)  Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

            (h)  Construction.    Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any party.

                (i)  Costs of Enforcement.    In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Employee shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.

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        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

MAIN STREET BANKS, INC.
By:	Samuel B. Hay III Chief Executive Officer
EMPLOYEE:
Scot J. Garland

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Exhibit A

Form of Release

THIS RELEASE ("Release") is granted effective as of the            day of                        ,            , by                        ("Employee") in favor of Main Street Bank (the "Bank"). This is the Release referred to in that certain Employment Agreement dated as of                        , 2003 by and between the Bank and Employee (the "Employment Agreement"). Employee gives this Release in consideration of the Bank's promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

        1.    Release of the Bank.    Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Bank and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys ("the Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Bank or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney's fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Bank of its obligations to Employee under the Employment Agreement, the Merger Agreement or any other contractual obligations between the Bank or its affiliates and Employee, or any indemnification obligations to Employee under the Bank's bylaws, articles of incorporation, Georgia law or otherwise.

        2.    Release of Claims Under Age Discrimination in Employment Act.    Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Employee is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

        Employee agrees that he has carefully read this Release and is signing it voluntarily. Employee acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving his right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Bank any such payment received prior to that date.

        EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Date:

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Exhibit H

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this            day of                        , 2003, by and among MAIN STREET BANKS, INC., a Georgia corporation (hereinafter, the "Company"), and T. KEN DRISKELL (hereinafter, "Consultant"), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

        Consultant currently serves as the Chairman of the Board of Directors and Chief Executive Officer of First Colony Bancshares, Inc. ("FCBI") and as Chairman of the Board of Directors and Chief Executive Officer of First Colony Bank ("FCB"). Consultant and FCB have set forth certain terms of their relationship pursuant to that certain Employment and Salary Continuation Agreement dated July 9, 1993 (the "Employment Agreement"). The Company and FCBI have entered into that certain Merger Agreement, dated as of December            , 2002 (the "Merger Agreement"), pursuant to which FCBI will merge with and into the Company (the "Merger") and FCB shall merge into Main Street Bank ("MSB"), a wholly owned subsidiary of the Company. Consultant and the Board of Directors of the Company (the "Board") have mutually agreed that Consultant's role at the Company will change as of the Effective Date and that the Employment Agreement will be terminated and replaced by this Consulting Agreement. The Company desires to retain Consultant as a member of the Boards of Directors of the Company and MSB for five years after the Merger and to provide Consulting Services to the Company and MSB in regard to the Company's and MSB's operations in the Alpharetta and Roswell, Georgia areas in accordance with the terms of this Agreement. Consultant is willing to serve as such in accordance with the terms and conditions of this Agreement.

        The Board has determined that, despite Consultant's change in status from officer to consultant and in light of the continued importance to the Company of his services as a consultant based on his            years of experience as the chief executive officer of FCBI and FCB and, based additionally upon the vital contribution the Board anticipates the Consultant making to the Company and MSB during the critical transition period commencing on the Closing Date of the Merger and running throughout the Consulting Period (as defined below), it is imperative and in the best interests of the Company and its stockholders to assure that the Company will have the continued attention and dedication of Consultant. Furthermore, due to the Consultant's standing in the industry and community, as well as his experiences, talents and contacts among individuals and entities in the industry and community, the Board has determined that there is significant additional value in securing the Consultant's acknowledgement and agreement to comply with the restrictions set forth in this Agreement, relating to limitations on his conduct, as described herein.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receive and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.    Effective Date.    The effective date of this Agreement (the "Effective Date") will be the date on which the effective time of the Merger occurs.

          2.    Consulting Services.    Consultant is hereby retained on the Effective Date as a member of the Boards of Directors of the Company and of MSB. In such capacity, Consultant shall attend meetings of the Boards of Directors of the Company and MSB and committees thereof to which he is appointed. In addition to his service on the Boards, Consultant shall provide Consulting Services to the Company and MSB as an independent contractor for a period beginning on the Effective Date and ending on the day that is five (5) years after the Effective Date (the "Consulting Period"). During the Consulting Period, Consultant shall make himself available for up to five (5) days per week as requested by the Company and MSB during normal business hours to consult with and assist management of the Company and MSB and the Boards on matters pertaining to the business affairs of the Company and MSB including, without limitation, being an active participant in and providing Consulting Services in regard to business maintenance and development in the Roswell and Alpharetta areas and development and maintenance of corporate, shareholder and community relations for the Company and MSB in the Alpharetta and Roswell areas and with former FCBI shareholders (the "Consulting Services"). In performing such services, Consultant shall work primarily from his own home, but agrees to travel to the offices of the Company and MSB or other designated locations as reasonably requested from time to time in order to perform the services described herein.

          3.    Compensation and Benefits.

            (a)  Consulting Fee.    During the Consulting Period, the Company will pay to Consultant a consulting fee in the amount of U.S. $8,333.33 per month (the "Consulting Fee") and will report the payment of such amounts for income tax purposes on a Form 1099-Misc. as "nonemployee compensation."

            (b)  Restrictive Covenant Fee.    For a period extending five (5) years from the Effective Date, the Company will pay to Consultant a separate fee in the amount of U.S. $16,666.67 per month (the "Covenant Fee") in consideration of the Consultant's agreement to comply with the provisions set forth in Section 9 hereof and will report the payment of such Covenant Fees for income tax purposes on a Form 1099-Misc. as "other income."

            (c)  Expense Reimbursement.    The Company shall promptly reimburse Consultant for all business expenses incurred by him in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses.

            (d)  Health Insurance.    During the Consulting Period, Consultant and Consultant's family shall be eligible for participation in the Company's standard health insurance benefit coverage ("Insurance Plan"), and Company shall pay the applicable costs for such Insurance Plan coverage for Consultant and Consultant's family. The Company shall cause the Insurance Plan to waive, with respect to Consultant, any waiting period and restrictions and limitations for preexisting conditions or insurability.

            (e)  Car Allowance.    During the Consulting Period, Consultant shall be entitled to an automobile allowance of $750 per month.

          4.    Services as a Director.    During the Consulting Period, Consultant agrees to serve as a member of the Boards of Directors of the Company and MSB for any term he is elected to serve. Consultant will be compensated for serving as a member of these respective Boards of Directors at the standard director compensation rate for each of the Company and MSB. As of the date of this Agreement, the standard director compensation rate for members of the Company's Board of Directors is $20,400.00 per year.

          5.    Termination of Agreement and Consulting Services.

            (a)  Death.    This Agreement shall be terminated automatically upon Consultant's death during the Consulting Period.

            (b)  Termination of Consulting Services by the Company.    The Company may terminate Consultant's Consulting Services during the Consulting Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                (i)  the willful and continued failure of Consultant to perform substantially Consultant's Consulting Services with the Company and MSB (other than any such failure

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      resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Consultant by the Chief Executive Officer of the Company which specifically identifies the manner in which Consultant has not substantially performed Consultant's duties, or

              (ii)  the willful engaging by Consultant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or MSB.

            For purposes of this provision, no act or failure to act, on the part of Consultant, shall be considered "willful" unless it is done, or omitted to be done, by Consultant in bad faith or without reasonable belief that Consultant's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interest of the Company or MSB. The cessation of Consultant's service shall not be deemed to be for Cause unless and until there shall have been delivered to Consultant a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of the Company at a meeting of such Board called and held for such purpose (after reasonable notice is provided to Consultant and Consultant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, Consultant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

            (c)  Termination of Consulting Services by Consultant.    Consultant's Consulting Services may be terminated by Consultant for Good Reason or no reason. For purposes of this Agreement, "Good Reason" shall mean:

                (i)  the failure, for any reason, during the Consulting Period, of Consultant to be re-elected to the Board of Directors of the Company;

              (ii)  without the written consent of Consultant, the assignment to Consultant of any duties inconsistent in any material respect with Consultant's duties as a Consultant as described herein.

              (iii)  a reduction by the Company in Consultant's Consulting Fee and benefits as described herein;

              (iv)  the inability of Consultant to perform his duties hereunder due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months (as certified by two physicians mutually agreed upon by Consultant, or his personal representative, and the Company);

              (v)  any failure by the Company to comply with and satisfy Section 10(c) of this Agreement; or

              (vi)  the material breach of this Agreement by the Company.

            (d)  Notice of Termination.    Any termination of Consulting Services by the Company for Cause, or by Consultant for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(e) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant's services under the provision so indicated and (iii) specifies the termination date. If a dispute exists concerning the provisions of this Agreement that apply to Consultant's termination of services, the parties shall pursue the resolution of such dispute

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    with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

            (e)  Date of Termination.    "Date of Termination" means (i) if Consultant's service is terminated other than by reason of death, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) Consultant's service is terminated by reason of death, the Date of Termination will be the date of death.

          6.    Obligations of the Company Upon Termination of Consulting Services.

            (a)  Termination by Consultant for Good Reason; Termination by the Company Other Than for Cause.    If, during the Term, the Company shall terminate Consultant's Consulting Services other than for Cause, or Consultant shall terminate such services for Good Reason, then:

                (i)  the Company shall continue to pay Consultant his Consulting Fee and his Covenant Fee (subject to the provisions of Section 9 below) for the remainder of the Consulting Period as if his service had not been terminated; and

              (ii)  for the remainder of the Consulting Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue, at Company's expense, benefits to Consultant and/or Consultant's family at least equal to those which would have been provided to them in accordance with the Insurance Plan described in Section 3(d) of this Agreement if Consultant's service had not been terminated, provided, however, that if Consultant becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

            (b)  Death. If Consultant's service is terminated by reason of Consultant's death during the Consulting Period, this Agreement shall terminate without further obligations to Consultant's legal representatives under this Agreement including payment of the Covenant Fee, other than for payment of fees accrued to the date of death.

            (c)  Termination of Consulting Services for Cause or Voluntary Termination Without Good Reason. If Consultant's service shall be terminated for Cause during the Term, or if Consultant voluntarily terminates service during the Term without Good Reason, this Agreement shall terminate without further obligations to Consultant.

          7.    Representations and Warranties of Consultant.    Consultant hereby represents and warrants to the Company that Consultant is not a party to, or otherwise subject to, any covenant not to compete with any person or entity other than the Employment Agreement, and Consultant's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Consultant and any other person or entity.

          8.    Termination of Employment Agreement.    Consultant agrees that his Employment Agreement is terminated as of the Effective Date and that the Company, MSB, FCBI and FCB have and shall have no liability or obligations to Consultant thereunder. Consultant hereby releases the Company, MSB, FCBI and FCB from any and all such liabilities and obligations.

          9.    Restrictions on Conduct of Consultant.

            (a)  General.    Consultant acknowledges that his rights and benefits under this Agreement are contingent upon his agreement to make and adhere to the provisions of this Section 9.

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    Consultant and the Company understand and agree that the purpose of the provisions of this Section 9 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Consultant's right to work, earn a living, or acquire and possess property from the fruits of his labor. Consultant hereby acknowledges that the post-service restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his Consulting Services with the Company or the termination of this Agreement. Therefore, in consideration of Consultant's rights and benefits under this Agreement and of receiving access to the Confidential Information and Trade Secrets (as defined below) and subject to the limitations of reasonableness imposed by law, Consultant shall be subject to the restrictions set forth in this Section 9.

            In addition, the parties acknowledge: (A) that Consultant's services for the Company require special expertise and talent in the provision of Competitive Services and that Consultant has had and will continue during the Consulting Period to have substantial contacts with customers, suppliers, advertisers and vendors of the Company and MSB; (B) Consultant has been and will continue during the Consulting Period to be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company and MSB are placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company and MSB during the Restricted Period; (C) that due to his management duties, Consultant will be the repository of a substantial portion of the goodwill of the Company and MSB; (D) that due to Consultant's special experience and talent, the loss of Consultant's services to the Company and MSB under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Consultant is capable of competing with the Company and MSB; and (F) that Consultant is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

            (b)  Definitions.    The following capitalized terms used in this Section 9 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

              "Competitive Position" means any employment with a Competitor in which Consultant will use or is likely to use any Confidential Information or Trade Secrets, or in which Consultant has duties for such Competitor that relate to Competitive Services and that the same or similar to those services actually performed by Consultant for the Company, MSB, FCBI or FCB as of or immediately prior to the Effective Date.

              "Competitive Services" means the provision of banking products and services similar in scope to those provided by the Company, FCBI, MSB and FCB as of or immediately prior to the Effective Date.

              "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

              "Confidential Information" means all information regarding the Company, FCBI, MSB or FCB, its activities, business or clients that is or was the subject of reasonable efforts by the Company, FCBI, MSB or FCB to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, FCBI, MSB or FCB, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company, FCBI, MSB or FCB; management planning information; business plans, operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated

5

      customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company, FCBI, MSB or FCB. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

              "Determination Date" means the date of termination of Consultant's service with the Company for any reason whatsoever or any earlier date (during the Term) of an alleged breach of the Restrictive Covenants by Consultant.

              "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

              "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

              "Protected Customers" means any Person to whom the Company, FCBI, MSB or FCB has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

              "Protected Employees" means employees of the Company or MSB who were employed by the Company, FCBI, MSB or FCB at any time within six (6) months prior to the Determination Date.

              "Restricted Period" means the greater of: (i) a period extending five (5) years from the Effective Date or (ii) the Consulting Period plus a period extending two (2) years from the termination of Consultant's Consulting Services with the Company.

              "Restricted Territory" means the areas within a 25-mile radius of the main office of FCB at 300 South Main Street, Alpharetta, Georgia 30004, and its branch located at 800 Mansell Road, Roswell, Georgia 30016.

              "Restricted Covenants" means the restrictive covenants contained in Section 9 hereof.

              "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

            (c)  Restrictive Covenants.

                (i)  Restriction on Disclosure and Use of Confidential Information and Trade Secrets.    Consultant understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Consultant's own use. Accordingly, Consultant herby agrees that Consultant shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person no expressly authorized by the Company any

6

      Confidential Information, and Consultant shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date of this Agreement terminates for any reason, Consultant shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Consultant's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

            Anything herein to the contrary notwithstanding, Consultant shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Consultant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Consultant.

              (ii)  Nonsolicitation of Protected Employees.    Consultant understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Consultant's own use. Accordingly, Consultant hereby agrees that during the Restricted Period Consultant shall not directly or indirectly on Consultant's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

              (iii)  Restrictions on Relationships with Protected Customers.    Consultant understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Consultant's own use. Accordingly, Consultant hereby agrees that, during the Restricted Period, Consultant shall not, without the prior written consent of the Company, directly or indirectly, on Consultant's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Consultant has Material Contact on the Company's, FCBI's, MSB's or FCB's behalf during the twelve (12) months immediately preceding termination of his service hereunder. For purposes of this Agreement, Consultant has "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's, FCBI's, MSB's or FCB's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company, FCBI, MSB or FCB and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with the Company, FCBI, MSB or FCB.

              (iv)  Noncompetition with the Company.    The parties acknowledge: (A) that Consultant's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Consultant will have and has had substantial contacts with customers of the Company; (B) that pursuant to this Agreement and his previous position with FCBI and FCB, Consultant has been and will be placed in a position of trust and responsibility and he has had and will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his

7

      agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Consultant will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that Consultant is capable of competing with the Company; and (E) that Consultant is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Consultant hereunder, Consultant hereby agrees that, during the Restricted Period, Consultant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Consultant of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

            (d)  Consideration for the Restrictive Covenants.    In consideration for the Consultant entering into the Restrictive Covenants, the Company shall pay to the Consultant the Covenant Fee.

            (e)  Enforcement of Restrictive Covenants.

                (i)  Rights and Remedies Upon Breach.    In the event Consultant breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Consultant from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

              (ii)  Severability of Covenants.    Consultant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Consultant in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

              (iii)  Covenants Survive Termination.    The obligation of Consultant under the Restrictive Covenants and the enforceability thereof by the Company and MSB shall survive the termination of this Agreement.

          10.  Assignment and Successors.

            (a)  This Agreement is personal to Consultant and without the prior written consent of the Company shall not be assignable by Consultant otherwise than by will or the laws of

8

    descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

            (b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          11.  Miscellaneous.

            (a)  Waiver.    Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

            (b)  Severability.    If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

            (c)  Entire Agreement.    Except as provided herein, this Agreement contains the entire agreement between the Company and Consultant with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

            (d)  Governing Law.    Except to the extent preempted by federal law, and without regard to conflict of laws or principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

            (e)  Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Main Street Banks, Inc. Edward C. Milligan, Chairman and CEO 676 Chastain Road Kennesaw, Georgia 30144
To Consultant:	T. Ken Driskell 540 Blue Heron Way Alpharetta, Georgia 30004

    Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

            (g)  Amendments and Modifications.    This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

9

            (h)  Construction.    Each party and his or its counsel have reviewed this Agreement and have been provided the opportunity to revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

10

        IN WTINESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

MAIN STREET BANKS, INC.
By:	Edward C. Milligan Chairman and CEO
CONSULTANT:
T. Ken Driskell

11

Exhibit I

AMENDMENT TO
EMPLOYMENT AND SALARY CONTINUATION
AGREEMENT WITH DANIEL C. CHASTEEN

        This Amendment executed this the            day of                        ,            , between DANIEL C. CHASTEEN ("Chasteen") and MAIN STREET BANK ("MSB");

        Chasteen and First Colony Bank ("FCB") entered into that certain Employment and Salary Continuation Agreement dated July 9, 1993 (the "Agreement"). FCB is merging with and into MSB with MSB as the surviving bank. To induce MSB to merge with FCB and to assume the Agreement, Chasteen hereby agrees to an amendment to the Agreement as herein set forth and MSB shall assume such Agreement as amended.

        NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

        1.    Section 7 of the Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

          "7.  Restrictions on Conduct of Chasteen.

            (a)  General.    Prior to the date hereof, FCB has been engaged in the business of banking and the provision of banking products and services. Chasteen has been actively involved in such business activities on behalf of FCB, and therefore has acquired intimate knowledge of, and experience related to, such business, which if exploited by Chasteen in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of MSB to derive the benefit or value from its acquisition of FCB. This Amendment is a material inducement to MSB to enter into the merger of FCB into MSB (the "Merger"). Chasteen will derive substantial benefit and value from the Merger, and MSB would be unwilling to enter into the Merger if Chasteen did not enter into this Amendment. Chasteen and MSB understand and agree that the purpose of the provisions of this Section 7 is to protect legitimate business interests of MSB, as more fully described below, and is not intended to impair or infringe upon Chasteen's right to work, earn a living, or acquire and possess property from the fruits of his labor. Chasteen hereby acknowledges that the post-employment restrictions set forth in this Section 7 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Chasteen shall be subject to the restrictions set forth in this Section 7.

          (b)  Definitions.    The following capitalized terms used in this Section 7 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

            "Competitive Position" means any employment with a Competitor in which Chasteen will use or is likely to use any Confidential Information or Trade Secrets, or in which Chasteen has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Chasteen for FCB or MSB;

            "Competitive Services" means the provision of banking products and services similar in scope to those provided by FCB as of the date hereof. The definition of Competitive Services shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect MSB's actual banking business activities engaged in by Chasteen on behalf of MSB as they may change over the course of the Employment Period.

            "Competitor" means any Person engaged, wholly or in part, in Competitive Services.

            "Confidential Information" means all information regarding FCB and MSB, their activities, business or clients that is the subject of reasonable efforts by FCB or MSB to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by FCB or MSB, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning FCB or MSB; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of FCB or MSB. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

            "Determination Date" means the date of termination of Chasteen's employment with MSB for any reason whatsoever.

            "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

            "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

            "Protected Customers" means any Person to whom MSB or FCB has sold its products or services or actively and directly solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

            "Protected Employees" means employees of MSB who were employed by MSB or FCB at any time within six (6) months prior to the Determination Date.

            "Restricted Period" means the term of Chasteen's employment and a period extending one (1) year from the Determination Date.

            "Restricted Territory" means the areas within a 25-mile radius of the main office of FCB located at 300 South Main Street, Alpharetta, Georgia 30004, and its branch located at 800 Mansell Road, Roswell, Georgia 30016. The definition of Restricted Territory shall be amended from time to time, by the addition of an Appendix I to this Agreement executed by both parties, so as to more accurately reflect the territory in which Chasteen conducts Competitive Services on behalf of MSB over the course of the Employment Period.

            "Restrictive Covenants" means the restrictive covenants contained in Section 7(c) hereof.

            "Trade Secret" means all FCB and MSB information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of the State of Georgia.

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          (c)  Restrictive Covenants.

            (i)    Restriction on Disclosure and Use of Confidential Information and Trade Secrets.    Chasteen understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of FCB and MSB and its affiliated entities, and may not be converted to Chasteen's own use. Accordingly, Chasteen hereby agrees that Chasteen shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by MSB any Confidential Information, and Chasteen shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of MSB. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Chasteen shall not directly or indirectly transmit or disclose any Trade Secret of FCB or MSB to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of MSB. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either MSB's rights or Chasteen's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                Anything herein to the contrary notwithstanding, Chasteen shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Chasteen shall provide MSB with prompt notice of such requirement so that MSB may seek an appropriate protective order prior to any such required disclosure by Chasteen.

            (ii)  Nonsolicitation of Protected Employees.    Chasteen understands and agrees that the relationship between MSB and each of its Protected Employees constitutes a valuable asset of MSB and may not be converted to Chasteen's own use. Accordingly, Chasteen hereby agrees that during the Restricted Period Chasteen shall not directly or indirectly on Chasteen's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with MSB or to enter into employment with any other Person.

            (iii)  Restriction on Relationships with Protected Customers.Chasteen understands and agrees that the relationship between MSB and each of its Protected Customers constitutes a valuable asset of MSB and may not be converted to Chasteen's own use. Accordingly, Chasteen hereby agrees that, during the Restricted Period, Chasteen shall not, without the prior written consent of MSB, directly or indirectly, on Chasteen's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Chasteen had Material Contact on FCB's or MSB's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Chasteen had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on FCB's or MSB's behalf; (b) he was responsible for supervising or coordinating the dealings between FCB or MSB and the Protected Customer; or (c) he obtained Trade Secrets or Confidential Information about the customer as a result of his association with FCB or MSB.

            (iv)  Noncompetition with MSB.    The parties acknowledge: (A) that Chasteen's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Chasteen has had and will have substantial contacts with customers of FCB and MSB; (B) that pursuant to this Agreement, Chasteen will be placed in a position of trust

3

    and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that MSB is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with MSB during the Restricted Period; (C) that due to his management duties, Chasteen will be the repository of a substantial portion of the goodwill of MSB and would have an unfair advantage in competing with MSB; (D) that due to Chasteen's special experience and talent, the loss of Chasteen's services to MSB under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Chasteen is capable of competing with MSB; and (F) that Chasteen is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by FCB and MSB to Chasteen hereunder, Chasteen hereby agrees that, during the Restricted Period, Chasteen will not, without prior written consent of MSB, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Chasteen of any securities of MSB or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

          (d)  Enforcement of Restrictive Covenants.

            (i)    Rights and Remedies Upon Breach.    In the event Chasteen breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, MSB shall have the right and remedy to enjoin, preliminarily and permanently, Chasteen from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to MSB and that money damages would not provide an adequate remedy to MSB. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to MSB at law or in equity.

            (ii)  Severability of Covenants.    Chasteen acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of MSB and Chasteen in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

            (iii)  Reformation.    The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they shall be enforceable to the maximum extent permissible at law.

        2.    MSB hereby assumes Chasteen's Agreement as herein amended and such Agreement continues in full force and effect.

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        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHASTEEN:
Daniel C. Chasteen
MAIN STREET BANK
By:	Samuel B. Hay III Chairman and CEO

5

Exhibit J

AMENDMENTS TO SERB AGREEMENTS

Rex A. Tallant SERB Agreement:

        1.    Section 2(b) is amended by adding the following sentence to the end thereof:

    "Notwithstanding the foregoing, if Executive retires prior to the Full Benefits Date, Executive may elect to receive payment of the On-Time Regular Benefit determined in accordance with the terms set forth in the proviso contained in Section 6(a) in lieu of the receipt of payment of the Early Regular Benefit as defined herein.

        2.    Section 6(a) is amended by deleting it in its entirety and substituting in lieu thereof the following:

    "(a) On and after the date of this Amendment, Executive shall be entitled at any time to declare himself to have been terminated other than For Cause; provided that, Executive shall be deemed vested in 66% (the "Vested Percentage") of the On-Time Regular Benefit (the "Change in Control Benefit") and thus entitled to the Change in Control Benefit. Upon giving notice thereof to the Bank, which notice shall include a resignation conditioned upon applicability of this section, Executive (or the estate of the Executive if applicable) shall be entitled to the Change in Control Benefit annually, payable in equal monthly installments beginning on the date the Executive turns age 65 and on the same day of each month thereafter until a total of one hundred and eighty (180) monthly payments have been made. Anything in this Agreement to the contrary notwithstanding, in the event that the date of such notice by Executive is (i) after May 22, 2016, but before May 23, 2017, the Vested Percentage shall be 68%, (ii) after May 22, 2017, but before May 23, 2018, the Vested Percentage shall be 73%, (iii) after May 22, 2018, but before May 23, 2019, the Vested Percentage shall be 78%, (iv) after May 22, 2019, but before May 23, 2020, the Vested Percentage shall be 84%, or (v) on or after September 20, 2020, or in the event of a Change in Control of Bank after the date of this Amendment and a subsequent resignation by Executive after such a Change in Control, or in the event that Executive is terminated other than For Cause following the date of this Amendment, the Vested Percentage shall be 100%."

Constance R. Pence SERB Agreement:

        1.    Section 2(b) is amended by adding the following sentence to the end thereof:

    "Notwithstanding the foregoing, if Executive retires prior to the Full Benefits Date, Executive may elect to receive payment of the On-Time Regular Benefit determined in accordance with the terms set forth in the proviso contained in Section 6(a) in lieu of the receipt of payment of the Early Regular Benefit as defined herein.

        2.    Section 6(a) is amended by deleting it in its entirety and substituting in lieu thereof the following:

    "On and after the date of this Amendment, Executive shall be entitled at any time to declare herself to have been terminated other than For Cause; provided that, Executive shall be deemed vested in 91% (the "Vested Percentage") of the On-Time Regular Benefit (the "Change in Control Benefit") and thus entitled to the Change in Control Benefit. Upon giving notice thereof to the Bank, which notice shall include a resignation conditioned upon applicability of this section, Executive (or the estate of the Executive if applicable) shall be entitled to the Change in Control Benefit annually, payable in equal monthly installments beginning on the date the Executive turns age 65 and on the same day of each month thereafter until a total of one hundred and eighty (180) monthly payments have been made. Anything in this Agreement to the contrary notwithstanding, in the event that the date of such notice by Executive is on or after January 14, 2014, or in the event of a Change in Control of Bank after the date of this Amendment and a subsequent resignation by Executive after such a Change in Control, or in the event that Executive is terminated other than For Cause following the date of this Amendment, the Vested Percentage shall be 100%."

Scott J. Garland SERB Agreement:

        1.    Section 2(b) is amended by adding the following sentence to the end thereof:

    "Notwithstanding the foregoing, if Executive retires prior to the Full Benefits Date, Executive may elect to receive payment of the On-Time Regular Benefit determined in accordance with the terms set forth in the proviso contained in Section 6(a) in lieu of the receipt of payment of the Early Regular Benefit as defined herein.

        2.    Section 6(a) is amended by deleting it in its entirety and substituting in lieu thereof the following:

    "On and after the date of this Amendment, Executive shall be entitled at any time to declare himself to have been terminated other than For Cause; provided that, Executive shall be deemed vested in 56% (the "Vested Percentage") of the On-Time Regular Benefit (the "Change in Control Benefit") and thus entitled to the Change in Control Benefit. Upon giving notice thereof to the Bank, which notice shall include a resignation conditioned upon applicability of this section, Executive (or the estate of the Executive if applicable) shall be entitled to the Change in Control Benefit annually, payable in equal monthly installments beginning on the date the Executive turns age 65 and on the same day of each month thereafter until a total of one hundred and eighty (180) monthly payments have been made. Anything in this Agreement to the contrary notwithstanding, in the event that the date of such notice by Executive is (i) after May 22, 2015, but before May 23, 2016, the Vested Percentage shall be 59%, (ii) after May 22, 2016, but before May 23, 2017, the Vested Percentage shall be 63%, (iii) after May 22, 2017, but before May 23, 2018, the Vested Percentage shall be 68%, (iv) after May 22, 2018, but before May 23, 2019, the Vested Percentage shall be 72%, (v) after May 22, 2019, but before May 23, 2020, the Vested Percentage shall be 77%, (vi) after May 22, 2020, but before May 23, 2021, the Vested Percentage shall be 81%, (vii) after May 22, 2021, but before May 23, 2022, the Vested Percentage shall be 86%, (iv) after May 22, 2022, but before May 23, 2023, the Vested Percentage shall be 91%, (iv) after May 22, 2023, but before May 23, 2024, the Vested Percentage shall be 95%, or (v) on or after July 3, 2024, or in the event of a Change in Control of Bank after the date of this Amendment and a subsequent resignation by Executive after such a Change in Control, or in the event that Executive is terminated other than For Cause following the date of this Amendment, the Vested Percentage shall be 100%."

2

Exhibit K-1

MAIN STREET BANKS, INC.
OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
WITH
SCOTT J. GARLAND

        THIS INCENTIVE STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into effective as of the            day of                        2003 by and between MAIN STREET BANKS, INC. (the "Company") and SCOTT J. GARLAND, a resident of the State of Georgia (the "Optionee") and an employee of the Company or one of its Subsidiaries. This Option Agreement is entered into by the Company and the Optionee pursuant to the Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan"). The Plan is incorporated herein by reference and made a part of this Option Agreement. Defined terms in the Plan shall have the same definition herein.

        1.    Stock Option.

        The Company hereby grants to Optionee the option (the "Option") to purchase ten thousand (10,000) shares (the "Shares") of the Common Stock of the Company in accordance with the terms and subject to the restrictions hereinafter set forth.

        The Option has been granted on the effective date of this Option Agreement and shall terminate on                        (the "Option Period"), unless sooner terminated in whole or in part upon the earlier of:

  (a)
  immediately as of the date that the Optionee ceases to be an Eligible Employee by reason of a Just Cause Termination or voluntarily by the Eligible Employee without the consent of the Company;

  (b)
  twelve (12) months after the date that the Optionee ceases to be an Eligible Employee by reason of Death or Disability; or

  (c)
  ninety (90) days after the date that the Optionee ceases to be an Eligible Employee for any reason, other than as stated in (a) and (b) above; provided that if the Optionee dies during the one year period following termination of his or her employment by reason of Disability and before the Option otherwise lapses, the Option shall lapse one year after the Optionee's death.

        2.    Exercise of Option.

        The Option granted hereunder may be exercised only during the period (the "Exercise Period") commencing on the effective date of this Option Agreement and ending on the date that the Option is terminated under paragraph 1 above; provided that the Option may be exercised only to the extent that this Option has vested and is exercisable as provided hereinafter and in the Plan. The Option may be exercised in lots of not less than one hundred (100) Shares each unless the exercise for a lesser number of Shares would exhaust the number of Shares available for purchase at the time of exercise.

        The Option shall be exercised by written notice directed to the Secretary of the Company. Such written notice shall be accompanied by payment in full of the Exercise Price for the number of Shares specified in such written notice. The payment may be made in cash or by check or by shares of the Common Stock as described in Section 3.4(d) of the Plan having a Fair Market Value as of the date of delivery equal to the Exercise Price.

        3.    Exercise Price.

        The price per share at which Shares may be purchased pursuant to exercise of the Option (the "Exercise Price") shall be $            per Share.

        4.    Vesting of Option.

          (a)  Years of Service.    The Option hereby granted shall vest only during the Optionee's continuous employment as an Eligible Employee with the Company and/or any Subsidiary, and shall be exercisable by the Optionee only upon and after such vesting and prior to its termination in accordance with the following schedule:

One-fifth (1/5) of Shares	Commencing on the 1st anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 2nd anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 3rd anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 4th anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 5th anniversary of , 2003

          (b)  Earlier Vesting.    Notwithstanding the provisions of subparagraph (a) above, and in accordance with the provisions of Section 3.6 of the Plan, in the event of a Change in Control (as defined in the Plan) during the Optionee's employment with the Company and/or any Subsidiary, the Option hereby granted shall vest with respect to all of the Shares immediately prior to such Change in Control. To the extent that this provision causes ISO's to exceed the dollar limitation set forth in Section 3.1(b) of the Plan, the excess Options shall be deemed to be Non-Qualified Options.

        5.    Nontransferability.

        The Option is not transferable except by will or by the laws of descent and distribution.

        6.    Limitation of Rights.

        The Optionee or the personal representative of the Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the Optionee or the personal representative of the Optionee shall become the holder of record of such Shares. Neither the Plan, the granting of the Option, nor this Option Agreement shall impose any obligation on the Company or any Subsidiary to continue the employment of the Optionee.

        7.    Stock Reserve.

        The Company shall at all times during the Exercise Period under this Option Agreement reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement and shall pay all original issue taxes (if any) on the exercise of the Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

        8.    Optionee's Covenant.

        The Optionee hereby agrees to use his best efforts to provide services to the Company and/or the Subsidiary which is the Optionee's employer in a workmanlike manner and to promote the Company's or Subsidiary's interests.

        9.    Restrictions on Transfer and Pledge.

        Except as provided in Section 5 hereof, the Option and all rights and privileges granted hereunder shall not be transferred, assigned pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege granted hereunder, except as provided herein, or upon the levy or any attachment or similar process

2

upon the rights and privileges herein conferred, the Option and the rights and privileges hereunder shall become immediately null and void.

        10.  Restrictions on Issuance of Shares.

        If at any time the Board of Directors of the Company shall determine, in its discretion, that listing, registration or qualification of the Shares covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of the Company.

        11.  Plan Controls.

        In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

        12.  Interpretation.

        It is the intent of the parties hereto that the Option qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Internal Revenue Code of 1986 as amended. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify.

3

        IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Option Agreement to be executed and the Optionee has executed this Option Agreement, all as of the day and year first above written.

MAIN STREET BANKS, INC.:
By:	Edward C. Milligan Chief Executive Officer
OPTIONEE:
By:	Scot J. Garland

4

Exhibit K-2

MAIN STREET BANKS, INC.
OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
WITH
CONSTANCE R. PENCE

        THIS INCENTIVE STOCK OPTION AGREEMENT (the "Option Agreement") is made and entered into effective as of the            day of                        2003 by and between MAIN STREET BANKS, INC. (the "Company") and CONSTANCE R. PENCE, a resident of the State of Georgia (the "Optionee") and an employee of the Company or one of its Subsidiaries. This Option Agreement is entered into by the Company and the Optionee pursuant to the Main Street Banks, Inc. Omnibus Stock Ownership and Long Term Incentive Plan (the "Plan"). The Plan is incorporated herein by reference and made a part of this Option Agreement. Defined terms in the Plan shall have the same definition herein.

        1.    Stock Option.

        The Company hereby grants to Optionee the option (the "Option") to purchase six thousand five hundred (6,500) shares (the "Shares") of the Common Stock of the Company in accordance with the terms and subject to the restrictions hereinafter set forth.

        The Option has been granted on the effective date of this Option Agreement and shall terminate on                        (the "Option Period"), unless sooner terminated in whole or in part upon the earlier of:

  (a)
  immediately as of the date that the Optionee ceases to be an Eligible Employee by reason of a Just Cause Termination or voluntarily by the Eligible Employee without the consent of the Company;

  (b)
  twelve (12) months after the date that the Optionee ceases to be an Eligible Employee by reason of Death or Disability; or

  (c)
  ninety (90) days after the date that the Optionee ceases to be an Eligible Employee for any reason, other than as stated in (a) and (b) above; provided that if the Optionee dies during the one year period following termination of his or her employment by reason of Disability and before the Option otherwise lapses, the Option shall lapse one year after the Optionee's death.

        2.    Exercise of Option.

        The Option granted hereunder may be exercised only during the period (the "Exercise Period") commencing on the effective date of this Option Agreement and ending on the date that the Option is terminated under paragraph 1 above; provided that the Option may be exercised only to the extent that this Option has vested and is exercisable as provided hereinafter and in the Plan. The Option may be exercised in lots of not less than one hundred (100) Shares each unless the exercise for a lesser number of Shares would exhaust the number of Shares available for purchase at the time of exercise.

        The Option shall be exercised by written notice directed to the Secretary of the Company. Such written notice shall be accompanied by payment in full of the Exercise Price for the number of Shares specified in such written notice. The payment may be made in cash or by check or by shares of the Common Stock as described in Section 3.4(d) of the Plan having a Fair Market Value as of the date of delivery equal to the Exercise Price.

        3.    Exercise Price.

        The price per share at which Shares may be purchased pursuant to exercise of the Option (the "Exercise Price") shall be $            per Share.

        4.    Vesting of Option.

          (a)  Years of Service. The Option hereby granted shall vest only during the Optionee's continuous employment as an Eligible Employee with the Company and/or any Subsidiary, and shall be exercisable by the Optionee only upon and after such vesting and prior to its termination in accordance with the following schedule:

One-fifth (1/5) of Shares	Commencing on the 1st anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 2nd anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 3rd anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 4th anniversary of , 2003
Additional one-fifth (1/5) of Shares	Commencing on the 5th anniversary of , 2003

          (b)  Earlier Vesting.    Notwithstanding the provisions of subparagraph (a) above, and in accordance with the provisions of Section 3.6 of the Plan, in the event of a Change in Control (as defined in the Plan) during the Optionee's employment with the Company and/or any Subsidiary, the Option hereby granted shall vest with respect to all of the Shares immediately prior to such Change in Control. To the extent that this provision causes ISO's to exceed the dollar limitation set forth in Section 3.1(b) of the Plan, the excess Options shall be deemed to be Non-Qualified Options.

        5.    Nontransferability.

        The Option is not transferable except by will or by the laws of descent and distribution.

        6.    Limitation of Rights.

        The Optionee or the personal representative of the Optionee shall have no rights as a stockholder with respect to the Shares covered by the Option until the Optionee or the personal representative of the Optionee shall become the holder of record of such Shares. Neither the Plan, the granting of the Option, nor this Option Agreement shall impose any obligation on the Company or any Subsidiary to continue the employment of the Optionee.

        7.    Stock Reserve.

        The Company shall at all times during the Exercise Period under this Option Agreement reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement and shall pay all original issue taxes (if any) on the exercise of the Option and all other fees and expenses necessarily incurred by the Company in connection therewith.

        8.    Optionee's Covenant.

        The Optionee hereby agrees to use his best efforts to provide services to the Company and/or the Subsidiary which is the Optionee's employer in a workmanlike manner and to promote the Company's or Subsidiary's interests.

        9.    Restrictions on Transfer and Pledge.

        Except as provided in Section 5 hereof, the Option and all rights and privileges granted hereunder shall not be transferred, assigned pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option or any right or privilege granted hereunder, except as provided herein, or upon the levy or any attachment or similar process

2

upon the rights and privileges herein conferred, the Option and the rights and privileges hereunder shall become immediately null and void.

        10.  Restrictions on Issuance of Shares.

        If at any time the Board of Directors of the Company shall determine, in its discretion, that listing, registration or qualification of the Shares covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors of the Company.

        11.  Plan Controls.

        In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling and determinative.

        12.  Interpretation.

        It is the intent of the parties hereto that the Option qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Internal Revenue Code of 1986 as amended. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify.

3

        IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Option Agreement to be executed and the Optionee has executed this Option Agreement, all as of the day and year first above written.

MAIN STREET BANKS, INC.
By:	Edward C. Milligan Chief Executive Officer
OPTIONEE:
By:	Constance R. Pence

4

APPENDIX B

GEORGIA BUSINESS CORPORATION CODE

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS' RIGHTS

PART 1.    RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.    Definitions

        As used in this article, the term:

          (1)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2)  "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3)  "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6)  "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8)  "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 16.)

14-2-1302.    Right to dissent

        (a)  A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1)  Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)  Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code

  Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (A)  Alters or abolishes a preferential right of the shares;

            (B)  Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (C)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (D)  Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

            (E)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

            (F)  Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5)  Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)  A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

        (c)  Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)  In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)  The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2.    PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320.    Notice of dissenters' rights

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)  If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)  Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)  Must not vote his shares in favor of the proposed action.

        (b)  A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters' notice

        (a)  If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)  The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)  Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment

        (a)  A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)  A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)  A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions

        (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment

        (a)  Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)  The offer of payment must be accompanied by:

          (1)  The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)  A statement of the corporation's estimate of the fair value of the shares;

          (3)  An explanation of how the interest was calculated;

          (4)  A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)  A copy of this article.

        (c)  If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action

        (a)  If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer

        (a)  A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)  The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)  A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)  If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)  The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)  The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3.    JUDICIAL APPRAISAL OF SHARES

14-2-1330.    Court action

        (a)  If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)  The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)  Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees

        (a)  The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)  The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)  If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

APPENDIX C

                        , 2003 Board of Directors
First Colony Bancshares, Inc.
P.O. Box 1067
Alpharetta,GA 30009

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of First Colony Bancshares, Inc. ("FCBI") under the terms of a certain Agreement and Plan of Merger dated December 11, 2002 (the "Agreement") pursuant to which FCBI would be merged with and into Main Street Banks, Inc. ("MSBI") (the "Merger"). Under the terms of the Agreement, MSBI will issue 2,600,000 shares of MSBI stock and $45,000,000 in cash, subject to certain potential adjustments, for all of the outstanding common shares of FCBI (the "Consideration"). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

        The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the major commercial banks operating in that market. We have been retained by FCBI in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

        In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of MSBI and FCBI. We have reviewed: (i) the Agreement and Plan of Merger dated December 11, 2002; (ii) audited financial statements of MSBI for the two years ended December 31, 2001; (iii) audited financial statements of FCBI for the five years ended December 31, 2001; (iv) unaudited interim financial statements of MSBI for the nine months ended September 30, 2002; (v) unaudited interim financial statements of FCBI for the nine months ended September 30, 2002; and (vi) certain financial and operating information with respect to the business, operations and prospects of MSBI and FCBI. We also: (a) held discussions with members of management of MSBI and FCBI regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of MSBI and FCBI and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of MSBI and FCBI with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of MSBI or FCBI. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

        Based upon the foregoing, it is our opinion that the Consideration as provided for in the Agreement is fair, from a financial point of view, to the shareholders of First Colony Bancshares, Inc.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-1

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code set forth provisions pertaining to the indemnification of and insurance for directors and officers of a corporation. The Georgia Business Corporation Code provides for the mandatory indemnification of a director, against reasonable expenses incurred by the director in connection with a proceeding, where a director is wholly successful in the defense of the proceeding and where the proceeding is one to which he or she was a party because he or she was a director of the corporation. The Georgia Business Corporation Code grants the Registrant the power to indemnify its directors and officers against liability for certain of their acts.

        Article 10 of the Registrant's Restated Articles of Incorporation limits the liability of directors of the Registrant. A description of this provision is included under the heading "Comparison of the rights of holders of First Colony stock and Main Street stock—Limitation of liability and indemnification of directors, officers and employees" in the Proxy Statement/Prospectus set forth in Part I of this Registration Statement, and such description is incorporated by reference herein.

        Article 9 of the Registrant's Bylaws provides for indemnification of and insurance for directors and officers of the Registrant. A description of this provision is also included under the heading set forth above in the Proxy Statement/Prospectus set forth in Part I of this Registration Statement, and such description is incorporated by reference herein.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated December 11, 2002 between the Registrant and First Colony Bancshares, Inc., included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
3.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Registration Statement No. 333-50762 on Form S-4)
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registration Statement No. 33-78046 of Form S-4)
5.1	Opinion of Miller & Martin LLP as to the legality of the securities being registered
8.1	Form of Opinion of Miller & Martin LLP as to certain federal income tax consequences of the Merger
10.1
Registrant's 1994 Substitute Incentive Stock Option Plan for The Westside Bank & Trust Company's Incentive Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-97300) (incorporated by reference)
10.2	Form of Registrant's 1994 Incentive Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No. 33-97300) (incorporated by reference)
10.3	Registrant's 1995 Directors Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-81053) (incorporated by reference)
10.4	Form of Registrant's 1995 Directors Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No. 33-81053) (incorporated by reference)
10.5	Registrant's 1996 Substitute Incentive Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-15069) (incorporated by reference)

10.6	Form of Registrant's 1996 Substitute Incentive Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-15069) (incorporated by reference)
10.7	Registrant's 1997 Directors Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-56473) (incorporated by reference)
10.8	Form of Registrant's 1997 Directors Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-56473) (incorporated by reference)
10.9	Registrant's 1997 Incentive Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-74555) (incorporated by reference)
10.10	Form of Registrant's 1997 Incentive Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-74555) (incorporated by reference)
10.11	Registrant's 1999 Directors Stock Option Plan included as Appendix B to Form S-4 (File No. 333-33844) (incorporated by reference)
10.12	Form of Registrant's 1999 Directors Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-88645) (incorporated by reference)
10.13	Registrant's 2000 Directors Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-49436) (incorporated by reference)
10.14	Form of Registrant's 2000 Director's Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-49436) (incorporated by reference)
10.15	Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Incentive Plan Option Agreement filed as Exhibit 4.1 to File S-8 (File No. 333-65188) (incorporated by reference)
10.15.1	Form of Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-65188) (incorporated by reference)
10.17	Form of Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Grant Agreement filed as Exhibit 4.3 to Form S-8 (File No. 333-65188) (incorporated by reference)
10.18	Employment Agreement dated May 24, 2000 between Registrant and Edward C. Milligan (incorporated by reference to Exhibit 10.13 to Registration Statement No. 333-50762 on Form S-4)
10.19	Employment Agreement dated May 24, 2000 between the Registrant and Robert R. Fowler III (incorporated by reference to Exhibit 10.14 to Registration Statement No. 333-50762 on Form S-4)
10.20	Employment Agreement dated May 24, 2000 between the Registrant and Sam B. Hay III (incorporated by reference to Exhibit 10.15 to Registration Statement No. 333-50762 on Form S-4)
10.21
Employment Agreement dated September 17, 2001 between the Registrant and Robert D. McDermott (incorporated by reference to Exhibit 10.21 to the Registrant's Form 10-K filed with the Commission on March 29, 2002)
10.22
Employment Agreement dated April 11, 2002 between the Registrant and Max S. Crowe (incorporated by reference to Exhibit 10.22 of the Registrant's Form 10-Q filed with the Commission on August 13, 2002)
10.23
Employment Agreement dated May 15, 2002 between the Registrant and John T. Monroe (incorporated by reference to Exhibit 10.23 to the Registrant's Form 10-Q filed with the Commission on November 14, 2002).

10.24
Proposed Consulting Agreement between the Registrant and T. Ken Driskell, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit H to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement.
10.25
Proposed Employment Agreement between Main Street Bank and Constance R. Pence, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit G-1 to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
10.26
Proposed Employment Agreement between Main Street Bank and Scott J. Garland, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit G-2 to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
13.1	Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (incorporated by reference)
21
The sole subsidiaries of the Registrant are Main Street Bank (GA), Williamson, Musselwhite & Main Street Insurance, Inc. (GA) and Main Street VA Partner, Inc. (GA). Main Street VA Partner holds a 50% interest in Piedmont Settlement Services, L.P., a Pennsylvania limited partnership. Main Street Bank has a subsidiary, MSB Holdings, Inc. (DE) which in turn has a subsidiary MSB Investments, Inc. (GA)
23.1	Consents of Miller & Martin LLP are contained in its opinions filed as Exhibits 5.1 and 8.1 hereto
23.2	Consent of Ernst & Young LLP concerning the financial statements of the Registrant
23.3	Consent of Mauldin & Jenkins, LLC, concerning the financial statements of First Colony Bancshares, Inc.
23.4
Consent of Mauldin & Jenkins LLC concerning the financial statements of Walton Bank & Trust Co. and First Sterling Banks, Inc. Registration Statement No. 333-65188 on Form S-8, dated July 16, 2001 and related Prospectus.
23.5	Consent of The Carson Medlin Company
24	A Power of Attorney relating to this Registration Statement is set forth on the signature pages to this Registration Statement
99.1	Form of Proxy Card for the Special Meeting of Shareholders of First Colony Bancshares, Inc.

Item 22.    Undertakings.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

    Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)  (1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2)    The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

[Remainder of the page intentionally left blank]

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on the 5th day of February, 2003.

MAIN STREET BANKS, INC.
/s/ EDWARD C. MILLIGAN Edward C. Milligan, Chairman

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Edward C. Milligan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including pre- and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ EDWARD C. MILLIGAN Edward C. Milligan	Chairman and Director(1)	February 5, 2003
/s/ ROBERT R. FOWLER III Robert R. Fowler III	Director	February 5, 2003
Samuel B. Hay III	Director
/s/ C. CANDLER HUNT C. Candler Hunt	Director	February 5, 2003

Frank B. Turner	Director

P. Harris Hines	Director
/s/ HARRY L. HUDSON, JR. Harry L. Hudson, Jr.	Director	February 5, 2003
/s/ ROBERT D. MCDERMOTT Robert D. McDermott	Chief Financial Officer(2)	February 5, 2003
(1)
Principal executive officer.

(2)
Principal financial and accounting officer.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated December 11, 2002 between the Registrant and First Colony Bancshares, Inc., included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
3.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of Registration Statement No. 333-50762 on Form S-4)
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registration Statement No. 33-78046 of Form S-4)
5.1	Opinion of Miller & Martin LLP as to the legality of the securities being registered
8.1	Form of Opinion of Miller & Martin LLP as to certain federal income tax consequences of the Merger
10.1
Registrant's 1994 Substitute Incentive Stock Option Plan for The Westside Bank & Trust Company's Incentive Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-97300) (incorporated by reference)
10.2	Form of Registrant's 1994 Incentive Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No. 33-97300) (incorporated by reference)
10.3	Registrant's 1995 Directors Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-81053) (incorporated by reference)
10.4	Form of Registrant's 1995 Directors Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No. 33-81053) (incorporated by reference)
10.5	Registrant's 1996 Substitute Incentive Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-15069) (incorporated by reference)
10.6	Form of Registrant's 1996 Substitute Incentive Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-15069) (incorporated by reference)
10.7	Registrant's 1997 Directors Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-56473) (incorporated by reference)
10.8	Form of Registrant's 1997 Directors Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-56473) (incorporated by reference)
10.9	Registrant's 1997 Incentive Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-74555) (incorporated by reference)
10.10	Form of Registrant's 1997 Incentive Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-74555) (incorporated by reference)
10.11	Registrant's 1999 Directors Stock Option Plan included as Appendix B to Form S-4 (File No. 333-33844) (incorporated by reference)
10.12	Form of Registrant's 1999 Directors Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-88645) (incorporated by reference)
10.13	Registrant's 2000 Directors Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-49436) (incorporated by reference)
10.14	Form of Registrant's 2000 Director's Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-49436) (incorporated by reference)

10.15	Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Incentive Plan Option Agreement filed as Exhibit 4.1 to File S-8 (File No. 333-65188) (incorporated by reference)
10.15.1	Form of Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Option Agreement filed as Exhibit 4.2 to Form S-8 (File No. 333-65188) (incorporated by reference)
10.17	Form of Registrant's Omnibus Stock Ownership and Long Term Incentive Plan Restricted Stock Grant Agreement filed as Exhibit 4.3 to Form S-8 (File No. 333-65188) (incorporated by reference)
10.18	Employment Agreement dated May 24, 2000 between Registrant and Edward C. Milligan (incorporated by reference to Exhibit 10.13 to Registration Statement No. 333-50762 on Form S-4)
10.19	Employment Agreement dated May 24, 2000 between the Registrant and Robert R. Fowler III (incorporated by reference to Exhibit 10.14 to Registration Statement No. 333-50762 on Form S-4)
10.20	Employment Agreement dated May 24, 2000 between the Registrant and Sam B. Hay III (incorporated by reference to Exhibit 10.15 to Registration Statement No. 333-50762 on Form S-4)
10.21
Employment Agreement dated September 17, 2001 between the Registrant and Robert D. McDermott (incorporated by reference to Exhibit 10.21 to the Registrant's Form 10-K filed with the Commission on March 29, 2002)
10.22
Employment Agreement dated April 11, 2002 between the Registrant and Max S. Crowe (incorporated by reference to Exhibit 10.22 of the Registrant's Form 10-Q filed with the Commission on August 13, 2002)
10.23
Employment Agreement dated May 15, 2002 between the Registrant and John T. Monroe (incorporated by reference to Exhibit 10.23 to the Registrant's Form 10-Q filed with the Commission on November 14, 2002)
10.24
Proposed Consulting Agreement between the Registrant and T. Ken Driskell, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit H to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
10.25
Proposed Employment Agreement between Main Street Bank and Constance R. Pence, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit G-1 to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
10.26
Proposed Employment Agreement between Main Street Bank and Scott J. Garland, to be entered into upon consummation of the merger of the Registrant and First Colony Bancshares, Inc. included in Exhibit G-2 to the merger agreement included as Appendix A to the Proxy Statement/Prospectus set forth in Part I of the Registration Statement
13.1	Registrant's Annual Report on Form 10-K for the year ended December 31, 2001 (incorporated by reference)
21
The sole subsidiaries of the Registrant are Main Street Bank (GA), Williamson, Musselwhite & Main Street Insurance, Inc. (GA) and Main Street VA Partner, Inc. (GA). Main Street VA Partner holds a 50% interest in Piedmont Settlement Services, L.P., a Pennsylvania limited partnership. Main Street Bank has a subsidiary, MSB Holdings, Inc. (DE) which in turn has a subsidiary MSB Investments, Inc. (GA)

23.1	Consents of Miller & Martin LLP are contained in its opinions filed as Exhibits 5.1 and 8.1 hereto
23.2	Consent of Ernst & Young LLP concerning the financial statements of the Registrant
23.3	Consent of Mauldin & Jenkins, LLC, concerning the financial statements of First Colony Bancshares, Inc.
23.4
Consent of Mauldin & Jenkins LLC concerning the financial statements of Walton Bank & Trust Co. and First Sterling Banks, Inc. Registration Statement No. 333-65188 on Form S-8, dated July 16, 2001 and related Prospectus
23.5	Consent of The Carson Medlin Company
24	A Power of Attorney relating to this Registration Statement is set forth on the signature pages to this Registration Statement
99.1	Form of Proxy Card for the Special Meeting of Shareholders of First Colony Bancshares, Inc.

QuickLinks

Questions and answers about the merger
Summary
Risk factors
Stock Information and dividends
Selected consolidated financial information
Recent Main Street financial information
A warning about forward-looking statements
First Colony shareholders' meeting
The merger
Comparable transactions
Comparable transaction analysis
Pro forma financial information
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED) SEPTEMBER 30, 2002
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 2002
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED) YEAR ENDED DECEMBER 31, 2001
Notes to pro forma financial statements ($ amounts in thousands except per share figures)
Interests of certain persons in the merger
Supervision and regulation
Information about Main Street
Information about First Colony
First Colony management's discussion and analysis of financial condition and results of operations
Analysis of Interest Sensitivity As of December 31, 2001 (Dollars in Thousands)
Directors of First Colony
First Colony's executive compensation
Comparison of the rights of holders of First Colony stock and Main Street stock
Legal matters
Experts
Shareholder proposals and other matters
Where you can get more information
Incorporation of certain documents by reference
Index to First Colony Financial Statements
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2002 AND SEPTEMBER 30, 2001 (Unaudited)
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (Unaudited)
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY NINE MONTHS ENDED SEPTEMBER 30, 2002 (Unaudited) (Dollars in Thousands Except Per Share Amounts)
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (Unaudited) (Dollars in Thousands)
FIRST COLONY BANCSHARES, INC. Notes to Consolidated Financial Statements (Unaudited)
INDEPENDENT AUDITOR'S REPORT
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2001 AND 2000
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
FIRST COLONY BANCSHARES, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  APPENDIX A

  Exhibit B
  Exhibit C-1
SUPPORT AGREEMENT FOR T. KEN DRISKELL
  Exhibit C-2
SUPPORT AGREEMENT FOR DANIEL C. CHASTEEN
  Exhibit D
DEBENTURE HOLDER SUPPORT AGREEMENT
  Exhibit E
STOCK OPTION AGREEMENT
W I T N E S S E T H
  Exhibit F
  Exhibit G-1
EMPLOYMENT AGREEMENT
  Exhibit A
Form of Release
  Exhibit G-2
EMPLOYMENT AGREEMENT
  Exhibit A
Form of Release
  Exhibit H
CONSULTING AGREEMENT
BACKGROUND
  Exhibit I
AMENDMENT TO EMPLOYMENT AND SALARY CONTINUATION AGREEMENT WITH DANIEL C. CHASTEEN
  Exhibit J
AMENDMENTS TO SERB AGREEMENTS
  Exhibit K-1
MAIN STREET BANKS, INC. OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN INCENTIVE STOCK OPTION AGREEMENT WITH SCOTT J. GARLAND
  Exhibit K-2
MAIN STREET BANKS, INC. OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN INCENTIVE STOCK OPTION AGREEMENT WITH CONSTANCE R. PENCE
  APPENDIX B
GEORGIA BUSINESS CORPORATION CODE CHAPTER 2. BUSINESS CORPORATIONS ARTICLE 13. DISSENTERS' RIGHTS
  APPENDIX C
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
EXHIBIT INDEX